    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1997



                                                      REGISTRATION NO. 333-17907

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                          TENET HEALTHCARE CORPORATION


             (Exact name of registrant as specified in its charter)



            NEVADA                           8062                  95-2557091
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)


                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000


              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                                 SCOTT M. BROWN
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                          TENET HEALTHCARE CORPORATION
                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000


           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:


          BRIAN J. MCCARTHY                         ALISON S. RESSLER
 Skadden, Arps, Slate, Meagher & Flom              Sullivan & Cromwell
                 LLP                             444 South Flower Street
        300 South Grand Avenue                Los Angeles, California 90071
    Los Angeles, California 90071                     (213) 955-8000
            (213) 687-5000

                         ------------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 13, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE
IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
            , 1997


                                     [LOGO]

                                 $1,300,000,000
                          TENET HEALTHCARE CORPORATION
                    $200,000,000    % SENIOR NOTES DUE 2003
                    $600,000,000    % SENIOR NOTES DUE 2005
              $500,000,000    % SENIOR SUBORDINATED NOTES DUE 2007



    The Senior Notes due 2003, the Senior Notes due 2005 (collectively, the "Senior Notes") and the Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes") are being offered by Tenet Healthcare Corporation ("Tenet" or the "Company"). The net proceeds from the sale of the Notes offered hereby (the "Offering"), together with borrowings under the New Credit Facility (as defined herein), will be used to consummate the Refinancing (as defined herein) in connection with the acquisition by the Company of OrNda HealthCorp ("OrNda"). The Offering is contingent upon the consummation of such acquisition and the establishment of the New Credit Facility. Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1997. The Senior Notes will not be redeemable by the Company prior to maturity. The Senior Subordinated Notes will be redeemable at the option of the Company, in whole or from time to time in part, at any time on or after January 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, upon the occurrence of a Change of Control Triggering Event (as defined herein), each holder of Notes may require the Company to repurchase such Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Senior Notes due 2003, the Senior Notes due 2005 and the Senior Subordinated Notes have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange ("NYSE"), under the symbols "THC J03," "THC J05" and "THC 07," respectively.



    The Senior Notes will be general unsecured obligations of the Company ranking senior to all subordinated indebtedness of the Company, including the Senior Subordinated Notes, and PARI PASSU in right of payment with all other unsubordinated indebtedness of the Company, including borrowings under the New Credit Facility. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger (as defined herein) and the Refinancing, approximately $1.7 billion in principal amount of outstanding indebtedness of Tenet will by its terms be subordinated to the Senior Notes. The Senior Subordinated Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company, including the Senior Notes and borrowings under the New Credit Facility. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, Senior Debt of the Company would have been approximately $3.0 billion. In addition, the Notes will be effectively subordinated to all debt of the Company's subsidiaries which, on a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, would have been approximately $341.5 million (excluding trade payables of $451.7 million, intercompany debt and other obligations).


    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE NOTES.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
                                                     PRICE        UNDERWRITING       PROCEEDS
                                                    TO THE        DISCOUNTS AND       TO THE
                                                   PUBLIC(1)     COMMISSIONS(2)     COMPANY(3)
-------------------------------------------------------------------------------------------------
Per Senior Note due 2003......................         %                %                %
Total.........................................         $                $                $
Per Senior Note due 2005......................         %                %                %
Total.........................................         $                $                $
Per Senior Subordinated Note due 2007.........         %                %                %
Total.........................................         $                $                $

-------------------------------------------------------------------------------------------------


(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.
(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
(3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $2.4 MILLION.


    The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to various prior conditions. The Underwriters reserve the right to withdraw, cancel or modify any such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about
            , 1997, to investors in book-entry form through the facilities of The Depository Trust Company against payment therefor in immediately available funds.


DONALDSON, LUFKIN & JENRETTE
         SECURITIES CORPORATION


               GOLDMAN, SACHS & CO.


                              MERRILL LYNCH & CO.


                                              J.P. MORGAN & CO.


                                                             SMITH BARNEY INC.

                             AVAILABLE INFORMATION


    Tenet has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes, reference is made to the Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. Any statements contained herein concerning the contents of any contract, agreement or other document referred to herein, filed as an exhibit to the Registration Statement or otherwise filed, are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.



    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, registration statements and other information with the Commission. Tenet has filed a registration statement on Form S-4 with the Commission with respect to the Common Stock to be issued in the Merger. The reports, proxy statements, registration statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site at http:// www.sec.gov. which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on the NYSE and the Pacific Stock Exchange (the "PSE") under the symbol "THC." Reports, proxy statements and other information filed by the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and at the offices of the PSE at 618 South Spring Street, Los Angeles, California 90014 and 301 Pine Street, San Francisco, California 94104.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-7293) are incorporated in this Prospectus by reference and are made a part hereof:

    1. Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (the "Tenet 10-K"), filed on August 26, 1996;


    2. The portions of Tenet's Proxy Statement for the Annual Meeting of Shareholders held on September 25, 1996 that have been incorporated by reference into the Tenet 10-K;



    3. The portions of Tenet's 1996 Annual Report to Shareholders for the fiscal year ended May 31, 1996 that have been incorporated by reference into the Tenet 10-K;



    4. Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 1996 and November 30, 1996, filed on October 11, 1996 and January 13, 1997, respectively; and



    5. Current Report on Form 8-K dated October 16, 1996, filed on November 6, 1996.


    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to Tenet Healthcare Corporation, 3820 State Street, Santa Barbara, California 93105,
Attention: Scott M. Brown, Esq., Senior Vice President, Secretary and General Counsel (telephone (805) 563-7000).

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                     125 GENERAL HOSPITALS WITH 26,943 BEDS


    The following table sets forth certain information relating to each of the 125 general hospitals operated by the Company and by OrNda at November 30, 1996 (one of which was closed and one of which was sold in December 1996), two general hospital acquisitions that were completed in December 1996 and one general hospital acquisition that was completed in January 1997. Hospitals operated by OrNda appear in italicized type.


                                                                                    LICENSED
FACILITY                                                     LOCATION                 BEDS
-----------------------------------------------------------  -------------------  -------------

SOUTHERN CALIFORNIA
   / /     Alvarado Hospital Medical Center                  San Diego                    231
    1
   / /     Century City Hospital                             Los Angeles                  190
    2
   / /     Encino Hospital                                   Encino                       151
    3
   / /     Garden Grove Hospital and Medical Center          Garden Grove                 167
    4
   / /     Garfield Medical Center                           Monterey Park                211
    5
   / /     Irvine Medical Center                             Irvine                       176
    6
   / /     John F. Kennedy Memorial Hospital                 Indio                        130
    7
   / /     Lakewood Regional Medical Center                  Lakewood                     161
    8
   / /     Los Alamitos Medical Center                       Los Alamitos                 173
    9
   / /     Medical Center of North Hollywood                 North Hollywood              160
   10
   / /     Placentia Linda Community Hospital                Placentia                    114
   11
   / /     San Dimas Community Hospital                      San Dimas                     93
   12
   / /     South Bay Hospital                                Redondo Beach                201
   13
   / /     Tarzana Regional Medical Center                   Tarzana                      231
   14
   / /     USC University Hospital                           Los Angeles                  286
   15
    l      BROTMAN MEDICAL CENTER                            CULVER CITY                  438
   16
    l      CENTINELA HOSPITAL MEDICAL CENTER                 INGLEWOOD                    400
   17
    l      CHAPMAN MEDICAL CENTER                            ORANGE                       135
   18
    l      COASTAL COMMUNITIES HOSPITAL                      SANTA ANA                    177
   19
    l      COMMUNITY HOSPITAL OF HUNTINGTON PARK             HUNTINGTON PARK               99
   20
    l      FOUNTAIN VALLEY REGIONAL HOSPITAL AND MEDICAL
   21       CENTER                                           FOUNTAIN VALLEY              413
    l      GREATER EL MONTE COMMUNITY HOSPITAL               SOUTH EL MONTE               113
   22
    l      HARBOR VIEW MEDICAL CENTER                        SAN DIEGO                    156
   23
    l      MIDWAY HOSPITAL MEDICAL CENTER                    LOS ANGELES                  225
   24
    l      MISSION HOSPITAL OF HUNTINGTON PARK               HUNTINGTON PARK              127
   25
    l      MONTEREY PARK HOSPITAL                            MONTEREY PARK                102
   26
    l      SANTA ANA HOSPITAL MEDICAL CENTER                 SANTA ANA                     90
   27
    l      ST. LUKE MEDICAL CENTER                           PASADENA                     162
   28
    l      SUBURBAN MEDICAL CENTER                           PARAMOUNT                    184
   29
   *l      WESTERN MEDICAL CENTER                            SANTA ANA                    288
   30
   *l      WESTERN MEDICAL CENTER-ANAHEIM                    ANAHEIM                      193
   31
   **l     WESTSIDE HOSPITAL                                 LOS ANGELES                   68
   32
    l      WHITTIER HOSPITAL MEDICAL CENTER                  WHITTIER                     159
   33
    l      WOODRUFF COMMUNITY HOSPITAL                       LONG BEACH                    96
   34
OTHER CALIFORNIA
   / /     Community Hospital & Rehabilitation Center of
   35       Los Gatos                                        Los Gatos                    164
   / /     Doctors Hospital of Manteca                       Manteca                       73
   36
   / /     Doctors Hospital of Pinole                        Pinole                       137
   37
   / /     Doctors Medical Center of Modesto                 Modesto                      433
   38
   / /     Redding Medical Center                            Redding                      185
   39
   / /     San Ramon Regional Medical Center                 San Ramon                    123
   40
   / /     Sierra Vista Regional Medical Center              San Luis Obispo              199
   41
   / /     Twin Cities Community Hospital                    Templeton                     84
   42
    l      FRENCH HOSPITAL MEDICAL CENTER                    SAN LUIS OBISPO              147
   43
    l      VALLEY COMMUNITY HOSPITAL                         SANTA MARIA                   70
   44
SOUTH FLORIDA
   / /     Delray Community Hospital                         Delray Beach                 211
   45
   / /     Hialeah Hospital                                  Hialeah                      378
   46
   / /     Hollywood Medical Center                          Hollywood                    324
   47
   / /     North Ridge Medical Center                        Ft. Lauderdale               391
   48
 ***/ /    North Shore Medical Center                        Miami                        357
   49
   / /     Palm Beach Gardens Medical Center                 Palm Beach Gardens           204
   50
   / /     Palmetto General Hospital                         Hialeah                      360
   51
   / /     West Boca Medical Center                          Boca Raton                   185
   52
    l      CORAL GABLES HOSPITAL                             CORAL GABLES                 273
   53
    l      FLORIDA MEDICAL CENTER                            FT. LAUDERDALE               459
   54
    l      FLORIDA MEDICAL CENTER, SOUTH                     PLANTATION                   202
   55
    l      PARKWAY REGIONAL MEDICAL CENTER                   NORTH MIAMI                  699
   56
TAMPA/ST. PETERSBURG,
 FLORIDA AREA
   / /     Memorial Hospital of Tampa                        Tampa                        174
   57
   / /     Palms of Pasadena Hospital                        St. Petersburg               310
   58
   / /     Seven Rivers Community Hospital                   Crystal River                128
   59
   / /     Town and Country Hospital                         Tampa                        201
   60
    l      NORTH BAY MEDICAL CENTER                          NEW PORT RICHEY              122
   61
NEW ORLEANS, LOUISIANA AREA
   / /     Doctors Hospital of Jefferson                     Metairie                     138
   62
   / /     Kenner Regional Medical Center                    Kenner                       300
   63
   / /     Meadowcrest Hospital                              Gretna                       200
   64
   / /     Memorial Medical Center Mid-City                  New Orleans                  272
   65
   / /     Memorial Medical Center Uptown                    New Orleans                  487
   66
   / /     Northshore Regional Medical Center                Slidell                      174
   67
   / /     St. Charles General Hospital                      New Orleans                  173
   68
PHOENIX/TUCSON, ARIZONA
    l      COMMUNITY HOSPITAL MEDICAL CENTER                 PHOENIX                       59
   69
    l      MESA GENERAL HOSPITAL MEDICAL CENTER              MESA                         138
   70
    l      ST. LUKE'S MEDICAL CENTER                         PHOENIX                      276
   71

                                                                                    LICENSED
FACILITY                                                     LOCATION                 BEDS
-----------------------------------------------------------  -------------------  -------------

    l      TEMPE ST. LUKE'S HOSPITAL                         TEMPE                         90
   72
    l      TUCSON GENERAL HOSPITAL                           TUCSON                       146
   73
DALLAS, TEXAS AREA
   / /     Doctors Hospital                                  Dallas                       268
   74
   / /     RHD Memorial Medical Center                       Dallas                       190
   75
   / /     Trinity Medical Center                            Carrollton                   149
   76
    l      GARLAND COMMUNITY HOSPITAL                        GARLAND                      113
   77
    l      LAKE POINT MEDICAL CENTER                         ROWLETT                       92
   78
HOUSTON, TEXAS AREA
   / /     Park Plaza Hospital                               Houston                      468
   79
   / /     Twelve Oaks Hospital                              Houston                      336
   80
    l      CYPRESS FAIRBANKS MEDICAL CENTER                  HOUSTON                      149
   81
    l      HOUSTON NORTHWEST MEDICAL CENTER                  HOUSTON                      498
   82
    l      SHARPSTOWN GENERAL HOSPITAL                       HOUSTON                      190
   83
OTHER TEXAS
   / /     Brownsville Medical Center                        Brownsville                  177
   84
   / /     Mid-Jefferson Hospital                            Nederland                    138
   85
   / /     Nacogdoches Medical Center                        Nacogdoches                  150
   86
   / /     Odessa Regional Hospital                          Odessa                       100
   87
   / /     Park Place Hospital                               Port Arthur                  236
   88
   / /     Providence Memorial Hospital                      El Paso                      471
   89
   / /     Sierra Medical Center                             El Paso                      365
   90
    l      SOUTH PARK HOSPITAL & MEDICAL CENTER              LUBBOCK                      101
   91
    l      SOUTHWEST GENERAL HOSPITAL                        SAN ANTONIO                  286
   92
    l      TRINITY VALLEY MEDICAL CENTER                     PALESTINE                    150
   93
ALABAMA
   / /     Brookwood Medical Center                          Birmingham                   586
   94
   / /     Lloyd Noland Hospital                             Birmingham                   319
   95
ARKANSAS
   / /     Central Arkansas Hospital                         Searcy                       193
   96
   / /     Methodist Hospital of Jonesboro                   Jonesboro                    104
   97
   / /     National Park Medical Center                      Hot Springs                  166
   98
   / /     St. Mary's Regional Hospital                      Russellville                 170
   99
GEORGIA
   / /     North Fulton Regional Hospital                    Roswell                      167
   100
   / /     Spalding Regional Hospital                        Griffin                      160
   101
INDIANA
   / /     Culver Union Hospital                             Crawfordsville               120
   102
    l      WINONA MEMORIAL HOSPITAL                          INDIANAPOLIS                 317
   103
MISSOURI
   / /     Columbia Regional Hospital                        Columbia                     265
   104
  **/ /    Kirksville Osteopathic Medical Center             Kirksville                   119
   105
   / /     Lucy Lee Hospital                                 Poplar Bluff                 201
   106
   / /     Lutheran Medical Center                           St. Louis                    408
   107
    l      TWIN RIVERS REGIONAL MEDICAL CENTER               KENNETT                      126
   108
NORTH CAROLINA
   / /     Central Carolina Hospital                         Sanford                      137
   109
   / /     Frye Regional Medical Center                      Hickory                      355
   110
OREGON
    l      EASTMORELAND HOSPITAL                             PORTLAND                     100
   111
    l      WOODLAND PARK HOSPITAL                            PORTLAND                     209
   112
SOUTH CAROLINA
   / /     East Cooper Community Hospital                    Mount Pleasant               100
   113
   / /     Hilton Head Hospital                              Hilton Head                   64
   114
   / /     Piedmont Medical Center                           Rock Hill                    268
   115
TENNESSEE
   / /     John W. Harton Regional Medical Center            Tullahoma                    137
   116
   / /     Medical Center of Manchester                      Manchester                    49
   117
   / /     Saint Francis Hospital                            Memphis                      890
   118
   / /     University Medical Center                         Lebanon                      261
   119
NINE ADDITIONAL STATES
   / /     Saint Joseph Hospital                             Omaha, NE                    374
   120
    l      DAVENPORT MEDICAL CENTER                          DAVENPORT, IA                150
   121
    l      MINDEN MEDICAL CENTER                             MINDEN, LA                   121
   122
    l      SAINT VINCENT HOSPITAL                            WORCESTER, MA                432
   123
    l      GULF COAST MEDICAL CENTER                         BILOXI, MI                   189
   124
    l      LAKE MEADE HOSPITAL MEDICAL CENTER                NORTH LAS VEGAS, NV          198
   125
    l      PUGET SOUND HOSPITAL                              TACOMA, WA                   160
   126
    l      PLATEAU MEDICAL CENTER                            OAK HILL, WV                  91
   127
    l      LANDER VALLEY MEDICAL CENTER                      LANDER, WY                   102
   128



  * Pending acquisitions at November 30, 1996, acquired in December 1996.


 ** Westside Hospital was closed and Kirksville Osteopathic Medical Center was sold in December 1996.


***Pending acquisition at November 30, 1996, acquired in January 1997.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

                                  THE COMPANY


    Tenet is the second largest investor-owned healthcare services company in the United States. Tenet's subsidiaries own or operate general hospitals and related healthcare facilities serving urban and rural communities in 13 states and hold investments in other healthcare companies. At November 30, 1996, Tenet's subsidiaries operated 76 general hospitals with 17,344 licensed beds. Tenet's subsidiaries and affiliates also own or operate various ancillary healthcare businesses, including outpatient surgery centers, home healthcare programs, ambulatory, occupational and rural healthcare clinics, a health maintenance organization with approximately 58,000 members, a preferred provider organization and a managed care insurance company as well as a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities and psychiatric facilities. Tenet intends to continue its strategic acquisitions of and partnerships with additional general hospitals and related healthcare businesses in order to expand and enhance its integrated healthcare delivery systems. For the 12 months ended November 30, 1996, Tenet had net operating revenues, EBITDA (as defined herein) and income from continuing operations, adjusted to reflect acquisitions, divestitures and related adjustments, of $6.0 billion, $1.2 billion and $242.0 million, respectively. See "Pro Forma Financial Information."



    On October 16, 1996, Tenet entered into an Agreement and Plan of Merger (as amended as of November 22, 1996, the "Merger Agreement") with OrNda, pursuant to which OrNda will become a wholly owned subsidiary of Tenet (the "Merger"). OrNda is the third largest investor-owned provider of healthcare services in the United States, delivering a broad range of inpatient and outpatient healthcare services to urban and suburban communities in 15 states. At November 30, 1996, OrNda operated 49 general hospitals with a total of 9,599 licensed beds. OrNda also owns or operates six surgery centers, numerous outpatient and specialty clinics, one psychiatric hospital and a managed healthcare Medicaid plan (the "Medicaid HMO") with approximately 34,000 participants. For the 12 months ended November 30, 1996, OrNda had net operating revenues, EBITDA and income from continuing operations, adjusted to reflect acquisitions and related adjustments, of $2.8 billion, $419.6 million and $112.9 million, respectively. See "Pro Forma Financial Information."



    Following the Merger, the Company will operate 125 general hospitals serving urban and rural communities in 22 states, with a total of 26,943 licensed beds, excluding transactions taking place after November 30, 1996. For the 12 months ended November 30, 1996, on a combined basis adjusted to reflect acquisitions, divestitures and related adjustments, including the pending acquisitions of three hospitals subject to definitive agreements, two of which were acquired in December 1996 and one of which was acquired in January 1997 (the "Pending Acquisitions"), the Company's net operating revenues, EBITDA and income from continuing operations, would have been approximately $8.8 billion, $1.6 billion and $354.9 million, respectively. See "Pro Forma Financial Information." These pro forma combined results do not give effect to certain cost savings that management believes may be realized following the Merger. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.


    Tenet believes that the Merger represents an opportunity to acquire a substantial portfolio of hospitals providing quality care responsive to the current managed care environment. Many of OrNda's general hospitals are located in geographic areas where Tenet currently operates hospitals, including southern California and south Florida. The Merger will provide an opportunity for the Company to coordinate the services it provides in these geographic areas with the services provided by OrNda, which the Company believes will accelerate its development of integrated healthcare delivery systems in these areas. The Merger also expands the Company's operations into several new geographic areas, including Arizona, Iowa, Massachusetts, Mississippi, Nevada, Oregon, Washington, West Virginia and Wyoming. The Company believes it will be able to integrate effectively the operations of OrNda based on its successful integration of the operations of American Medical Holdings, Inc. ("AMH"), which was acquired by Tenet in March 1995.

    The Company's principal executive offices are located at 3820 State Street, Santa Barbara, California 93105, and its telephone number is (805) 563-7000.

                               BUSINESS STRATEGY

    The Company's strategic objective is to provide quality healthcare services responsive to the current managed care environment. Tenet believes that competition among healthcare providers occurs primarily at the local level. Accordingly, the Company tailors its local strategies to address the specific competitive characteristics of the geographic areas in which it operates, including the number of facilities operated by Tenet, the nature and structure of physician practices and physician groups, the extent of managed care penetration, the number and size of competitors and the demographic characteristics of the area. Key elements of the Company's strategy are:

    - to develop integrated healthcare delivery systems by coordinating the operations and services of the Company's facilities with other hospitals and ancillary care providers and through alliances with physicians and physician groups;

    - to reduce costs through enhanced operating efficiencies while improving the quality of care provided;

    - to develop and maintain its strong relationships with physicians and generally to foster a physician-friendly culture;

    - to enter into discounted fee for service arrangements, capitated contracts and other managed care contracts with third party payors; and

    - to acquire and enter into strategic partnerships with hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets where appropriate to expand and enhance quality integrated healthcare delivery systems responsive to the current managed care environment.


    By providing Tenet with the opportunity to combine with a company having a substantial portfolio of large, attractive urban and suburban hospitals known for quality care and strong financial performance, the Merger supports major strategic objectives of Tenet-to reinforce its position as a significant provider of healthcare services in selected geographic areas throughout the United States and enter attractive new geographic areas such as Arizona and Massachusetts. Tenet believes that the Merger will create a stronger, more geographically diverse company that will be better able to grow through strategic acquisitions and partnerships. The combined company will continue to emphasize the creation of strong integrated healthcare delivery systems.

                                  THE OFFERING


Notes Offered................  $200.0 million principal amount of   % Senior Notes due 2003
                               (the "Senior Notes due 2003"), $600.0 million principal
                               amount of    % Senior Notes due 2005 (the "Senior Notes due
                               2005" and, together with the Senior Notes due 2003, the
                               "Senior Notes") and $500.0 million principal amount of   %
                               Senior Subordinated Notes due 2007 (the "Senior Subordinated
                               Notes").

Maturity Dates...............  January 15, 2003 with respect to the Senior Notes due 2003,
                               January 15, 2005 with respect to the Senior Notes due 2005 and January 15, 2007 with respect to the Senior Subordinated
                               Notes.

Interest Payment Dates.......  January 15 and July 15, commencing July 15, 1997.

Mandatory Redemption.........  None.

Optional Redemption..........  The Senior Notes will not be redeemable by the Company prior to maturity. The Senior Subordinated Notes will be
                               redeemable at the option of Tenet, in whole or from time to time in part, at any time on or after January 15, 2002 at
                               the redemption prices set forth herein, plus accrued and
                               unpaid interest to the date of redemption. The terms of the
                               New Credit Facility will prohibit the Company from redeeming or otherwise repurchasing the Senior Subordinated Notes
                               prior to the stated maturity thereof. See "Description of
                               Notes--Optional Redemption" and "Description of the New
                               Credit Facility--Covenants."

Change of Control............  Upon a Change of Control Triggering Event, each holder of
                               Notes will have the right to require Tenet to repurchase
                               such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.
                               The terms of the New Credit Facility will prohibit the
                               Company from purchasing the Senior Subordinated Notes upon the occurrence of a Change of Control Triggering Event. The indentures relating to the Senior Notes and the Existing
                               Senior Notes (as defined herein) of the Company also may
                               restrict the Company's ability to purchase Senior
                               Subordinated Notes upon the occurrence of a Change of
                               Control Triggering Event. See "Risk Factors--Possible
                               Inability to Repurchase Notes Upon a Change of Control,"
                               "Description of Notes--Repurchase at the Option of Holders
                               Upon a Change of Control" and "Description of the New Credit
                               Facility."

Ranking......................  The Senior Notes will be general unsecured obligations of the Company ranking senior to all subordinated indebtedness of the Company, including the Senior Subordinated Notes, and
                               PARI PASSU in right of payment with all other existing and future unsubordinated indebtedness of the Company, including the Existing Senior Notes and borrowings under the New
                               Credit Facility. The Senior Subordinated Notes will be
                               general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt of the Company, including the Senior Notes, the Existing Senior
                               Notes and borrowings under the New Credit Facility. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, Senior Debt of the Company
                               would have been approximately $3.0 billion. See "Historical and Pro Forma Capitalization," "Related Transactions,"
                               "Description of the New Credit Facility," "Description

                               of Notes--General" and "--Subordination of Senior
                               Subordinated Notes." On a pro forma basis, as of November
                               30, 1996, after giving effect to the Merger and the
                               Refinancing, approximately $1.7 billion in principal amount of outstanding indebtedness of Tenet will by its terms be
                               subordinated to the Senior Notes. In addition, both the
                               Senior Notes and the Senior Subordinated Notes will be
                               effectively subordinated to all of the outstanding debt of the Company's subsidiaries which, on a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, would have been approximately $341.5
                               million (excluding trade payables of $451.7 million,
                               intercompany debt and other obligations). See "Pro Forma
                               Financial Information." The indenture governing the Senior
                               Notes due 2003 (the "Senior Note due 2003 Indenture"), the
                               indenture governing the Senior Notes due 2005 (the "Senior
                               Note due 2005 Indenture") and the indenture governing the
                               Senior Subordinated Notes (the "Senior Subordinated Note
                               Indenture" and, together with the Senior Note due 2003
                               Indenture and the Senior Note due 2005 Indenture, the
                               "Indentures") will limit the ability of subsidiaries of
                               Tenet to incur additional indebtedness.

Certain Covenants............  The Indentures will contain certain covenants, including, but not limited to, covenants limiting or prohibiting: (i)
                               the incurrence by the Company and its subsidiaries of
                               additional indebtedness; (ii) the payment of dividends on
                               and the redemption of capital stock by the Company; (iii)
                               the creation of liens securing indebtedness; (iv)
                               restrictions on the ability of subsidiaries to pay
                               dividends; (v) transactions with affiliates; and (vi) the
                               Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to,
                               another person. See "Description of Notes--Certain
                               Covenants."

Use of Proceeds..............  The net proceeds to the Company from the sale of the Notes are estimated to be approximately $1.27 billion (after
                               deducting estimated expenses and underwriting discounts and commissions). The Company intends to use such net proceeds, together with borrowings under the New Credit Facility, to consummate the Refinancing and to pay related transaction
                               fees and expenses. See "Use of Proceeds" and "Related
                               Transactions."

                              RELATED TRANSACTIONS


    In connection with the consummation of the Merger, the Company has registered for issuance approximately 85.9 million shares of its common stock to OrNda stockholders. In addition, Tenet intends to refinance approximately $525.0 million of OrNda's outstanding public debt securities through a tender offer to repurchase such securities (the "OrNda Tender Offers") and to refinance the existing credit facilities of Tenet and OrNda, which, on a pro forma basis to reflect the Pending Acquisitions, at November 30, 1996 had outstanding balances of $1.2 billion and $918.9 million, respectively, with the proceeds of the Offering together with borrowings under a new credit facility (the "New Credit Facility"), which will provide for aggregate commitments of up to $2.5 billion. The refinancing transactions described above are herein collectively referred to as the "Refinancing." The Refinancing extends the maturities of the Company's indebtedness at favorable rates and positions the Company to take advantage of future strategic acquisition and partnership opportunities. See "Risk Factors--Certain Financing Considerations; Leverage" and "Historical and Pro Forma Capitalization."



    The Offering is conditioned upon the consummation of the Merger and the establishment of the New Credit Facility. See "Related Transactions."


                                  RISK FACTORS


    See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers in evaluating whether to make an investment in the Notes offered hereby.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION



    The following table presents summary pro forma financial information that was derived from the unaudited pro forma financial information included elsewhere in this Prospectus and should be read in conjunction therewith and with the related notes thereto. The following summary unaudited pro forma financial information is presented assuming the Merger will be accounted for as a pooling of interests, whereby Tenet will restate its historical consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of OrNda. The statement of operations data included in the summary unaudited pro forma financial information reflects the combination of the historical as adjusted operating results of Tenet for the year ended May 31, 1996 and for the six months ended November 30, 1995 and 1996, with the historical as adjusted operating results of OrNda for the year ended August 31, 1996 and for the six months ended November 30, 1995 and 1996, respectively. Tenet reports its financial information on the basis of a May 31 fiscal year. OrNda reports its financial information on the basis of an August 31 fiscal year.



    The unaudited pro forma balance sheet data gives effect to the following transactions and events as if they had occurred as of November 30, 1996: (i) the January 1997 acquisition by Tenet of North Shore Medical Center; (ii) the December 1996 acquisition by OrNda of the Western Medical Centers; and (iii) the consummation of the Merger and the Refinancing.



    The unaudited pro forma statements of operations data of Tenet and OrNda for the year ended May 31, 1996 and the six months ended November 30, 1995 and 1996 include the effects of the following transactions and events as if they had occurred as of June 1, 1995 for the Tenet transactions and events and as of September 1, 1995 for the OrNda transactions and events: (i) the August 1995 acquisition by Tenet of Memorial Medical Center (formerly known as Mercy+Baptist Medical Center); the September 1995 acquisition by Tenet of Providence Memorial Hospital; the October 1995 acquisition by Tenet of Medical Center of Manchester; the November 1995 acquisition by Tenet of Methodist Hospital of Jonesboro; the June 1996 acquisition by Tenet of Hialeah Hospital; the October 1996 acquisition by Tenet of the Lloyd Noland Hospital and the January 1997 acquisition by Tenet of North Shore Medical Center; (ii) the June 1995 sale by Tenet of its two hospitals and related healthcare businesses in Singapore; the October 1995 sales by Tenet of its interest in Australian Medical Enterprises, Inc. ("AME") and its equity interest in a hospital in Malaysia; the February 1996 sale by Tenet of its equity interest in a hospital in Thailand and the May 1996 sale by Tenet of its equity interest in Westminster Health Care Holdings PLC ("Westminster");
(iii) the elimination of non-recurring gains on disposals of facilities and long-term investments recorded by Tenet; (iv) Vencor, Inc.'s ("Vencor") September 1995 acquisition of The Hillhaven Corporation ("Hillhaven") in which Tenet held a significant equity interest; (v) the reduction of Tenet's equity interest in Total Renal Care Holdings, Inc. ("TRC") in October 1995; (vi) the November 1995 acquisition by OrNda of Universal Medical Center (subsequently renamed Florida Medical Center-South); the January 1996 acquisition by OrNda of a controlling equity interest in Houston Northwest Medical Center ("HNW"); the July 1996 acquisitions by OrNda of Cypress Fairbanks Medical Center and Westside Hospital; the August 1996 acquisition by OrNda of Centinela Hospital Medical Center; the September 1996 acquisition by OrNda of The Saint Vincent Healthcare System and the December 1996 acquisition by OrNda of the Western Medical Centers; and (vii) the consummation of the Merger and the Refinancing.



    The summary unaudited pro forma financial information does not purport to present the financial position or results of operations of Tenet had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.



    The pro forma operating results do not give effect to certain cost savings that management believes may be realized as a result of the Merger. There can be no assurance that such cost savings, if any, will be achieved. See "Risk Factors--Forward Looking Statements." The pro forma operating results also do not reflect certain non-recurring costs expected to be incurred by Tenet in connection with the Merger. See "Pro Forma Financial Information."

                    SUMMARY PRO FORMA FINANCIAL INFORMATION
                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                                                             SIX MONTHS ENDED
                                                                                             YEAR ENDED        NOVEMBER 30,
                                                                                               MAY 31,    ----------------------
                                                                                                1996        1995        1996
                                                                                             -----------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
Net operating revenues.....................................................................   $ 8,644.8   $ 4,199.7  $   4,351.5
Operating expenses:
  Salaries and benefits....................................................................     3,574.1     1,714.9      1,812.2
  Supplies.................................................................................     1,204.8       573.8        593.0
  Provision for doubtful accounts..........................................................       496.4       244.6        236.0
  Other operating expenses.................................................................     1,834.8       936.2        924.9
  Depreciation.............................................................................       342.0       176.4        179.3
  Amortization.............................................................................       104.8        52.9         54.7
  Impairment losses........................................................................        85.9      --          --
                                                                                             -----------  ---------  -----------
Operating income...........................................................................     1,002.0       500.9        551.4
Interest expense, net of capitalized portion...............................................      (442.0)     (229.7)      (206.4)
Investment earnings........................................................................        23.1        12.6         12.3
Equity in earnings of unconsolidated affiliates............................................         3.4         1.7          1.3
Minority interests in income of consolidated subsidiaries..................................       (29.1)      (12.0)       (15.5)
Net gain on disposals of facilities and long-term investments..............................         0.5      --          --
                                                                                             -----------  ---------  -----------
Income from continuing operations before income taxes......................................       557.9       273.5        343.1
Taxes on income............................................................................      (228.5)     (113.5)      (139.0)
                                                                                             -----------  ---------  -----------
Income from continuing operations..........................................................   $   329.4   $   160.0  $     204.1
                                                                                             -----------  ---------  -----------
                                                                                             -----------  ---------  -----------
Earnings per common share from continuing operations, fully diluted........................   $    1.13   $    0.55  $      0.68
                                                                                             -----------  ---------  -----------
                                                                                             -----------  ---------  -----------
Weighted average number of shares outstanding, fully diluted (in 000s).....................     295,062     296,032      301,929
                                                                                             -----------  ---------  -----------
                                                                                             -----------  ---------  -----------
Ratio of earnings to fixed charges (1).....................................................        2.0x        2.0x         2.4x
                                                                                             -----------  ---------  -----------
                                                                                             -----------  ---------  -----------
OTHER OPERATING INFORMATION:
EBITDA (2).................................................................................   $ 1,534.7   $   730.2  $     785.4
EBITDA margin..............................................................................        17.8%       17.4%        18.0%
Ratio of EBITDA to net interest expense (3)................................................         3.7x        3.4x         4.0x
Ratio of total debt to EBITDA (4)..........................................................      --          --              3.2x
Capital expenditures.......................................................................   $   481.1   $   218.1  $     168.1


                                                                                                                           AS OF
                                                                                                               NOVEMBER 30, 1996
--------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Working capital....................................................................................................  $     823.6
Total assets.......................................................................................................     11,476.8
Long-term debt, net of current portion.............................................................................      4,926.0
Shareholders' equity...............................................................................................      3,444.8


------------------------------

(1) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

(2) EBITDA represents operating income before depreciation, amortization and impairment losses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of Tenet and OrNda and the related notes thereto included in this Prospectus. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.


(3) Net of capitalized portion of interest expense and pro forma interest income.



(4) The ratio of pro forma combined total debt outstanding at November 30, 1996 of $5,007.8 million to pro forma EBITDA of $1,575.5 million for the 12 months ended November 30, 1996 was 3.2x.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS BEFORE PURCHASING THE NOTES OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, "FORWARD-LOOKING STATEMENTS" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). REFERENCES HEREIN TO TENET AFTER THE MERGER SHALL BE DEEMED TO INCLUDE TENET AND ORNDA.

CERTAIN FINANCING CONSIDERATIONS; LEVERAGE


    As of November 30, 1996, Tenet had $3.4 billion of outstanding indebtedness, which amounted to approximately 54.3% of its total capitalization including short-term borrowings and notes and the current portion of long-term debt, and OrNda had $1.4 billion of outstanding indebtedness, which amounted to approximately 67.0% of its total capitalization including short-term borrowings and notes and the current portion of long-term debt. In connection with the Merger, Tenet is refinancing approximately $525.0 million of OrNda's public debt securities and the existing credit facilities of Tenet and OrNda, which on a pro forma basis to reflect the Pending Acquisitions, at November 30, 1996 had outstanding balances of $1.2 billion and $918.9 million, respectively. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, Tenet would have had $5.0 billion of outstanding indebtedness, which would amount to approximately 59.2% of its total capitalization including short-term borrowings and notes and the current portion of long-term debt, and $3.4 billion of shareholders' equity. See "Historical and Pro Forma Capitalization," "Related Transactions" and "Pro Forma Financial Information."



    Tenet anticipates that the New Credit Facility will include covenants limiting, among other things, borrowings by, and liens on the assets of, Tenet and its subsidiaries, investments, the sale of all or substantially all assets and prepayment of subordinated debt, and prohibiting the repurchase of Tenet stock or the payment of dividends, in addition to a minimum consolidated net worth requirement and certain coverage ratio tests. In addition, the Indentures will include, among other things, covenants limiting the incurrence of additional debt and liens and the payment of dividends. Tenet's failure to comply with any of these covenants could result in an event of default under its indebtedness including the Notes and the New Credit Facility, which in turn could cause an event of default to occur under substantially all of Tenet's debt. An event of default could have a material adverse effect on Tenet's business, financial condition and results of operations. See "--Possible Inability to Repurchase Notes Upon a Change of Control," "Description of Notes" and "Description of the New Credit Facility."


    The degree to which Tenet is leveraged and the covenants described above may adversely affect Tenet's ability to finance its future operations and could limit its ability to pursue business opportunities that may be in the interests of Tenet and its securityholders. In particular, changes in medical technology, existing, proposed and future legislation, regulations and the interpretation thereof, and the increasing importance of managed care contracts and integrated healthcare delivery systems may require significant investment in facilities, equipment, personnel or services. Although Tenet believes that cash generated from operations, amounts available under the New Credit Facility and its ability to access capital markets will be sufficient to allow it to make such investments, there can be no assurance that Tenet will be able to obtain the funds necessary to make such investments. Furthermore, tax-exempt or government-owned competitors have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to Tenet, providing them with a potential competitive advantage in making such investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tenet."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY


    Tenet's ability to continue to compete successfully for managed care contracts or to expand and enhance its integrated healthcare delivery systems may depend upon, among other things, Tenet's ability to increase the number of its facilities and services offered. Part of Tenet's business strategy is to expand its healthcare delivery systems and services through the acquisition of and partnerships with hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets. There can be no assurance that suitable acquisitions and partnerships can be consummated on terms favorable to Tenet or that financing, if necessary, can be obtained for such acquisitions. See "-- Certain Financing Considerations; Leverage." Further, there is no assurance that, as Tenet continues to acquire or enter into partnerships with additional facilities and related healthcare service providers in the geographic areas in which it currently operates, it will not face constraints on its ability to grow from Federal and state regulatory agencies. In addition, there can be no assurance that Tenet will be able to operate profitably any hospitals, facilities, businesses or other assets it may acquire or enter into partnerships with, effectively integrate the operations of such acquisitions or partnerships or otherwise achieve the intended benefits of such acquisitions and partnerships. While management believes that certain cost savings may be realized following the Merger, there can be no assurance that any such savings will actually be realized or as to the timing thereof. See "Business--Business Strategy."


COMPETITION

    The healthcare industry has been characterized in recent years by increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient treatment settings and increased consolidation. New competitive strategies of hospitals and other healthcare providers place increasing emphasis on the use of alternative healthcare delivery systems (such as home health services, outpatient surgery and emergency and diagnostic centers) that eliminate or reduce lengths of hospital stays. The principal factors contributing to these trends are advances in medical technology and pharmaceuticals, cost-containment efforts by managed care payors, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. The revenues and operating results of most of Tenet's hospitals are significantly affected by the hospitals' ability to negotiate favorable contracts with managed care payors. Tenet's future success will depend, in part, on the ability of Tenet's hospitals to continue to attract and retain staff physicians, to enter into managed care contracts and to organize and structure integrated healthcare delivery systems with other healthcare providers and physician practice groups. There can be no assurance that Tenet's hospitals will continue to be able to, on terms favorable to Tenet, attract and retain physicians to their staffs, enter into managed care contracts or organize and structure integrated healthcare delivery systems, for which other healthcare companies with greater financial resources or a wider range of services may be competing. See "Business--Competition."

LIMITS ON REIMBURSEMENT

    Tenet derives a substantial portion of its net operating revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on, increases in, and in some cases reduced levels of, reimbursement for healthcare services, and additional changes are anticipated. Such changes are likely to result in further limitations on reimbursement levels especially because, in order to reach a balanced budget, the U.S. Congress and the President are in favor of legislating savings under both the Medicare and Medicaid programs. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. Although Tenet is unable to predict the effect these changes will have on its operations, as the number of patients covered by managed care payors increases, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on its business, financial condition and results of operations.

EXTENSIVE REGULATION

    The healthcare industry is subject to extensive Federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antikickback, antifraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the "Antikickback Amendments") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other governmental programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antikickback Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement PER SE illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. Because Tenet may be less willing than some of its competitors to enter into business arrangements that do not clearly satisfy the Safe Harbors, it could be at a competitive disadvantage in entering into certain transactions and arrangements with physicians and other healthcare providers. See "--Certain Legal Proceedings."


    The "Health Insurance Portability and Accountability Act of 1996," which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 ET SEQ.) to broaden the scope of current fraud and abuse laws to include all health plans, whether or not they are reimbursed as a Federal program.


    In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Tenet's participation in and development of joint ventures and other financial relationships with physicians and others could be adversely affected by these amendments and similar state enactments. The Company systematically reviews all of its operations to ensure that it complies with the Social Security Act and similar state statutes.

    Both Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. One pilot project, Operation Restore Trust, is focused on investigating healthcare providers in the home health and nursing home industries as well as on medical suppliers to these providers in California, Florida, Texas, Illinois and New York. Tenet provides home health and nursing home care in California, Florida and Texas.

    Some states require state approval for construction and expansion of healthcare facilities, including findings of need for additional or expanded healthcare facilities or services. Certificates of Need, which are issued by governmental agencies with jurisdiction over healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring Certificates of Need is once again on the rise as state legislators once again are looking at the Certificate of Need process as a way to contain rising healthcare costs. At November 30, 1996, Tenet operated hospitals in 11 states, and OrNda operated hospitals in seven additional states, that require state approval under Certificate of Need programs. Tenet is unable to predict whether it will be able to obtain any Certificates of Need in any jurisdiction where such Certificates of Need are required.

    Tenet is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on Tenet's business, financial condition and results of operations. See "Business--Healthcare Reform, Regulation and Licensing."

HEALTHCARE REFORM LEGISLATION

    Healthcare is one of the largest industries in the United States and continues to attract much legislative interest and public attention. Medicare, Medicaid, mandatory and other public and private hospital cost-containment programs, proposals to limit healthcare spending, proposals to limit prices and industry competitive factors are highly significant to the healthcare industry. In addition, the healthcare industry is governed by a framework of Federal and state laws, rules and regulations that are extremely complex and for which the industry has the benefit of little or no regulatory or judicial interpretation. Although Tenet believes it is in compliance in all material respects with such laws, rules and regulations, if a determination is made that the Company was in material violation of such laws, rules or regulations, its business, financial condition and results of operations could be materially adversely affected.

    There continue to be Federal and state proposals that would, and actions that do, impose more limitations on government and private payments to providers such as Tenet and OrNda and proposals to increase co-payments and deductibles from program and private patients. At the Federal level, both Congress and the President have in the past, and are expected to in the future, propose healthcare budgets that substantially reduce payments under the Medicare and Medicaid programs. For example, in May 1996, both houses of Congress passed bills that would have significantly reduced Medicare and Medicaid funding by limiting future increases to the funding for such programs. Although President Clinton vetoed those bills, the President's own proposals also propose to limit or reduce increases in future Medicare and Medicaid payments.

    Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Various states have applied, or are considering applying, for a Federal waiver from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. Tennessee has implemented such a revision and Texas has passed a law mandating the state to apply for such a waiver. Louisiana also is considering wider use of managed care for its Medicaid populations. California has created a voluntary health insurance purchasing cooperative that seeks to make healthcare coverage more affordable for businesses with five to 50 employees and, effective January 1, 1995, began changing the payment system for participants in its Medicaid program in certain counties from fee-for-service arrangements to managed care plans. Florida limits the amount by which a hospital's net revenues per admission may be increased each year, has enacted a program creating a system of local purchasing cooperatives and has proposed other changes that have not yet been enacted. Florida has adopted, and other states are considering adopting, legislation imposing a tax on revenues of hospitals to help finance or expand those states' Medicaid systems. A number of other states are considering the enactment of managed care initiatives designed to provide universal low-cost coverage. These proposals also may attempt to include coverage for some people who presently are uninsured.

    While Tenet anticipates that payments to hospitals will be reduced as a result of future federal and state legislation, it is uncertain at this time what legislation regarding healthcare reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental healthcare programs will occur. There can be no assurance that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on either Tenet's or OrNda's business, financial condition and results of operations. A significant reduction in the amount of payments received by hospitals under government programs such as Medicare and Medicaid could have a material adverse effect on Tenet's business, financial condition and results of operations. See "Business--Healthcare Reform, Regulation and Licensing."

CERTAIN LEGAL PROCEEDINGS


    Tenet continues to defend a greater than normal level of litigation relating to its subsidiaries' former psychiatric operations. The majority of the lawsuits filed contain allegations of medical malpractice as well as allegations of fraud and conspiracy against Tenet and certain of its subsidiaries and former employees. Also named as defendants are numerous doctors and other healthcare professionals. Tenet believes that the increase in litigation arose primarily from advertisements made by certain lawyers seeking former psychiatric patients in order to file claims against Tenet and certain of its subsidiaries. The advertisements focused, in many instances, on Tenet's settlement of past disputes involving the operations of its discontinued psychiatric business, including Tenet's 1994 resolution of the Federal government's investigation and a corresponding criminal plea agreement involving such discontinued psychiatric business of Tenet. Among the suits filed during fiscal 1995 were two lawsuits in Texas state court with approximately 740 individual plaintiffs at present who purport to have been patients in certain Texas psychiatric facilities. During fiscal 1996, 64 plaintiffs voluntarily withdrew from one of the lawsuits and Tenet's motion to recuse the original trial judge in that lawsuit has been granted. The cases of three of the 740 individual plaintiffs within one of the lawsuits currently are set for trial in April 1997.


    During fiscal 1995 and 1996, lawsuits with approximately 210 plaintiffs at present who purport to have been patients in certain Washington, D.C. psychiatric facilities, containing allegations similar to those contained in the Texas cases described above, were filed in the District of Columbia.


    In addition to the above, a purported class action was filed in Texas state court in May 1995, containing allegations of fraud and conspiracy similar to those described in the preceding paragraphs. The plaintiff purports to represent all persons who were voluntarily admitted to one of 11 psychiatric hospitals in Texas between January 1, 1981 and December 31, 1991, and satisfied certain other criteria. In February 1996, this case was removed to Federal court. A motion by the plaintiff to remand the case to Texas state court has been denied. A class has not been certified and Tenet believes that a class is not capable of being certified.


    Tenet expects that additional lawsuits with similar allegations will be filed. Tenet believes it has a number of defenses to each of these actions and will defend these and any additional lawsuits vigorously. Until the lawsuits are resolved, however, Tenet will continue to incur substantial legal expenses. Although, based upon information currently available to it, management believes that the amount of damages, if any, in excess of the reserves Tenet has recorded for unusual litigation costs that may be awarded in any of the foregoing unresolved legal proceedings cannot reasonably be estimated, management does not believe it is likely that any such damages will have a material adverse effect on Tenet's business, financial condition and results of operations. There can be no assurance, however, that the ultimate liability will not exceed such reserves, which primarily represent the estimated costs of defending the actions.

    Two additional Federal class actions filed in August 1993 were consolidated into one action pending in the U.S. District Court in the Central District of California captioned In re: National Medical Enterprises Securities Litigation
II. These consolidated actions are on behalf of a purported class of shareholders who purchased or sold stock of Tenet between January 14, 1993 and August 26, 1993, and allege that each of the defendants violated Section 10(b) of the Exchange Act. Based on these claims, plaintiffs seek compensatory damages, injunctive relief, attorneys' fees, interest and costs. Tenet believes it has meritorious defenses to this action and will defend this litigation vigorously.


    In connection with the merger of AMH with and into a subsidiary of Tenet in March 1995, a total of nine purported class actions were filed in both Delaware and California. Such class actions were settled in August 1996. Under the terms of that settlement, Tenet agreed to pay $350,000 for the plaintiffs' attorneys fees and agreed that for a period of one year following final approval of the settlement it will not engage in any transaction that will be dilutive to existing shareholders without that transaction being approved by a majority of its outside directors. Tenet believes the Merger with OrNda will not be dilutive after taking into account the cost savings that management believes may be realized following the Merger. Nevertheless, the Merger has been approved by the required majority of Tenet's outside directors.


    In February 1996, OrNda's Midway Hospital Medical Center ("Midway") in Los Angeles, California, which was acquired when OrNda acquired Summit Health Ltd. ("Summit") in April 1994, received an investigative subpoena from the Office of the Inspector General of the United States Department of Health and Human Services (the "OIG"). The subpoena states that it was issued in connection with an investigation being conducted by the OIG concerning possible violations of Medicare rules and regulations (the "OIG Investigation"). Tenet understands that OrNda believes that the basis for the investigative subpoena from the OIG that was served on Midway was a civil qui tam action that had been filed in July 1995 against Midway Hospital Medical Center, Inc. (a subsidiary of OrNda which owns Midway), Summit and OrNda in the United States District Court for the Central District of California (the "California Action"). Tenet understands that the California Action originally was filed under a court-ordered seal that prohibited OrNda from disclosing the action prior to this time.



    The California Action alleges, among other things, that there were violations of the federal False Claims Act and the federal fraud and abuse and anti-kickback provisions of the Medicare and Medicaid laws in connection with certain of Midway's compensation arrangements with its physicians. The California Action alleges that as a result of this allegedly wrongful conduct, the United States is entitled to monetary damages and penalties. The California Action also alleges in a second cause of action violations of the fraud and abuse, medical staff and wrongful discharge laws of the State of California and claims as a result of such wrongful conduct compensatory as well as punitive damages.



    Tenet understands that the OIG has expanded the California Action, which initially related to only one of OrNda's hospitals (Midway, which was acquired by OrNda from Summit), and the OIG Investigation to 11 other former Summit hospitals owned by OrNda. In an apparently unrelated matter, the government has requested and OrNda has provided records from a single hospital outside the group acquired from Summit. Tenet understands that OrNda is fully cooperating with the OIG. Tenet understands that OrNda and its outside counsel have held numerous meetings with government attorneys with respect to this matter and, as a result, OrNda believes that the OIG Investigation continues to be a civil investigation focused primarily on arrangements between physicians and the hospitals that may violate Medicare rules and regulations and not on the hospitals' Medicare or Medicaid billing practices. If the outcome of the California Action or OIG Investigation were unfavorable, OrNda could be subject to fines, penalties and damages ("Monetary Payments") and also could be excluded from Medicare and other government reimbursement programs, which Monetary Payments or exclusion could have a material adverse effect on OrNda's financial condition or results of operations. The result of the California Action, the OIG Investigation and their impact, if any, cannot be predicted or estimated at this time. Tenet understands that based on information currently available to OrNda, however, management of OrNda believes that if the California Action and the OIG Investigation remain primarily limited to physician arrangements, remain civil in nature and, with the exception of only one of the hospitals, relate only to the practices of the former Summit hospitals, the final outcome of the California Action and the OIG Investigation will not have a material adverse effect on OrNda's financial condition or results of operations. If any of the foregoing matters was to have a material adverse effect on OrNda, it also could have a material adverse effect on Tenet's business, financial condition and results of operations following the Merger.



    Tenet understands that OrNda is not aware of any additional litigation or investigations concerning the matters described above. There can be no assurance, however, that in the event any such additional litigation or investigation is instituted and there is an unfavorable outcome, such result would not have a material adverse effect on OrNda's financial condition or results of operations. If such result was to have a material adverse effect on OrNda, it also could have a material adverse effect on Tenet's business, financial condition and results of operations following the Merger. See "Business--Legal Proceedings."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL


    The New Credit Facility will prohibit Tenet from repurchasing Notes upon the occurrence of a Change of Control Triggering Event. Any future credit agreements or other agreements relating to indebtedness to which Tenet becomes a party may contain similar restrictions and provisions. The indentures relating to the Senior Notes and the Existing Senior Notes of Tenet also may restrict the Company's ability to purchase the Senior Subordinated Notes upon a Change of Control Triggering Event. Accordingly, Tenet may not be able to satisfy its obligations to repurchase the Notes unless Tenet is able to refinance or obtain waivers with respect to the New Credit Facility and certain other indebtedness, including, in the case of the Senior Subordinated Notes, the Existing Senior Notes and the Senior Notes. There can be no assurance that Tenet will have the financial resources to repurchase the Notes in the event of a Change of Control Triggering Event, particularly if such Change of Control Triggering Event requires Tenet to refinance, or results in the acceleration of, other indebtedness. See "--Certain Financing Considerations; Leverage" and "Description of Notes--Repurchase at Option of Holder Upon a Change of Control."


SUBSIDIARY OPERATIONS; SUBORDINATION


    Both before and after consummation of the Merger, substantially all of the Company's operations are and will be conducted, and substantially all of the assets of Tenet are and will be owned, by its subsidiaries. Accordingly, the Notes effectively will be subordinated to all existing and future obligations and other liabilities (including trade payables) of Tenet's subsidiaries. Any right of Tenet to the assets of any of its subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiary, except to the extent Tenet has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of Tenet as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Tenet. The ability of Tenet and its subsidiaries to incur certain obligations is limited by certain of the restrictive covenants contained in the New Credit Facility and in the Indentures governing the Notes. The Indentures will limit the ability of Tenet's subsidiaries to incur additional indebtedness. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, the outstanding indebtedness and other obligations of Tenet's subsidiaries would have been approximately $341.5 million (excluding trade payables of $451.7 million, intercompany debt and other obligations).


    In addition, Tenet's ability to make required principal and interest payments with respect to Tenet's indebtedness, including the Notes, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Notes are obligations of Tenet only, Tenet's subsidiaries are not obligated or required to pay any amounts due pursuant to the Notes or to make funds available therefor in the form of dividends or advances to Tenet.

    Further, the subordination provisions of the Senior Subordinated Note Indenture will provide that the Company may not pay any principal of, premium, if any, or interest on the Senior Subordinated Notes, or defease, repurchase, redeem or otherwise acquire or retire Senior Subordinated Notes during the continuance of a payment default with respect to any Designated Senior Debt (which will include all borrowings under the New Credit Facility and, after the repayment of the New Credit Facility, any other Senior Debt permitted under the Senior Subordinated Note Indenture the principal amount of which is $100.0 million or more and that has been designated by the Company as "Designated Senior Debt"), other than certain payments in the form of subordinated securities or from a defeasance trust. In addition, if any non-payment default occurs that would permit acceleration of any Designated Senior Debt, the holders of such Designated Senior Debt may prohibit the Company from making any payment upon or in respect of the Senior Subordinated Notes for a period of up to 179 days. Upon any liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, holders of Senior Debt will be entitled to receive payment in full prior to any payment to the holders of the Senior Subordinated Notes (other than certain payments in the form of subordinated securities or from a defeasance trust). See "Description of Notes--Subordination of Senior Subordinated Notes."

NO PRIOR PUBLIC MARKET


    Although the Notes have been approved for listing, subject to official notice of issuance, on the NYSE, the Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters (as defined herein) that, following the completion of the Offering, the Underwriters presently intend to make a market in the Notes as permitted by applicable laws and regulations. However, the Underwriters are under no obligation to do so and may discontinue any market making activities at any time at the sole discretion of the Underwriters. There can be no assurance as to the liquidity of the market that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the prices at which holders would be able to sell their Notes. The Notes could trade at prices that may be higher or lower than the initial offering price thereof depending on many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. See "Underwriting."


FORWARD-LOOKING STATEMENTS


    Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Tenet or OrNda or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which Tenet and OrNda operate; industry capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, governmental regulations; legislative proposals for healthcare reform; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid reimbursement levels; liability and other claims asserted against Tenet or OrNda; competition; the loss of any significant customers; changes in business strategy or development plans; the ability to attract and retain qualified personnel, including physicians; the significant indebtedness of Tenet after the Merger; the lack of assurance that the synergies expected from the Merger will be achieved; the availability and terms of capital to fund the expansion of Tenet's business, including the acquisition of additional facilities; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including without limitation under the captions "Prospectus Summary," "Risk Factors," "Business" and "Pro Forma Financial Information." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. Tenet disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                              RELATED TRANSACTIONS

THE MERGER


    On October 16, 1996, Tenet, OHC Acquisition Co., a Delaware corporation and a newly formed, wholly owned subsidiary of Tenet ("Merger Sub") and OrNda entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will be merged with and into OrNda and OrNda will become a wholly owned subsidiary of Tenet in a transaction to be accounted for as a pooling of interests. As a result of the Merger, each share of common stock, par value $.01 per share, of OrNda (the "OrNda Common Stock") outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than treasury shares and shares held by Tenet or any subsidiary of Tenet or OrNda which will be cancelled) will be converted into the right to receive 1.35 shares of common stock, par value $0.075 per share, of Tenet (the "Tenet Common Stock"), and the associated preferred stock purchase rights (the "Rights") issued in accordance with the Rights Agreement, dated as of December 7, 1988, as amended from time to time (the "Rights Agreement"), between Tenet and Bank of America NT&SA as successor to Bankers Trust Company. Cash will be paid in lieu of any fractional shares of Tenet Common Stock. As of November 30, 1996, OrNda had an aggregate of approximately 64.0 million shares of OrNda Common Stock outstanding on a fully diluted basis. Certain stockholders of OrNda (the "Consenting Holders") who hold in the aggregate approximately 14.0% of OrNda's outstanding shares have executed Stockholder Voting Agreements, pursuant to which such stockholders have agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby and against any proposals that would impede or delay the Merger. Tenet has also granted registration rights to the Consenting Holders with respect to the shares of Tenet Common Stock such holders will receive in the Merger.



    In addition, Tenet and OrNda have entered into stock option agreements, pursuant to which OrNda has granted to Tenet an option to purchase up to approximately 19.9% of the outstanding shares of OrNda Common Stock at a price of $29.869 per share, and Tenet has granted to OrNda an option to purchase up to approximately 10.5% of the Tenet Common Stock (on a fully diluted basis) at a price of $22.125 per share, each under certain circumstances. The options are exercisable in whole or in part upon the occurrence of certain "triggering events" relating to an acquisition of the grantor by a third party. None of such triggering events has occurred as of the date of this Prospectus. The options will terminate upon the consummation of the Merger or upon termination of the Merger Agreement for certain reasons.


THE REFINANCING


    As part of the Refinancing, Tenet has commenced tender offers to purchase for cash any and all of OrNda's outstanding 12.25% Senior Subordinated Notes due 2002 (the "OrNda 12.25% Notes") and 11.375% Senior Subordinated Notes due 2004 (the "OrNda 11.375% Notes" and collectively, the "OrNda Debt Securities"). The OrNda Debt Securities had an aggregate outstanding principal amount of approximately $525.0 million at November 30, 1996.


    In connection with the OrNda Tender Offers, Tenet is soliciting consents (the "Consent Solicitations") from the holders of the OrNda Debt Securities to eliminate certain of the restrictive covenants in the indentures relating to such securities, including restricted payment covenants that would limit Tenet's access to the cash flow of OrNda following the Merger.

    Each of the indentures relating to the OrNda Debt Securities requires the affirmative consent of holders of record of not less than 50% of the outstanding principal amount of the securities issued thereunder in order to effect the proposed amendments. The amendments will become effective upon the acceptance for purchase and payment of the OrNda Debt Securities pursuant to the OrNda Tender Offers. The obligation pursuant to the OrNda Tender Offers to purchase securities of each issue properly tendered and not withdrawn is conditioned upon, among other things, (i) the execution of a supplemental indenture with respect to the applicable indenture providing for the proposed amendments, (ii) the consummation of the Merger and (iii) the consummation of the Offering. In addition, Tenet's obligation to make consent payments with respect to each issue of the OrNda Debt Securities is conditioned upon Tenet's acceptance of securities of such issue for purchase pursuant to the applicable OrNda Tender Offer. The OrNda Tender Offers are subject to a number of additional conditions. The OrNda Tender Offers are expected to expire on January 31, 1997. Tenet currently estimates that substantially all of the OrNda Debt Securities will be tendered and repurchased pursuant to the OrNda Tender Offers. If a lesser aggregate principal amount of OrNda Debt Securities is tendered pursuant to the OrNda Tender Offers, Tenet currently intends to permit the untendered securities to remain outstanding. Changes in the assumptions regarding the aggregate amount of OrNda Debt Securities purchased pursuant to the OrNda Tender Offers are not expected to have a significant impact on Tenet's pro forma interest expense or consolidated indebtedness following the Merger although the Notes will be effectively subordinated to any untendered OrNda Debt Securities with respect to the assets of OrNda. The Offering is not conditioned upon consummation of the OrNda Tender Offers.



    Tenet also intends to refinance the existing credit facilities of Tenet and OrNda, which at November 30, 1996, on a pro forma basis to reflect the Pending Acquisitions, had outstanding balances of $1.2 billion and $918.9 million, respectively. Tenet intends to fund the Refinancing, together with fees and expenses incurred in connection therewith, with the proceeds of the Offering together with borrowings under the New Credit Facility. The Refinancing extends the maturities of the Company's indebtedness at favorable rates and positions the Company to take advantage of future strategic acquisition and partnership opportunities.


SOURCES AND USES OF FUNDS


    The following table sets forth the sources and uses of funds to be used to consummate the Refinancing assuming that (i) the Notes are sold at a price to the public equal to 100% of the principal amount thereof and (ii) all of the OrNda Debt Securities are properly tendered and not withdrawn pursuant to the OrNda Tender Offers. The sources and uses of funds set forth below are based upon amounts outstanding as of November 30, 1996, on a pro forma basis to reflect the Pending Acquisitions, and the Company's best estimate of the results of the OrNda Tender Offers and the other assumptions described above, which estimates and assumptions are subject to change.



                                                                               (DOLLARS IN
                                                                                MILLIONS)
SOURCES:
  New Credit Facility....................................................     $     1,405.1
  Senior Notes due 2003..................................................             200.0
  Senior Notes due 2005..................................................             600.0
  Senior Subordinated Notes..............................................             500.0
                                                                                 ----------
                                                                              $     2,705.1
                                                                                 ----------
                                                                                 ----------
USES:
  Repurchase of the OrNda 12.25% Notes(1)................................     $       425.1
  Repurchase of the OrNda 11.375% Notes(1)...............................             144.1
  Refinancing of Tenet's existing credit facility........................           1,181.9
  Refinancing of OrNda's existing credit facility........................             918.9
  Estimated fees and expenses of the Refinancing.........................              35.1
                                                                                 ----------
                                                                              $     2,705.1
                                                                                 ----------
                                                                                 ----------


------------------------------


(1) Includes the balance of the OrNda Debt Securities that are expected to be repurchased and cancelled pursuant to the OrNda Tender Offers plus the respective premium and consent payment.

                                USE OF PROCEEDS


    Tenet intends to use the proceeds from the Offering, together with anticipated initial borrowings of $1,405.1 million under the New Credit Facility, as follows: (i) $425.1 million will be used to purchase the OrNda 12.25% Notes pursuant to the OrNda Tender Offers (assuming 100% of the OrNda 12.25% Notes are tendered); (ii) $144.1 million will be used to purchase the OrNda 11.375% Notes pursuant to the OrNda Tender Offers (assuming 100% of the OrNda 11.375% Notes are tendered); (iii) $1,181.9 million will be used to repay all of the outstanding indebtedness under the existing Tenet credit facility (based upon amounts outstanding as of November 30, 1996, on a pro forma basis to reflect the Pending Acquisitions); (iv) $918.9 million will be used to repay all of the outstanding indebtedness under the existing OrNda credit facility (based upon amounts outstanding as of November 30, 1996, on a pro forma basis to reflect the Pending Acquisitions); and (v) an estimated $35.1 million will be applied to pay fees and expenses relating to the Refinancing, including underwriting discounts and commissions, financial advisory fees and legal and accounting expenses. See "Related Transactions."



    The OrNda 12.25% Notes mature on May 15, 2002. The OrNda 11.375% Notes mature on August 15, 2004. Borrowings under the existing Tenet credit facility bear interest at a floating rate per annum (a weighted average rate of 6.319% at November 30, 1996) and have a scheduled maturity of March 1, 2001. Borrowings under the existing OrNda credit facility bear interest at a floating rate per annum (a weighted average rate of 6.568% at November 30, 1996) and have a scheduled maturity of October 30, 2001.

                    HISTORICAL AND PRO FORMA CAPITALIZATION


    The following table sets forth, as of November 30, 1996, (i) the historical capitalization of each of Tenet and OrNda, (ii) the capitalization of the combined company, adjusted to reflect certain acquisitions, divestitures and related adjustments and (iii) the capitalization of the combined company on a pro forma basis to give further effect to the consummation of the Merger and the Refinancing. See "Use of Proceeds" and "Related Transactions." This table should be read in conjunction with the Pro Forma Financial Information and the related notes thereto and the separate historical financial statements of Tenet and OrNda and related notes thereto all included elsewhere in this Prospectus. See "Pro Forma Financial Information."



                                                                             AS OF NOVEMBER 30, 1996
                                                               ---------------------------------------------------
                                                                                           ADJUSTED
                                                                                            TENET/         PRO
                                                               HISTORICAL    HISTORICAL      ORNDA        FORMA
                                                                  TENET        ORNDA       COMBINED     COMBINED
                                                               -----------  ------------  -----------  -----------
                                                                              (DOLLARS IN MILLIONS)
Short-term borrowings and notes..............................   $     2.8   $    --        $     2.8    $     2.8
Current portion of long-term debt............................        41.6          36.9         79.0(1)       79.0
                                                               -----------  ------------  -----------  -----------
      Total current debt.....................................        44.4          36.9         81.8         81.8
Long-term debt, net of current portion:
  New Credit Facility........................................      --            --           --          1,405.1
  Senior Notes due 2003......................................      --            --           --            200.0
  Senior Notes due 2005......................................      --            --           --            600.0
  Senior Subordinated Notes..................................      --            --           --            500.0
  Existing credit facilities.................................     1,131.5         792.6      2,100.8       --
  9 5/8% Senior Notes due 2002...............................       300.0        --            300.0        300.0
  8 5/8% Senior Notes due 2003...............................       500.0        --            500.0        500.0
  10 1/8% Senior Subordinated Notes due 2005.................       900.0        --            900.0        900.0
  6% Exchangeable Subordinated Notes due 2005(2).............       320.0        --            320.0        320.0
  Other debt.................................................       181.0(3)       542.3(4)      725.9      200.9
                                                               -----------  ------------  -----------  -----------
      Total long-term debt, net of current portion...........     3,332.5       1,334.9      4,846.7      4,926.0
                                                               -----------  ------------  -----------  -----------
Shareholders' equity:
  Tenet common stock, par value $0.075, authorized
    450,000,000 shares; issued 219,232,999 shares,
    297,871,844 shares pro forma(5)..........................        16.5        --             22.2         22.2
  OrNda common stock, par value $0.01, authorized 200,000,000
    shares; issued 58,250,996 shares, no shares pro forma....      --               0.6       --           --
  Other shareholders' equity.................................     2,868.4         673.6      3,536.4      3,461.3(6)
  Less treasury stock, at cost, 2,676,091 shares.............       (38.7)       --            (38.7)       (38.7)
                                                               -----------  ------------  -----------  -----------
      Total shareholders' equity.............................     2,846.2         674.2      3,519.9      3,444.8
                                                               -----------  ------------  -----------  -----------
      Total capitalization(7)................................   $ 6,223.1   $   2,046.0    $ 8,448.4    $ 8,452.6
                                                               -----------  ------------  -----------  -----------
                                                               -----------  ------------  -----------  -----------


--------------------------

(1) Includes liabilities assumed (recorded at their estimated fair values) in connection with the October 1996 acquisition by Tenet of the Lloyd Noland Hospital and the January 1997 acquisition by Tenet of North Shore Medical Center, the September 1996 acquisition by OrNda of The Saint Vincent Heathcare System and the December 1996 acquisition by OrNda of the Western Medical Centers.


(2) Exchangeable into 8,301,067 shares of common stock of Vencor held by Tenet.


(3) Includes other notes payable, capitalized lease obligations and $70.4 million of unamortized discounts related to several issues of debt, including Tenet's Existing Senior Notes, 2005 Senior Subordinated Notes (as defiend herein) and 2005 Exchangeable Subordinated Notes (as defined herein). See Note 5 of the notes to the Consolidated Financial Statements of Tenet.



(4) Includes the OrNda Debt Securities, certain other secured and unsecured notes payable and capitalized lease obligations. See Notes 5 and 6 of the notes to the Consolidated Financial Statements of OrNda.



(5) Does not include 35,095,663 shares of Tenet Common Stock reserved for issuance upon exercise of Tenet options (including 7,007,118 shares related to the conversion of 5,190,458 OrNda options to Tenet options at a conversion ratio of 1.35 to 1).



(6) Includes estimated transaction costs in the amount of $30.0 million in connection with the Merger and the after-tax effect of $45.1 million related to tender premiums paid and the write-off of unamortized debt issuance costs. Does not reflect other charges expected to be incurred by Tenet and OrNda in connection with the Merger. These charges may include costs associated with the combination of Tenet and OrNda, primarily severance costs, costs of restructuring of benefit packages and charges related to reduction of corporate overhead costs and consolidation of duplicative services or facilities in certain markets.



(7) Includes short-term borrowings and notes and the current portion of long-term debt.

                        PRO FORMA FINANCIAL INFORMATION


    The following unaudited pro forma financial information is presented assuming the Merger will be accounted for as a pooling of interests, whereby Tenet will restate its historical consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of OrNda.



    The statement of operations data included in the unaudited pro forma financial information reflects the combination of the historical operating results of Tenet for the years ended May 31, 1994 and 1995, with the historical operating results of OrNda for the years ended August 31, 1994 and 1995 and the historical as adjusted operating results of Tenet for the year ended May 31, 1996 and for the six months ended November 30, 1995 and 1996, with the historical as adjusted operating results of OrNda for the year ended August 31, 1996 and for the six months ended November 30, 1995 and 1996, respectively. Tenet reports its financial information on the basis of a May 31 fiscal year. OrNda reports its financial information on the basis of an August 31 fiscal year. The unaudited pro forma financial information does not reflect the results of operations of AMH prior to its acquisition by the Company on March 1, 1995.



    The unaudited Condensed Combined Pro Forma Balance Sheet gives effect to the following transactions and events as if they had occurred as of November 30, 1996: (i) the January 1997 acquisition by Tenet of North Shore Medical Center;
(ii) the December 1996 acquisition by OrNda of the Western Medical Centers; and
(iii) the consummation of the Merger and the Refinancing.



    The unaudited Pro Forma Condensed Combined Statements of Operations give effect to the following transactions and events as if they had occurred as of June 1, 1995 for the Tenet transactions and events and as of September 1, 1995 for the OrNda transactions and events: (i) the August 1995 acquisition by Tenet of Memorial Medical Center (formerly known as Mercy+Baptist Medical Center); the September 1995 acquisition by Tenet of Providence Memorial Hospital; the October 1995 acquisition by Tenet of Medical Center of Manchester; the November 1995 acquisition by Tenet of Methodist Hospital of Jonesboro; the June 1996 acquisition by Tenet of Hialeah Hospital; the October 1996 acquisition by Tenet of the Lloyd Noland Hospital and the January 1997 acquisition by Tenet of North Shore Medical Center; (ii) the June 1995 sale by Tenet of its two hospitals and related healthcare businesses in Singapore; the October 1995 sales by Tenet of its interest in AME and its equity interest in a hospital in Malaysia; the February 1996 sale by Tenet of its equity interest in a hospital in Thailand and the May 1996 sale by Tenet of its equity interest in Westminster; (iii) the elimination of non-recurring gains on disposals of facilities and long-term investments recorded by Tenet; (iv) Vencor's September 1995 acquisition of Hillhaven in which Tenet held a significant equity interest; (v) the reduction of Tenet's interest in TRC in October 1995; (vi) the November 1995 acquisition by OrNda of Universal Medical Center (subsequently renamed Florida Medical Center-South); the January 1996 acquisition by OrNda of a controlling equity interest in HNW; the July 1996 acquisitions by OrNda of Cypress Fairbanks Medical Center and Westside Hospital; the August 1996 acquisition by OrNda of Centinela Hospital Medical Center; the September 1996 acquisition by OrNda of The Saint Vincent Healthcare System and the December 1996 acquisition by OrNda of the Western Medical Centers; and (vii) the consummation of the Merger and the Refinancing.



    The unaudited pro forma financial information does not purport to present the financial position or results of operations of Tenet had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.



    The unaudited pro forma financial information does not give effect to certain cost savings that Tenet management believes may be realized as a result of the Merger. There can be no assurances that such cost savings, if any, will be achieved. See "Risk Factors--Forward Looking Statements." The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect certain non-recurring costs expected to be incurred in connection with the Merger. These costs are expected to include investment advisory fees and legal, accounting and other professional fees and certain charges associated with the combination of Tenet and OrNda, primarily severance costs, costs of restructuring of benefit packages and charges related to reduction of corporate overhead costs and consolidation of duplicative services or facilities in certain markets.



    The unaudited pro forma financial information is based on certain assumptions and adjustments described in the Notes to the unaudited pro forma financial information included in this Prospectus and should be read in conjunction therewith and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tenet," "Management's Discussion and Analysis of Financial Condition and Results of Operations of OrNda" and the consolidated financial statements of Tenet and OrNda and the related notes thereto included herein.



    The Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended May 31, 1994, 1995 and 1996 combines Tenet's Consolidated Statements of Operations for the fiscal years ended May 31, 1994, 1995 and 1996 with OrNda's Consolidated Statements of Operations for the fiscal years ended August 31, 1994, 1995 and 1996, respectively. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended November 30, 1995 and 1996 combine the Consolidated Statements of Operations of Tenet and the Consolidated Statements of Operations of OrNda for the same six-month periods.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

                       ORNDA HEALTHCORP AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET


                            AS OF NOVEMBER 30, 1996


                             (DOLLARS IN MILLIONS)

                                                    TENET                                  ORNDA
                                                  HOSPITAL                               HOSPITAL                 MERGER AND
                                   HISTORICAL    ACQUISITION   ADJUSTED   HISTORICAL    ACQUISITION   ADJUSTED   REFINANCING
                                      TENET          (A)         TENET       ORNDA          (B)         ORNDA    ADJUSTMENTS
                                   -----------  -------------  ---------  -----------  -------------  ---------  ------------
ASSETS
Current assets:
  Cash and cash equivalents......   $    56.8     $            $    56.8   $    10.5     $            $    10.5  $
  Short-term investments, at cost
    which approximates market....       103.1                      103.1
  Accounts and notes receivable,
    less allowance for doubtful
    accounts.....................     1,006.3           1.0      1,007.3       415.6          26.9        442.5
  Inventories of supplies, at
    cost.........................       134.7           1.3        136.0        45.0           3.9         48.9
  Deferred income taxes..........       253.6                      253.6                                              43.9(c)
  Assets held for sale...........        11.5                       11.5
  Prepaid expenses and other
    current assets...............        69.8           0.3         70.1        88.1          10.7         98.8
                                   -----------       ------    ---------  -----------       ------    ---------  ------------
    Total current assets.........     1,635.8           2.6      1,638.4       559.2          41.5        600.7       43.9
Investments and other assets.....       505.9           0.5        506.4       172.1           2.0        174.1
Property and equipment, at cost
  less accumulated depreciation..     3,738.1          49.0      3,787.1     1,379.2          81.8      1,461.0
Intangible assets, at cost less
  accumulated amortization.......     2,692.7          10.5      2,703.2       501.7          56.2        557.9       35.1(d)
                                                                                                                     (31.0)(d)
                                   -----------       ------    ---------  -----------       ------    ---------  ------------
                                    $ 8,572.5     $    62.6    $ 8,635.1   $ 2,612.2     $   181.5    $ 2,793.7  $    48.0
                                   -----------       ------    ---------  -----------       ------    ---------  ------------
                                   -----------       ------    ---------  -----------       ------    ---------  ------------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Current portion of long-term
    debt.........................   $    41.6     $     0.5    $    42.1   $    36.9     $            $    36.9  $
  Short-term borrowings and
    notes........................         2.8                        2.8
  Accounts payable...............       266.7           6.0        272.7       155.7          23.3        179.0
  Accrued employee compensation
    and benefits.................       136.2           3.1        139.3        74.8           8.1         82.9
  Accrued interest payable.......        71.0                       71.0         7.4           1.9          9.3
  Income taxes payable...........        16.0                       16.0       (27.6)                     (27.6)     (30.1)(d)
                                                                                                                      43.9(c)
  Other current liabilities......       410.6           0.6        411.2       173.9           6.1        180.0       30.0(e)
                                   -----------       ------    ---------  -----------       ------    ---------  ------------
    Total current liabilities....       944.9          10.2        955.1       421.1          39.4        460.5       43.8
Long-term debt, net of current
  portion........................     3,332.5          50.4      3,382.9     1,334.9         128.9      1,463.8    2,705.1(d)
                                                                                                                  (2,625.8)(d)

Deferred income taxes............       424.5                      424.5        51.5                       51.5
Other long-term liabilities and
  minority interests.............     1,024.4           2.5      1,026.9       130.5          13.2        143.7
Shareholders' equity.............     2,846.2          (0.5)     2,845.7       674.2                      674.2      (30.0)(e)
                                                                                                                     (45.1)(d)
                                   -----------       ------    ---------  -----------       ------    ---------  ------------
                                    $ 8,572.5     $    62.6    $ 8,635.1   $ 2,612.2     $   181.5    $ 2,793.7  $    48.0
                                   -----------       ------    ---------  -----------       ------    ---------  ------------
                                   -----------       ------    ---------  -----------       ------    ---------  ------------


                                    PRO FORMA
                                    COMBINED
                                   -----------
ASSETS
Current assets:
  Cash and cash equivalents......   $    67.3
  Short-term investments, at cost
    which approximates market....       103.1
  Accounts and notes receivable,
    less allowance for doubtful
    accounts.....................     1,449.8
  Inventories of supplies, at
    cost.........................       184.9
  Deferred income taxes..........       297.5
  Assets held for sale...........        11.5
  Prepaid expenses and other
    current assets...............       168.9
                                   -----------
    Total current assets.........     2,283.0
Investments and other assets.....       680.5
Property and equipment, at cost
  less accumulated depreciation..     5,248.1
Intangible assets, at cost less
  accumulated amortization.......     3,265.2

                                   -----------
                                    $11,476.8
                                   -----------
                                   -----------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Current portion of long-term
    debt.........................   $    79.0
  Short-term borrowings and
    notes........................         2.8
  Accounts payable...............       451.7
  Accrued employee compensation
    and benefits.................       222.2
  Accrued interest payable.......        80.3
  Income taxes payable...........         2.2

  Other current liabilities......       621.2
                                   -----------
    Total current liabilities....     1,459.4
Long-term debt, net of current
  portion........................     4,926.0

Deferred income taxes............       476.0
Other long-term liabilities and
  minority interests.............     1,170.6
Shareholders' equity.............     3,444.8

                                   -----------
                                    $11,476.8
                                   -----------
                                   -----------

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
                       ORNDA HEALTHCORP AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1996
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                                                       HISTORICAL
                                           HISTORICAL                       TENET         ADJUSTED       ORNDA
                                             TENET          TENET       DIVESTITURES       TENET       YEAR ENDED
                                           YEAR ENDED      HOSPITAL          AND         YEAR ENDED    AUGUST 31,
                                          MAY 31, 1996   ACQUISITIONS    ADJUSTMENTS    MAY 31, 1996      1996
                                          ------------   ------------   -------------   ------------   ----------
Net operating revenues..................    $5,558.5      $ 341.0(f)     $ (50.4)(g)      $5,849.1      $2,147.2
Operating expenses:
  Salaries and benefits.................     2,194.3        139.2(f)       (22.6)(g)       2,310.9         935.4
  Supplies..............................       764.2         39.1(f)        (6.3)(g)         797.0         291.6
  Provision for doubtful accounts.......       289.7         30.2(f)        (0.2)(g)         319.7         141.8
  Other operating expenses..............     1,212.1         95.4(f)       (10.8)(g)       1,296.7         434.0
  Depreciation..........................       239.9         11.6(i)        (3.2)(g)         248.3          78.9
  Amortization..........................        80.4          0.9(j)        (0.4)(g)          80.9          24.9
  Impairment losses.....................        85.9                                          85.9
                                          ------------   ------------   -------------   ------------   ----------
Operating income........................       692.0         24.6           (6.9)            709.7         240.6

Interest expense, net of capitalized
  portion...............................      (311.9)        (0.2)(f)        0.3(g)         (315.4)       (107.2)
                                                            (16.8)(m)       13.2(n)
Investment earnings.....................        22.3                        (0.7)(g)          19.9           4.4
                                                                            (1.7)(p)
Equity in earnings of unconsolidated
  affiliates............................        19.4                        (7.4)(g)           3.4           5.1
                                                                            (8.6)(p)
Minority interests in income of
  consolidated subsidiaries.............       (22.0)        (0.1)(f)        2.2(g)          (19.9)         (7.8)
Net gain on disposals of facilities and
  long-term investments.................       346.2                      (346.2)(q)
                                          ------------   ------------   -------------   ------------   ----------
Income from continuing operations before
  income taxes..........................       746.0          7.5         (355.8)            397.7         135.1
Taxes on income.........................      (347.7)        (2.9)         168.4            (182.2)        (35.2)
                                          ------------   ------------   -------------   ------------   ----------
Income from continuing operations.......    $  398.3      $   4.6        $(187.4)         $  215.5      $   99.9
                                          ------------   ------------   -------------   ------------   ----------
                                          ------------   ------------   -------------   ------------   ----------
Earnings per common share from
  continuing operations, fully
  diluted...............................    $   1.86                                      $   1.01      $   1.72
                                          ------------                                  ------------   ----------
                                          ------------                                  ------------   ----------
Weighted average number of shares
  outstanding, fully diluted (in
  000s).................................     216,676                                       216,676        58,064
                                          ------------                                  ------------   ----------
                                          ------------                                  ------------   ----------
Ratio of earnings to fixed charges......         2.9x                                          2.1x          2.0x
                                          ------------                                  ------------   ----------
                                          ------------                                  ------------   ----------

                                                          ADJUSTED
                                                           ORNDA
                                             ORNDA       YEAR ENDED   MERGER AND
                                            HOSPITAL     AUGUST 31,   REFINANCING   PRO FORMA
                                          ACQUISITIONS      1996      ADJUSTMENTS   COMBINED
                                          ------------   ----------   -----------   ---------
Net operating revenues..................     $648.5(h)    $2,795.7     $            $8,644.8
Operating expenses:
  Salaries and benefits.................      327.8(h)     1,263.2                   3,574.1
  Supplies..............................      116.2(h)       407.8                   1,204.8
  Provision for doubtful accounts.......       34.9(h)       176.7                     496.4
  Other operating expenses..............      104.1(h)       538.1                   1,834.8
  Depreciation..........................       14.8(i)        93.7                     342.0
  Amortization..........................        4.6(j)        29.5         (5.6)(k)    104.8
  Impairment losses.....................                                                85.9
                                             ------      ----------   -----------   ---------
Operating income........................       46.1          286.7          5.6      1,002.0
Interest expense, net of capitalized
  portion...............................      (26.3)(l)     (133.5)        (5.6)(k)   (442.0)
                                                                           12.5(o)
Investment earnings.....................       (1.2)(h)        3.2                      23.1

Equity in earnings of unconsolidated
  affiliates............................       (5.1)(h)                                  3.4

Minority interests in income of
  consolidated subsidiaries.............       (1.4)(h)       (9.2)                    (29.1)
Net gain on disposals of facilities and
  long-term investments.................        0.5(h)         0.5                       0.5
                                             ------      ----------   -----------   ---------
Income from continuing operations before
  income taxes..........................       12.6          147.7         12.5        557.9
Taxes on income.........................       (6.1)         (41.3)        (5.0)(o)   (228.5)
                                             ------      ----------   -----------   ---------
Income from continuing operations.......     $  6.5       $  106.4     $    7.5     $  329.4
                                             ------      ----------   -----------   ---------
                                             ------      ----------   -----------   ---------
Earnings per common share from
  continuing operations, fully
  diluted...............................                  $   1.83                  $   1.13
                                                         ----------                 ---------
                                                         ----------                 ---------
Weighted average number of shares
  outstanding, fully diluted (in
  000s).................................                    58,064       78,386(r)   295,062
                                                         ----------   -----------   ---------
                                                         ----------   -----------   ---------
Ratio of earnings to fixed charges......                       1.9x                      2.0x
                                                         ----------                 ---------
                                                         ----------                 ---------

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

                       ORNDA HEALTHCORP AND SUBSIDIARIES


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED NOVEMBER 30, 1996
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)



                                           TENET                                 ORNDA                MERGER AND
                           HISTORICAL     HOSPITAL     ADJUSTED  HISTORICAL    HOSPITAL     ADJUSTED  REFINANCING   PRO FORMA
                             TENET      ACQUISITIONS    TENET      ORNDA      ACQUISITIONS   ORNDA    ADJUSTMENTS   COMBINED
                           ----------   ------------   --------  ----------   -----------   --------  -----------   ---------
Net operating revenues...   $ 2,914.7    $  64.7(s)    $2,979.4  $  1,190.0     $182.1(t)   $1,372.1  $             $4,351.5
Operating expenses:
  Salaries and
    benefits.............     1,150.1       28.5(s)     1,178.6       539.8       93.8(t)      633.6                 1,812.2
  Supplies...............       395.1        6.5(s)       401.6       164.2       27.2(t)      191.4                   593.0
  Provision for doubtful
    accounts.............       153.2        4.9(s)       158.1        70.9        7.0(t)       77.9                   236.0
  Other operating
    expenses.............       641.9       20.6(s)       662.5       223.0       39.4(t)      262.4                   924.9
  Depreciation...........       127.0        0.6(i)       127.6        47.2        4.5(i)       51.7                   179.3
  Amortization...........        42.6        0.2(j)        42.8        14.5        1.6(j)       16.1     (4.2)(k)       54.7
                           ----------   ------         --------  ----------   -----------   --------  -----------   ---------
Operating income.........       404.8        3.4          408.2       130.4        8.6         139.0      4.2          551.4

Interest expense, net of
  capitalized portion....      (141.1)      (0.1) (s)    (144.2)      (58.0)      (6.3)(l)     (64.3)    (4.2)(k)     (206.4)
                                            (3.0)(m)                                                      6.3(o)
Investment earnings......        10.3                      10.3         2.1       (0.1)(t)       2.0                    12.3
Equity in earnings of
  unconsolidated
  affiliates.............         1.3                       1.3                                                          1.3
Minority interests in
  income of consolidated
  subsidiaries...........       (10.1)                    (10.1)       (5.4)                    (5.4)                  (15.5)
                           ----------   ------         --------  ----------   -----------   --------  -----------   ---------
Income from continuing
  operations before
  income taxes...........       265.2        0.3          265.5        69.1        2.2          71.3      6.3          343.1
Taxes on income..........      (116.0)      (0.1)        (116.1)      (19.5)      (0.9)        (20.4)    (2.5)(o)     (139.0)
                           ----------   ------         --------  ----------   -----------   --------  -----------   ---------
Income from continuing
  operations.............   $   149.2    $   0.2       $  149.4  $     49.6     $  1.3      $   50.9  $   3.8       $  204.1
                           ----------   ------         --------  ----------   -----------   --------  -----------   ---------
                           ----------   ------         --------  ----------   -----------   --------  -----------   ---------
Earnings per common share
  from continuing
  operations, fully
  diluted................   $    0.68                  $   0.68  $     0.82                 $   0.84                $   0.68
                           ----------                  --------  ----------                 --------                ---------
                           ----------                  --------  ----------                 --------                ---------
Weighted average number
  of shares outstanding,
  fully diluted (in
  000s)..................     220,096                   220,096      60,617                   60,617   81,833(r)     301,929
                           ----------                  --------  ----------                 --------  -----------   ---------
                           ----------                  --------  ----------                 --------  -----------   ---------
Ratio of earnings to
  fixed charges..........         2.5x                      2.5x        2.0x                     2.0x                    2.4x
                           ----------                  --------  ----------                 --------                ---------
                           ----------                  --------  ----------                 --------                ---------

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
                       ORNDA HEALTHCORP AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED NOVEMBER 30, 1995
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                          TENET
                                           TENET      DIVESTITURES                               ORNDA
                           HISTORICAL     HOSPITAL         AND       ADJUSTED   HISTORICAL     HOSPITAL     ADJUSTED
                              TENET     ACQUISITIONS   ADJUSTMENTS     TENET       ORNDA     ACQUISITIONS     ORNDA
                           -----------  ------------  -------------  ---------  -----------  -------------  ---------
Net operating revenues...   $ 2,654.8   $   230.1(f)   $   (50.6)(g) $ 2,834.3   $   977.6     $   387.8(h) $ 1,365.4
Operating expenses:
  Salaries and benefits..     1,046.9        92.6(f)       (22.6)(g)   1,116.9       406.8         191.2(h)     598.0
  Supplies...............       364.7        27.2(f)        (6.4)(g)     385.5       127.4          60.9(h)     188.3
  Provision for doubtful
    accounts.............       137.0        19.0(f)        (0.2)(g)     155.8        66.3          22.5(h)      88.8
  Other operating
    expenses.............       578.3        61.3(f)       (11.1)(g)     628.5       238.7          69.0(h)     307.7
  Depreciation...........       122.7        10.9(i)        (3.2)(g)     130.4        35.7          10.3(i)      46.0
  Amortization...........        40.0         0.5(f)        (0.4)(g)      40.7        11.0           3.6(j)      14.6
                                              0.6(j)
                           -----------  ------------  -------------  ---------  -----------       ------    ---------
Operating income.........       365.2        18.0           (6.7)        376.5        91.7          30.3        122.0

Interest expense, net of
  capitalized portion....      (158.4)       (0.1)(f)        0.3(g)     (160.3)      (54.4)        (18.9)(l)     (73.3)
                                            (11.6)(m)        9.5(n)
Investment earnings......        12.7                       (0.2)(g)      10.8         2.1          (0.3)(h)       1.8
                                                            (1.7)(p)
Equity in earnings of
  unconsolidated
  affiliates.............        14.0                       (3.8)(g)       1.7         7.3          (7.3)(h)
                                                            (8.5)(p)
Minority interests in
  income of consolidated
  subsidiaries...........       (10.6)                       2.2(g)       (8.4)       (1.3)         (2.3)(h)      (3.6)
Net gain on disposals of
  facilities.............       311.9                     (311.9)(q)
                           -----------  ------------  -------------  ---------  -----------       ------    ---------
Income from continuing
  operations before
  income taxes...........       534.8         6.3         (320.8)        220.3        45.4           1.5         46.9
Taxes on income..........      (233.7)       (2.4)         138.7         (97.4)       (9.6)         (4.0)       (13.6)
                           -----------  ------------  -------------  ---------  -----------       ------    ---------
Income from continuing
  operations.............   $   301.1   $     3.9      $  (182.1)    $   122.9   $    35.8     $    (2.5)   $    33.3
                           -----------  ------------  -------------  ---------  -----------       ------    ---------
                           -----------  ------------  -------------  ---------  -----------       ------    ---------
Earnings per common share
  from continuing
  operations, fully
  diluted................   $    1.41                                $    0.59   $    0.71                  $    0.56
                           -----------                               ---------  -----------                 ---------
                           -----------                               ---------  -----------                 ---------
Weighted average number
  of shares outstanding,
  fully diluted (in
  000s)..................     216,175                                  216,175      59,153                     59,153
                           -----------                               ---------  -----------                 ---------
                           -----------                               ---------  -----------                 ---------
Ratio of earnings to
  fixed charges..........         3.7x                                     2.1x        1.6x                       1.5x
                           -----------                               ---------  -----------                 ---------
                           -----------                               ---------  -----------                 ---------


                             MERGER AND
                            REFINANCING     PRO FORMA
                            ADJUSTMENTS     COMBINED
                           --------------  -----------
Net operating revenues...  $                $ 4,199.7
Operating expenses:
  Salaries and benefits..                     1,714.9
  Supplies...............                       573.8
  Provision for doubtful
    accounts.............                       244.6
  Other operating
    expenses.............                       936.2
  Depreciation...........                       176.4
  Amortization...........         (2.4)(k)       52.9

                           --------------  -----------
Operating income.........          2.4          500.9
Interest expense, net of
  capitalized portion....         (2.4)(k)     (229.7)
                                   6.3(o)
Investment earnings......                        12.6

Equity in earnings of
  unconsolidated
  affiliates.............                         1.7

Minority interests in
  income of consolidated
  subsidiaries...........                       (12.0)
Net gain on disposals of
  facilities.............
                           --------------  -----------
Income from continuing
  operations before
  income taxes...........          6.3          273.5
Taxes on income..........         (2.5)(o)     (113.5)
                           --------------  -----------
Income from continuing
  operations.............  $       3.8      $   160.0
                           --------------  -----------
                           --------------  -----------
Earnings per common share
  from continuing
  operations, fully
  diluted................                   $    0.55
                                           -----------
                                           -----------
Weighted average number
  of shares outstanding,
  fully diluted (in
  000s)..................     79,857  (r)     296,032
                           --------------  -----------
                           --------------  -----------
Ratio of earnings to
  fixed charges..........                         2.0x
                                           -----------
                                           -----------

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
                       ORNDA HEALTHCORP AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1995
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                                          HISTORICAL
                                                           HISTORICAL       ORNDA
                                                             TENET        YEAR ENDED      PRO FORMA
                                                           YEAR ENDED     AUGUST 31,       MERGER      PRO FORMA
                                                          MAY 31, 1995       1995        ADJUSTMENTS    COMBINED
                                                          ------------  --------------  -------------  ----------
Net operating revenues..................................   $  3,318.4     $  1,842.7    $              $  5,161.1
Operating expenses:.....................................
  Salaries and benefits.................................      1,366.8          803.1                      2,169.9
  Supplies..............................................        431.5          236.2                        667.7
  Provision for doubtful accounts.......................        137.5          122.2                        259.7
  Other operating expenses..............................        759.2          419.2                      1,178.4
  Depreciation..........................................        164.4           67.9                        232.3
  Amortization..........................................         30.6           17.3          (4.1)(k)       43.8
  Restructuring costs...................................         36.9                                        36.9
                                                          ------------  --------------    ------       ----------
Operating income........................................        391.5          176.8           4.1          572.4
Interest expense, net of capitalized portion............       (138.1)        (109.1)         (4.1)(k)     (251.3)

Investment earnings.....................................         27.5            4.6                         32.1
Equity in earnings of unconsolidated affiliates.........         28.4           14.0                         42.4
Minority interests in income of consolidated
  subsidiaries..........................................         (9.4)          (0.2)                        (9.6)
Net gain on disposals of facilities and long-term
  investments...........................................         29.5            1.0                         30.5
                                                          ------------  --------------    ------       ----------
Income from continuing operations before income taxes...        329.4           87.1                        416.5
Taxes on income.........................................       (135.0)         (15.8)                      (150.8)
                                                          ------------  --------------    ------       ----------
Income from continuing operations.......................   $    194.4     $     71.3    $              $    265.7
                                                          ------------  --------------    ------       ----------
                                                          ------------  --------------    ------       ----------
Earnings per common share from continuing operations,
  fully diluted.........................................   $     1.06     $     1.51                   $     1.08
                                                          ------------  --------------                 ----------
                                                          ------------  --------------                 ----------
Weighted average number of shares outstanding, fully
  diluted (in 000s).....................................      190,139         47,382        63,966(r)     254,105
                                                          ------------  --------------      ------     ----------
                                                          ------------  --------------      ------     ----------
Ratio of earnings to fixed charges......................          2.7 x          1.6  x                       2.2x
                                                          ------------  --------------                 ----------
                                                          ------------  --------------                 ----------

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
                       ORNDA HEALTHCORP AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1994
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                                         HISTORICAL
                                                          HISTORICAL       ORNDA
                                                            TENET        YEAR ENDED      PRO FORMA
                                                          YEAR ENDED     AUGUST 31,       MERGER      PRO FORMA
                                                         MAY 31, 1994       1994        ADJUSTMENTS    COMBINED
                                                         ------------  --------------  -------------  ----------
Net operating revenues.................................   $  2,943.2     $  1,274.4    $              $  4,217.6
Operating expenses:
  Salaries and benefits................................      1,293.4          574.2                      1,867.6
  Supplies.............................................        339.4          158.9                        498.3
  Provision for doubtful accounts......................        107.0           86.2                        193.2
  Other operating expenses.............................        666.5          275.6                        942.1
  Depreciation.........................................        142.7           56.4                        199.1
  Amortization.........................................         18.1           10.4         (3.3)(k)        25.2
  Restructuring costs..................................         77.0            2.5                         79.5
  Merger expenses......................................       --               30.0                         30.0
                                                         ------------  --------------     ------      ----------
Operating income.......................................        299.1           80.2          3.3           382.6
Interest expense, net of capitalized portion...........        (70.0)         (83.4)        (3.3)(k)      (156.7)
Investment earnings....................................         27.7            2.9                         30.6
Equity in earnings of unconsolidated affiliates........         23.8            3.6                         27.4
Minority interests in income of consolidated
  subsidiaries.........................................         (8.2)          (4.0)                       (12.2)
Net gain (loss) on disposals of facilities.............         87.5          (45.3)                        42.2
                                                         ------------  --------------     ------      ----------
Income (loss) from continuing operations before income
  taxes................................................        359.9          (46.0)                       313.9
Taxes on income........................................       (144.0)          (1.0)                      (145.0)
                                                         ------------  --------------     ------      ----------
Income (loss) from continuing operations...............   $    215.9     $    (47.0)   $              $    168.9
                                                         ------------  --------------     ------      ----------
                                                         ------------  --------------     ------      ----------
Earnings (loss) per common share from continuing
  operations, fully diluted............................   $     1.23     $    (1.29)                  $     0.75
                                                         ------------  --------------                 ----------
                                                         ------------  --------------                 ----------
Weighted average number of shares outstanding, fully
  diluted (in 000s)....................................      181,087         37,879       51,137(r)      232,224
                                                         ------------  --------------     ------      ----------
                                                         ------------  --------------     ------      ----------
Ratio of earnings to fixed charges.....................          4.2x           0.5x                         2.4x
                                                         ------------  --------------                 ----------
                                                         ------------  --------------                 ----------

                    NOTES TO PRO FORMA FINANCIAL INFORMATION


    The adjustments to arrive at the unaudited pro forma financial information are as follows:



        (a) To reflect Tenet's January 1997 acquisition of substantially all of the assets of North Shore Medical Center. This transaction will be accounted for by the purchase method of accounting. The assets acquired and liabilities assumed in this transaction are recorded at their estimated fair values. The excess of the aggregate purchase price of $49.0 million over the aggregate estimated fair value of the net assets acquired is expected to be approximately $10.5 million. The acquisition of North Shore Medical Center was financed using Tenet's existing credit facility.



        (b) To reflect OrNda's December 1996 acquisition of substantially all of the assets of the Western Medical Centers, consisting primarily of two acute care hospitals and a skilled nursing facility. The transaction will be accounted for by the purchase method of accounting. The assets acquired and liabilities assumed in the transaction are recorded at their estimated fair values. The excess of the aggregate purchase price of $181.5 million over the aggregate fair value of the net assets acquired is approximately $56.2 million. The acquisition of the Western Medical Centers was financed using OrNda's existing credit facility.


        (c) To reclassify OrNda's current deferred tax asset to conform to Tenet's presentation.


        (d) To reflect the Refinancing and the following related items: an increase to intangible assets of $4.1 million (reflecting estimated debt issuance costs of $35.1 million to be amortized over the lives of the Notes and the New Credit Facility less $31.0 million in unamortized issuance costs to be written off); and a tax benefit of $30.1 million related to the payment of estimated tender premiums and consent fees and the write-off of the unamortized issuance costs. The $45.1 million after-tax effect of the write-off, the tender premiums and the consent fees will be charged to operations as an extraordinary item in the period the Refinancing is completed.



        (e) To record estimated transaction costs in the amount of $30.0 million in connection with the Merger. The unaudited pro forma financial information does not reflect other charges expected to be incurred by Tenet and OrNda in connection with the Merger. These charges may include costs associated with the combination of Tenet and OrNda, primarily severance costs, costs of restructuring benefit packages and charges related to reduction of corporate overhead costs and the consolidation of duplicative services or facilities in certain markets.



        (f) To reflect the historical operations of the following facilities prior to their acquisition by Tenet to give effect to the transactions as if they had occurred as of the beginning of the respective period: the August 1995 acquisition of Memorial Medical Center (formerly known as Mercy+Baptist Medical Center); the September 1995 acquisition of Providence Memorial Hospital; the October 1995 acquisition of Medical Center of Manchester; the November 1995 acquisition of Methodist Hospital of Jonesboro; the June 1996 acquisition of Hialeah Hospital; the October 1996 acquisition of Lloyd Noland Hospital and the January 1997 acquisition of North Shore Medical Center.


        (g) To reflect the following sales by Tenet as if they had occurred as of the beginning of the respective period: the June 1995 sale of its two hospitals and related healthcare businesses in Singapore, the October 1995 sales of its interest in AME and its equity interest in a hospital in Malaysia, the February 1996 sale of its equity interest in a hospital in Thailand and the May 1996 sale of its equity interest in Westminster.


        (h) To reflect the historical operations of the following facilities prior to their acquisition by OrNda to give effect to the transactions as if they had occurred as of the beginning of the respective period: the November 1995 acquisition of Universal Medical Center (subsequently renamed Florida Medical Center-South); the January 1996 acquisition of a controlling equity interest in HNW; the July 1996 acquisitions of Cypress Fairbanks Medical Center and Westside Medical Center; the August 1996 acquisition of Centinela Hospital Medical Center; the September 1996 acquisition of The Saint Vincent Healthcare System and the December 1996 acquisition of the Western Medical Centers.

        (i) To adjust depreciation expense to reflect the estimated fair values of the buildings and equipment acquired in the purchases of the general hospital facilities referred to in Notes (f) and (h) above.

        (j) To reflect the amortization of the excess of the purchase price of the general hospital facilities referred to in Notes (f) and (h) above over the estimated fair values of the net assets acquired using the straight-line method.

        (k) To reclassify OrNda's amortization of capitalized financing costs to interest expense in accordance with Tenet's accounting policy.


        (l) To reflect additional interest expense for the periods prior to the acquisitions described in Note (h) above ($26.3 million for the year ended August 31, 1996 and $6.3 million and $18.9 million for the six months ended November 30, 1996 and 1995, respectively) on $387.4 million of borrowings under OrNda's secured bank credit facility, based on an average historical interest rate of 7.08%.



       (m) To reflect additional interest expense for the periods prior to the acquisitions described in Note (f) above ($16.8 million for the year ended May 31, 1996 and $3.0 million and $11.6 million for the six months ended November 30, 1996 and 1995, respectively) on $511.0 million of borrowings under Tenet's credit facilities, based on an average historical interest rate of 6.5%.



        (n) To reflect the reduction in interest expense ($13.2 million for the year ended May 31, 1996 and $9.5 million for the six months ended November 30, 1995) from the application of an aggregate of $536.1 million in net proceeds from the sale of certain of Tenet's international assets, as described in Note (g) above, and the $91.8 million proceeds from Hillhaven's redemption of its Series C and Series D Preferred Stock held by Tenet, as described in Note (p) below, to repay borrowings under its credit agreements with an average historical interest rate of 6.5%.


        (o) To adjust interest expense, including the amortization of deferred financing costs over the term of the related indebtedness, and to reflect income taxes at an assumed rate of 40.0% for the year ended May 31, 1996, as follows (dollars in millions):


To increase interest expense to give effect to the issuance
 of the Notes (aggregate principal of $1.3 billion) at a
 blended interest rate of 7.83%............................  $   105.2
To increase interest expense to give effect to anticipated
 borrowings under the New Credit Facility (aggregate
 principal of $1.2 billion) at an interest rate of 6.25%...       88.8
To reduce interest expense to give effect to the repurchase
 of the OrNda Debt Securities (aggregate principal of
 $525.0 million) and the repayment of borrowings under the
 existing credit facilities of Tenet and OrNda (aggregate
 principal of $2.1 billion) at a blended interest rate of
 7.87%.....................................................     (206.5)
                                                             ---------
Net reduction in interest expense..........................  $    12.5
                                                             ---------
                                                             ---------



       The adjustments made for the six months ended November 30, 1995 and 1996 are equal to one half of the amounts above.



        (p) To reflect Vencor's acquisition of Hillhaven. Because Tenet owns less than 20.0% of Vencor and does not have the ability to exercise significant influence over Vencor, Tenet now accounts for its interest in Vencor in accordance with SFAS No. 115. Tenet had accounted for its interest in Hillhaven using the equity method of accounting for investments in unconsolidated subsidiaries. The Unaudited Pro Forma Condensed Combined Statements of Operations reflect adjustments made to eliminate Tenet's equity in the earnings of Hillhaven ($7.2 million for the year ended May 31, 1996 and $7.1 million for the six months ended November 30, 1995) that had been recognized by Tenet, as well as the dividends ($1.7 million) on the Hillhaven Series C and Series D Preferred Stock held by Tenet prior to their September 1995 redemption by Vencor.

        Also to reflect the dilution in Tenet's equity interest in TRC from an approximately 25.0% interest to an approximately 13.6% interest as a result of TRC's completion in October 1995 of an initial public offering of its common stock. Because Tenet owned less than 20.0% of TRC's common shares after the October 1995 stock sale by TRC, and does not have the ability to exercise significant influence over TRC, Tenet has been accounting for its investment in accordance with SFAS No. 115 since October 1995. Tenet's equity in the earnings of TRC recognized under the equity method amounted to $1.4 million for the year ended May 31, 1996 and the six months ended November 30, 1995.



        (q) To reflect the elimination of non-recurring gains on disposals of facilities and long-term investments in the amount of $346.2 million in the year ended May 31, 1996 and $311.9 million in the six months ended November 30, 1995.


        (r) Represents the weighted average common shares and common equivalent shares that would have been outstanding in addition to Tenet's historical weighted average common shares as a result of the Merger.


        (s) To reflect the historical operations of Lloyd Noland Hospital prior to its acquisition by Tenet in October 1996 and the January 1997 acquisition of North Shore Medical Center, giving effect to both transactions as if they had occurred as of the beginning of the period.



        (t) To reflect the historical operations of the following facilities prior to their acquisition by OrNda, giving effect to the transactions as if they had occurred as of the beginning of the period: the July 1996 acquisitions of Cypress Fairbanks Medical Center and Westside Medical Center; the August 1996 acquisition of Centinela Hospital Medical Center; the September 1996 acquisition of The Saint Vincent Healthcare System and the December 1996 acquisition of the Western Medical Centers.

                         SELECTED OPERATING STATISTICS

    The following tables set forth certain historical operating statistics for the domestic general hospitals operated by the Company and by OrNda for each of the periods indicated.

                          TENET HEALTHCARE CORPORATION


                                                                                                 SIX MONTHS
                                                                                                   ENDED
                                                            YEARS ENDED MAY 31,                 NOVEMBER 30,
                                                   -------------------------------------  ------------------------
                                                      1994         1995         1996         1995         1996
                                                   -----------  -----------  -----------  -----------  -----------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER PATIENT DAY)
HISTORICAL OPERATING DATA:
  Number of hospitals (at end of period).........           35           70           74           75           76
  Licensed beds (at end of period)(1)............        6,873       15,622       16,666       16,827       17,344
  Net inpatient revenues.........................  $   1,568.4  $   1,937.9  $   3,440.4  $   1,626.7  $   1,742.7
  Net outpatient revenues........................  $     557.2  $     786.3  $   1,572.1  $     755.3  $     836.2
  Admissions.....................................      207,868      267,868      487,601      231,866      246,774
  Equivalent admissions(2).......................      271,004      358,664      689,619      323,251      357,199
  Average length of stay(3)......................          5.6          5.6          5.6          5.5          5.4
  Patient days...................................    1,154,030    1,507,865    2,710,062    1,280,367    1,342,531
  Equivalent patient days(4).....................    1,493,314    1,997,508    3,796,184    1,755,944    1,924,258
  Net inpatient revenues per patient day.........  $     1,359  $     1,285  $     1,269  $     1,270  $     1,298
  Net inpatient revenues per admission...........  $     7,545  $     7,235         7056  $     7,016  $     7,062
  Utilization of licensed beds(5)................        46.8%        46.4%        44.9%        43.1%        42.8%
  Outpatient visits..............................    1,472,258    2,293,586    5,609,550    2,666,656    3,156,690


                                ORNDA HEALTHCORP


                                                                                                THREE MONTHS
                                                                                                   ENDED
                                                          YEARS ENDED AUGUST 31,                NOVEMBER 30,
                                                   -------------------------------------  ------------------------
                                                      1994         1995         1996         1995         1996
                                                   -----------  -----------  -----------  -----------  -----------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER PATIENT DAY)
HISTORICAL OPERATING DATA:
  Number of hospitals (at end of period)(6)......           46           46           50           47           49
  Licensed beds (at end of period)(1)............        8,025        8,069        9,685        8,361       10,049
  Net inpatient revenues.........................  $     811.8  $   1,112.9  $   1,299.2  $     321.5  $     403.8
  Net outpatient revenues........................  $     389.5  $     615.3  $     705.9  $     142.4  $     198.0
  Admissions.....................................      179,085      204,204      237,669       53,275       60,628
  Equivalent admissions(2).......................      246,872      286,753      346,711       76,853       90,290
  Average length of stay(3)......................          4.9          5.3          5.0          5.1          5.2
  Patient days...................................      871,938    1,076,782    1,187,421      272,185      314,830
  Equivalent patient days(4).....................    1,201,980    1,512,070    1,732,203      392,656      468,862
  Net inpatient revenues per patient day.........  $       931  $     1,034  $     1,094  $     1,181  $     1,283
  Net inpatient revenues per admission...........  $     4,533  $     5,450  $     5,466  $     6,034  $     6,660
  Utilization of licensed beds(5)................        35.2%        36.4%        38.1%        35.8%        34.4%
  Outpatient visits..............................    1,367,016    1,824,099    2,767,994      569,911      830,027


------------------------
(1) Aggregate number of beds at the end of the period that a facility has been granted approval to operate from the appropriate state licensing agency.
(2) Equivalent admissions represents actual admissions adjusted to include outpatient and emergency room services by multiplying actual admissions by the sum of gross inpatient revenue and gross outpatient revenue and dividing the result by gross inpatient revenue.
(3) Represents patient days divided by admissions.
(4) Equivalent patient days represents actual patient days adjusted to include outpatient and emergency room services by multiplying actual patient days by the sum of gross inpatient revenue and gross outpatient revenue and dividing the result by gross inpatient revenue.
(5) Represents average daily census for the period divided by the average number of licensed beds during the period.

(6) In all periods presented includes one psychiatric hospital.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF TENET
                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES


    The following tables set forth selected historical financial information for Tenet for each of the fiscal years in the five-year period ended May 31, 1996 and for the six months ended November 30, 1995 and 1996. The selected financial information for each of the five fiscal years has been derived from the consolidated financial statements of Tenet, which have been audited by KPMG Peat Marwick LLP, independent auditors for Tenet, and from the underlying accounting records of Tenet. The report of KPMG Peat Marwick LLP covering the consolidated financial statements of Tenet refers to a change in the method of accounting for income taxes in 1994. The selected financial information for the six-month periods has been derived from unaudited condensed consolidated financial statements of Tenet and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of Tenet, are necessary for a fair presentation of such information. Operating results for the six months ended November 30, 1996 are not necessarily indicative of the results that may be expected for fiscal 1997.


    All information included in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tenet" and with the condensed consolidated financial statements and related notes of Tenet included herein. Certain amounts derived from the consolidated statements of operations have been reclassified to conform with the presentation below.

                                                                                                     SIX MONTHS ENDED
                                                             YEAR ENDED MAY 31,                        NOVEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1992      1993(2)     1994      1995(3)     1996       1995       1996
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:(1)(4)
Net operating revenues....................  $ 2,934.3  $ 3,178.2  $ 2,943.2  $ 3,318.4  $ 5,558.5  $ 2,654.8  $ 2,914.7
Operating expenses:
  Salaries and benefits...................    1,328.1    1,464.8    1,293.4    1,366.8    2,194.3    1,046.9    1,150.1
  Supplies................................      318.9      349.2      339.4      431.5      764.2      364.7      395.1
  Provision for doubtful accounts.........      123.1      114.6      107.0      137.5      289.7      137.0      153.2
  Other operating expenses................      616.5      689.1      666.5      759.2    1,212.1      578.3      641.9
  Depreciation............................      122.4      141.8      142.7      164.4      239.9      122.7      127.0
  Amortization............................       18.4       18.6       18.1       30.6       80.4       40.0       42.6
  Restructuring charges(5)................       17.9       51.6       77.0       36.9     --         --         --
  Impairment losses(6)....................     --         --         --         --           85.9     --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income..........................      389.0      348.5      299.1      391.5      692.0      365.2      404.8
Interest expense, net of capitalized
  portion.................................      (89.4)     (75.3)     (70.0)    (138.1)    (311.9)    (158.4)    (141.1)
Investment earnings.......................       28.7       21.1       27.7       27.5       22.3       12.7       10.3
Equity in earnings of unconsolidated
  affiliates..............................        6.7       12.5       23.8       28.4       19.4       14.0        1.3
Minority interest expense.................       (6.8)     (10.0)      (8.2)      (9.4)     (22.0)     (10.6)     (10.1)
Net gain on disposals of facilities and
  long-term investments(7)................       31.0      121.8       87.5       29.5      346.2      311.9     --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations before
  income taxes............................      359.2      418.6      359.9      329.4      746.0      534.8      265.2
Taxes on income...........................     (141.0)    (155.0)    (144.0)    (135.0)    (347.7)    (233.7)    (116.0)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations.........  $   218.2  $   263.6  $   215.9  $   194.4  $   398.3  $   301.1  $   149.2
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per common share from continuing
  operations, fully diluted...............  $    1.19  $    1.49  $    1.23  $    1.06  $    1.86  $    1.41  $    0.68
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cash dividends per common share...........  $    0.46  $    0.48  $    0.12     --         --         --         --
Ratio of earnings to fixed charges(8).....        3.5x       4.3x       4.2x       2.7x       2.9x       3.7x       2.5x


                                                                AS OF MAY 31,                       AS OF NOVEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1992       1993       1994       1995       1996       1995       1996
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (DOLLARS IN MILLIONS)
Balance Sheet Data:
Working capital (deficit).................  $   223.9  $   155.9  $  (196.3) $   267.1  $   410.4  $   275.9  $   690.9
Total assets..............................    4,236.4    4,173.4    3,697.0    7,918.4    8,332.4    8,140.5    8,572.5
Long-term debt, excluding current
  portion.................................    1,066.2      892.4      223.1    3,273.4    3,191.1    3,254.9    3,332.5
Shareholders' equity......................    1,674.0    1,752.1    1,319.9    1,986.1    2,636.2    2,355.0    2,846.2

------------------------------
(1) Results of operations for all periods presented exclude Tenet's former psychiatric division which was discontinued as of November 30, 1993, but include, through the dates of their divestitures, other divested businesses that were not classified as discontinued operations.

(2) Results of operations for periods prior to April 1993 include, on a consolidated basis, the results of Westminster, the ownership of which was reduced from approximately 90% to 42% in April 1993 through a public offering of Westminster common stock.

(3) On March 1, 1995, Tenet acquired, in a transaction accounted for as a purchase, all the outstanding common stock of AMH for $1.5 billion in cash and 33.2 million shares of Tenet's Common Stock valued at approximately $488.0 million (the "AMH Merger").


(4) Results of operations for the periods presented include the results, through the respective dates of sale, of (i) the fiscal 1994 sale of 29 inpatient rehabilitation hospitals and 45 related satellite outpatient clinics; (ii) the fiscal 1994 sale to Hillhaven of 23 long-term care facilities; (iii) the August 1994 sale of an approximately 75% interest in TRC; (iv) the June 1995 sale of two hospitals and related healthcare businesses in Singapore; (v) the October 1995 sales of its interest in AME and its equity interest in a hospital in Malaysia; (vi) the February 1996 sale of its equity interest in a hospital in Thailand and (vii) the May 1996 sale of its equity interest in Westminster. See Notes (g) and (p) of notes to the unaudited pro forma financial information.


(5) The restructuring charges for fiscal 1992 and fiscal 1993 relate to the combination of Tenet's rehabilitation hospital division into its general hospital division, a corporate overhead reduction program begun in April 1993 and severance costs incurred in connection with a change in senior executive management. The restructuring charges for fiscal 1994 relate to a plan initiated by Tenet in April 1994 to significantly decrease overhead costs by reducing corporate and division staffing levels and selling Tenet's corporate headquarters building in Santa Monica, California. The restructuring charges for fiscal 1995 relate to severance payments and outplacement services for involuntary terminations of former employees and other related costs in connection with Tenet's relocation of substantially all of its hospital support activities previously located in southern California and Florida to new offices in Dallas, Texas following the AMH Merger.

(6) The impairment losses for fiscal 1996 relate to three rehabilitation hospitals, four general hospitals and a parcel of undeveloped land.


(7) The net after-tax effect of the gains from disposals of facilities and long-term investments was $181.1 million or $0.84 per share, fully diluted, for the year ended May 31, 1996 and $124.3 million or $0.82 per share, fully diluted, for the six months ended November 30, 1995.


(8) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TENET

    Unless otherwise expressly indicated, all references to years are to fiscal years, and all note references are to the accompanying notes to Consolidated Financial Statements.

IMPACT OF THE MERGER


    On October 16, 1996, Tenet and OrNda entered into the Merger Agreement, pursuant to which OrNda will become a wholly owned subsidiary of Tenet in a transaction to be accounted for as a pooling of interests. Under the terms of the Merger Agreement, each share of OrNda Common Stock outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive 1.35 shares of Tenet Common Stock and the associated Rights issued in accordance with the Rights Agreement. In connection with the consummation of the Merger, the Company has registered for issuance approximately 85.9 million shares of its common stock to OrNda stockholders. The Merger is expected to close in late January, 1997.



    Tenet's subsidiaries operated 76 general hospitals and OrNda's subsidiaries operated 49 general hospitals at November 30, 1996. Management believes that joining together Tenet's general hospitals and related healthcare operations with OrNda's general hospitals and related healthcare operations will create a stronger, more geographically diverse company that will be better able to compete in certain key geographic areas, such as south Florida and southern California, and to grow through strategic acquisitions and partnerships. The healthcare industry has undergone, and continues to undergo, tremendous change, including cost-containment pressures by government payors, managed care providers and others, as well as technological advances that require increased capital expenditures. The combined company will continue to emphasize the creation of strong integrated healthcare delivery systems. The Merger is expected to enable the combined company to realize certain cost savings. No assurances can be made as to the amount of cost savings, if any, that actually will be recognized.



    Following the Merger, the Company believes that its primary liquidity needs will consist of capital expenditures, debt service and working capital. Estimated capital expenditures for the combined entity are expected to be approximately $500 million per year for each of the next three fiscal years. The Company believes that cash generated by operations and amounts available under the New Credit Facility will be sufficient to meet its liquidity needs over the short term (up to 18 months) and the long term (18 months to three years). The Company's strategy includes the pursuit of growth through strategic acquisitions and partnerships, including the development of integrated healthcare delivery systems in selected geographic areas. All or a portion of such acquisitions may be financed through cash generated by operations, available credit under the New Credit Facility or by accessing the capital markets. At the closing of the Merger, the Company expects to have significant unused borrowing capacity under the New Credit Facility. The New Credit Facility and the Notes will include various affirmative, negative and financial covenants with which the Company must comply, including among others, a requirement to maintain certain financial ratios and limitations on the Company's ability to incur additional indebtedness. In addition, the New Credit Facility will prohibit dividends and stock repurchases prior to Tenet's senior long-term unsecured debt being rated investment grade by Moody's (as defined herein) and S&P (as defined herein).


RESULTS OF OPERATIONS


  THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 30, 1996 COMPARED TO THREE MONTHS
    AND SIX MONTHS ENDED NOVEMBER 30, 1995.



    Income before income taxes was $305.9 million in the quarter ended November 30, 1995, compared with $136.8 million in the current year quarter. The prior-year quarter includes pre-tax net gains on disposals of assets of $188.4 million (approximately $.54 per share net of taxes, on a fully diluted basis). Income before income taxes was $534.8 million in the six months ended November 30, 1995, compared with $265.2 million for the current six-month period. The prior-year six-month results include pre-tax net gains on disposals of assets of $311.9 million (approximately $.82 per share net of taxes, on a fully diluted basis). Excluding these gains, pre-tax income for the six months ended November 30, 1995 was $222.9 million.



    The following is a summary of operations for the three months and six months ended November 30, 1995 and 1996:


                                                                  THREE MONTHS ENDED NOVEMBER 30,
                                                           ----------------------------------------------
                                                             1995       1996        1995         1996
                                                           ---------  ---------  -----------  -----------
                                                               (DOLLARS IN         (% OF NET OPERATING
                                                                MILLIONS)               REVENUES)
NET OPERATING REVENUES:
  Domestic general hospitals.............................  $ 1,264.8  $ 1,342.1       92.3%        90.9%
  Other domestic operations(1)...........................       89.5      134.0        6.5          9.1
  International operations...............................       16.6     --            1.2        --
                                                           ---------  ---------      -----        -----
  Net operating revenues.................................    1,370.9    1,476.1      100.0%       100.0%
                                                           ---------  ---------      -----        -----
OPERATING EXPENSES:
  Salaries and benefits..................................     (544.7)    (581.4)      39.7         39.4
  Supplies...............................................     (186.0)    (204.1)      13.6         13.8
  Provision for doubtful accounts........................      (69.7)     (78.7)       5.1          5.3
  Other operating expenses...............................     (296.7)    (320.2)      21.6         21.7
  Depreciation...........................................      (61.3)     (63.8)       4.5          4.3
  Amortization...........................................      (21.2)     (21.7)       1.5          1.5
                                                           ---------  ---------      -----        -----
  Operating income.......................................  $   191.3  $   206.2       14.0%        14.0%
                                                           ---------  ---------      -----        -----
                                                           ---------  ---------      -----        -----


                                                                   SIX MONTHS ENDED NOVEMBER 30,
                                                           ----------------------------------------------
                                                             1995       1996        1995         1996
                                                           ---------  ---------  -----------  -----------
                                                               (DOLLARS IN         (% OF NET OPERATING
                                                                MILLIONS)               REVENUES)
NET OPERATING REVENUES:
  Domestic general hospitals.............................  $ 2,440.0  $ 2,631.4       91.9%        90.3%
  Other domestic operations(1)...........................      164.3      283.3        6.2          9.7
  International operations...............................       50.5     --            1.9        --
                                                           ---------  ---------      -----        -----
  Net operating revenues.................................    2,654.8    2,914.7      100.0%       100.0%
                                                           ---------  ---------      -----        -----
OPERATING EXPENSES:
  Salaries and benefits..................................   (1,046.9)  (1,150.1)      39.4         39.5
  Supplies...............................................     (364.7)    (395.1)      13.7         13.5
  Provision for doubtful accounts........................     (137.0)    (153.2)       5.2          5.3
  Other operating expenses...............................     (578.3)    (641.9)      21.8         22.0
  Depreciation...........................................     (122.7)    (127.0)       4.6          4.3
  Amortization...........................................      (40.0)     (42.6)       1.5          1.5
                                                           ---------  ---------      -----        -----
  Operating income.......................................  $   365.2  $   404.8       13.8%        13.9%
                                                           ---------  ---------      -----        -----
                                                           ---------  ---------      -----        -----


------------------------------


(1) Net operating revenues of other domestic operations consist primarily of revenues from (i) physician practices; (ii) the Company's rehabilitation hospitals, long-term care facilities and psychiatric hospitals that are located on or near the same campuses as the Company's general hospitals;
    (iii) healthcare joint ventures operated by the Company; (iv) subsidiaries of the Company offering health maintenance organizations, preferred provider organizations and indemnity products; and (v) revenues earned by the Company in consideration of the guarantees of certain indebtedness and leases of third parties.



    Operating income increased by $39.6 million (or 10.8%) to $404.8 million for the six months ended November 30, 1996 from $365.2 million for the prior year six-month period. The operating margin for the current six-month period increased to 13.9% from 13.8% a year ago.

    The table below sets forth certain selected historical operating statistics for the Company's domestic general hospitals.



                                            THREE MONTHS ENDED NOVEMBER 30,                SIX MONTHS ENDED NOVEMBER 30,
                                      --------------------------------------------  --------------------------------------------
                                                                       INCREASE                                      INCREASE
                                          1995           1996         (DECREASE)        1995           1996         (DECREASE)
                                      -------------  -------------  --------------  -------------  -------------  --------------
Number of hospitals (at end of
 period)............................           75             76             1*              75             76             1*
Licensed beds (at end of period)....       16,827         17,344           3.1%          16,827         17,344           3.1%
Net inpatient revenues (in
 millions)..........................  $     839.4    $     884.5           5.4%     $   1,626.7    $   1,742.7           7.1%
Net outpatient revenues (in
 millions)..........................  $     390.0    $     425.7           9.2%     $     755.3    $     836.2          10.7%
Admissions..........................      120,363        124,564           3.5%         231,866        246,774           6.4%
Equivalent admissions...............      166,564        179,602           7.8%         323,251        357,199          10.5%
Average length of stay (days).......          5.5            5.4          (0.1)*            5.5            5.4          (0.1)*
Patient days........................      661,141        677,525           2.5%       1,280,367      1,342,531           4.9%
Equivalent patient days.............      894,989        968,680           8.2%       1,755,944      1,924,258           9.6%
Net inpatient revenue per patient
 day................................  $     1,270    $     1,305           2.8%     $     1,270    $     1,298           2.2%
Net inpatient revenue per
 admission..........................  $     6,974    $     7,101           1.8%     $     7,016    $     7,062           0.7%
Utilization of licensed beds........         43.4%          43.2%         (0.2)%*          43.1%          42.8%         (0.3)%*
Outpatient visits...................    1,387,899      1,615,945          16.4%       2,666,656      3,156,690          18.4%


------------------------------


*   The change is the difference between 1995 and 1996 amounts shown.



    The table below sets forth certain selected operating statistics for the Company's domestic general hospitals on a same-store basis:



                                            THREE MONTHS ENDED NOVEMBER 30,                SIX MONTHS ENDED NOVEMBER 30,
                                      --------------------------------------------  --------------------------------------------
                                                                       INCREASE                                      INCREASE
                                          1995           1996         (DECREASE)        1995           1996         (DECREASE)
                                      -------------  -------------  --------------  -------------  -------------  --------------
Number of hospitals.................           69             69          --                 69             69          --
Average licensed beds...............        15,282         15,268         (0.1    )%       15,285        15,269         (0.1    )%
Patient days........................       606,616        608,787          0.4    %    1,211,416      1,207,608         (0.3    )%
Net inpatient revenue per patient
 day................................  $      1,305   $      1,326          1.6    % $      1,290   $      1,317          2.1    %
Admissions..........................       111,158        111,756          0.5    %      220,534        221,961          0.6    %
Net inpatient revenue per
 admission..........................  $      7,122   $      7,221          1.4    % $      7,085   $      7,167          1.2    %
Outpatient visits...................     1,293,724      1,438,239         11.2    %    2,545,430      2,829,764         11.2    %
Average length of stay (days).......           5.5            5.4         (0.1    )*          5.5           5.4         (0.1    )*


------------------------------


*   The change is the difference between 1995 and 1996 amounts shown.



    There continue to be increases in inpatient acuity and intensity as less intensive services shift from inpatient to outpatient settings or to alternative healthcare delivery services because of technological improvements and continued pressures by payors to reduce admissions and lengths of stay.



    The Medicare program accounted for 38.4% of the net patient revenues of the Company's domestic general hospitals for the quarter and six months ended November 30, 1995, compared with 41.7% and 40.0% for the quarter and six months ended November 30, 1996, respectively. Historically, rates paid under Medicare's prospective payment system for inpatient services have increased, but such increases have been less than cost increases. Payments for Medicare outpatient services presently are cost reimbursed, but there are certain proposals pending that would convert Medicare reimbursement for outpatient services to a prospective payment system which, if implemented, may result in reduced payments. Medicaid programs in certain states in which the Company operates also are undergoing changes that will result in reduced payments to hospitals.



    The Company has implemented hospital cost-control programs and overhead reductions and is forming integrated healthcare delivery systems to address the prospect of reduced payments. Pressures to control healthcare costs have resulted in an increase in the percentage of revenues attributable to managed care payors. The Company anticipates that its managed care business will increase in the future.



    The general hospital industry in the United States and the Company's general hospitals continue to have significant unused capacity, and thus there is substantial competition for patients. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Increased competition, admission constraints and payor pressures are expected to continue. The Company's general hospitals have been improving operating margins in a very competitive environment, due in large part to enhanced cost controls and efficiencies being achieved throughout the Company.



    Net operating revenues from the Company's other domestic operations was $89.5 million for the three months ended November 30, 1995, compared to $134.0 million for the three months ended November 30, 1996, representing an increase of $44.5 million. Net operating revenues for the six months ended November 30, 1995 were $164.3 million, compared with $283.3 million for the current year six-month period, representing an increase of $119.0 million. This increase primarily reflects continued growth of physician practices and National Health Plans, the Company's HMO and insurance subsidiary.



    Net operating revenues from the Company's former international operations were $16.6 million and $50.5 million for the quarter and six months ended November 30, 1995, respectively. During and subsequent to the August 31, 1995 fiscal quarter, the Company sold all of its interests in hospitals and related healthcare businesses in Singapore, Malaysia, Thailand and Australia.



    Operating expenses, which include salaries and benefits, supplies, provision for doubtful accounts, depreciation and amortization, and other operating expenses, were $1,179.6 million for the quarter ended November 30, 1995 and $1,269.9 million for the current year quarter. Operating expenses for the prior and current year six months ended November 30, 1995 and 1996 were $2,289.6 million and $2,509.9 million, respectively. Operating margins for the prior and current year quarters ended November 30, 1995 and 1996 were 14.0%. Operating margins for the prior and current year six-month periods were 13.8% and 13.9%, respectively.



    Salaries and benefits expense as a percentage of net operating revenues was 39.7% in the quarter ended November 30, 1995 and 39.4% in the three months ended November 30, 1996. Salaries and benefits expense as a percentage of net operating revenues for the prior and current six-month periods were 39.4% and 39.5%, respectively. These improvements resulted from the cost reduction efforts discussed earlier herein.



    Supplies expense as a percentage of net operating revenues was 13.6% in the quarter ended November 30, 1995 and 13.8% in the three months ended November 30, 1996. Supplies expense as a percentage of net operating revenues for the prior and current six-month periods were 13.7% and 13.5%, respectively.



    The provision for doubtful accounts as a percentage of net operating revenues was 5.1% for the quarter ended November 30, 1995, and 5.3% in the three months ended November 30, 1996. The provision for doubtful accounts as a percentage of net operating revenues for the prior and current six-month periods were 5.2% and 5.3%, respectively. The increases primarily related to new acquisitions.



    Other operating expenses as a percentage of net operating revenues was 21.6% for the quarter ended November 30, 1995 and 21.7% in the three months ended November 30, 1996. Other operating expenses as a percentage of net operating revenues for the prior and current year six-month periods were 21.8% and 22.0%, respectively.



    Depreciation and amortization expense as a percentage of net operating revenues was 6.0% in the quarter ended November 30, 1995 and 5.8% in the three months ended November 30, 1996. Depreciation and amortization expense as a percentage of net operating revenues for the prior and current six-month periods were 6.1% and 5.8%, respectively.

    Interest expense, net of capitalized interest, was $81.3 million in the quarter ended November 30, 1995 and $70.1 million in the three months ended November 30, 1996. Interest expense, net of capitalized interest, for the prior and current six-month periods was $158.4 million and $141.1 million, respectively. The reduction is due to lower borrowings and interest rates in the quarter and six months ended November 30, 1996.



    Investment earnings were $5.4 million in the quarter ended November 30, 1995 and $5.5 million in the three months ended November 30, 1996. Investment earnings for the prior and current six-month periods were $12.7 million and $10.3 million, respectively. Investment earnings are derived primarily from notes receivable and investments in debt and equity securities.



    Equity in earnings of unconsolidated affiliates was $7.1 million in the quarter ended November 30, 1995 and $0.7 million in the three months ended November 30, 1996. Equity in earnings of unconsolidated affiliates for the prior and current year six-month periods was $14.0 million and $1.3 million, respectively. The prior year quarter and six-month period included $6.2 million and $12.3 million, respectively, in earnings from two unconsolidated affiliates that were sold during fiscal 1996 and two that are no longer accounted for on the equity method of accounting because the Company's ownership interest has been reduced below 20%. These latter two investments now are carried in the Company's balance sheet at their fair value.



    Minority interests in the income of consolidated subsidiaries was $5.0 million during the quarter ended November 30, 1995, compared to $5.5 million in the three months ended November 30, 1996. Minority interests in the income of consolidated subsidiaries for the prior and current year six-month periods was $10.6 million and $10.1 million, respectively.



    Taxes on income as a percentage of income before income taxes were 43.7% in the six months ended November 30, 1995 and 1996. The difference between the Company's effective income tax rate and the statutory federal income tax rate is shown below:



                                                                                             NOVEMBER 30,
                                                                            -----------------------------------------------
                                                                                     1995                     1996
                                                                            -----------------------  ----------------------
                                                                             AMOUNT      PERCENT      AMOUNT      PERCENT
                                                                            ---------  ------------  ---------  -----------
                                                                                   (IN MILLIONS OF DOLLARS AND AS A
                                                                                       PERCENT OF PRETAX INCOME)
Tax provision at statutory federal rate...................................  $   187.2       35.0%    $    92.8       35.0%
State income taxes, net of federal income tax benefit.....................       19.7        3.7          10.9        4.1
Goodwill amortization.....................................................       10.9        2.0          11.4        4.3
Gains on sales of foreign subsidiary's assets.............................       16.3        3.1        --          --
Other.....................................................................       (0.4)      (0.1)          0.9        0.3
                                                                            ---------        ---     ---------        ---
Taxes on income and effective tax rates...................................  $   233.7       43.7%    $   116.0       43.7%
                                                                            ---------        ---     ---------        ---
                                                                            ---------        ---     ---------        ---



    Amortization of the goodwill resulting from the Company's March 1995 acquisition of AMH of approximately $32.0 million ($0.15 per share) for the six months ended November 30, 1996 is a noncash charge and provides no income tax benefits.


  FISCAL YEARS ENDED MAY 31, 1996, 1995 AND 1994

    On March 1, 1995, in a transaction accounted for as a purchase, the Company acquired AMH for $1.5 billion in cash and 33.2 million shares of the Company's common stock valued at approximately $488.0 million. In connection with the AMH Merger, the Company also repaid $1.8 billion of debt. The acquisition and debt retirements were financed by borrowings under Tenet's then existing credit agreement and the public issuance of $1.2 billion in new debt securities.

    Prior to the AMH Merger, the Company operated 33 domestic general hospitals with 6,620 licensed beds in six states and a small number of skilled nursing facilities, rehabilitation hospitals and psychiatric hospitals located on or near its general hospital campuses. With the AMH Merger, the Company acquired 37 domestic general hospitals with 8,831 beds, bringing its total number of domestic general hospitals to

70 hospitals with 15,451 licensed beds in 13 states. The acquisition also included ancillary facilities at or nearby many of AMH's hospitals, including outpatient surgery centers, rehabilitation units, long-term-care facilities, a psychiatric hospital, home healthcare programs and ambulatory, occupational and rural healthcare clinics.

    Management believes that the AMH Merger has strengthened the Company in its existing markets and enhanced its ability to deliver quality, cost-effective healthcare services in new markets. The consolidation of the two companies has resulted in certain cost savings, estimated to be at least $60.0 million in the fiscal year ended May 31, 1996. These savings are before any severance or other costs of implementing certain efficiencies and have been realized through (i) the elimination of duplicate corporate overhead expenses, (ii) reduced supplies expense through the incorporation of the acquired facilities into the Company's existing group-purchasing program, (iii) the achievement of lower information system costs through consolidation and outsourcing and (iv) improved collection of the acquired AMH facilities' accounts receivable.

    The Company's income from continuing operations before income taxes was $746 million in 1996, compared with $329 million and $360 million in 1995 and 1994, respectively. The most significant transactions affecting the results of continuing operations were (i) the acquisition of AMH, (ii) the financing of the acquisition, which added more than $250 million annually in interest expense and
(iii) a series of divestitures during fiscal 1996, 1995 and 1994.

    Fiscal 1996 includes the sales of the Company's interests in its hospitals and related healthcare businesses in Singapore, Australia, Malaysia and Thailand, its interest in Westminster, the sale of the Company's investment in preferred stock of Hillhaven, and the exchange of its interest in the common stock of Hillhaven for 8,301,067 shares of common stock of Vencor. Fiscal 1995 includes the sale of a 75% interest in TRC. Fiscal 1994 includes the sale of all but six of the Company's rehabilitation hospitals and related outpatient clinics and the sale to Hillhaven of all but seven of the Company's long-term-care facilities, all of which had been leased to Hillhaven. These transactions and other unusual pretax items relating to impairment losses and restructuring charges are shown below:

                                                                             1994       1995       1996
                                                                           ---------  ---------  ---------
                                                                                (DOLLARS IN MILLIONS
                                                                              EXCEPT PER SHARE AMOUNTS)
Gain (loss) on sales of facilities and long-term investments.............  $      88  $      (2) $     329
Gain on sales of subsidiary's common stock...............................     --             32         17
Impairment losses........................................................     --         --            (86)
Restructuring charges....................................................        (77)       (37)    --
                                                                           ---------        ---  ---------
Net unusual pretax items (after tax-$0.04 fully diluted per share in
 1994, ($0.03) in 1995 and $0.59 in 1996)................................  $      11  $      (7) $     260
                                                                           ---------        ---  ---------
                                                                           ---------        ---  ---------

    Income from continuing operations before income taxes, excluding the unusual items in the table above, was $486 million in 1996, $336 million in 1995 and $349 million in 1994 and fully-diluted earnings per share from continuing operations was $1.27, $1.09 and $1.19, respectively.

    The following is a summary of continuing operations revenues for the past three fiscal years:

                                           1994       1995       1996        1994         1995         1996
                                         ---------  ---------  ---------  -----------  -----------  -----------
                                              (DOLLARS IN MILLIONS)           (% OF NET OPERATING REVENUES)
NET OPERATING REVENUES:
  Domestic general hospitals...........  $   2,133  $   2,777  $   5,133       72.5%        83.7%        92.3%
  Other domestic operations(1).........        275        310        375        9.4          9.3          6.8
  International operations.............        175        214         51        5.9          6.5          0.9
  Divested operations(2)...............        360         17     --           12.2          0.5        --
                                         ---------  ---------  ---------      -----        -----        -----
                                         $   2,943  $   3,318  $   5,559      100.0%       100.0%       100.0%
                                         ---------  ---------  ---------      -----        -----        -----
OPERATING EXPENSES:
  Salaries and benefits................  $  (1,293) $  (1,367) $  (2,194)      43.9%        41.2%        39.5%
  Supplies.............................       (339)      (432)      (764)      11.5         13.0         13.7
  Provision for doubtful accounts......       (107)      (137)      (290)       3.6          4.1          5.2
  Other operating expenses.............       (667)      (759)    (1,212)      22.7         22.9         21.8
  Depreciation.........................       (143)      (164)      (240)       4.9          5.0          4.3
  Amortization.........................        (18)       (31)       (81)       0.6          0.9          1.5
  Impairment losses....................     --         --            (86)     --           --             1.6
  Restructuring charges................        (77)       (37)    --            2.6          1.1        --
                                         ---------  ---------  ---------      -----        -----        -----
Operating income.......................  $     299  $     391  $     692       10.2%        11.8%        12.4%
                                         ---------  ---------  ---------      -----        -----        -----
                                         ---------  ---------  ---------      -----        -----        -----

------------------------------

(1) Net operating revenues of other domestic operations consist primarily of revenues from (i) the Company's rehabilitation hospitals, long-term care facilities and psychiatric hospitals which have not been divested; (ii) healthcare joint ventures operated by the Company; (iii) subsidiaries of the Company offering health maintenance organizations, preferred provider organizations and indemnity products; and (iv) revenues earned by the Company in consideration of the guarantees of certain indebtedness and leases of Vencor and other third parties.


(2) Net operating revenues of divested operations consist of revenues from (i) TRC prior to the August 1994 sale of the Company's approximately 75% equity interest; (ii) 29 rehabilitation hospitals and 45 related satellite outpatient clinics prior to their sales to HealthSouth Rehabilitation Corporation in January and March of 1994; and (iii) lease income from long-term care facilities prior to their sales to Hillhaven in fiscal 1994.


    Net operating revenues were $5.6 billion in 1996, compared with $3.3 billion in 1995 and $2.9 billion in 1994. The current year includes revenues attributable to facilities acquired in the AMH Merger for the entire fiscal year. The prior year includes three months of revenues attributable to the facilities acquired in the AMH Merger.

    Operating income before impairment losses and restructuring charges increased 81.8% to $778 million in 1996 from $428 million in 1995 and $376 million in 1994. The operating margin on this basis increased to 14.0% from 12.9% in 1995 and 12.8% in 1994. The increase in the operating margin is due primarily to effective cost-control programs in the hospitals and the implementation of overhead reduction plans.

    The table below sets forth certain selected historical operating statistics for the Company's domestic general hospitals:

                                                                                                         INCREASE
                                                                                                        (DECREASE)
                                                                                                      ---------------
                                                                1994          1995          1996       1995 TO 1996
                                                            ------------  ------------  ------------  ---------------
DOMESTIC GENERAL HOSPITALS OPERATING DATA:
Number of hospitals (at end of period)....................            35            70            74           4
Licensed beds (at end of period)..........................         6,873        15,622        16,666         6.7%
Net inpatient revenues (in millions)......................  $    1,568.4  $    1,937.9  $    3,440.4        77.5%
Net outpatient revenues (in millions).....................  $      557.2  $      786.3  $    1,572.1       100.0%
Admissions................................................       207,868       267,868       487,601        82.0%
Equivalent admissions.....................................       271,004       358,664       689,619        92.3%
Average length of stay (days).............................           5.6           5.6           5.6        --
Patient days..............................................     1,154,030     1,507,865     2,710,062        79.7%
Equivalent patient days...................................     1,493,314     1,997,508     3,796,184        90.0%
Net inpatient revenues per patient day....................  $      1,359  $      1,285  $      1,269        (1.2)%
Utilization of licensed beds..............................          46.8%         46.4%         44.9%       (1.5)%*
Outpatient visits.........................................     1,472,258     2,293,586     5,609,550       144.6%

------------------------------

*   The change is the difference between the 1995 and 1996 amounts shown.

    The table below sets forth certain selected operating statistics for the Company's domestic general hospitals, including those facilities acquired from AMH, on a same-store basis:

                                                                                                         INCREASE
                                                                                                        (DECREASE)
                                                                              1995          1996       1995 TO 1996
                                                                          ------------  ------------  ---------------
Number of hospitals.....................................................            68            68
Average licensed beds...................................................        15,227        15,218        (0.1)%
Patient days............................................................     2,533,785     2,506,668        (1.1)%
Net inpatient revenues per patient per day..............................  $      1,245  $      1,282         3.0%
Admissions..............................................................       441,310       451,134         2.2%
Net inpatient revenues per admission....................................  $      7,149  $      7,125        (0.3)%
Outpatient visits.......................................................     4,231,726     5,225,621        23.5%
Average length of stay (days)...........................................           5.7           5.6        (0.1)*

------------------------------

*   The change is the difference between the 1995 and 1996 amounts shown.

    There continue to be increases in inpatient acuity and intensity of services as less-intensive services shift from an inpatient to an outpatient basis or to alternative healthcare delivery services because of technological improvements and continued pressures by payors to reduce admissions and lengths of stay.

    The Company continues to experience an increase in Medicare revenues as a percentage of total patient revenues. The Medicare program accounted for approximately 40% of the net patient revenues of the domestic general hospitals in 1996 and 39% and 36% in 1995 and 1994, respectively. Historically, rates paid under Medicare's prospective payment system for inpatient services have increased, but such increases have been less than cost increases. Payments for Medicare outpatient services are presently cost-reimbursed, but there are certain proposals pending that would convert Medicare reimbursement for outpatient services to a prospective payment system which, if implemented, may result in reduced payments. Medicaid programs in certain states in which the Company operates also are undergoing changes that will result in reduced payments to hospitals.

    The Company has implemented hospital cost-control programs and overhead reductions and is forming integrated healthcare delivery systems to address the reduced payments. Pressures to control healthcare costs have resulted in an increase in the percentage of revenues attributable to managed care payors. The percentage of the Company's net operating revenues attributable to managed care was approximately 28.6% in 1996, 26.7% in 1995, and 23.9% in 1994. The Company anticipates that its managed care business will continue to increase in the future.

    The general hospital industry in the United States and the Company's general hospitals continue to have significant unused capacity, and thus there is substantial competition for patients. Inpatient utilization continues to be negatively affected by payor-required pre-admission authorization and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Increased competition, admission constraints and payor pressures are expected to continue. The Company's general hospitals have been improving operating margins in a very competitive environment, due in large part to enhanced cost controls and efficiencies being achieved throughout the Company.

    Net operating revenues from the Company's other domestic operations increased 21.0% to $375 million in 1996, compared with $310 million in 1995 and $275 million in 1994. This increase primarily reflects continued growth of National Health Plans, the Company's HMO and health insurance subsidiary, and the growth of joint ventures and physician practices.

    The $163 million decrease in net operating revenues from the Company's international operations for the current fiscal year compared to the prior fiscal year is attributable to the sales of the Company's hospitals and related healthcare businesses in Singapore and Australia. Net operating revenues and operating profits of the sold international facilities for the period from June 1, 1995 through the dates of sales were $51 million and $7 million, respectively.

    Operating expenses, which include salaries and benefits, supplies, provision for doubtful accounts, depreciation and amortization, impairment losses, restructuring charges and other operating expenses, were $4.9 billion in 1996, $2.9 billion in 1995 and $2.6 billion in 1994. Operating expenses for the current year include 12 months of operating expenses from the facilities acquired in the AMH Merger and the prior year includes three months of operating expenses from the facilities acquired in the AMH Merger, and to that extent, the current and prior-year periods are not comparable. Fiscal 1995 and 1994 also include the operating expenses of the international and other divested operations discussed above.

    Salaries and benefits expense as a percentage of net operating revenues was 39.5% in 1996, 41.2% in 1995 and 43.9% in 1994. The improvement in 1996 is attributable primarily to reductions in staffing levels in the hospitals and corporate offices, implemented following the AMH Merger.

    Supplies expense as a percentage of net operating revenues was 13.7% in 1996, 13.0% in 1995 and 11.5% in 1994. The increase over the prior year is attributable primarily to a higher supplies expense in the facilities acquired in the AMH Merger and subsequent thereto. The increase is also attributable to the sales of the Company's international operations. Supplies expense as a percentage of net operating revenues at the international facilities was substantially less than supplies expense as a percentage of net operating revenues at the domestic general hospital operations. The Company expects to continue to reduce supplies expense through incorporating acquired facilities into the Company's existing group-purchasing program.


    The provision for doubtful accounts as a percentage of net operating revenues was 5.2% in 1996, 4.1% in 1995 and 3.6% in 1994. The increase is attributable primarily to higher bad debt experience at the facilities acquired in the AMH Merger and subsequent thereto. The Company, through its collection subsidiary, Syndicated Office Systems ("SOS"), has been establishing improved follow-up collection systems by consolidating the collection of accounts receivable in all the Company's facilities.


    Other operating expenses as a percentage of net operating revenues were 21.8% in 1996, 22.9% in 1995 and 22.7% in 1994. The improvement in 1996 reflects the effects of the cost-control programs and overhead-reduction plans mentioned herein.

    Depreciation and amortization expense increased from 1995 and 1994 primarily due to the AMH Merger. Goodwill amortization associated with the AMH Merger is approximately $64 million annually.

    Impairment losses representing noncash charges of $86 million were recorded in fiscal 1996 in accordance with Statement of Financial Accounting Standards No. 121, under which the carrying value of property, plant and equipment and intangible assets at four general hospitals and three rehabilitation hospitals and the cost of one undeveloped parcel of land have been written down to their fair values.

    Restructuring charges of $37 million in fiscal 1995 were recorded in connection with the AMH Merger. These charges included severance payments and outplacement services for involuntary terminations of approximately 890 former employees of the Company and other costs related to consolidating the operations of the two companies. Restructuring charges of $77 million in fiscal 1994 were recorded in connection with a plan to significantly decrease overhead costs through a reduction in corporate and divisional staffing levels and to review the resulting office space needs of all corporate operations.

    Interest expense, net of capitalized interest, was $312 million in 1996, compared with $138 million in 1995 and $70 million in 1994. The increase between 1995 and 1996 was due primarily to the acquisition of AMH and the senior notes and bank loans used to finance the acquisition and to retire debt in connection with the AMH Merger.

    Investment earnings were $22 million in 1996, $27 million in 1995 and $28 million in 1994, and were derived primarily from notes receivable and investments in debt and equity securities.

    Equity in earnings of unconsolidated affiliates was $20 million in 1996, $28 million in 1995 and $23 million in 1994. Substantially all of the decrease between 1995 and 1996 is due to the exchange of the Company's investment in Hillhaven for common stock in Vencor. During 1995 the Company's equity in the earnings of Hillhaven was $16 million. In 1996 it was $7 million through the date of the exchange and nothing thereafter. The Company's equity in the earnings of Westminster was $6 million in 1995 and $7 million in 1996. The Company sold its investment in Westminster in May 1996.

    Minority interest in income of consolidated subsidiaries increased in the current year due to improved operating results at consolidated, but not wholly-owned facilities and to the effects of minority interests recorded at facilities acquired in the AMH Merger. Minority interest expense was $22 million in 1996, $9 million in 1995 and $8 million in 1994.

    Taxes on income as a percentage of pretax income from continuing operations were 47% in 1996, 41% in 1995 and 40% in 1994. The Company's effective tax-rate increase in 1996 is primarily due to (i) additional amortization of goodwill resulting from the AMH Merger and (ii) gains from the sales of international operations. The amortization expense arising from the AMH Merger is a noncash charge but provides no income tax benefits.

LIQUIDITY AND CAPITAL RESOURCES


    The Company's liquidity has been derived principally from the cash proceeds of operating activities, borrowings under the Company's unsecured revolving bank credit agreement and, for the year ended May 31, 1996, from disposals of assets and investments, the public issuance of debt securities, realization of tax benefits associated with losses from its discontinued psychiatric business and proceeds from the exercises of performance investment plan options. During the six months ended November 30, 1996, net cash used in operating activities was $14.2 million after expenditures of $30.0 million for discontinued operations and restructuring charges. For the prior year six-month period, net cash provided by operating activities was $11.1 million after expenditures of $73.4 million for discontinued operations and restructuring charges. Net cash provided by operating activities for the year ended May 31, 1996 was $195.0 million after net expenditures of $97.0 million for discontinued operations and restructuring charges. Cash flows from operating activities during the six months ended November 30, 1996 were adversely affected primarily because of (i) billing delays due to conversions of patient accounting systems at several hospitals;
(ii) delays in cash flows at recently acquired facilities where accounts receivable were not purchased; (iii) temporary slowdowns in the collection of Medicare receivables due to changes in fiscal intermediaries for recently acquired facilities; and (iv) a general slowdown of payments received from other payors. Management believes that cash flow from operating activities in the future will return to the Company's historically positive levels. The Company's liquidity, along with the availability of credit under the Company's unsecured revolving bank credit agreement, should be adequate to meet debt service requirements and to finance planned capital expenditures, acquisitions and other known operating needs over the short-term (up to 18 months) and the long-term (18 months to three years).



    The Company's cash and cash equivalents at November 30, 1996 were $56.8 million, a decrease of $32.4 million from May 31, 1996. The ratio of total debt to equity was 1.2 to 1.0 at November 30, 1996 and May 31, 1996. Working capital at November 30, 1996 was $690.9 million, compared to $410.3 million at May 31, 1996. At November 30, 1996 the current portion of long-term debt was $41.6 million compared to $60.0 million at May 31, 1996.



    Cash proceeds from the sale of property and equipment in the six months ended November 30, 1996 were $40.3 million, primarily from the sale of the Company's former corporate headquarters building in Santa Monica, California. Proceeds from the sales of facilities, investments and other assets were $548.0 million in the year ended May 31, 1996. During 1996 the Company sold its two hospitals and related businesses in Singapore, its interests in a hospital in Malaysia and in a hospital in Thailand and its interest in a company owning nine hospitals and a pathology business in Australia. The net cash proceeds from all of these sales aggregated approximately $324.0 million. In May 1996 the Company sold its interest in Westminster for approximately $120.0 million. Also during 1996, the Company received $91.8 million for the redemption of its Hillhaven preferred stock.



    Cash payments for property and equipment were $95.4 million in the six months ended November 30, 1996, compared to $160.5 million in the six months ended November 30, 1995. They were $370.0 million in the year ended May 31, 1996 and $264.0 million in 1995. Capital expenditures for the Company, before any significant acquisitions of facilities and other healthcare operations, are expected to be approximately $300.0 million to $400.0 annually. Such capital expenditures relate primarily to the development of healthcare services networks in selected geographic areas, design and construction of new buildings, expansion and renovation of existing facilities, equipment additions and replacements, introduction of new medical technologies and various other capital improvements.



    During fiscal 1996, the Company spent $410.0 million for purchases of new businesses. These included six general hospitals (or interests in hospitals) and a number of physician practices. During the six months ended November 30, 1996, the Company spent $159.7 million for purchases of new business. These included two general hospitals and a number of physician practices.


BUSINESS OUTLOOK


    The challenge facing the Company and the healthcare industry as a whole is to continue to provide quality patient care in an environment of rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and public payors. Because of national, state and private industry efforts to reform healthcare delivery and payment systems, the healthcare industry faces increased uncertainty. The Company is unable to predict whether any healthcare legislation at the federal or state level will be passed in the future, but it continues to monitor all proposed legislation and analyze its potential impact in order to formulate the Company's future business strategies.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF ORNDA
                       ORNDA HEALTHCORP AND SUBSIDIARIES


    The following tables set forth selected historical financial information for OrNda for each of the fiscal years in the five-year period ended August 31, 1996 and for the three months ended November 30, 1995 and 1996. The selected financial information for each of the five annual periods has been derived from the audited consolidated financial statements of OrNda, which have been audited by Ernst & Young LLP, independent auditors for OrNda, and from the underlying accounting records of OrNda. The selected financial information for the three-month periods has been derived from unaudited condensed consolidated financial statements of OrNda and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of OrNda, are necessary for a fair presentation of such information. Operating results for the three months ended November 30, 1996 are not necessarily indicative of the results that may be expected for fiscal 1997.


    All information included in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of OrNda" and with the audited consolidated financial statements and related notes of OrNda included herein. Certain amounts derived from the consolidated statements of operations have been reclassified to conform with the presentation below.


                                                                                                            THREE MONTHS
                                                                                                         ENDED NOVEMBER 30,
                                                                 YEAR ENDED AUGUST 31,
                                                 -----------------------------------------------------  --------------------
                                                   1992       1993       1994       1995       1996       1995       1996
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net operating revenues.........................  $   808.5  $   961.8  $ 1,274.4  $ 1,842.7  $ 2,147.2  $   493.6  $   637.1
Operating expenses:
  Salaries and benefits........................      393.7      443.0      574.2      803.1      935.4      210.4      291.8
  Supplies.....................................      101.5      112.5      158.9      236.2      291.6       64.9       87.9
  Provision for doubtful accounts..............       52.4       63.9       86.2      122.2      141.8       33.2       32.7
  Other operating expenses.....................      179.0      210.3      275.6      419.2      434.0      112.2      123.5
  Depreciation.................................       35.6       43.3       56.4       67.9       78.9       17.8       24.4
  Amortization.................................        4.4        4.4       10.4       17.3       24.9        5.6        7.3
  Merger transaction expenses(1)...............     --         --           30.0     --         --         --         --
  Restructuring charges(2).....................       13.0     --            2.5     --         --         --         --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income...............................       28.9       84.4       80.2      176.8      240.6       49.5       69.5
Interest expense, net of capitalized portion...      (40.2)     (68.7)     (83.4)    (109.1)    (107.2)     (27.2)     (30.6)
Interest income................................        3.2        3.4        2.9        4.6        4.4        1.2        1.2
Equity in earnings of unconsolidated
  affiliates(3)................................       (8.2)       0.2        3.6       14.0        5.1        3.8     --
Minority interest expense......................       (7.6)      (4.6)      (4.0)      (0.2)      (7.8)      (1.4)      (2.3)
Net gain (loss) on disposals of facilities and
  long-term investments........................      (44.9)    --          (45.3)       1.0     --         --         --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations before
  income taxes.................................      (68.8)      14.7      (46.0)      87.1      135.1       25.9       37.8
Taxes on income................................        1.3        1.1        1.0       15.8       35.2        6.0       11.3
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations.......  $   (70.1) $    13.6  $   (47.0) $    71.3  $    99.9  $    19.9  $    26.5
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per common share from
  continuing operations, fully diluted(4)......  $   (2.32) $    0.34  $   (1.29) $    1.51  $    1.72  $    0.39  $    0.44
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cash dividends per common share................     --         --         --         --         --         --         --
Ratio of earnings to fixed charges(5)..........     --           1.2x       0.5x       1.6x       2.0x       1.7x       2.0x



                                                                                                        AS OF NOVEMBER 30,
                                                                  AS OF AUGUST 31,
                                                -----------------------------------------------------  --------------------
                                                  1992       1993       1994       1995       1996       1995       1996
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital...............................  $    46.7  $    26.2  $     6.8  $     5.4  $    88.1  $   184.7  $   138.1
Total assets..................................      994.4    1,205.1    1,846.5    1,946.4    2,466.5    2,107.9    2,612.2
Long-term debt, excluding current portion.....      571.0      705.4    1,067.1    1,013.4    1,229.9      996.7    1,334.9
Shareholders' equity..........................      185.9      212.1      328.1      393.1      640.4      601.3      674.2

------------------------------
(1) Merger transaction expenses for fiscal 1994 relate to the merger with American Healthcare Management Inc. ("American Healthcare") on April 19, 1994.

(2) The restructuring charges for fiscal 1992 include $6.1 million for special executive compensation related to the employment of Charles N. Martin, Jr., OrNda's Chairman, President and Chief Executive Officer, and $6.9 million related to employee severance and relocation expenses related to relocating the corporate office from Dallas, Texas to Nashville, Tennessee. Restructuring charges for fiscal 1994 relate to $2.5 million of special executive compensation related to the issuance of options to purchase stock to certain executives at prices below market.

(3) HNW is a 498-bed acute care facility located in Houston Texas. Effective January 1, 1996, OrNda purchased the controlling equity interests in HNW. Prior to January 1996, OrNda's investments in HNW consisted of (i) two classes of mandatorily redeemable preferred stock; (ii) a mortgage note receivable; and, (iii) prior to February 28, 1994, an investment in HNW's common stock. In applying the equity method of accounting for the investment prior to February 28, 1994, OrNda's investment in mandatorily redeemable preferred stock of HNW was considered an advance to HNW and was combined with the common stock. As a result, 100% of HNW's losses attributable to its common stock were recognized as losses to OrNda and reduced OrNda's combined investments in HNW. On February 28, 1994, OrNda irrevocably transferred its investment in common stock of HNW to the HNW Employee Stock Ownership Plan and HNW for nominal consideration. The effect of this transfer eliminated the requirement for OrNda to apply the equity method of accounting subsequent to February 28, 1994. Beginning March 1, 1994, OrNda's method of income recognition for its investments in HNW's mandatorily redeemable preferred stock was accretion of the HNW mandatorily redeemable preferred stock, recognition of cash dividends paid by HNW and accrual of cumulative, compounded, mandatorily redeemable dividend not paid by HNW.

(4) Per share information for the years ended August 31, 1992, 1993 and 1994 is based on primary shares because earnings per share assuming full dilution is anti-dilutive.

(5) The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense. Earnings were inadequate to cover fixed charges by $68,836 for the year ended August 31, 1992.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ORNDA


    To provide prospective purchasers of the Notes with certain additional information about OrNda, set forth below is the Management's Discussion and Analysis of Financial Condition and Results of Operations of OrNda substantially in the form included in OrNda's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996 and Annual Report on Form 10-K for the fiscal year ended August 31, 1996.



    MERGERS AND ACQUISITIONS. OrNda's recent operating results were significantly affected by mergers, acquisitions and divestitures as discussed below. As discussed in Note 2 to the accompanying consolidated financial statements at August 31, 1995 and 1996 and for each of the three years in the period ended August 31, 1996 (the "Audited Consolidated Financial Statements"), OrNda completed the American Healthcare and Summit mergers on April 19, 1994. The American Healthcare merger was accounted for as a pooling-of-interests and, accordingly, the operations of American Healthcare and OrNda have been combined in the accompanying consolidated financial statements. The Summit Merger was accounted for as a purchase and, accordingly, its operations have been included since the date of the merger. The discussion herein is based upon the combined operations of OrNda and American Healthcare for all periods presented in the accompanying consolidated financial statements and including Summit Health effective April 19, 1994. To enhance understandability, discussion and analysis of financial condition and results of operations of the separate companies is included, where necessary. For purposes of "Management's Discussion and Analysis of Financial Condition and Results of Operations of OrNda," references herein to OrNda include the operations of the combined entity of OrNda and American Healthcare, unless the context requires otherwise.



    In addition to the American Healthcare and Summit mergers, OrNda'a results of operations have been impacted by the August 1994 acquisition of Fountain Valley Regional Hospital and Medical Center ("Fountain Valley") and related businesses in Fountain Valley, California, the February 1995 acquisition of three hospitals and related businesses that comprise the St. Luke's Health System ("St. Luke's") in Arizona, the January 1996 acquisition of HNW, the July 1996 acquisition of Cypress Fairbanks Medical Center in Houston, Texas ("Cypress Fairbanks"), the August 1996 acquisition of Centinela Medical Center in Inglewood, California ("Centinela") and the September 1996 acquisition of St. Vincent's Healthcare System in Worcester, Massachusetts ("St. Vincent's").


    Cost in excess of net assets acquired ("Goodwill"), net of amortization, increased approximately $179.8 million in fiscal 1996 primarily from goodwill associated with the acquisitions of HNW ($100.0 million), Cypress Fairbanks ($24.4 million) and Centinela ($52.1 million). Goodwill, net of amortization, increased approximately $43.9 million in fiscal 1995 primarily from the acquisition of St. Luke's of $4.0 million; adjustments associated with the acquisition of Fountain Valley of $2.9 million; in connection with the buy out of a joint venture at one of OrNda's hospitals of $11.5 million; and, final adjustments to the acquisition of Summit of $31.6 million. The adjustments to the Summit goodwill resulted principally from the finalization of appraisals on fixed assets acquired, resolution of certain assumed litigation, and receipt of actuarial estimates on termination of pension plans.

    DIVESTITURES. Effective in the third quarter of fiscal 1994, OrNda's management decided upon a plan of disposition to sell Decatur Hospital in Decatur, Georgia. During the fourth quarter of fiscal 1994, OrNda's management also entered into plans to dispose of Lewisburg Community Hospital in Lewisburg, Tennessee, Gibson General Hospital in Trenton, Tennessee, and Pasadena General Hospital in Pasadena, Texas. These four hospitals have a total of 486 licensed beds. OrNda consummated the sale of the Decatur Hospital in June 1994 and the sale of the Gibson Hospital effective October 31, 1994. Effective December 31, 1994, OrNda sold Ross Hospital, a 92-bed psychiatric facility in Kentfield, California.

    OrNda sold the hospital in Lewisburg on March 1, 1995 and had definitive agreements to lease the Pasadena General Hospital real property and sell the operations of Pasadena General Hospital to the lessee. The lessee assumed ownership of operations and began leasing Pasadena General Hospital on March 3, 1995. On or about March 27, 1995, OrNda became aware that the buyer/lessee of Pasadena had failed to perform under its contractual agreement. On March 31, 1995, OrNda re-assumed management of the facility until the facility was closed on May 14, 1995. On July 7, 1995, OrNda entered into a definitive agreement to sell the real property of Pasadena General Hospital to a third party. The sales price resulted in an additional loss on sale of $5.7 million which was recorded in the third quarter of fiscal 1995. The above noted divestitures did not have a significant impact on subsequent operations.


    GEOGRAPHIC CONCENTRATION. OrNda operates hospitals in greater southern California, south Florida, Arizona and Texas which generated the following percentages of OrNda's total revenue for the three months ended November 30, 1995 and 1996, respectively:



                                                                    PERCENTAGE OF                 PERCENTAGE OF
                                                       NUMBER OF     1995 TOTAL      NUMBER OF     1996 TOTAL
                                                       HOSPITALS       REVENUE       HOSPITALS       REVENUE
                                                     -------------  -------------  -------------  -------------
Southern California................................           15          33.6%             16          29.0%
South Florida......................................            5          17.2%              4          14.2%
Arizona............................................            6          10.7%              6           7.6%
Texas..............................................            6          10.5%              8          17.8%



    The following percentages are for the fiscal years ended August 31, 1995 and 1996, respectively:


                                                        NUMBER      PERCENTAGE OF     NUMBER      PERCENTAGE OF
                                                          OF         FISCAL 1995        OF         FISCAL 1996
                                                       HOSPITALS    TOTAL REVENUE    HOSPITALS    TOTAL REVENUE
                                                     -------------  -------------  -------------  -------------
Southern California................................           15          34.8%             17          31.6%
South Florida......................................            5          19.3%              5          16.5%
Arizona............................................            6           8.9%              6           9.7%
Texas..............................................            6          10.2%              8          16.0%

    To the extent favorable or unfavorable changes in regulations or market conditions occur in these areas, such changes would likely have a corresponding impact on OrNda's results of operations.

RESULTS OF OPERATIONS

    GENERAL TRENDS. During the periods discussed below, OrNda's results of operations were affected by certain industry trends, changing components of total revenue, and changes in OrNda's debt structure. OrNda's results of operations have also been impacted by the mergers, acquisitions and divestitures discussed above.


    INDUSTRY TRENDS. Outpatient services accounted for 32.9%, 30.7%, 31.3% and 28.8% of actual gross patient revenue for the three months ended November 30, 1995 and 1996 and for the years ended August 31, 1996 and 1995, respectively, reflecting the industry trend towards greater use of outpatient services and the expansion of OrNda's outpatient services primarily achieved through the opening of new outpatient clinics in key markets in fiscal 1996 and 1995. OrNda expects the industry trend towards outpatient services to continue as procedures currently being performed on an inpatient basis become available on an outpatient basis through technological and pharmaceutical advances. OrNda plans to provide quality health care services as an extension of its hospitals through a variety of outpatient activities including surgery, diagnostics, physician clinics and home health.



    As discussed below, excluding the effect of the acquisitions and the divestitures noted above ("same-hospitals basis"), total revenues have increased, reflecting higher utilization of outpatient and ancillary services, increased acuity of patients admitted, and an increase in admissions for inpatient procedures. The impact on revenue of increased patient acuity and general price increases has been partially offset by the increasing proportion of revenues derived from Medicare, Medicaid and managed care providers. These major payors substantially pay on a fixed payment rate on a per patient or a per diem basis instead of a cost or charge reimbursement methodology. Fixed payments limit the ability of OrNda to increase revenues through price increases. While these fixed payment rates have increased annually, the increases have historically been at a rate less than OrNda's increases in costs, and have been inadequate to reflect increases in costs associated with improved medical technologies. OrNda has been able to mitigate such inflationary pressures through cost control programs, as well as utilization management programs which reduce the number of days that patients stay in the hospital and the amount of hospital services provided to the patient. The average length of stay has decreased from 5.3 days for the year ended August 31, 1995 to 5.0 days for the year ended August 31, 1996. OrNda has programs designed to improve the margins associated with the revenues derived from government payors and managed care providers. In addition, OrNda has programs designed to enhance overall hospital margins.


THREE MONTHS ENDED NOVEMBER 30, 1996 COMPARED WITH THE THREE MONTHS ENDED
  NOVEMBER 30, 1995



    Total revenue for the three months ended November 30, 1996, increased over the same period in the prior year by $143.5 million or 29.1% to $637.1 million. The 29.1% increase is a result of the acquisitions discussed above as well as an increase in same hospitals revenue as discussed below. The increase in total revenue attributable to acquisitions was $140.6 million. Net income applicable to common shares for the quarter ended November 30, 1996, was $26.4 million, or $0.44 per share, compared to $19.6 million, or $0.40 per share, in the same period last year.



    Operating expenses in the quarter ended November 30, 1996, increased 27.4% ($115.3 million) compared to the same period in the prior year primarily as a result of the acquisitions discussed above and the increase in same hospital revenues and volumes discussed below.



    On a same hospitals basis, total revenue increased 0.6% ($2.9 million) primarily as a result of a 0.1% increase in admissions and a 1.5% increase in gross outpatient revenue. On a same hospitals basis, salaries and benefits increased as a percent of total revenue from 42.7% in 1995 to 43.8% in 1996 primarily as a result of performing certain patient services internally versus contracting with third parties. Supplies expense decreased 0.5% ($0.3 million) and as a percentage of total revenue decreased from 13.4% in 1995 to 13.2% in 1996. Purchased services decreased 5.2% ($2.6 million) and as a percentage of total revenue decreased from 10.2% in 1995 to 9.6% in 1996 due to the elimination of contracting with third parties as noted above. The provision for doubtful accounts decreased 28.0% ($9.3 million) and decreased from 6.9% of total revenue for 1995 to 4.9% for 1996 primarily due to collections of patient accounts receivable that were reserved in prior periods during system conversions. Other operating expenses increased 1.9% ($1.1 million) and as a percentage of total revenue was 11.8% in 1995 and 11.9% in 1996.



    The effect of price increases implemented by OrNda's hospitals was nominal as gross revenue from fixed reimbursement third party payors represented approximately 82.4% of OrNda's total gross revenue in the quarter ended November 30, 1996. Over the last several years, the portion of OrNda's total revenue derived from fixed reimbursement third party payors has increased while rates of increases from these payors have generally been less than medical-related inflation, resulting in increased efforts by OrNda to implement cost containment initiatives and re-evaluate hospital programs for adequacy of profitability. Since these trends are likely to continue, OrNda's ability to improve operating results at its existing hospitals is dependent on its continues effectiveness in reducing its costs of services. OrNda's operations may also be enhanced through strategic acquisitions. OrNda intends to pursue strategic acquisitions of health care providers in geographic areas and with service capabilities that will facilitate the development of integrated networks.



    Depreciation and amortization for the quarter ended November 30, 1996, increased 35.1% ($8.2 million) over the prior period primarily as a result of the acquisitions of HNW, Cypress Fairbanks, Centinela and St. Vincent's. The increase in depreciation and amortization attributable to acquisitions was $5.9 million. In addition, amortization on intangibles increased $2.0 million as a result of new business units.



    Interest expense for the three months ended November 30, 1996, as compared to the same period last year, increased 12.4% ($3.4 million) primarily as a result of an increase in debt to fund recent acquisitions. This increase was partially offset by improved pricing under OrNda's existing credit facility. Of OrNda's total indebtedness of $1.4 billion at November 30, 1996, approximately $767.3 million bears interest at rates that fluctuate with market rates, such as the Prime Rate or LIBOR. Increases in market interest rates will adversely affect OrNda's net income.

    Minority interest, which represents the amounts paid or payable to physicians pursuant to OrNda's joint venture arrangements, increased $1.0 million in 1996 as compared to 1995, primarily as a result of a $9.4 million exchange of minority interest ownership in two hospitals for minority interest investment in two group physician practices in the first quarter of fiscal 1996 and the acquisition of HNW which has several specialty joint ventures.



    OrNda recorded income of $3.8 million in the quarter ended November 30, 1995 related to its investments in HNW, which primarily represented non-cash income related to OrNda's investment in HNW redeemable preferred stock. Effective January 1, 1996, OrNda acquired HNW from the hospital's ESOP. Following the transaction, HNW became a wholly owned subsidiary of OrNda.



    OrNda accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The majority of OrNda's deferred tax assets related to approximately $187.0 million of tax loss and credit carryforwards at November 30, 1996, which OrNda has available to offset future taxable income. The AHM merger caused an "ownership change" within the meaning of Section 382(g) of the Internal Revenue Code (the "IRC") for both OrNda and AHM. Consequently, allowable federal deductions relating to tax attribute carryforwards of OrNda and AHM arising in periods prior to the AHM merger are thereafter subject to annual limitations (OrNda -- $19.0 million; AHM -- $16.0 million). For AHM, such tax attribute carryforwards can only be applied against the prospective taxable income of the entities that previously comprised AHM. These limitations may be increased for "built-in-gains", as defined under the IRC, recognized during a five-year period following the date of the merger. Management assesses the realizability of the deferred tax assets on at least a quarterly basis and currently is satisfied, despite the annual limitations, that it is more likely than not that the deferred tax assets recorded at November 30, 1996, net of the valuation allowance, will be realized through reversal of deferred tax liabilities.



    For the quarter ended November 30, 1996, OrNda recorded income tax expense of $11.3 million on pre-tax income of $37.8 million, an amount less than the statutory rate, primarily due to the availability of net operating loss carryforwards.


  YEAR ENDED AUGUST 31, 1996 COMPARED WITH THE YEAR ENDED AUGUST 31, 1995.

    Total revenue for the year ended August 31, 1996 increased over the same period in the prior year by $304.5 million or 16.5% to $2.1 billion. The 16.5% increase is primarily a result of the acquisitions discussed above as well as an increase in same hospitals revenue as discussed below. The increase in total revenue attributable to acquisitions, net of divestitures, was $179.9 million. Net income applicable to common shares for the year ended August 31, 1996 was $99.5 million, or $1.73 per share, compared to $69.3 million, or $1.53 per share, in the same period last year.

    Operating expenses in the year ended August 31, 1996 increased 14.1% ($222.1 million) compared to the same period in the prior year primarily as a result of acquisitions and the increase in same hospital revenues and volumes discussed below.

    On a same-hospitals basis, total revenue increased 7.6% ($124.6 million) primarily as a result of a 2.9% increase in admissions and a 13.5% increase in gross outpatient revenue. On a same-hospitals basis, salaries and benefits increased as a percent of total revenue from 45.3% in fiscal 1995 to 45.4% in fiscal 1996. Supplies expense increased 11.4% ($24.1 million) and as a percentage of total revenue increased from 12.8% in fiscal 1995 to 13.3% in fiscal 1996. Purchased services decreased 5.6% ($10.6 million) and as a percentage of total revenue decreased from 11.6% in fiscal 1995 to 10.2% in fiscal 1996 primarily due to a reclassification in fiscal 1996 of the supply component of major contracts from purchased services to supplies expense. The provision for doubtful accounts increased 1.1% ($1.3 million) but decreased from 7.1% of total revenue for the year ended August 31, 1995 to 6.7% for the year ended August 31, 1996. Other operating expenses increased 7.0% ($9.5 million) and as a percentage of total revenue was 8.3% in fiscal 1995 and 1996.

    The effect of price increases implemented by OrNda's hospitals was nominal as gross revenue from fixed reimbursement third-party payors represented approximately 87.5% of OrNda's total gross revenue in 1996. Over the last several years, the portion of OrNda's total revenue derived from fixed reimbursement third-party payors has increased while rates of increases from these payors have generally been less than medical-related inflation, resulting in increased efforts by OrNda to implement cost containment initiatives and re-evaluate hospital programs for adequacy of profitability. Since these trends are likely to continue, OrNda's ability to improve operating results at its existing hospitals is dependent on its continued effectiveness in reducing its costs of services. OrNda's operations may also be enhanced through strategic acquisitions as was particularly evident in fiscal 1994 and fiscal 1995 with the mergers with American Healthcare and Summit and the individual hospital acquisitions. OrNda intends to pursue strategic acquisitions of health care providers in geographic areas and with service capabilities that will facilitate the development of integrated networks.

    Depreciation and amortization for fiscal 1996 increased 21.9% ($18.7 million) over the prior year primarily as a result of the acquisitions of St. Luke's, HNW, Cypress Fairbanks and Centinela. The increase in depreciation and amortization attributable to acquisitions, net of divestitures, was $11.1 million. In addition, amortization on intangibles increased as a result of new business units.

    Interest expense for fiscal 1996 as compared to the same period last year decreased 1.7% ($1.9 million) primarily as a result of a decline in the average debt balance outstanding and improved pricing under the existing credit facility. Such decrease was partially reduced by the effect of a $2.2 million reduction in interest expense in the third quarter of fiscal 1995 related to an interest rate swap agreement. Of OrNda's total indebtedness of $1.3 billion at August 31, 1996, approximately $692.2 million bears interest at rates that fluctuate with market rates, such as the Prime Rate or LIBOR. Increases in market interest rates will adversely affect OrNda's net income.

    Minority interest, which represents the amounts paid or payable to physicians pursuant to OrNda's joint venture arrangements, increased $7.5 million in fiscal 1996 as compared to fiscal 1995, primarily as a result of a $9.4 million exchange of minority interest ownership in two hospitals for minority interest investment in two group physician practices in the first quarter of fiscal 1996 and the acquisition of HNW which had existing joint ventures.


    In fiscal 1996, OrNda recorded income of $5.1 million, compared to $14.0 million in fiscal 1995, related to its investments in HNW which primarily represented non-cash income related to OrNda's investment in HNW redeemable preferred stock. Effective January 1, 1996, OrNda acquired HNW from the hospital's ESOP. Following the transaction, HNW became a wholly owned subsidiary of OrNda. See Note 2 to the accompanying Audited Consolidated Financial Statements for further discussion of OrNda's investments in HNW as well as the acquisition of HNW.



    OrNda accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The majority of OrNda's deferred tax assets related to approximately $198.9 million of tax loss and credit carryforwards at August 31, 1996, which OrNda has available to offset future taxable income. The American Healthcare merger (see
Note 2 to the Audited Consolidated Financial Statements) caused an "ownership change" within the meaning of Section 382(g) of the Internal Revenue Code (the "IRC") for both OrNda and American Healthcare. Consequently, allowable federal deductions relating to tax attribute carryforwards of OrNda and American Healthcare arising in periods prior to the merger are thereafter subject to annual limitations (OrNda - $19.0 million; American Healthcare - $16.0 million). For American Healthcare, such tax attribute carryforwards can only be applied against the prospective taxable income of the entities that previously comprised American Healthcare. These limitations may be increased for "built-in-gains," as defined under the IRC, recognized during a five-year period following the date of the merger. Management assesses the realizability of the deferred tax assets on at least a quarterly basis and currently is satisfied, despite the annual limitations, that it is more likely than not that the deferred tax assets recorded at August 31, 1996, net of the valuation allowance, will be realized through reversal of deferred tax liabilities.


    For the year ended August 31, 1996, OrNda recorded income tax expense of $35.2 million on pre-tax income of $135.1 million, an amount less than the statutory rate, primarily due to the availability of net operating loss carryforwards.

  YEAR ENDED AUGUST 31, 1995 COMPARED WITH THE YEAR ENDED AUGUST 31, 1994.

    Total revenue for the year ended August 31, 1995, increased over the prior year by $568.3 million or 44.6% to $1.8 billion. The 44.6% increase is primarily a result of the Summit merger and other hospital acquisitions discussed above. The increase in total revenue attributable to acquisitions, net of divestitures was $496.5 million. Net income applicable to common shares for the year ended August 31, 1995, was $69.3 million, or $1.53 per share compared to a net loss of $61.2 million, or $(1.62) per share in prior year.

    Operating expenses for the year ended August 31, 1995, increased 44.4% ($485.8 million) over the prior year primarily as a result of the acquisitions discussed above. Actual salaries and benefits as a percentage of total revenue declined from 45.1% in fiscal 1994 to 43.6% in fiscal 1995 mainly as a result of reductions in corporate office personnel attained in combining the OrNda and American Healthcare corporate offices and due to labor efficiencies achieved at certain facilities.

    Actual other operating expenses increased 35.2% ($55.1 million). This category of expense increased at a rate greater than other categories due to the 1994 acquisition of Summit, which owns a Medicaid HMO that includes the majority of its non-salary expenses in other operating expense. In addition, the St. Luke's acquisition in fiscal 1995 also included a Medicaid HMO. Operating expenses for the year ended August 31, 1995, increased approximately $17.4 million for claims payments made by the Medicaid HMO to third-party providers. In addition, other operating expenses increased $12.3 million for rent expense related to acquisitions financed through leasing agreements with third parties.

    On a same-hospitals basis, total revenue increased 6.9% ($71.9 million) primarily as a result of a 3.9% increase in admissions and a 18.7% ($105.2 million) increase in gross outpatient revenue. On a same-hospitals basis, salaries and benefits increased 8.7% ($41.7 million) primarily due to inflationary increases and an increase in same hospital revenue. Supplies expense increased 3.9% ($5.0 million) and as a percentage of total revenue decreased from 12.4% in fiscal 1994 to 12.1% in fiscal 1995, primarily as a result of favorable reductions in expenses under supply contracts in pharmaceuticals and other areas. Purchased services increased 3.5% ($4.0 million) but as a percentage of total revenue remained at 14.4% in fiscal 1994 and fiscal 1995 primarily as a result of increases in marketing and rent expenses. Other operating expenses increased 10.1% ($9.2 million) and as a percentage of total revenue increased from 8.8% in fiscal 1994 to 9.0% in fiscal 1995, primarily as a result of increases in marketing and rent expenses. The provision for doubtful accounts increased 17.0% ($12.4 million) and increased from 7.0% of total revenue in 1994 to 7.6% in 1995. In connection with the American Healthcare and Summit mergers, during the year ended August 31, 1994, OrNda changed the methodologies used by the previously separate companies to calculate the allowance for doubtful accounts to conform to a single method for OrNda and American Healthcare which resulted in a $3.3 million favorable impact on the provision for doubtful accounts in 1994.

    Depreciation and amortization for the year ended August 31, 1995, increased 27.6% ($18.4 million) over the prior year primarily as a result of the Summit merger and other acquisitions discussed previously. The increase in depreciation and amortization attributable to acquisitions, net of divestitures, was $19.1 million.

    Interest expense increased 30.8% ($25.7 million) as a result of additional indebtedness incurred to finance the acquisitions discussed above as well as increases in market interest rates. Such increase was partially offset by a decrease in interest expense of $2.2 million related to an interest rate swap agreement in the third quarter of fiscal 1995. Of OrNda's total indebtedness of $1.1 billion at August 31, 1995, approximately $480.2 million bore interest at rates that fluctuate with market rates, such as the Prime Rate or LIBOR. Market interest rates increased from 1994 to 1995 causing OrNda's interest expense to increase.

    Minority interest, which represents the amounts paid or payable to physicians pursuant to OrNda's joint venture arrangements, decreased 94.0% ($3.8 million) in fiscal 1995 as compared to fiscal 1994, primarily as a result of the repurchase of joint venture interests and a decline in operations at certain of OrNda's joint ventures.

    In fiscal 1995, OrNda recorded income of $14.0 million, compared to $3.6 million in fiscal 1994, related to its investments in HNW which primarily represented non-cash income related to OrNda's investment in HNW redeemable preferred stock. See Note 2 to the accompanying Audited Consolidated Financial Statements for further discussion of OrNda's investments in HNW.


    For the year ended August 31, 1995, OrNda recorded income tax expense of $15.8 million on pretax income of $87.1 million, an amount less than the statutory rate, primarily due to the availability of net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES


    At November 30, 1996, OrNda had working capital of $138.1 million, of which $10.5 million was cash, compared with $88.1 million of working capital at August 31, 1996. OrNda's cash portion of working capital is primarily managed through a revolving credit arrangement, whereby excess cash generated through operations or otherwise is generally used to reduce the outstanding revolving credit facility. When cash requirements arise, the revolving credit facility is drawn upon as needed. On November 26, 1996, OrNda executed an amendment to its credit agreement (the "Credit Facility") which increased the borrowing capacity under the revolving commitment from $440.0 million to $773.8 million. As of November 30, 1996, $767.3 million was outstanding under the Credit Facility and commitment availability had been reduced by $25.3 million as a result of issued letters of credit. The Credit Facility still matures on October 30, 2001.



    OrNda's operating activities provided cash of $32.3 million for the quarter ended November 30, 1996. Cash from operations was used for the $14.2 million increase in patient accounts receivable, net of the provision for doubtful accounts. The increase in patient accounts receivable resulted primarily from delays in payment from certain state Medicaid/Medicare programs and due to the acquisition and start up of new business units. Cash from operations includes $19.5 million received as a refund of funds remitted in fiscal 1996 to defease indebtedness of Centinela in connection with the acquisition of Centinela. Cash from operations was used for income tax payments of $11.9 million and interest payments of $38.7 million.



    Net cash used in investing activities of $110.8 million during the three months ended November 30, 1996, consisted primarily of capital expenditures of $26.1 million and $82.0 million for the acquisitions of hospitals and related assets, primarily St. Vincent's hospital. OrNda's management currently expects to incur approximately $125.0 million of capital expenditures in fiscal 1997 for replacement equipment and construction at existing facilities.



    Net cash provided by financing activities for the quarter ended November 30, 1996, of $71.6 million resulted primarily from the $72.3 million excess of long term debt borrowings over principal payments on long term debt.



    OrNda believes that the cash flows generated by operations together with availability of credit under OrNda's Credit Facility will be sufficient to meet OrNda's short and long-term cash needs. However, OrNda's net debt-to-total-capitalization ratio at November 30, 1996 is 66.9%. Such leverage may limit the amount of additional indebtedness available to OrNda for acquisitions requiring capital in excess of amounts currently available under the Credit Facility.



    As of November 30, 1996, OrNda had approximately $767.3 million of debt outstanding under the Credit Facility with an interest rate of LIBOR plus 1.0%. Interest rates in the future may be subject to upward and downward adjustments based on OrNda's leverage ratio. To the extent that interest rates increase in the future, OrNda may experience higher interest rates on such debt. A 1% increase in the prime rate or LIBOR would result in approximately a $7.7 million increase in annual interest expense based upon OrNda's credit facility indebtedness outstanding at November 30, 1996.



    The ratio of earnings to fixed charges and preferred stock dividends was
1.72 and 1.99 for the three months ended November 30, 1995 and 1996, respectively. The ratio of earnings to fixed charges and preferred stock dividends is calculated by dividing earnings before income taxes plus fixed charges by the sum of fixed charges which consists of interest expense, amortization of financing costs, preferred stock dividends, and the portion of rental expense which is deemed to be representative of the interest component of rental expense. The ratio of earnings to fixed charges and preferred stock dividends is an indication of OrNda's ability to pay interest expense and other fixed charges.



    In recent years the IRS was examining the federal income tax returns for fiscal 1984, 1985 and 1986 of Summit Health, which became a wholly-owned subsidiary of OrNda in April 1994 and merged into OrNda in September 1994. Summit Health received a revenue agent's report from the IRS with proposed adjustments for the years 1984 through 1986 aggregating as of August 31, 1996 approximately $16.6 million of income tax, $66.4 million of interest on the tax, $43.9 million of penalties and $25.6 million of interest on the penalties. After receiving the revenue agent's report, Summit Health filed a protest contesting the proposed adjustments. On October 28, 1996, OrNda entered into a Closing Agreement on Final Determination with the IRS for the above audit period, by agreeing and paying additional tax of $647,000 and interest of $888,000 to close the audit of Summit Health for the fiscal years 1984 through 1986.



    INFLATION. A significant portion of OrNda's operating expenses are subject to inflationary increases, the impact of which OrNda has historically been able to substantially offset through charge increases, expanding services and increased operating efficiencies. To the extent that inflation occurs in the future, OrNda may not be able to pass on the increased costs associated with providing health care services to patients with government or managed care payors, unless such payors correspondingly increase reimbursement rates.

                                    BUSINESS

GENERAL


    Tenet is the second largest investor-owned healthcare services company in the United States. Tenet's subsidiaries own or operate general hospitals and related healthcare facilities serving urban and rural communities in 13 states and hold investments in other healthcare companies. At November 30, 1996, Tenet's subsidiaries and affiliates operated 76 general hospitals with 17,344 licensed beds. Tenet's subsidiaries also own or operate various ancillary healthcare businesses, including outpatient surgery centers, home healthcare programs, ambulatory, occupational and rural healthcare clinics, a health maintenance organization with approximately 58,000 members, a preferred provider organization and a managed care insurance company as well as a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities and psychiatric facilities. Tenet intends to continue its strategic acquisitions of and partnerships with additional general hospitals and related healthcare businesses in order to expand and enhance its integrated healthcare delivery systems. For the 12 months ended November 30, 1996, Tenet had net operating revenues, EBITDA and income from continuing operations, adjusted to reflect acquisitions, divestitures and related adjustments, of $6.0 billion, $1.2 billion and $242.0 million, respectively. See "Pro Forma Financial Information."



    At November 30, 1996, Tenet's investments in other healthcare companies included: (i) an approximately 12.1% interest in Vencor, which operates nursing homes and other healthcare businesses, (ii) an approximately 11.6% interest in TRC, which operates kidney dialysis units and certain related healthcare businesses and (iii) an approximately 23% interest in Health Care Property Partners ("HCPP"). See "--Investments."



    As a result of the Merger, OrNda will become a wholly owned subsidiary of the Company. OrNda is the third largest investor-owned provider of healthcare services in the United States, delivering a broad range of inpatient and outpatient healthcare services to urban and suburban communities in 15 states. At November 30, 1996, OrNda operated 49 general hospitals with a total of 9,599 licensed beds, six surgery centers, numerous outpatient and specialty clinics, one psychiatric hospital and a Medicaid HMO with approximately 34,000 participants. For the 12 months ended November 30, 1996, OrNda had net operating revenues, EBITDA and income from continuing operations, adjusted to reflect acquisitions and related adjustments, of $2.8 billion, $419.6 million and $112.9 million, respectively. See "Pro Forma Financial Information."



    Following the Merger, the Company will operate 125 general hospitals serving urban and rural communities in 22 states, with a total of 26,943 licensed beds, excluding transactions taking place after November 30, 1996. For the 12 months ended November 30, 1996, on a combined basis adjusted to reflect acquisitions, divestitures and related adjustments, including the Pending Acquisitions, two of which were acquired in December 1996 and one of which was acquired in January 1997, the Company's net operating revenues, EBITDA and income from continuing operations, would have been approximately $8.8 billion, $1.6 billion and $354.9 million, respectively. See "Pro Forma Financial Information." These pro forma combined results do not give effect to certain cost savings that management believes may be realized following the Merger. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.


    Tenet believes that the Merger represents an opportunity to acquire a substantial portfolio of hospitals providing quality care responsive to the current managed care environment. Many of OrNda's general hospitals are located in geographic areas where Tenet currently operates hospitals, including southern California and south Florida. The Merger will provide an opportunity for the Company to coordinate the services it provides in these geographic areas with those services provided by OrNda, which the Company believes will accelerate its development of integrated healthcare delivery systems in these areas. The Merger also expands the Company's operations into several new geographic areas, including Arizona, Iowa, Massachusetts, Mississippi, Nevada, Oregon, Washington, West Virginia and Wyoming. The Company believes it will be able to integrate effectively OrNda's operations based on its successful integration of the operations of AMH, which was acquired by Tenet in March 1995.

BUSINESS STRATEGY

    The Company's strategic objective is to provide quality healthcare services responsive to the current managed care environment. Tenet believes that competition among healthcare providers occurs primarily at the local level. Accordingly, the Company tailors its local strategies to address the specific competitive characteristics of the geographic areas in which it operates, including the number of facilities operated by Tenet, the nature and structure of physician practices and physician groups, the extent of managed care penetration, the number and size of competitors and the demographic characteristics of the area. Key elements of the Company's strategy are:

    - to develop integrated healthcare delivery systems by coordinating the operations and services of the Company's facilities with other hospitals and ancillary care providers and through alliances with physicians and physician groups;

    - to reduce costs through enhanced operating efficiencies while improving the quality of care provided;

    - to develop and maintain its strong relationships with physicians and generally to foster a physician-friendly culture;

    - to enter into discounted fee for service arrangements, capitated contracts and other managed care contracts with third party payors; and

    - to acquire and enter into strategic partnerships with hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets where appropriate to expand and enhance quality integrated healthcare delivery systems responsive to the current managed care environment.

    DEVELOP INTEGRATED HEALTHCARE DELIVERY SYSTEMS. In each geographic area it serves, the Company has established or is developing an integrated healthcare delivery system to offer a full range of quality patient care responsive to the current managed care environment by coordinating the services offered by its hospitals and related facilities with the services offered by other providers. The Company believes that general hospitals will serve as the hubs for the development of integrated healthcare delivery systems due to their highly developed infrastructure, extensive service base, sophisticated equipment and skilled personnel.

    The Company's strategy is implemented in a number of ways depending upon the characteristics of the local area. In areas where there is significant managed care penetration or in which the Company anticipates such penetration, the Company encourages physicians practicing at its hospitals to form independent physician associations ("IPAs"). As part of its strategy, the Company intends to form physician hospital organizations ("PHOs") that bring together its hospitals and IPAs, physicians or physician groups under a variety of arrangements to negotiate for managed care contracts, including capitated contracts. Tenet has formed a PHO for the New Orleans area and is in the process of forming PHOs in several other geographic areas. The Company also has formed management service organizations ("MSOs"), which provide management and administrative services to physicians, physician group practices and IPAs, and which enter into managed care contracts on behalf of these groups and, in certain circumstances in the future, PHOs. Where appropriate, the Company also purchases physician and physician group practices and employs such physicians or purchases the assets of those practices and manages such practices through its MSOs or otherwise.

    The Company uses various combinations of one or all of the foregoing methods in each geographic area to create a community of interest between its hospitals and the physicians who practice there, to which it adds additional resources, where necessary, to create an integrated healthcare delivery system capable of providing a full range of healthcare services to the community. One example of how this integrated delivery strategy is being implemented is the Company's Redding Medical Center, a tertiary care hospital located in a primarily rural area in northern California, around which hospital the Company is developing such a system, with the hospital itself acting as the hub. Affiliations with physician practices, non-Tenet primary care hospitals, an outpatient surgery center developed in partnership with local physicians and affiliated ancillary care providers in the surrounding area enable this system to provide a full range of healthcare services. In addition, the Company has introduced its HMO product to this geographic area. The Company believes that the development of such integrated healthcare delivery systems will enhance its ability to contract with payors in those areas that have experienced or will experience a high degree of managed care penetration.



    The Company believes that the Merger will enhance its ability to expand and enhance its integrated healthcare delivery systems. In south Florida, Tenet will be able to expand its existing Tenet South Florida HealthSystem with the inclusion of OrNda's four existing general hospitals and related healthcare operations with Tenet's eight existing general hospitals and related heathcare operations. In southern California, Tenet plans to continue to develop and expand its existing healthcare delivery system, which would combine OrNda's 19 existing general hospitals and related healthcare operations with Tenet's 15 existing general hospitals and related healthcare operations. These systems will provide a full range of services over a large geographic area. In addition, the Merger will extend the Company's operations into several additional geographic areas, some of which do not yet exhibit (and in some cases are not expected to exhibit in the near term) the high degree of managed care penetration experienced in California and in certain other parts of the country.


    REDUCE COSTS THROUGH ENHANCED OPERATING EFFICIENCY WHILE IMPROVING THE QUALITY OF CARE. The Company continues to position itself as a provider of quality healthcare services responsive to the current managed care environment by enhancing operating efficiencies at the hospital, regional and corporate levels. For example, the Company has implemented programs at the hospital level to monitor and adjust staffing levels in response to patient acuity and hospital census, and to improve service and the quality of outcomes while reducing operating expenses through the reengineering of the delivery of patient care in its hospitals. At several of the Company's hospitals, job functions have been redefined and services have been moved directly to the patient floors. Tenet believes that increasing the amount of patient care delivered at the bedside will increase patient satisfaction while reducing costs. This initiative also has enhanced the ability of professionals to focus their attention on higher levels of patient care.

    In order to reduce costs and achieve economies of scale at the regional level, the Company has combined the hospital business offices of facilities located in close geographic proximity. Consolidating business offices allows the Company's hospitals to reduce staffing levels while enhancing the effectiveness of their billing and collection efforts. The Company also has reduced costs and achieved economies of scale at the hospital, regional and corporate levels by consolidating the collection of accounts receivable through SOS and negotiating purchase contracts that take greater advantage of its group purchasing program. In addition, management believes that certain cost savings may be realized following the Merger. No assurances can be made as to the amount of cost savings, if any, that actually will be realized.


    DEVELOP AND MAINTAIN STRONG RELATIONSHIPS WITH PHYSICIANS. Tenet believes that its success will depend in large part on maintaining strong relationships with physicians, including physicians previously associated with OrNda. To better serve the needs of its patients, Tenet has devoted substantial management effort and resources to establishing and maintaining such relationships and to fostering a physician-friendly culture at each of its hospitals. The Company attracts physicians to its hospitals by equipping its hospitals with technologically advanced equipment, sponsoring training programs to educate physicians on advanced medical procedures, using governing boards for each hospital, the primary voting members of which are physicians and community members and otherwise creating an environment within which physicians prefer to practice. The Company often is at the forefront in introducing new services, medical equipment and medical technologies designed to improve patient care and assist physicians. These efforts serve the dual purposes of developing and maintaining strong relationships with physicians and better serving the needs of patients.


    The Company looks to physicians to play an active role in the governance of its hospitals. For example, each of the Company's hospitals has a governing board, the only voting members of which are physicians who are active members of the medical staff and local community members. The Company has no voting representatives on any of its hospitals' governing boards. These boards develop short and long-term plans for the hospitals and review and approve, as appropriate, actions of the medical staff, including staff appointments, credentialing, peer review and quality assurance. The Company also maintains a physician advisory board that provides advice to the Company with respect to long-term strategy, emerging technologies, training programs and significant hospital operational issues. This advisory board serves as another vehicle through which physicians on the staffs of the Company's hospitals can communicate their views to the Company.

    ENTER INTO MANAGED CARE CONTRACTS. The Company believes that its extensive experience operating in California, which has a high degree of managed care penetration, will enhance its ability to compete successfully in other geographic areas that are experiencing an increase in managed care. Pressures to control healthcare costs have resulted in a continuing increase in the percentage of the United States population that is covered by managed healthcare plans. To increase the cost-effectiveness of healthcare delivery, managed care payors have introduced new utilization review systems, increased the use of discounted and capitated fee arrangements and have attempted, where appropriate, to direct patients to less intensive alternatives along the continuum of patient care. Managed care payors typically require members or provide financial incentives for members to utilize only those healthcare providers that have contracted with such payors to provide care on a discounted or capitated basis. Accordingly, in order to maintain and increase their patient base as managed care penetration increases, it is important for providers to enter into such contracts. In determining with which providers to contract, payors consider, among other factors, the quality of care provided, the range of services, the geographic coverage and the cost-effectiveness of the care provided. Tenet believes that the development and expansion of its integrated healthcare delivery systems will enable it to better compete for managed care contracts, which, in turn, should allow it to expand its patient volume and cash flow, notwithstanding the reduced rates at which services may be provided under such contracts.


    PURSUE STRATEGIC ACQUISITIONS AND PARTNERSHIPS. The Company intends to continue to pursue aggressively strategic acquisitions of and partnerships with hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets, where appropriate, to expand and enhance its integrated healthcare delivery systems. Examples of recent strategic acquisitions are the Company's June 1996 acquisition of Hialeah Hospital, a 378-bed general hospital located in Hialeah, Florida and the January 1997 acquisition of North Shore Medical Center, a 357-bed general hospital located in Miami, Florida. Hialeah Hospital's location in Hialeah and North Shore Medical Center's location in Miami, both in north Dade County, have enhanced the geographic coverage of the Tenet South Florida HealthSystem and increased the number of general hospitals in that system to nine. Tenet believes that significant opportunities exist to enter into additional partnerships and make strategic acquisitions, including partnerships with and acquisitions of tax-exempt hospitals and physician groups or physician practice assets, where appropriate. On a pro forma basis, immediately following the Merger and the Refinancing the Company expects to have approximately $1.1 billion available under the New Credit Facility to take advantage of strategic acquisition and partnership opportunities.


DOMESTIC HEALTH CARE OPERATIONS


    As a result of the Merger, the Company will operate 125 general hospitals serving communities in 22 states, excluding transactions taking place after November 30, 1996. On a combined basis, Tenet's and OrNda's 125 general hospitals had a total of 26,943 licensed beds at November 30, 1996. In addition, the Company and OrNda operate numerous ancillary healthcare facilities, including a small number of rehabilitation hospitals, long-term care facilities and psychiatric facilities located on the same campus as, or nearby, their general hospitals, and operated all or a substantial part of 141 medical office buildings as of November 30, 1996. With the exception of one general hospital that was acquired in fiscal 1996 and is in the process of becoming accredited for the first time, each of the Company's and OrNda's facilities that is eligible for accreditation is fully accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), the Commission on Accreditation of Rehabilitation Facilities (in the case of the rehabilitation hospitals) or another appropriate accreditation agency. With such accreditation, the Company's and OrNda's hospitals are eligible to participate in the Medicare and Medicaid programs.

    Each of Tenet's and OrNda's general hospitals offers acute care services and most offer operating and recovery rooms, radiology services, intensive care and coronary care nursing units, pharmacies, clinical laboratories, respiratory therapy services, physical therapy services and outpatient facilities. A number of the hospitals also offer tertiary care services such as open heart surgery, neonatal intensive care, neuroscience, orthopedics services and oncology services. Three of the Company's hospitals, Memorial Medical Center (formerly known as Mercy+Baptist Medical Center), USC University Hospital and Sierra Medical Center, offer quartenary care in such areas as heart, lung, liver and kidney transplants and USC University Hospital and Sierra Medical Center also offer gamma knife brain surgery.

    Technological developments permitting more procedures to be performed on an outpatient basis, in conjunction with pressures to contain healthcare costs, have led to a shift from inpatient care to ambulatory or outpatient care. Tenet has responded to this trend by enhancing its hospitals' outpatient service capabilities, including (i) establishing freestanding outpatient surgery centers at or near certain of its hospital facilities, (ii) reconfiguring certain hospitals to more effectively accommodate outpatient treatment by, among other things, providing more convenient registration procedures and separate entrances, and (iii) restructuring existing surgical capacity to allow a greater number and range of procedures to be performed on an outpatient basis. Tenet's facilities will continue to emphasize those outpatient services that can be provided on a quality, cost-effective basis and that the Company believes will experience increased demand. The patient volumes and net operating revenues at both the Company's general hospitals and its outpatient surgery centers are subject to seasonal variations caused by a number of factors, including but not necessarily limited to, seasonal cycles of illness, climate and weather conditions, vacation patterns of both patients and physicians and other factors relating to the timing of elective procedures.

    In addition, inpatient care is continuing to move from acute care to sub-acute care, where a less-intensive level of care is provided. Tenet has been proactive in the development of a variety of sub-acute inpatient services to utilize a portion of its unused capacity, thereby retaining a larger share of overall healthcare expenditures. By offering cost-effective ancillary services in appropriate circumstances, Tenet is able to provide a continuum of care where the demand for such services exists. For example, in certain hospitals the Company has developed transitional care, rehabilitation and long-term care sub-acute units. Such units utilize less intensive staffing levels to provide the range of services sought by payors with a lower cost structure.


    Tenet has acquired nine general hospitals (or interests in general hospitals) since June 1, 1995. In July 1995, Tenet acquired a one-third interest (which subsequently was increased to a 50% interest) in the 82-bed St. Clair Hospital located outside of Birmingham, Alabama, which formerly was a not-for-profit general hospital. In August 1995, Tenet acquired Memorial Medical Center (formerly known as Mercy+Baptist Medical Center), formerly a not-for-profit system, consisting of two general hospitals with an aggregate of 759 licensed beds located in New Orleans, Louisiana, and related physician practices. In September 1995, Tenet acquired Providence Memorial Hospital located in El Paso, Texas, which also was a not-for-profit general hospital. Providence is licensed for 471 general hospital beds (34 of which may be used as skilled nursing beds) and is licensed for 30 additional rehabilitation and subacute care beds. In October 1995, Tenet entered into a long-term lease of the 49-bed Medical Center of Manchester and its home health business, in central Tennessee. In November 1995, Tenet acquired the 104-bed Methodist Hospital of Jonesboro, a not-for-profit general hospital located in Jonesboro, Arkansas. That hospital now is owned by a limited liability company of which Tenet owns 95% and is the manager and Tenet's not-for-profit partner St. Vincent TotalHealth Corporation, owns 5%. In June 1996, Tenet acquired the 378-bed Hialeah Hospital in Hialeah, Florida. In October 1996, Tenet acquired the 319-bed Lloyd Noland Hospital in Birmingham, Alabama. In January 1997, Tenet acquired the 357-bed North Shore Medical Center in Miami, Florida. In the fourth quarter of fiscal 1996, Tenet converted the Jo Ellen Smith general hospital in New Orleans, Louisiana, into a specialty hospital. See "Pro Forma Financial Information." In August 1995, Tenet entered into an agreement with the Cleveland Clinic Florida to develop a new 150-bed general hospital in western Broward County, Florida. Completion of that project is subject to governmental approvals.

    During the same period, OrNda has completed the acquisition of eight general hospitals (or interests in general hospitals). OrNda acquired Universal Medical Center (subsequently re-named Florida Medical Center-South) in November 1995, a controlling equity interest in Houston Northwest Medical Center in January 1996, Cypress Fairbanks Medical Center and Westside Medical Center in July 1996, Centinela Hospital Medical Center in August 1996, The Saint Vincent Healthcare System in September 1996 and the Western Medical Center and the Western Medical Center-Anaheim in December 1996. See "Pro Forma Financial Information."


    The Company also has been actively pursuing the acquisition and management of physician practices and physician practice assets where doing so would enhance the Company's goal of expanding and enhancing its integrated healthcare delivery systems. During fiscal 1996, the Company acquired or assumed the management of physician practices in many key geographic areas, such as Alabama, Arkansas, southern California, South Carolina, south Florida, the greater New Orleans, Louisiana area and Texas. Tenet also has established the Tenet Physician Services department, based at its Dallas Operations Center, to plan Tenet's strategy for and coordinate its efforts towards developing innovative ways of working with physicians. The Company has developed and is continuing to expand information systems for more efficiently managing all aspects of physician practices, including billing, medical records, tracking managed care contracts and accounting.

    During the last three fiscal years, Tenet and OrNda have spent an aggregate of approximately $705.3 million and $222.2 million, respectively, on capital expenditures at their domestic hospitals to expand and upgrade the facilities and to acquire medical equipment. The Company expects to continue to make the capital expenditures necessary to maintain and improve the Tenet and OrNda facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tenet-- Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of OrNda--Liquidity and Capital Resources." Management believes that the Tenet and OrNda hospitals are well-positioned to compete effectively in the rapidly evolving healthcare environment. The Company continually analyzes whether each of its hospitals fits within its strategic plans and has and will continue to analyze ways in which such assets may best be used to maximize shareholder value.

DOMESTIC PROPERTIES


    The following table sets forth certain information relating to each of the 125 hospitals (26,943 licensed beds) operated by the Company and by OrNda at November 30, 1996 (one of which was closed and one of which was sold in December
1996) as well as two hospitals which were acquired in December 1996 and one of which was acquired in January 1997. Hospitals operated by OrNda appear in italicized type.


                                                                                                 LICENSED
   GEOGRAPHIC AREA/STATE                      FACILITY                         LOCATION            BEDS        STATUS
---------------------------  -------------------------------------------  -------------------  -------------  ---------
Southern California          Alvarado Hospital Medical Center             San Diego                    231    Owned
                             Century City Hospital (1)                    Los Angeles                  190    Leased
                             Encino Hospital (1)(2)                       Encino                       151    Leased
                             Garden Grove Hospital and Medical Center     Garden Grove                 167    Owned
                             Garfield Medical Center                      Monterey Park                211    Owned
                             Irvine Medical Center (1)                    Irvine                       176    Leased
                             John F. Kennedy Memorial Hospital            Indio                        130    Owned
                             Lakewood Regional Medical Center             Lakewood                     161    Owned
                             Los Alamitos Medical Center                  Los Alamitos                 173    Owned
                             Medical Center of North Hollywood            North Hollywood              160    Owned
                             Placentia Linda Community Hospital           Placentia                    114    Owned
                             San Dimas Community Hospital                 San Dimas                     93    Owned
                             South Bay Hospital (1)                       Redondo Beach                201    Leased
                             Tarzana Regional Medical Center (1)(2)       Tarzana                      231    Leased
                             USC University Hospital (3)                  Los Angeles                  286    Leased
                             BROTMAN MEDICAL CENTER                       CULVER CITY                  438    OWNED
                             CENTINELA HOSPITAL MEDICAL CENTER            INGLEWOOD                    400    OWNED
                             CHAPMAN MEDICAL CENTER (1)                   ORANGE                       135    LEASED
                             COASTAL COMMUNITIES HOSPITAL (4)             SANTA ANA                    177    OWNED
                             COMMUNITY HOSPITAL OF HUNTINGTON PARK (1)    HUNTINGTON PARK               99    LEASED
                             FOUNTAIN VALLEY REGIONAL HOSPITAL AND
                               MEDICAL CENTER                             FOUNTAIN VALLEY              413    OWNED

                                                                                                 LICENSED
   GEOGRAPHIC AREA/STATE                      FACILITY                         LOCATION            BEDS        STATUS
---------------------------  -------------------------------------------  -------------------  -------------  ---------
Southern California          GREATER EL MONTE COMMUNITY HOSPITAL          SOUTH EL MONTE               113    OWNED
  (cont'd)
                             HARBOR VIEW MEDICAL CENTER                   SAN DIEGO                    156    OWNED
                             MIDWAY HOSPITAL MEDICAL CENTER               LOS ANGELES                  225    OWNED
                             MISSION HOSPITAL OF HUNTINGTON PARK          HUNTINGTON PARK              127    OWNED
                             MONTEREY PARK HOSPITAL                       MONTEREY PARK                102    OWNED
                             SANTA ANA HOSPITAL MEDICAL CENTER (1)        SANTA ANA                     90    LEASED
                             ST. LUKE MEDICAL CENTER                      PASADENA                     162    OWNED
                             SUBURBAN MEDICAL CENTER (1)                  PARAMOUNT                    184    LEASED
                             WESTERN MEDICAL CENTER (5)                   SANTA ANA                    288    PENDING
                             WESTERN MEDICAL CENTER - ANAHEIM (5)         ANAHEIM                      193    PENDING
                             WESTSIDE HOSPITAL (6)                        LOS ANGELES                   68    OWNED
                             WHITTIER HOSPITAL MEDICAL CENTER             WHITTIER                     159    OWNED
                             WOODRUFF COMMUNITY HOSPITAL                  LONG BEACH                    96    OWNED
Northern and Other           Community Hospital & Rehabilitation Center
  California                   of Los Gatos (1)                           Los Gatos                    164    Leased
                             Doctors Hospital of Manteca                  Manteca                       73    Owned
                             Doctors Hospital of Pinole (1)               Pinole                       137    Leased
                             Doctors Medical Center of Modesto            Modesto                      433    Owned
                             Redding Medical Center                       Redding                      185    Owned
                             San Ramon Regional Medical Center            San Ramon                    123    Owned
                             Sierra Vista Regional Medical Center         San Luis Obispo              199    Owned
                             Twin Cities Community Hospital               Templeton                     84    Owned
                             FRENCH HOSPITAL MEDICAL CENTER               SAN LUIS OBISPO              147    OWNED
                             VALLEY COMMUNITY HOSPITAL (1)                SANTA MARIA                   70    LEASED
South Florida                Delray Community Hospital                    Delray Beach                 211    Owned
                             Hialeah Hospital                             Hialeah                      378    Owned
                             Hollywood Medical Center                     Hollywood                    324    Owned
                             North Ridge Medical Center                   Ft. Lauderdale               391    Owned
                             North Shore Medical Center (7)               Miami                        357    Pending
                             Palm Beach Gardens Medical Center (1)        Palm Beach Gardens           204    Leased
                             Palmetto General Hospital                    Hialeah                      360    Owned
                             West Boca Medical Center                     Boca Raton                   185    Owned
                             CORAL GABLES HOSPITAL (4)                    CORAL GABLES                 273    OWNED
                             FLORIDA MEDICAL CENTER (4)                   FT. LAUDERDALE               459    OWNED
                             FLORIDA MEDICAL CENTER, SOUTH                PLANTATION                   202    OWNED
                             PARKWAY REGIONAL MEDICAL CENTER (8)          NORTH MIAMI                  699    OWNED
Tampa/St. Petersburg,        Memorial Hospital of Tampa                   Tampa                        174    Owned
  Florida Area               Palms of Pasadena Hospital                   St. Petersburg               310    Owned
                             Seven Rivers Community Hospital              Crystal River                128    Owned
                             Town and Country Hospital                    Tampa                        201    Owned
                             NORTH BAY MEDICAL CENTER                     NEW PORT RICHEY              122    OWNED
New Orleans,                 Doctors Hospital of Jefferson (1)            Metairie                     138    Leased
  Louisiana Area             Kenner Regional Medical Center               Kenner                       300    Owned
                             Meadowcrest Hospital                         Gretna                       200    Owned
                             Memorial Medical Center Mid-City             New Orleans                  272    Owned
                             Memorial Medical Center Uptown               New Orleans                  487    Owned
                             Northshore Regional Medical Center (1)       Slidell                      174    Leased
                             St. Charles General Hospital                 New Orleans                  173    Owned
Phoenix/Tucson, Arizona      COMMUNITY HOSPITAL MEDICAL CENTER            PHOENIX                       59    OWNED
                             MESA GENERAL HOSPITAL MEDICAL CENTER (1)     MESA                         138    LEASED
                             ST. LUKE'S MEDICAL CENTER (1)                PHOENIX                      276    LEASED
                             TEMPE ST. LUKE'S HOSPITAL (1)                TEMPE                         90    LEASED
                             TUCSON GENERAL HOSPITAL                      TUCSON                       146    OWNED
Dallas, Texas Area           Doctors Hospital                             Dallas                       268    Owned
                             RHD Memorial Medical Center (1)              Dallas                       190    Leased
                             Trinity Medical Center (1)                   Carrollton                   149    Leased
                             GARLAND COMMUNITY HOSPITAL                   GARLAND                      113    OWNED
                             LAKE POINT MEDICAL CENTER                    ROWLETT                       92    OWNED
Houston, Texas Area          Park Plaza Hospital (9)                      Houston                      468    Owned
                             Twelve Oaks Hospital                         Houston                      336    Owned
                             CYPRESS FAIRBANKS MEDICAL CENTER             HOUSTON                      149    OWNED
                             HOUSTON NORTHWEST MEDICAL CENTER             HOUSTON                      498    OWNED
                             SHARPSTOWN GENERAL HOSPITAL                  HOUSTON                      190    OWNED
Other Texas                  Brownsville Medical Center                   Brownsville                  177    Owned
                             Mid-Jefferson Hospital                       Nederland                    138    Owned
                             Nacogdoches Medical Center                   Nacogdoches                  150    Owned
                             Odessa Regional Hospital (10)                Odessa                       100    Owned
                             Park Place Hospital                          Port Arthur                  236    Owned

                                                                                                 LICENSED
   GEOGRAPHIC AREA/STATE                      FACILITY                         LOCATION            BEDS        STATUS
---------------------------  -------------------------------------------  -------------------  -------------  ---------
                             Providence Memorial Hospital                 El Paso                      471    Owned
                             Sierra Medical Center                        El Paso                      365    Owned
                             SOUTH PARK HOSPITAL & MEDICAL CENTER         LUBBOCK                      101    OWNED
                             SOUTHWEST GENERAL HOSPITAL                   SAN ANTONIO                  286    OWNED
                             TRINITY VALLEY MEDICAL CENTER                PALESTINE                    150    OWNED
Alabama                      Brookwood Medical Center                     Birmingham                   586    Owned
                             Lloyd Noland Hospital                        Birmingham                   319    Owned
                             St. Clair Hospital (1)(11)                   Birmingham                    82    Leased
Arkansas                     Central Arkansas Hospital                    Searcy                       193    Owned
                             Methodist Hospital of Jonesboro (12)         Jonesboro                    104    Owned
                             National Park Medical Center                 Hot Springs                  166    Owned
                             St. Mary's Regional Hospital                 Russellville                 170    Owned
Georgia                      North Fulton Regional Hospital (1)           Roswell                      167    Leased
                             Spalding Regional Hospital                   Griffin                      160    Owned
Indiana                      Culver Union Hospital                        Crawfordsville               120    Owned
                             WINONA MEMORIAL HOSPITAL                     INDIANAPOLIS                 317    OWNED
Missouri                     Columbia Regional Hospital (13)              Columbia                     265    Owned
                             Kirksville Osteopathic Medical Center (14)   Kirksville                   119    Leased
                             Lucy Lee Hospital (1)                        Poplar Bluff                 201    Leased
                             Lutheran Medical Center                      St. Louis                    408    Owned
                             TWIN RIVERS REGIONAL MEDICAL CENTER          KENNETT                      126    OWNED
North Carolina               Central Carolina Hospital                    Sanford                      137    Owned
                             Frye Regional Medical Center (1)             Hickory                      355    Leased
Oregon                       EASTMORELAND HOSPITAL                        PORTLAND                     100    OWNED
                             WOODLAND PARK HOSPITAL (3)                   PORTLAND                     209    LEASED
South Carolina               East Cooper Community Hospital               Mount Pleasant               100    Owned
                             Hilton Head Hospital (15)                    Hilton Head                   64    Owned
                             Piedmont Medical Center                      Rock Hill                    268    Owned
Tennessee                    John W. Harton Regional Medical Center       Tullahoma                    137    Owned
                             Medical Center of Manchester (1)             Manchester                    49    Leased
                             Saint Francis Hospital                       Memphis                      890    Owned
                             University Medical Center                    Lebanon                      261    Owned
Nine additional states       Saint Joseph Hospital                        Omaha, NE                    374    Owned
                             DAVENPORT MEDICAL CENTER                     DAVENPORT, IA                150    OWNED
                             MINDEN MEDICAL CENTER                        MINDEN, LA                   121    OWNED
                             SAINT VINCENT HOSPITAL                       WORCESTER, MA                432    OWNED
                             GULF COAST MEDICAL CENTER                    BILOXI, MI                   189    OWNED
                             LAKE MEADE HOSPITAL MEDICAL CENTER           NORTH LAS VEGAS, NV          198    OWNED
                             PUGET SOUND HOSPITAL                         TACOMA, WA                   160    OWNED
                             PLATEAU MEDICAL CENTER                       OAK HILL, WV                  91    OWNED
                             LANDER VALLEY MEDICAL CENTER (4)             LANDER, WY                   102    OWNED


------------------------------
 (1) Leased from a third party.

 (2) Leased by a partnership in which Tenet's subsidiaries own a 75% interest.

 (3) On leased land.

 (4) Joint venture with minority interests owned by physicians.


 (5) The acquisition of this facility was pending pursuant to a definitive agreement at November 30, 1996. The acquisition was completed in December 1996.



 (6) This facility was closed in December 1996.



 (7) The acquisition of this facility was pending pursuant to a definitive agreement at November 30, 1996. The acquisition was completed in January 1997.



 (8) Effective September 1, 1996, the 352 bed license of Golden Glades Medical Center was combined with the license of this nearby hospital resulting in this hospital's licensed beds increasing to 699 licensed beds.



 (9) Excludes the 38-bed Plaza Specialty Hospital in Houston, Texas, the financial results of which are combined with Park Plaza Hospital.



(10) Owned by a partnership in which Tenet's subsidiaries own an 83% interest.



(11) A Tenet subsidiary owns a 50% interest in the limited liability company that leases this hospital. This hospital's financial results are not consolidated with Tenet's financial results and it is not included in the count of the total number of hospitals owned or leased by Tenet because Tenet does not manage or control the management of this hospital.



(12) Owned by a limited liability company of which Tenet owns 95% and is the managing member.



(13) Excludes the 64-bed Keller Memorial Hospital in Columbia, Missouri, the financial results of which were combined with the Columbia Regional Hospital. The lease for Keller Memorial Hospital was terminated during the first quarter of fiscal 1996.



(14) Tenet sold its lease of this hospital in December 1996.



(15) Owned by a partnership in which Tenet's subsidiaries own a 70% interest.

GEOGRAPHIC AREA DISCUSSION


    By providing Tenet with the opportunity to combine with a company having a substantial portfolio of large, attractive urban and suburban hospitals known for quality care and strong financial performance, the Merger supports major strategic objectives of Tenet--to reinforce its position as a significant provider of healthcare services in selected geographic areas throughout the United States and enter attractive new geographic areas such as Arizona and Massachusetts. Tenet believes that the Merger will create a stronger, more geographically diverse company that will be better able to grow through strategic acquisitions and partnerships. The combined company will continue to emphasize the creation of strong integrated healthcare delivery systems. The Merger also expands the Company's operations into several new geographic areas, including Arizona, Iowa, Massachusetts, Mississippi, Nevada, Oregon, Washington, West Virginia and Wyoming. The following discussion summarizes the Company's strategy in two of the principal geographic areas where the OrNda hospitals being acquired pursuant to the Merger will complement Tenet's existing integrated systems.


    SOUTHERN CALIFORNIA. Southern California is geographically large and densely populated. Los Angeles and Orange counties alone had a combined population of over 11.3 million people in 1990 according to the United States Bureau of the Census. For healthcare services companies, southern California is a highly competitive environment characterized by an increasingly high degree of managed care penetration.

    Tenet's strategy in southern California is to develop and expand its integrated healthcare delivery system by combining its general hospitals and related healthcare businesses with physicians, physician groups and ancillary healthcare providers where appropriate in order to compete more effectively for managed care contracts. Furthermore, Tenet intends to continue to join with physicians and physician groups to form IPAs, PHOs or other appropriate organizations that will enhance the ability of Tenet and its partners to enter into additional managed care contracts, including capitated contracts under which Tenet receives a fixed monthly payment per covered person in exchange for which Tenet meets the healthcare needs of those covered by such contracts.


    The Merger provides Tenet with the opportunity to expand and enhance its integrated healthcare delivery system by adding OrNda's 19 existing southern California hospitals and related healthcare operations to Tenet's 15 existing hospitals and related healthcare operations. Following the Merger, Tenet will be the largest integrated healthcare provider in southern California and will have the widest geographical representation in the area. Tenet's southern California general hospitals will include four tertiary hospitals (Centinela Hospital Medical Center, Fountain Valley Regional Hospital and Medical Center, Tarzana Regional Medical Center and Western Medical Center) and one quartenary hospital (USC University Hospital), offering heart, liver and lung transplants as well as gamma knife brain surgery.


    The table below sets forth, on a historical combined basis, certain selected historical operating statistics for those hospitals operated by Tenet and OrNda in the southern California area.


                                                                            FISCAL YEARS(1)
                                                                   ----------------------------------
                                                                      1994        1995        1996
                                                                   ----------  ----------  ----------
                                                                         (DOLLARS IN MILLIONS)
Number of hospitals (at end of period)...........................          28          29          31
Licensed beds (at end of period).................................       5,090       5,266       5,623
Net operating revenues...........................................  $  1,280.1  $  1,589.4  $  1,595.3
Admissions.......................................................     138,501     165,992     171,654
Equivalent admissions............................................     179,300     218,967     228,961
Patient days.....................................................     702,576     848,174     846,565
Equivalent patient days..........................................     908,164   1,104,840   1,119,859
Total outpatient visits..........................................     811,129     934,490   1,302,480


------------------------------
(1) For purposes of the above, financial and operating data for each of Tenet's fiscal years ended May 31 of the respective years has been combined with financial and operating data for each of OrNda's fiscal years ended August 31 of such year. Excludes one facility which has been deconsolidated for financial reporting purposes.

    SOUTH FLORIDA. South Florida is a rapidly expanding metropolitan area that encompasses Palm Beach, Broward and Dade counties. Those counties had a combined population of approximately 4.1 million people in 1990 according to the United States Bureau of the Census. The highly competitive south Florida healthcare environment is characterized by an increasingly high degree of managed care penetration.


    The Tenet South Florida HealthSystem is an integrated healthcare delivery system that currently consists of eight general hospitals, four of which are tertiary care hospitals, and numerous related healthcare operations, including a physical rehabilitation facility, a psychiatric hospital, two skilled nursing facilities, over 50 owned or managed physician practices and outpatient surgery, diagnostic, workers' compensation occupational therapy and health and fitness centers. The Merger will enhance Tenet's ability to compete for managed care and other contracts by adding OrNda's four existing south Florida general hospitals, one of which is a tertiary care hospital, and related healthcare businesses to the Tenet South Florida HealthSystem and expanding the system's geographic reach further south to Miami and Coral Gables. Tenet recently further strengthened the network with its January 1997 acquisition of North Shore Medical Center in Miami. Tenet intends to continue to acquire or manage physician practices and to join with physicians and physician groups to form IPAs, PHOs or other appropriate organizations that will enhance the ability of Tenet and its partners to enter into more managed care contracts, including capitated contracts.


    The table below sets forth, on a historical combined basis, certain selected historical operating statistics for those facilities operated by Tenet and OrNda in the south Florida area.


                                                                            FISCAL YEARS(1)
                                                                   ----------------------------------
                                                                      1994        1995        1996
                                                                   ----------  ----------  ----------
                                                                         (DOLLARS IN MILLIONS)
Number of hospitals (at end of year).............................           9           9          10
Licensed beds (at end of year)...................................       3,197       3,197       3,328
Net operating revenues...........................................  $    834.2  $    911.3  $    956.3
Admissions.......................................................      86,519      92,309      96,239
Equivalent admissions............................................     115,724     126,604     133,907
Patient days.....................................................     500,081     507,097     514,436
Equivalent patient days..........................................     644,053     686,503     709,607
Total outpatient procedures......................................     827,383   1,116,929   1,154,080


------------------------------

(1) For purposes of the above, financial and operating data for each of Tenet's fiscal years ended May 31 of the respective years has been combined with financial and operating data for each of OrNda's fiscal years ended August 31 of such year.

OTHER DOMESTIC OPERATIONS


    At November 30, 1996, Tenet's subsidiaries owned or operated a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities and psychiatric facilities as well as various ancillary healthcare businesses, including outpatient surgery centers, home healthcare programs, ambulatory, occupational and rural healthcare clinics, a health maintenance organization, a preferred provider organization and a managed care insurance company. OrNda's subsidiaries also own or operate extensive ancillary healthcare operations similar to those of Tenet.


INVESTMENTS


    At November 30, 1996, Tenet held as investments (i) 8,301,067 shares of Vencor, representing an approximately 12.1% interest in Vencor, which operates nursing homes and other healthcare businesses, (ii) 3,000,000 shares of TRC, representing an approximately 11.6% interest in TRC, which operates kidney dialysis units and certain related healthcare businesses, and (iii) an approximately 23% interest in HCPP, a partnership originally formed by the Company and Health Care Property Investors, Inc. for the purpose of acquiring from and leasing back to the Company 21 long-term care facilities, two general hospitals and one psychiatric facility. Since that time, the Company has assigned to Vencor (as successor to Hillhaven), and other third parties its leasehold interests in the 21 long-term care facilities and the psychiatric hospital, but remains contingently liable for the lease payments on those facilities. The Company continues to lease the two general hospitals from HCPP. HCPP does not own any properties other than those originally purchased from the Company.

    In connection with the September 1995 merger transaction in which Vencor acquired Hillhaven, Tenet received 8,301,067 shares of Vencor common stock in exchange for its 8,878,147 shares of Hillhaven common stock. As part of that transaction, Tenet also received approximately $91.8 million for the redemption of its Hillhaven Series C Preferred Stock and Hillhaven Series D Preferred Stock. In January 1996, Tenet sold $320 million principal amount of its 6% Exchangeable Subordinated Notes due 2005, which Notes are exchangeable into Tenet's 8,301,067 shares of Vencor common stock.

COMPETITION

    Tenet's general hospitals, rehabilitation hospitals, specialty hospitals, long-term care facilities, psychiatric facilities, outpatient surgery centers and other ancillary businesses operate in competitive environments. A facility's competitive position within the geographic area in which it operates is affected by such competitive factors as the quality of care provided, including the number, quality and specialties of the physicians, nurses and other healthcare professionals on staff, the quality of services provided by the hospital to patients and their physicians, its reputation, the number of competitive facilities, the state of its physical plant, the quality and the state of the art of its medical equipment, its location and its charges for services. Tax-exempt competitors may have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to Tenet facilities. The length of time a facility has been a part of the community and the availability of other healthcare alternatives also are competitive factors.


    One factor of ever-increasing importance in the competitive position of Tenet's facilities is the ability of those facilities to obtain managed care contracts. The importance of obtaining managed care contracts has increased over the years and is expected to continue to increase as employers, private and government payors and others turn to the use of managed care in an attempt to control rising healthcare costs. In fact, the revenues and operating results of most of the Company's hospitals' are significantly affected by the hospitals' ability to negotiate favorable contracts with managed care payors. Under such contracts, healthcare providers agree to provide services on a discounted-fee or capitated basis in exchange for the payors agreeing to send some or all of their members/employees to those providers. With capitated contracts, a healthcare provider such as Tenet receives specific fixed periodic payments from a health maintenance organization, preferred provider organization or employer based on the number of members of such organization being serviced by the provider. In return, the provider agrees to provide healthcare services to such members regardless of the actual costs incurred and services provided. A healthcare provider's ability to compete for such contracts is affected by many factors, such as the competitive factors referred to above, the scope, breadth and quality of services a hospital offers in a given geographic area, its ability to form its own, or to join with other healthcare providers to form, integrated healthcare delivery systems and the scope, breadth and quality of services offered by competing healthcare providers and/or systems. Tenet evaluates changing circumstances in each geographic area on an ongoing basis and positions itself to compete in the managed care market by forming its own or joining with others to form integrated healthcare delivery systems, such as the Tenet South Florida HealthSystem in south Florida, Sierra Providence Health Network in El Paso, Texas and Tenet Louisiana HealthSystem in the greater New Orleans area, that actively pursue and enter into managed care contracts. Tenet's integrated healthcare delivery systems also compete for traditional fee-for-service patients and contracts with traditional health insurers.


    The healthcare industry also has been characterized in recent years by increased competition for patients and staff physicians, significant excess capacity at general hospitals, a shift from inpatient to outpatient treatment settings and increased consolidation. New competitive strategies of hospitals and other healthcare providers place increasing emphasis on the use of alternative healthcare delivery systems (such as home health services, outpatient surgery and emergency and diagnostic centers) that eliminate or reduce lengths of hospital stays. The principal factors contributing to these trends are advances in medical technology and pharmaceuticals, cost-containment efforts by managed care payors, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. Tenet's future success will depend, in part, on the ability of the Company's hospitals to continue to attract and retain staff physicians, enter into managed care contracts and organize and structure integrated healthcare delivery systems, including those with other healthcare providers and physician practice groups.

    The Company's hospitals, and the healthcare industry as a whole, also face the challenge of continuing to provide quality patient care while dealing with strong competition for patients and with pressure on reimbursement rates not only by private payors, but also by government payors. National and state efforts to reform the United States healthcare system may further impact reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations and competitive contracting for provider services by payors may require changes in the Company's facilities, equipment, personnel, procedures, rates and/or services in the future.

    Inpatient admissions, average lengths of stay and average occupancy at general hospitals, including the Company's general hospitals, continue to be adversely affected by payor-required pre-admission authorization and utilization review and payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Increased competition, admissions constraints and payor pressures are expected to continue. Inpatient acuity and intensity of services continue to increase as less intensive services shift from an inpatient to an outpatient basis or to alternative healthcare delivery services because of technological improvements and as payors continue to limit or reduce payments. Those pressures imposed by government and private payors and the increasing percentage of business negotiated with purchasers of group healthcare services are expected to continue to put pressure on the per-patient revenues received by the Company. To meet these challenges, the Company (i) has expanded or converted many of its general hospitals' facilities to include distinct outpatient centers, (ii) offers discounts to private payor groups, (iii) enters into capitation contracts in some service areas, (iv) upgrades facilities and equipment, (v) offers new programs and services, (vi) has been reducing its costs, for example, through the implementation of a case management system designed to maximize efficiency by identifying cost-per-procedure variables among physicians performing the same procedures, standardizing supplies used and negotiating volume discounts for purchases and
(vii) has developed a computerized outcomes management system that contains clinical and demographic information from the Company's hospitals and physicians and allows users to identify "best practices" for treating specific diagnostic related groups. Nevertheless, there can be no assurance that these measures will be successful or, if successful, will serve to compensate for the reduction in inpatient admissions, average lengths of stay and average occupancy, and the consequent reductions in per-patient revenue, resulting from the payor pressures referred to above.

    As noted above, the Company also is responding to these changes by forming integrated healthcare delivery systems. Components of these systems include: (i) encouraging physicians practicing at its hospitals to form IPAs, (ii) having the Company join with those IPAs, physicians and physician group practices to form PHOs to contract with managed care and other payors and (iii) forming MSOs to
(A) purchase physician practices or their assets, as appropriate, (B) provide management and administrative services to physicians, physician group practices and IPAs and (C) enter into managed care contracts both on behalf of those groups and, in certain circumstances, on behalf of PHOs.

    In large part, a hospital's revenues, whether from managed care payors, traditional health insurance payors or directly from patients, depends on the quality and scope of practices of physicians on staff. Physicians refer patients to hospitals on the basis of the quality of services provided by the hospital to patients and their physicians, the hospital's location, the quality of the medical staff affiliated with the hospital and the quality and state of the art of the hospital's facilities, equipment and employees. The Company attracts physicians to its hospitals by equipping its hospitals with technologically advanced equipment, sponsoring training programs to educate physicians on advanced medical procedures, using governing boards for each hospital, the sole voting members of which are physicians and community members, to develop short and long-term plans for the hospital and review and approve, as appropriate, actions of the medical staff, including staff appointments, credentialing, peer review and quality assurance, and otherwise creating an environment within which physicians prefer to practice. While physicians may terminate their association with a hospital at any time, Tenet believes that by striving to maintain and improve the level of care at its hospitals and by maintaining ethical and professional standards, it will attract and retain qualified physicians with a variety of specialties.

    There has been significant consolidation in the hospital industry over the past decade due, in large part, to continuing pressures on payments from government and private payors and increasing shifts away from the provision of traditional in-patient services. Those economic trends have caused many hospitals to close and many to consolidate either through acquisitions or affiliations. Tenet's management believes that these cost-containment pressures will continue and will lead to further consolidation in the hospital industry.

    Tenet and its hospitals strive, on terms favorable to the Company, to attract and retain physicians to their staffs, enter into managed care contracts, organize and structure integrated healthcare delivery systems, organize and structure integrated healthcare delivery systems, acquire hospitals or other healthcare facilities and acquire or assume the management of physician practices. Other healthcare companies with greater financial resources, with more facilities in a given geographic area or offering a wider range of services may be competing in each of these areas. These competitive factors may result in Tenet and its hospitals being less successful than they would hope to be in accomplishing one or more of these goals.

MEDICARE, MEDICAID AND OTHER REVENUES

    Tenet receives payments for patient care from private insurance carriers, Federal Medicare programs for elderly and disabled patients, HMOs, preferred provider organizations ("PPOs"), state Medicaid programs for indigent and cash grant patients, the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"), employers and patients directly. In general, Medicare payments for general hospital outpatient services, psychiatric care, physical rehabilitation and nursing home care are based on the lower of charges and allowable costs, subject to certain limits. General hospital inpatient services are reimbursed under Medicare based on a prospective payment system, discussed below. Payments from state Medicaid programs are based on reasonable costs or are at fixed rates. Substantially all Medicare and Medicaid payments are below retail rates for Tenet facilities. Payments from other sources usually are based on the hospital's established charges, a percentage discount or all-inclusive per diem rates.

    The approximate percentages of Tenet's net patient revenue by payment sources for Tenet's general hospitals are as follows:

                                                                                          YEARS ENDED MAY 31,
                                                                         -----------------------------------------------------
                                                                           1992       1993       1994       1995       1996
                                                                         ---------  ---------  ---------  ---------  ---------
Medicare...............................................................       32.1%      33.9%      35.9%      38.9%      39.7%
Medicaid...............................................................        6.4        7.5        8.5        7.2        6.7
Private and Other......................................................       61.5       58.6       55.6       53.9       53.6
                                                                         ---------  ---------  ---------  ---------  ---------
Totals.................................................................      100.0%     100.0%     100.0%     100.0%     100.0%

------------------------------

(1) Fiscal year 1995 includes twelve months of results for general hospitals owned by Tenet prior to its March 1, 1995 acquisition of AMH and three months of results for the general hospitals acquired by Tenet in connection with the AMH Merger.

    The following table presents the percentage of net patient revenues of the general hospitals of OrNda for fiscal years 1994, 1995 and 1996 under each of the following programs:

                                                                                               YEARS ENDED AUGUST 31,
                                                                                           -------------------------------
                                                                                             1994       1995       1996
                                                                                           ---------  ---------  ---------
Medicare.................................................................................       42.3%      36.4%      36.6%
Medicaid.................................................................................       12.3       11.0       12.5
Private and Other........................................................................       45.4       52.6       50.9
                                                                                           ---------  ---------  ---------
Totals...................................................................................      100.0%     100.0%     100.0%

    Medicare payments for general hospital inpatient care are based on a prospective payment system ("PPS") that generally has been applicable to Tenet's facilities since 1984. Under the PPS, a general hospital receives for each Medicare patient a fixed amount for operating costs based on each Medicare patient's assigned diagnostic related group ("DRG"). DRG payments do not consider a specific hospital's costs, but are adjusted for area wage differentials. As discussed below, DRG payments exclude the reimbursement of (a) capital costs, including depreciation, interest relating to capital expenditures, property tax and lease expenses and (b) outpatient services.

    For several years the percentage increases to the DRG rates have been lower than the percentage increases in the cost of goods and services purchased by general hospitals. The index used by the Health Care Financing Administration to adjust the DRG rates gives consideration to the cost of goods and services purchased by hospitals as well as non-hospitals (the "Market Basket"). The increase in the Market Basket for the year beginning October 1, 1996, was 2.5%. The Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") provides that the DRG rates for urban hospitals will be adjusted by the annual Market Basket percentage change: (1) minus 2.5%, effective October 1, 1994, (2) minus 2.0%, effective October 1, 1995, (3) minus .5%, effective October 1, 1996, and (4) without reduction, effective October 1, 1997 and each year thereafter, unless altered by subsequent legislation (which legislation Tenet believes has become more likely in light of the stated desire of both the current Administration and Congress to balance the Federal budget). There was an increase of 2.0% in the DRG rates for Federal fiscal year 1997 over what they were for Federal fiscal year 1996. Congress is in the process of establishing the healthcare budget for future periods, including Federal fiscal year 1997. Tenet anticipates that payments to hospitals will be reduced as a result of future legislation but is unable to predict what the amount of the final reduction will be.

    Medicare reimburses general hospitals' capital costs separately from DRG payments. Beginning in 1992, a prospective payment system for Medicare reimbursement of general hospitals' inpatient capital costs ("PPS-CC") generally became effective with respect to the Company's general hospitals. During Tenet's fiscal year ended May 31, 1996, Tenet's hospitals in the aggregate received reimbursement for approximately 95% of their actual capital costs under the PPS-CC. Tenet anticipates that future legislation may reduce the aggregate reimbursement received, but is unable to predict what the amount of the final reduction will be.

    Outpatient services provided at general hospitals, physical rehabilitation hospitals and psychiatric facilities generally are reimbursed by Medicare at the lower of customary charges or 94.2% of actual cost. Notwithstanding the foregoing, Congress has established additional limits on the reimbursement of the following outpatient services: (i) clinical laboratory services, which are reimbursed based on a fee schedule and (ii) ambulatory surgery procedures and certain imaging and other diagnostic procedures, which are reimbursed based on a blend of the hospital's specific cost and the rate paid by Medicare to non-hospital providers for such services.

    Hospitals exempt from the PPS, such as qualified psychiatric facilities and physical rehabilitation hospitals, are reimbursed by Medicare on a cost-based system wherein target rates for each facility are used in applying various limitations and incentives. Tenet's exempt facilities received a Market Basket increase of 3.4% in target rates effective for cost reporting periods commencing in Federal fiscal year 1996. Based on OBRA '93, the target rates for Tenet's hospitals exempt from the PPS will be adjusted in cost reporting years through 1997 by the applicable annual Market Basket percentage change minus 1%. Proposals have been made that would change the method of payment for services provided at these facilities to a prospective payment system. The Omnibus Budget Reconciliation Act of 1990 requires the Department of Health and Human Services to develop a proposal to modify the current target rate system or to replace it with a prospective payment system. It is not known if any such proposals will be implemented.

    OBRA '93 provides for certain budget targets through Federal fiscal year 1997, which, if not met, may result in adjustments in payment rates. Both Congress and the current Administration have proposed healthcare budgets that reduce Federal payments to hospitals and other providers. The Company anticipates that payments to hospitals will be reduced as a result of future legislation but is unable to predict what the amount of the final reduction will be.

    The Medicare, Medicaid and CHAMPUS programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and new governmental funding restrictions, all of which may materially increase or decrease program payments as well as affect the cost of providing services and the timing of payments to facilities. The final determination of amounts earned under the programs often requires many years, because of audits by the program representatives, providers' rights of appeal and the application of numerous technical reimbursement provisions. Management believes that adequate provision has been made for such adjustments. Until final adjustment, however, significant issues remain unresolved and previously determined allowances could become either inadequate or more than ultimately required.

HEALTHCARE REFORM, REGULATION AND LICENSING

    CERTAIN BACKGROUND INFORMATION. Healthcare, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. Medicare, Medicaid, mandatory and other public and private hospital cost-containment programs, proposals to limit healthcare spending, proposals to limit prices and industry competitive factors are highly significant to the healthcare industry. In addition, the healthcare industry is governed by a framework of Federal and state laws, rules and regulations that are extremely complex and for which the industry has the benefit of little or no regulatory or judicial interpretation. Although the Company believes it is in compliance in all material respects with such laws, rules and regulations, if a determination is made that the Company was in material violation of such laws, rules or regulations, its operations and financial results could be materially adversely affected.

    There continue to be Federal and state proposals that would, and actions that do, impose more limitations on government and private payments to providers such as Tenet and proposals to increase co-payments and deductibles from program and private patients. Tenet's and OrNda's facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls, including what is commonly referred to as "utilization review," have resulted in fewer of certain treatments and procedures being performed. Utilization review entails the review of the admission and course of treatment of a patient by a third party. Utilization review by third-party peer review organizations ("PROs") is required in connection with the provision of care paid for by Medicare and Medicaid. Utilization review by third parties also is a requirement of many managed care arrangements.

    Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Various states have applied, or are considering applying, for a Federal waiver from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. Tennessee has implemented a revision and Texas has passed a law mandating the State to apply for such a waiver. Louisiana is considering wider use of managed care for its Medicaid populations. California has created a voluntary health insurance purchasing cooperative that seeks to make healthcare coverage more affordable for businesses with five to 50 employees and, effective January 1, 1995, began changing the payment system for participants in its Medicaid program in certain counties from fee-for-service arrangements to managed care plans. Florida limits the amount by which a hospital's net revenues per admission may be increased each year, has enacted a program creating a system of local purchasing cooperatives and has proposed other changes that have not yet been enacted. Florida also has adopted, and other states are considering adopting, legislation imposing a tax on revenues of hospitals to help finance or expand those states' Medicaid systems. A number of other states are considering the enactment of managed care initiatives designed to provide universal low-cost coverage. These proposals also may attempt to include coverage for some people who presently are uninsured.

    CERTIFICATE OF NEED REQUIREMENTS. Some states require state approval for construction and expansion of healthcare facilities, including findings of need for additional or expanded healthcare facilities or services. Certificates of Need, which are issued by governmental agencies with jurisdiction over healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring Certificates of Need is once again on the rise as state legislators once again are looking at the Certificate of Need process as a way to contain rising healthcare costs. At November 30, 1996, Tenet operated hospitals in 11 states and OrNda operated hospitals in seven additional states that require state approval under Certificate of Need Programs. Tenet is unable to predict whether it will be able to obtain any Certificates of Need in any jurisdiction where such Certificates of Need are required.

    ANTIKICKBACK AND SELF-REFERRAL REGULATIONS. The healthcare industry is subject to extensive Federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, the Antikickback Amendments prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other government programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, HHS has issued regulations that describe Safe Harbors under the Antikickback Amendments. The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement PER SE illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. Because Tenet may be less willing than some of its competitors to enter into business arrangements that do not clearly satisfy the Safe Harbors, it could be at a competitive disadvantage in entering into certain transactions and arrangements with physicians and other healthcare providers.


    The "Health Insurance Portability and Accountability Act of 1996," which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 ET SEQ.) to broaden the scope of current fraud and abuse laws to include all health plans, whether or not they are reimbursed as a Federal program.


    In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Tenet's participation in and development of joint ventures and other financial relationships with physicians could be adversely affected by these amendments and similar state enactments. The Company systematically reviews all of its operations to ensure that it complies with the Social Security Act and similar state statutes.

    Both Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. One pilot project, Operation Restore Trust, is focused on investigating healthcare providers in the home health and nursing home industries as well as on medical suppliers to these providers in California, Florida, Texas, Illinois and New York. The Company provides home health and nursing home care in California, Florida and Texas.

    Tenet is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on Tenet's business, financial condition and results of operations.

    ENVIRONMENTAL REGULATIONS. The Company's healthcare operations generate medical waste that must be disposed of in compliance with Federal, state and local environmental laws, rules and regulations. The

Company's operations, as well as the Company's purchases and sales of facilities, are also subject to various other environmental laws, rules and regulations. The costs of compliance do not, and the Company anticipates that such costs will not, materially affect the Company's capital expenditures, earnings or competitive position.



    HEALTHCARE FACILITY LICENSING REQUIREMENTS. Tenet's healthcare facilities are subject to extensive Federal, state and local legislation and regulation. In order to maintain their operating licenses, healthcare facilities must comply with strict standards concerning medical care, equipment and hygiene. Various licenses and permits also are required in order to dispense narcotics, operate pharmacies, handle radioactive materials and operate certain equipment. Tenet's healthcare facilities hold all required governmental approvals, licenses and permits. With the exception of one general hospital that was acquired in fiscal 1996 and is in the process of becoming accredited for the first time, each of Tenet's facilities that is eligible for accreditation is fully accredited by the JCAHO, the Commission on Accreditation of Rehabilitation Facilities (in the case of rehabilitation hospitals) or another appropriate accreditation agency. With such accreditation, the Company's hospitals are eligible to participate in government-sponsored provider programs such as the Medicare and Medicaid programs.



    UTILIZATION REVIEW COMPLIANCE AND HOSPITAL GOVERNANCE. Tenet's healthcare facilities are subject to and comply with various forms of utilization review. In addition, under the Medicare PPS, each state must have a PRO to carry out a federally mandated system of review of Medicare patient admissions, treatments and discharges in general hospitals. Medical and surgical services and practices are extensively supervised by committees of staff doctors at each healthcare facility, are overseen by each healthcare facility's local governing board, the primary voting members of which are physicians and community members, and are reviewed by Tenet's quality assurance personnel. The local governing boards also help maintain standards for quality care, develop long-range plans, establish, review and enforce practices and procedures and approve the credentials and disciplining of medical staff members.


LEGAL PROCEEDINGS


    The Company continues to defend a greater than normal level of litigation relating to its subsidiaries' former psychiatric operations. The majority of the lawsuits filed contain allegations of medical malpractice as well as allegations of fraud and conspiracy against the Company and certain of its subsidiaries and former employees. Also named as defendants are numerous doctors and other healthcare professionals. The Company believes that the increase in litigation stems, in whole or in part, from advertisements by certain lawyers seeking former psychiatric patients in order to file claims against the Company and certain of its subsidiaries. The advertisements focus, in many instances, on the Company's settlement of past disputes involving the operations of its discontinued psychiatric business, including the Company's 1994 resolution of the Federal government's investigation and a corresponding criminal plea agreement involving such discontinued psychiatric business of the Company. Among the suits filed during fiscal 1995 were two lawsuits in Texas state court with approximately 740 individual plaintiffs at present who purport to have been patients in certain Texas psychiatric facilities. During fiscal 1996, 64 plaintiffs voluntarily withdrew from one of the lawsuits and the Company's motion to recuse the original trial judge in that lawsuit has been granted. In the second lawsuit, the Texas Supreme Court has ruled that lead counsel for the plaintiffs may not continue to represent the plaintiffs due to a conflict of interest as asserted by the defendants. The cases of three of the 740 individual plaintiffs within one of the lawsuits currently are scheduled for trial in April 1997.


    During fiscal 1995 and 1996, lawsuits with approximately 210 plaintiffs at present who purport to have been patients in certain Washington, D.C. psychiatric facilities, containing allegations similar to those contained in the Texas cases described above, were filed in the District of Columbia.

    In addition to the above, a purported class action was filed in Texas state court in May 1995, entitled Justin Love vs. National Medical Enterprises, et al. The case contains allegations of fraud and conspiracy similar to those described in the preceding paragraphs. The plaintiff purports to represent all persons who were voluntarily admitted to one of 11 psychiatric hospitals in Texas between January 1, 1981 and

December 31, 1991, and who also fit into one or more of eight categories based on such factors as their age at the time of admission, status of their insurance at the time of discharge and whether a certain type of examination was conducted prior to their being admitted. In February 1996, an insurance company that purports to have paid claims on behalf of the potential class intervened in the action and the case was removed to the U.S. District Court in Houston, Texas. A motion by the plaintiffs to remand the case to Texas state court has been denied. A class has not been certified and the Company believes that a class is not capable of being certified.


    The Company expects that additional lawsuits with similar allegations will be filed. The Company believes it has a number of defenses to each of these actions and will defend these and any additional lawsuits vigorously. Until the lawsuits are resolved, however, the Company will continue to incur substantial legal expenses. Although, based upon information currently available to it, management believes that the amount of damages, if any, in excess of the reserves the Company has recorded for unusual litigation costs that may be awarded in any of the foregoing unresolved legal proceedings cannot reasonably be estimated, management does not believe it is likely that any such damages will have a material adverse effect on the Company's results of operations, liquidity or capital resources. There can be no assurance, however, that the ultimate liability will not exceed such reserves, which primarily represent the estimated costs of defending the actions.

    Two additional federal class actions filed in August 1993 were consolidated into one action pending in the U.S. District Court in the Central District of California captioned In re: National Medical Enterprises Securities Litigation
II. These consolidated actions are on behalf of a purported class of shareholders who purchased or sold stock of the Company between January 14, 1993 and August 26, 1993, and allege that each of the defendants violated Section 10(b) of the Exchange Act. Specifically, plaintiffs allege that each defendant knew or recklessly disregarded that the public statements made by the Company and several of its officers and directors in reports filed with the Commission, in press releases, communications with shareholders, and communications with the financial community were false and misleading because the financial data and projections were based upon a number of alleged illegal practices at many of the Company's psychiatric facilities. Plaintiffs claim that each of the defendants was a direct participant in this wrongdoing and conspired with and aided and abetted each of the other defendants in perpetrating the alleged fraudulent scheme. Based on these claims, plaintiffs seek compensatory damages, injunctive relief, attorneys' fees, interest and costs. The parties commenced a voluntary mediation in July 1994. The mediation efforts were unsuccessful and in May 1995 the parties agreed to proceed with the litigation. On June 23, 1995, the defendants filed a motion to dismiss and to strike plaintiffs' complaint, which motion is still pending. The Company believes it has meritorious defenses to this action and will defend this litigation vigorously.

    In connection with the merger of AMH with and into a subsidiary of Tenet in March 1995, a total of nine purported class actions, entitled in re: American Medical Holdings, Inc., Shareholders Litigation, C.A. No. 13797, Ruth LeWinter and Raymond Cayuso v. the AMH Directors (with the exception of Harold S. Williams), NME and AMH, Case No. BC-115206, and David F. and Sylvia Goldstein v. O'Leary, NME, AMH, et al., Case No. BC-116104 (the "Merger Class Actions"), were filed challenging the AMH Merger in both Delaware and California. In April 1996, the parties to the Merger Class Actions executed a stipulation of settlement and in August 1996 the court issued an order approving the settlement. Under the terms of that settlement, the Company agreed to pay $350,000 for the plaintiffs' attorneys fees and agreed that for a period of one year following final approval of the settlement it will not engage in any transaction that will be dilutive to existing shareholders without that transaction being approved by a majority of its outside directors. Tenet believes the Merger with OrNda will not be dilutive after taking into account the cost savings that management believes may be realized following the Merger. Nevertheless, the Merger has been approved by the required majority of Tenet's outside directors.


    In February 1996, OrNda's Midway in Los Angeles, California, which was acquired when OrNda acquired Summit in April 1994, received an investigative subpoena from the OIG. The subpoena states that it was issued in connection with an OIG Investigation being conducted by the OIG concerning possible violations of Medicare rules and regulations. Tenet understands that OrNda believes that the basis for the investigative subpoena from the OIG that was served on Midway was a civil qui tam action that had been filed in July 1995 against Midway Hospital Medical Center, Inc. (a subsidiary of OrNda which owns Midway), Summit and OrNda in the United States District Court for the Central District of California. Tenet understands that this California Action originally was filed under a court-ordered seal that prohibited OrNda from disclosing the action prior to this time.



    The California Action alleges, among other things, that there were violations of the federal False Claims Act and the federal fraud and abuse and anti-kickback provisions of the Medicare and Medicaid laws in connection with certain of Midway's compensation arrangements with its physicians. The California Action alleges that as a result of this allegedly wrongful conduct, the United States is entitled to monetary damages and penalties. The California Action also alleges in a second cause of action violations of the fraud and abuse, medical staff and wrongful discharge laws of the State of California and claims as a result of such wrongful conduct compensatory as well as punitive damages.



    Tenet understands that the OIG has expanded the California Action, which initially related to only one of OrNda's hospitals (Midway, which was acquired by OrNda from Summit), and the OIG Investigation to 11 other former Summit hospitals owned by OrNda. In an apparently unrelated matter, the government has requested and OrNda has provided records from a single hospital outside the group acquired from Summit. Tenet understands that OrNda is fully cooperating with the OIG. Tenet understands that OrNda and its outside counsel have held numerous meetings with government attorneys with respect to this matter and, as a result, OrNda believes that the OIG Investigation continues to be a civil investigation focused primarily on arrangements between physicians and the hospitals that may violate Medicare rules and regulations and not on the hospitals' Medicare or Medicaid billing practices. If the outcome of the California Action or OIG Investigation were unfavorable, OrNda could be subject to Monetary Payments and also could be excluded from Medicare and other government reimbursement programs, which Monetary Payments or exclusion could have a material adverse effect on OrNda's financial condition or results of operations. The result of the California Action, the OIG Investigation and their impact, if any, cannot be predicted or estimated at this time. Tenet understands that based on information currently available to OrNda, however, management of OrNda believes that if the California Action and the OIG Investigation remain primarily limited to physician arrangements, remain civil in nature and, with the exception of only one of the hospitals, relate only to the practices of the former Summit hospitals, the final outcome of the California Action and the OIG Investigation will not have a material adverse effect on OrNda's financial condition or results of operations. If any of the foregoing matters was to have a material adverse effect on OrNda, it also could have a material adverse effect on Tenet's business, financial condition and results of operations following the Merger.



    Tenet understands that OrNda is not aware of any additional litigation or investigations concerning the matters described above. There can be no assurance, however, that in the event any such additional litigation or investigation is instituted and there is an unfavorable outcome, such result would not have a material adverse effect on OrNda's financial condition or results of operations. If such result was to have a material adverse effect on OrNda, it also could have a material adverse effect on Tenet's business, financial condition and results of operations following the Merger.


    In its normal course of business the Company also is subject to claims and lawsuits relating to injuries arising from patient treatment. The Company believes that its liability for damages resulting from such claims and lawsuits in its normal course of business is adequately covered by insurance or is adequately provided for in its consolidated financial statements. See "Risk Factors--Legal Proceedings."

COMPLIANCE PROGRAM

    The Company maintains a multi-faceted corporate compliance and ethics program. A portion of the program results from a 1994 settlement between the Company and HHS. The mandated portion of the program, which is in effect until June 1999, provides, in part, that the Company will not own or operate psychiatric facilities (defined for the purposes of the agreement to include residential treatment centers and substance abuse facilities) except as specifically provided for under the terms of the agreement (which permits the Company's subsidiaries to own and operate a small number of psychiatric facilities on the same campus as or nearby certain of Tenet's general hospitals) and requires self-reporting of credible evidence of violations of criminal law or material violations of civil laws, rules or regulations governing federally funded programs. The Company now has in place a program designed to provide annual ethics training to every employee and to encourage all employees to report any ethical violations to a toll-free telephone hotline.


RECENT DEVELOPMENTS



    In December 1996, OrNda acquired the Western Medical Centers in southern California and in January 1997 Tenet acquired North Shore Medical Center in Miami, Florida. Since those acquisitions were material pending acquisitions at November 30, 1996, they have been included in the summary unaudited pro forma financial information and the pro forma financial information. In December 1996, Tenet sold its lease of the Kirksville Osteopathic Medical Center and OrNda closed Westside Hospital. Since these latter two transactions are not material, they have not been included in the summary unaudited pro forma financial information or the pro forma financial information. See "Pro Forma Financial Information."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table provides information as of November 30, 1996, with respect to each of Tenet's directors and executive officers.



                 NAME                        AGE                                   POSITION
---------------------------------------  -----------  -------------------------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS(1)

Jeffrey C. Barbakow....................          52   Chairman and Chief Executive Officer

Michael H. Focht Sr....................          54   President, Chief Operating Officer and Director

Trevor Fetter..........................          36   Executive Vice President and Chief Financial Officer

Scott M. Brown.........................          51   Senior Vice President, General Counsel and Secretary

Raymond L. Mathiasen...................          53   Senior Vice President and Chief Accounting Officer

Bernice B. Bratter.....................          58   Director

Maurice J. DeWald......................          56   Director

Peter de Wetter........................          76   Director

Edward Egbert, M.D.....................          71   Director

Raymond A. Hay.........................          68   Director

Lester B. Korn.........................          60   Director

James P. Livingston....................          70   Director

Thomas J. Pritzker.....................          46   Director

Richard S. Schweiker...................          70   Director


------------------------------

(1) Pursuant to the Merger Agreement, Tenet has agreed that, promptly following the Merger, it will increase the size of the Tenet Board of Directors from 11 to 14 persons. The three additional members are expected to be three members of OrNda's current Board of Directors. Tenet's Board of Directors is divided into three classes. Each director is elected to serve a three-year term. No determination has yet been made as to which class each additional member will be elected, but one will be elected to each of the three classes.

    JEFFREY C. BARBAKOW was elected by the Board to serve as Chief Executive Officer and President of Tenet effective June 1, 1993. Effective July 28, 1993, Mr. Barbakow was elected Chairman of the Board, at which time he relinquished the office of President. Prior to June 1, 1993, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, a position he held from September 1991 through May 31, 1993. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/UA Communications, Inc. Prior to October 1988, Mr. Barbakow served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. In addition, Mr. Barbakow served as a director of MGM Grand, Inc. from November 1988 through May 1993. Mr. Barbakow has been a director of Tenet since 1990.

    MICHAEL H. FOCHT was elected by the Board to serve as Chief Operating Officer of Tenet effective April 28, 1993, and to serve in the additional position of President effective July 28, 1993. Mr. Focht served as Senior Executive Vice President, Operations, of Tenet from 1991, and President and Chief Executive Officer of Tenet's General Hospital Division from 1986. Mr. Focht joined Tenet in 1978 and has served as a director of Tenet since 1990.

    TREVOR FETTER joined Tenet as an Executive Vice President in October 1995. In March 1996, he was appointed to the additional position of Chief Financial Officer. Mr. Fetter served as Executive Vice President and Chief Financial Officer of Metro-Goldwyn-Mayer, Inc. ("MGM") from 1990 to October 1995, and as Senior Vice President of MGM from 1988 to 1990. From 1982 to 1988, Mr. Fetter worked in the investment banking division of Merrill Lynch Capital Markets.

    SCOTT M. BROWN is Senior Vice President, General Counsel and Secretary of the Company. He joined Tenet in 1981. Mr. Brown was elected Secretary in 1984 and Senior Vice President in 1990. He was appointed acting General Counsel in July 1993 and General Counsel in February 1994.


    RAYMOND L. MATHIASEN is Senior Vice President and, since March 1996, Chief Accounting Officer of the Company. From February 1994 to March 1996, Mr. Mathiasen served as Senior Vice President and Chief Financial Officer of the Company and from September 1993 to February 1994, Mr. Mathiasen served as Senior Vice President and acting Chief Financial Officer. Mr. Mathiasen was elected to the position of Senior Vice President in 1990 and Chief Operating Financial Officer in 1991. Prior to joining Tenet as a Vice President in 1985, he was a partner with Arthur Young & Company (now known as Ernst & Young LLP).


    BERNICE B. BRATTER served as Executive Director of Senior Health and Peer Counseling, a non-profit healthcare organization located in Santa Monica, California from 1980 through her retirement from that position on March 14, 1995. From March 1995 through September, 1996, Ms. Bratter lectured and served as a consultant in the fields of not-for-profit corporations and healthcare. Since October 1, 1996, Ms. Bratter has served as the President of the Los Angeles Women's Foundation, a not-for-profit organization dedicated to reshaping the status of women of all ages in southern California. Ms. Bratter has been a director of Tenet since 1990.

    MAURICE J. DEWALD is Chairman and Executive Officer of Verity Financial Group, Inc., a private firm that he founded in 1993, which is involved in investment and development projects, and President of DeWald Enterprises, a private investment firm that he founded in 1991. From 1986 until 1990, Mr. DeWald served as Managing Partner of the Los Angeles office of KPMG Peat Marwick LLP. Mr. DeWald also is a director of Dai-Ichi Kangyo Bank of California and ARV Assisted Living, Inc. Mr. DeWald has been a director of Tenet since 1991.

    PETER DE WETTER served as Executive Vice President of Tenet from October 1979 until his retirement in May 1989. Mr. de Wetter has been a director of Tenet since 1977.

    EDWARD EGBERT retired as a physician in private practice on January 1, 1994. From 1975 to 1982, Dr. Egbert served on the Governing Board of Sierra Medical Center, a general hospital owned and operated by one of Tenet's subsidiaries. Dr. Egbert has been a director of Tenet since 1975.

    RAYMOND A. HAY has been Chairman and Chief Executive Officer of Aberdeen Associates, a private investment firm, since 1992. Mr. Hay held the same position with Hay-Faulstich & Associates from 1991 through January 1992, when its operations were assumed by Aberdeen Associates. From 1983 until June 1991, Mr. Hay served as Chairman and Chief Executive Officer of The LTV Corporation, which filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in 1986. The petition received final approval in June 1993. Mr. Hay has been a director of Tenet since 1985.

    LESTER B. KORN has been a director of Tenet since 1993. Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn served as the Chairman of Korn/Ferry International, an executive search firm which he founded, from 1969 until May 1991, when he retired and became Chairman Emeritus. During 1987-1988, he served as United States Ambassador to the United Nations Economic and Social Council. Mr. Korn also serves as a director of ConAm Properties, Ltd.

    JAMES P. LIVINGSTON served as an Executive Vice President of Tenet from 1977 until his retirement in June 1986. From 1984 until his retirement, Mr. Livingston also served as President and Chief Executive Officer of Tenet's former Health Products and Services Group. Mr. Livingston has been a director of Tenet since 1975.

    THOMAS J. PRITZKER has been the president and director of the corporation that is the general partner of a limited partnership that is a general partner of the sole general partner of GKH Investments, L.P. (the "Partnership"), since 1980. The sole general partner of the Partnership, GHK Partners, L.P., acted as a financial advisor to AMH in connection with the acquisition of AMH by the Company. Mr. Pritzker also has served as the Chairman of Healthcare COMPARE Corp., a firm involved in providing medical review and cost management services to various types of healthcare payor groups, since 1990, and President of Hyatt Corporation, a diversified company primarily engaged in real estate and hotel management activities, since 1979. Mr. Pritzker was elected a Director by the Board on March 29, 1995.

    RICHARD S. SCHWEIKER served as president of the American Council of Life Insurance from 1983 until his retirement on December 31, 1994. Mr. Schweiker also serves as a director of LabOne, Inc. Mr. Schweiker has been a director of Tenet since 1984. From 1981 to 1983, Mr. Schweiker served as Secretary of Health and Human Services.

                              DESCRIPTION OF NOTES

GENERAL


    The Senior Notes due 2003 will be issued pursuant to an Indenture (the "Senior Note due 2003 Indenture") between the Company and The Bank of New York, as Trustee (the "Senior Note due 2003 Trustee"). The Senior Notes due 2005 will be issued pursuant to an Indenture (the "Senior Note due 2005 Indenture") between the Company and The Bank of New York, as Trustee (the "Senior Note due 2005 Trustee"). The Senior Subordinated Notes will be issued pursuant to an Indenture (the "Senior Subordinated Note Indenture" and, together with the Senior Note due 2003 Indenture and the Senior Note due 2005 Indenture, the "Indentures") between the Company and The Bank of New York, as Trustee (the "Senior Subordinated Note Trustee" and, together with the Senior Note due 2003 Trustee and the Senior Note due 2005 Trustee, the "Trustees"). The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the Indentures, including the definitions therein of certain terms used below. Copies of the proposed forms of Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this "Description of Notes," the term the "Company" refers to Tenet Healthcare Corporation and not to any of its Subsidiaries.



    The Senior Notes will be general unsecured obligations of the Company, senior to all subordinated Indebtedness of the Company, including the Senior Subordinated Notes, the Company's 10 1/8% Senior Subordinated Notes due 2005 (the "2005 Senior Subordinated Notes") and the Company's 6% Exchangeable Subordinated Notes due 2005 (the "2005 Exchangeable Subordinated Notes"), and PARI PASSU in right of payment with all other existing and future unsubordinated Indebtedness of the Company, including the Company's 9 5/8% Senior Notes due 2002 (the "2002 Senior Notes"), the Company's 8 5/8% Senior Notes due 2003 (the "2003 Senior Notes" and, together with the 2002 Senior Notes, the "Existing Senior Notes") and all Obligations under the New Credit Facility. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, approximately $1.7 billion in principal amount of outstanding indebtedness of the Company will by its terms be subordinated to the Senior Notes.



    The Senior Subordinated Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including the Senior Notes, the Existing Senior Notes and all Obligations under the New Credit Facility, and will be PARI PASSU in right of payment to the 2005 Senior Subordinated Notes and senior to the 2005 Exchangeable Subordinated Notes. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, Senior Debt of the Company would have been approximately $3.0 billion. See "Historical and Pro Forma Capitalization," "Related Transactions," "Description of the New Credit Facility" and "--Subordination of Senior Subordinated Notes."



    The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization or insolvency (and the consequent right of the Holders of Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors and preferred stockholders, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, the outstanding debt of the Company's Subsidiaries would have been approximately $341.5 million (based upon certain assumptions as to the amounts of indebtedness of OrNda to be redeemed or repurchased and excluding trade payables of $451.7 million, intercompany debt and other obligations). See "Risk Factors--Subsidiary Operations; Subordination" and "Pro Forma Financial Information."


PRINCIPAL, MATURITY AND INTEREST


    The Senior Notes due 2003 will be unsecured senior obligations of the Company limited in aggregate principal amount to $200.0 million and will mature on January 15, 2003. The Senior Notes due 2005 will be unsecured senior obligations of the Company limited in aggregate principal amount to $600.0 million and will mature on January 15, 2005. Interest on the Senior Notes due 2003 and the Senior Notes due 2005 will accrue at the respective rates per annum set forth on the cover page of this Prospectus and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 1997, to Holders of record on the immediately preceding January 1 and July 1, respectively. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.


    The Senior Subordinated Notes will be unsecured obligations of the Company limited in aggregate principal amount to $500.0 million and will mature on January 15, 2007. Interest on the Senior Subordinated Notes will accrue at the rate per annum set forth on the cover page of this Prospectus and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 1997, to Holders of record on the immediately preceding January 1 and July 1, respectively. Interest on the Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

    Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes, the Holders of which have given wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the applicable Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Senior Notes will not be redeemable at the option of the Company prior to their maturity.

    The Senior Subordinated Notes will not be redeemable at the option of the Company prior to January 15, 2002. Thereafter, the Senior Subordinated Notes will be subject to redemption at the option of the Company, in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the

YEAR                                                                                          PERCENTAGE
--------------------------------------------------------------------------------------------  -----------
2002........................................................................................           %
2003........................................................................................           %
2004........................................................................................           %
200 and thereafter..........................................................................           %

    If less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of Senior Subordinated Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are then listed, or, if the Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate; provided that Senior Subordinated Notes with a principal amount of $1,000 shall not be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes to be redeemed at its registered address. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions of them called for redemption.

    The New Credit Facility will prohibit the Company from redeeming or otherwise repurchasing the Senior Subordinated Notes prior to the stated maturity thereof. See "Description of the New Credit Facility."

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders," the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Control Triggering Event (the "Change of Control Payment Date"). Within 30 days following any Change of Control Triggering Event, the Company will mail, or at the Company's request the applicable Trustee will mail, a notice to each Holder offering to repurchase the Notes held by such Holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Senior Subordinated Note Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control Triggering Event, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Senior Subordinated Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    A failure by the Company to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the applicable Indenture. Except as described above with respect to a Change of Control, the Indentures will not contain provisions that permit the Holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. See "--Events of Default and Remedies."


    The New Credit Facility will prohibit the Company from redeeming or otherwise repurchasing the Senior Subordinated Notes prior to the stated maturity thereof, and also will provide that certain change of control events with respect to the Company will constitute a default thereunder. See "Description of the New Credit Facility." Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. The indentures relating to the Existing Senior Notes and the Senior Notes also may restrict the Company's ability to purchase the Senior Subordinated Notes upon a Change of Control Triggering Event. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Senior Subordinated Notes, the Company could seek the consent of its lenders or noteholders to the purchase of the Senior Subordinated Notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Company's failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Notes Indenture which could, in turn, constitute a default under other outstanding Indebtedness. In such circumstances, the subordination provisions in the Senior Subordinated Note Indenture would likely restrict payments to the Holders of Senior Subordinated Notes. See "Risk Factors--Possible Inability to Repurchase Notes Upon a Change of Control" and "--Subsidiary Operations; Subordination."


SUBORDINATION OF SENIOR SUBORDINATED NOTES

    The payment of principal of, premium, if any, and interest on the Senior Subordinated Notes will be subordinated in right of payment, as set forth in the Senior Subordinated Note Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Senior Subordinated Note Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed or allowable as a claim in such proceeding) before the Holders of Senior Subordinated Notes will be entitled to receive any payment with respect to the Senior Subordinated Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Senior Subordinated Notes would be entitled shall be made to the holders of Senior Debt (except (a) that Holders of Senior Subordinated Notes may receive securities that (i) are subordinated at least to the same extent as the Senior Subordinated Notes to Senior Debt and any securities issued in exchange for Senior Debt, (ii) are unsecured (except to the extent the Senior Subordinated Notes are secured), (iii) are not Guaranteed by any Subsidiary of the Company (except to the extent the Senior Subordinated Notes are so Guaranteed), and (iv) have a Weighted Average Life to Maturity and final maturity that are not shorter than the Weighted Average Life to Maturity of the Senior Subordinated Notes or any securities issued to holders of Senior Debt under the New Credit Facility pursuant to a plan of reorganization or readjustment, and (b) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Senior Subordinated Notes (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Senior Subordinated Note Trustee receives a notice of such default (a "Payment Blockage Notice"), for so long as any Obligations are outstanding under the New Credit Facility, from the Representative thereunder and, thereafter, from the holders or Representative of any Designated Senior Debt. Payments on the Senior Subordinated Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Senior Subordinated Note Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Subordinated Note Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The Senior Subordinated Note Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Senior Subordinated Notes is accelerated because of an Event of Default.


    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Senior Subordinated Notes may recover less ratably than creditors of the Company who are Holders of Senior Debt. On a pro forma basis, as of November 30, 1996, after giving effect to the Merger and the Refinancing, Senior Debt of the Company would have been approximately $3.0 billion. The Senior Subordinated Note Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


    "DESIGNATED SENIOR DEBT" means (i) so long as any Obligations are outstanding under the New Credit Facility, such Obligations and (ii) thereafter, any other Senior Debt permitted under the Senior Subordinated Note Indenture the principal amount of which is $100.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "SENIOR DEBT" means (i) Indebtedness under the New Credit Facility, (ii) the Senior Notes, the Existing Senior Notes, any other Indebtedness permitted to be incurred by the Company under the terms of the Senior Subordinated Note Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes and (iii) all Obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) the Senior Subordinated Notes, the 2005 Senior Subordinated Notes and the 2005 Exchangeable Subordinated Notes, (w) any liability for Federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Senior Subordinated Note Indenture.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

    The Indentures will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than (w) Physician Joint Venture Distributions, (x) dividends or distributions payable in Qualified Equity Interests of the Company, (y) dividends or distributions payable to the Company or any Subsidiary of the Company, and (z) dividends or distributions by any Subsidiary of the Company payable to all holders of a class of Equity Interests of such Subsidiary on a PRO RATA basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; or (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes issued under such Indenture, except at the original final maturity date thereof or pursuant to a Specified Exchange or the Refinancing (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the

Trustees within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment):

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indentures described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after March 1, 1995 (excluding Restricted Payments permitted by clauses (v), (w) and (x) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after March 1, 1995 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company) since March 1, 1995 of Qualified Equity Interests of the Company or of debt securities of the Company or any of its Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of the Company, plus (iii) $20.0 million.

    If no Default or Event of Default has occurred and is continuing, or would occur as a consequence thereof, the foregoing provisions will not prohibit the following Restricted Payments: (u) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indentures; (v) the payment of cash dividends on any series of Disqualified Stock issued after the date of the Indentures in an aggregate amount not to exceed the cash received by the Company since the date of the Indentures upon issuance of such Disqualified Stock; (w) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Subsidiary in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (x) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (y) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $15.0 million in any twelve-month period; and (z) the making and consummation of (A) a senior subordinated asset sale offer in accordance with the provisions of the indenture relating to the 2005 Senior Subordinated Notes or (B) a Change of Control Offer with respect to the Senior Subordinated Notes in accordance with the provisions of the Senior Subordinated
Note Indenture or a change of control offer with respect to the 2005 Senior Subordinated Notes or the 2005 Exchangeable Subordinated Notes in accordance with the provisions of the indentures relating thereto.

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    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustees an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Restricted Payments" were computed.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indentures will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") after the date of the Indentures any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is first issued.

    The foregoing provisions will not apply to:

        (i) the incurrence by the Company of Indebtedness pursuant to the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed an amount equal to $2.5 billion less the aggregate amount of all mandatory repayments applied to permanently reduce the commitments with respect to such Indebtedness;

        (ii) the incurrence by the Company of Indebtedness represented by the Notes;

       (iii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

        (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indentures to be incurred (including, without limitation, Existing Indebtedness);

        (v) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries;

        (vi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indentures to be outstanding or any receivable or liability the payments of which is determined by reference to a foreign currency; PROVIDED that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

       (vii) the incurrence by the Company or any of its Subsidiaries of Physician Support Obligations;

      (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit or warranty or contractual service obligations of like nature, in each case to the extent incurred in the ordinary course of business of the Company or such Subsidiary;

        (ix) the incurrence by any Subsidiary of the Company of Indebtedness, the aggregate principal amount of which, together with all other Indebtedness of the Company's Subsidiaries at the time outstanding (excluding the Existing Indebtedness until repaid or refinanced and excluding Physician

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    Support Obligations), does not exceed the greater of (1) 10% of the
    Company's Stockholders' Equity as of the date of incurrence or (2) $10.0 million; PROVIDED that, in the case of clause (1) only, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period; and

        (x) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $250.0 million.

  LIENS

    The Senior Note Indenture will provide that the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all payments due under the Senior Note Indenture and the Senior Notes are secured on an equal and ratable basis with the Obligations so secured until such time as such obligations are no longer secured by a Lien.

    The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien to secure Indebtedness that is pari passu with or subordinated in right of payment to the Senior Subordinated Notes (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all payments due under the Senior Subordinated Note Indenture and the Senior Subordinated Notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indentures will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indentures, (b) the Indentures, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, unless such Indebtedness was incurred in connection with or in contemplation of such acquisition for the purpose of refinancing Indebtedness which was tax-exempt, or in violation of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indentures except to the extent that such Consolidated Cash Flow would be permitted to be dividends to the Company without the prior consent or approval of any third party, (e) customary non-assignment provisions in leases entered into in the ordinary course of business, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such

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Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (h) the New Credit Facility and related documentation as the same is in effect on the date of the Indentures and as amended or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the New Credit Facility and related documentation as in effect on the date of the Indentures.

  LINE OF BUSINESS

    The Indentures will provide that the Company will not, and will not permit any of its subsidiaries to, engage in any material extent in any business other than the ownership, operation and management of Hospitals and Related Businesses.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indentures will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indentures pursuant to supplemental indentures in forms reasonably satisfactory to the Senior Note Trustee and the Senior Subordinated Note Trustee, as the case may be; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the applicable Indenture described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  TRANSACTIONS WITH AFFILIATES

    The Indentures will provide that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the applicable Trustee
(a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; PROVIDED that (x) transactions or payments pursuant to any employment arrangements or employee or director benefit plans entered into by the Company or any of its Subsidiaries in the ordinary

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course of business and consistent with the past practice of the Company or such
Subsidiary, (y) transactions between or among the Company and/or its Subsidiaries and (z) transactions permitted by the provisions of the Indentures described above under the caption "--Restricted Payments," in each case, shall not be deemed to be Affiliate Transactions.

  LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES


    The Senior Note Indenture will provide that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Subsidiaries (except Indebtedness of a Subsidiary of such Subsidiary or Physician Support Obligations) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Note Indenture providing for the Guarantee of the payment of the Senior Notes by such Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. The Senior Subordinated Note Indenture will provide that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Subsidiaries (except Indebtedness of a Subsidiary of such Subsidiary or Physician Support Obligations) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Subordinated Note Indenture providing for the Guarantee of the payment of the Senior Subordinated Notes by such Subsidiary, which Guarantee shall be subordinated to such Subsidiary's Guarantee of or pledge to secure such other Indebtedness to the same extent as the Senior Subordinated Notes are subordinated to such other Indebtedness under the Senior Subordinated Note Indenture. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary. The forms of such supplemental indentures will be attached as exhibits to the Indentures. The foregoing provisions will not be applicable to any one or more Guarantees that otherwise would be prohibited of up to $25.0 million in aggregate principal amount of Indebtedness of the Company or its Subsidiaries at any time outstanding.


  NO AMENDMENT TO SUBORDINATION PROVISIONS

    The Senior Note Indenture will provide that the Company will not amend, modify or alter the Senior Subordinated Note Indenture or the indentures relating to the 2005 Senior Subordinated Notes or the 2005 Exchangeable Subordinated Notes in any way that would (i) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of
(a) any 2005 Senior Subordinated Notes or 2005 Exchangeable Subordinated Notes or (b) any Senior Subordinated Notes such that the final maturity date of the Senior Subordinated Notes is earlier than the 91st day following the final maturity date of the Senior Notes or (ii) amend the provisions of Article 10 of the Senior Subordinated Note Indenture (which relates to subordination) or the subordination provisions of the indentures relating to the 2005 Senior Subordinated Notes or the 2005 Exchangeable Subordinated Notes or any of the defined terms used therein in a manner that would be adverse to the Holders of the Senior Notes.

  NO SENIOR SUBORDINATED DEBT

    The Senior Subordinated Note Indenture will provide that the Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Senior Subordinated Notes.

  REPORTS

    The Indentures will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with

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
respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

    The Indentures will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the respective series of Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (ii) default in payment when due of the principal of or premium, if any, on the respective series of Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (iii) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders Upon a Change of Control," "--Certain Covenants--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indentures or the Notes; (v) in the case of the Senior Notes Indenture only, any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee exists on the date of the Indentures or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $25.0 million or more; (vi) in the case of the Senior Subordinated
Note Indenture only, any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee exists on the date of the Senior Subordinated Note Indenture or is thereafter created, which default (a) constitutes a failure to pay principal at final maturity or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness that has not been paid at final maturity or that has been so accelerated, aggregates $25.0 million or more; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be, may declare all the Senior Notes or Senior Subordinated Notes, as the case may be, to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indentures or the Notes except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the applicable Trustee in its exercise of any trust or power. Either Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Subordinated

                                       90
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Notes pursuant to the optional redemption provisions of the Senior Subordinated
Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Notes. If an Event of Default occurs under the Senior Note Indenture prior to maturity or under the Senior Subordinated Note Indenture prior to January 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of such Notes prior to such dates, then the premium specified in the applicable Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of such Notes.

    The Holders of a majority in aggregate principal amount of the Senior Notes or Senior Subordinated Notes, as the case may be, then outstanding by notice to the applicable Trustee on behalf of the Holders of all of the Senior Notes or Senior Subordinated Notes, as the case may be, may waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes or Senior Subordinated Notes, as the case may be.

    The Company is required to deliver to each Trustee annually a statement regarding compliance with the respective Indentures, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustees a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDER

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes or Senior Subordinated Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the applicable Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Note Indenture or the Senior Subordinated Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes or the Senior Subordinated Notes, as the case may be. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Notes or the Senior Subordinated Notes, as the case may be.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the appropriate Trustee, in trust, for the benefit of the Holders of the Senior Notes or the Senior Subordinated Notes, as the case may be, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and, in the case of the Senior Subordinated Notes, the Company must specify whether the Senior

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Subordinated Notes are being defeased to maturity or to a particular redemption date (in which case the Company shall issue an irrevocable notice of redemption as of a specified date that will be delivered by the applicable Trustee in accordance with the redemption provisions of the Senior Subordinated Note Indenture); (ii) in the case of Legal Defeasance, the Company shall have delivered to the appropriate Trustee an opinion of counsel in the United States confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the applicable Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance before the date that is one year prior to the final maturity of the Notes, the Company shall have delivered to the appropriate Trustee an opinion of counsel in the United States confirming that the Holders of such outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a breach, violation or default resulting from the borrowing of funds to be applied to such deposit); (vi) the Company must have delivered to the appropriate Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the appropriate Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the appropriate Trustee an Officers' Certificate stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indentures. The Registrar and the Trustees may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indentures. The Company is not required to transfer or exchange any Senior Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes. See "--Global Notes."

GLOBAL NOTES

    The Notes will each be issued in the form of one or more registered Notes in book-entry form (each, a "Global Note") that will be deposited with, or on behalf of, The Depositary Trust Company ("DTC") and registered in the name of DTC's nominee. Except as set forth below, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or any such nominee to a successor of DTC or a nominee of such successor.

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    So long as DTC or its nominee is the registered Holder of a Global Note, DTC or its nominee, as the case may be, will be treated as the sole owner of it for all purposes under the Indenture and the beneficial owners of Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a Participant (defined below), DTC will have its nominee assist Participants in the exercise of certain Holders' rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered Holders thereof under the Indenture.

    If (i) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depository is not appointed by the Company within 90 days, (ii) an Event of Default under the applicable Indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes advise DTC to cease acting as depository or (iii) the Company, in its sole discretion, determines at any time that the Notes shall no longer be represented by a Global Note, the Company will issue individual Notes of the applicable amount and in certificated form in exchange for a Global Note. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery of individual notes in certificated form of like tenor, equal in principal amount to such beneficial interest and to have such Notes in certificated form registered in its name.

    DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds certificates that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    None of the Company, the Trustee or the Underwriters will have any responsibility for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indentures or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes or Senior Subordinated Notes, as the case may be, then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes), and any existing default or compliance with any provision of the Indentures or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be (including consents obtained in connection with a tender offer or exchange offer for such Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must

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consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or, in the case of the Senior Subordinated
Note Indenture, alter the provisions with respect to the redemption of the Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders Upon a Change of Control"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Senior Notes or Senior Subordinated Notes, as the case may be, by the Holders of at least a majority in aggregate principal amount and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) in the case of the Senior Subordinated Note Indenture, waive a redemption payment with respect to any Senior Subordinated Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders Upon a Change of Control") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Senior Subordinated Note Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Senior Subordinated Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Subordinated Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the appropriate Trustee may amend or supplement the Indentures or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for any supplemental indenture described above under the caption "--Certain Covenants-- Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries," to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indentures of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indentures will contain certain limitations on the rights of the Trustees, should either Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; however, if either Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustees will be required, in the exercise of their power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, neither Trustee will be under any obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Notes, unless such Holder shall have offered to the appropriate Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

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    "ACQUIRED DEBT"  means, with respect to any specified Person, (i)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices and (ii) the issuance or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $25.0 million or (b) for net proceeds in excess of $25.0 million. Notwithstanding the foregoing: (a) a transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to another Subsidiary, (b) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary, (c) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" and (d) a Hospital Swap will not be deemed to be an Asset Sale.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK"  means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a Person or group who, prior to such transaction, held a majority of the voting power of the voting stock of the Company, (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise, or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred, in which case a holder's ability to obtain the benefit of a Change of Control Offer may be impaired. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control Triggering Event.

    "CHANGE OF CONTROL TRIGGERING EVENT" means the occurrence of both a Change of Control and a Rating Decline.

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    "CONSOLIDATED CASH FLOW"  means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), PLUS (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, PLUS (iii) the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, PLUS (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP.

    Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP but excluding any one-time charge or expense incurred in order to consummate the Refinancing; PROVIDED that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the Indentures in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indentures or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is

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mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the applicable Notes mature.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indentures, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the Indentures.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments or receipts (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

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(ii) forward foreign exchange contracts or currency swap agreements and (iii)
other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

    "HOSPITAL" means a hospital, outpatient clinic, long-term care facility or other facility or business that is used or useful in or related to the provision of healthcare services.

    "HOSPITAL SWAP" means an exchange of assets by the Company or a Subsidiary of the Company for one or more Hospitals and/or one or more Related Businesses or for the Capital Stock of any Person owning one or more Hospitals and/or one or more Related Businesses.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "INVESTMENT GRADE" means a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

    "MOODY'S"  means Moody's Investors Service, Inc. and its successors.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NEW CREDIT FACILITY" means that certain Credit Agreement by and among the Company and Morgan Guaranty Trust Company of New York and the other banks that are party thereto, providing for $2.5 billion in aggregate principal amount of Indebtedness, including any related notes, instruments and agreements executed in connection therewith, and in each case as amended, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "ORNDA"  means OrNda HealthCorp, a Delaware corporation.

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    "PAYMENT DEFAULT"  means, for purposes of the Senior Note Indenture, any failure to pay any scheduled installment of interest or principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

    "PERMITTED LIENS" means (i) Liens in favor of the Company; (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition (unless such Liens secure Indebtedness that was incurred in connection with or in contemplation of such acquisition and is used to refinance tax-exempt Indebtedness) and do not extend to any assets or the Company or its Subsidiaries other than those of the Person merged into or consolidated with the Company or that becomes a Subsidiary of the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition (unless such Liens secure Indebtedness that was incurred in connection with or in contemplation of such acquisition and is used to refinance tax-exempt Indebtedness); (iv) Liens to secure the performance of statutory obligations, tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the date of the Indentures; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) other Liens on assets of the Company or any Subsidiary of the Company securing Indebtedness that is permitted by the terms of the Indentures to be outstanding having an aggregate principal amount at any one time outstanding not to exceed 10% of the Stockholders' Equity of the Company; and (viii) Liens to secure Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the Indentures and that was incurred in accordance with the provisions of the Indentures; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than assets or property securing the Indebtedness so refinanced.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries; provided that, except in the case of Indebtedness of the Company issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, Indebtedness of a Subsidiary of the Company: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on subordination terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) such Indebtedness is incurred by the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) such Indebtedness is incurred by the Company or a Subsidiary if a Subsidiary is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PHYSICIAN JOINT VENTURE DISTRIBUTIONS" means distributions made by the Company or any of its Subsidiaries to any physician, pharmacist or other allied healthcare professional in connection with the unwinding, liquidation or other termination of any joint venture or similar arrangement between any such Person and the Company or any of its Subsidiaries.

    "PHYSICIAN SUPPORT OBLIGATIONS" means any obligation or Guarantee incurred in the ordinary course of business by the Company or a Subsidiary of the Company in connection with any advance, loan or payment to, or on behalf of or for the benefit of any physician, pharmacist or other allied healthcare professional for the purpose of recruiting, redirecting or retaining the physician, pharmacist or other allied healthcare professional to provide service to patients in the service area of any Hospital or Related Business owned or operated by the Company or any of its Subsidiaries; EXCLUDING, HOWEVER, compensation for services provided by physicians, pharmacists or other allied healthcare professionals to any Hospital or Related Business owned or operated by the Company or any of its Subsidiaries.

    "QUALIFIED EQUITY INTERESTS" shall mean all Equity Interests of the Company other than Disqualified Stock of the Company.

    "RATING AGENCIES" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

    "RATING CATEGORY" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

    "RATING DATE" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

    "RATING DECLINE" means the occurrence on or within 90 days after the date of the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of: (a) in the event the Notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, a decrease in the rating of the Notes by both Rating Agencies to a rating that is below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the Notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

    "RELATED BUSINESS" means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, management, leasing or operation of a Hospital.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indentures.

    "S&P"  means Standard & Poor's Corporation and its successors.

    "SPECIFIED EXCHANGE" means any retirement of Indebtedness upon the exercise by a holder of such Indebtedness, pursuant to the terms thereof, of any right to exchange such Indebtedness for shares of common stock of Vencor, Inc. or any successor thereto or any other equity securities, other than Equity Interests of a Subsidiary, owned by the Company as of October 11, 1995, or for any securities or other property received with respect to such common stock or equity securities or cash in lieu thereof, whether or not such right is subject to the Company's ability to pay an amount in cash in lieu thereof.

    "STOCKHOLDERS' EQUITY" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a pro forma basis to give effect to any acquisition or disposition by such Person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                     DESCRIPTION OF THE NEW CREDIT FACILITY


    In connection with the Merger and the Refinancing, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), Bank of America NT&SA, The Bank of New York and the Bank of Nova Scotia (collectively, the "Arranging Agents") and a syndicate of other lenders (the "Lenders") will provide Tenet with a $2.5 billion revolving credit facility expiring in 2002. Tenet's obligations under the New Credit Facility will rank PARI PASSU with the Senior Notes and will constitute Senior Debt with respect to the Senior Subordinated Notes.



    INTEREST RATE. It is anticipated that loans under the New Credit Facility will bear interest, at the option of Tenet, at either (i) a base rate equal to the higher of the rate announced from time to time by Morgan Guaranty as its prime rate or the daily federal funds rate plus 50 basis points or (ii) the London interbank offered rate (as adjusted for certain reserve requirements) for 1-, 2-, 3- or 6-month periods plus an interest margin ranging from 22.50 to
68.75 basis points based on the ratio of Tenet's consolidated total debt to net earnings before interest, taxes, depreciation and amortization. Facility fees also will be payable to each Lender based on the amount of such Lender's commitment to make loans at rates ranging from 12.50 basis points to 31.25 basis points as determined by reference to the same ratio.



    COVENANTS. It is contemplated that the credit agreement entered into in connection with the New Credit Facility (the "Credit Agreement") will include various affirmative, negative and financial covenants, including, without limitation, (i) restrictions on disposition of assets and the making of certain investments, (ii) a prohibition on the prepayment, redemption or defeasance of the Senior Subordinated Notes and other Tenet subordinated indebtedness prior to the stated maturity thereof, (iii) limitations on subsidiary debt incurrence and lien incurrence, (iv) limitations on mergers and changes of business, (v) a minimum consolidated net worth requirement, a minimum fixed charge coverage ratio and a maximum leverage ratio and (vi) a prohibition on dividends and stock repurchases prior to Tenet's senior long-term unsecured debt being rated investment grade by Moody's and S&P.



    EVENTS OF DEFAULT. It is anticipated that events of default under the Credit Agreement will include various events of default customary for such type of agreement. Without limitation, it is anticipated that a change of control of the Company will constitute an event of default under the Credit Agreement.



    CONDITIONS. It is contemplated that the Credit Agreement will provide that the obligations of the Lenders to provide the New Credit Facility will be subject to the satisfaction or waiver of certain conditions, including, among others (i) consummation of the Merger, (ii) repayment and cancellation of indebtedness under Tenet's and OrNda's existing bank facilities and (iii) no material adverse change in the business, operations, properties or financial condition of Tenet and its subsidiaries and OrNda and its subsidiaries, taken as a whole.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. ("JPMSI") and Smith Barney Inc. (collectively, the "Underwriters"), each of the Underwriters has severally agreed to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the respective principal amounts of Senior Notes due 2003, Senior Notes due 2005 and Senior Subordinated Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount:



                                                                                       PRINCIPAL AMOUNT
                                                   PRINCIPAL AMOUNT  PRINCIPAL AMOUNT     OF SENIOR
                                                   OF SENIOR NOTES   OF SENIOR NOTES     SUBORDINATED
                   UNDERWRITER                         DUE 2003          DUE 2005           NOTES
-------------------------------------------------  ----------------  ----------------  ----------------
Donaldson, Lufkin & Jenrette
      Securities Corporation.....................   $                 $                 $
Goldman, Sachs & Co..............................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................
J.P. Morgan Securities Inc.......................
Smith Barney Inc.................................
                                                   ----------------  ----------------  ----------------
    Total........................................   $  200,000,000    $  600,000,000    $  500,000,000
                                                   ----------------  ----------------  ----------------
                                                   ----------------  ----------------  ----------------



    The Underwriting Agreement provides that the obligations of the several Underwriters are subject to certain conditions precedent, including the consummation of the Merger and the establishment of the New Credit Facility. The Company has agreed to indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase all of the Notes if any of the Notes are purchased by them.


    The Underwriters have advised the Company that they propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price
less a concession not to exceed    % of the principal amount of the Notes. The
Underwriters may allow, and such dealers may reallow, discounts not in excess of
   % of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.


    The Notes have been approved for listing, subject to official notice of issuance, on the NYSE. Nevertheless, the Notes are new issues of securities, have no established trading market and may not be widely distributed. The Company has been advised by the Underwriters that, following the completion of the Offering, the Underwriters presently intend to make a market in the Notes as permitted by applicable laws and regulations. However, the Underwriters are under no obligation to do so and may discontinue any market making activities at any time at the sole discretion of the Underwriters. No assurance can be given as to the liquidity of any trading market for the Notes.


    DLJ has provided and is currently retained to provide certain investment banking services to the Company for which it has received and is entitled to receive usual and customary fees. DLJ acted as financial advisor to the Company in connection with the Merger, for which it is entitled to receive usual and customary fees. DLJ is also acting as dealer manager in connection with the OrNda Tender Offers and the Consent Solicitations and will receive usual and customary fees for such services.


    JPMSI and certain of its affiliates have provided and are expected to continue to provide certain investment banking and commercial banking services to the Company for which they have received or will receive usual and customary fees. Morgan Guaranty, an affiliate of JPMSI, is the lead bank under the

Company's existing credit facility and will be the lead Arranging Agent under the New Credit Facility replacing such existing credit facility. See "Description of the New Credit Facility."


                                 LEGAL MATTERS


    Certain legal matters as to the validity of the Notes offered hereby will be passed upon for the Company by Scott M. Brown, Senior Vice President and General Counsel of the Company and Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Notes will be passed upon for the Underwriters by Sullivan & Cromwell, Los Angeles, California. With respect to certain matters governed by Nevada law, Scott M. Brown, Skadden, Arps, Slate, Meagher & Flom LLP and Sullivan & Cromwell will rely on the opinion of Woodburn and Wedge, Reno, Nevada. As of January 6, 1997, Mr. Brown owned 2,449 shares of Tenet Common Stock and had outstanding options to purchase 145,634 shares of Tenet Common Stock pursuant to Tenet benefit plans.


                                    EXPERTS


    The consolidated financial statements and schedule of Tenet Healthcare Corporation as of May 31, 1996 and 1995, and for each of the years in the three-year period ended May 31, 1996, have been included and incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements refers to a change in the method of accounting for income taxes in 1994.


    The consolidated financial statements of OrNda HealthCorp at August 31, 1996 and 1995 and for each of the three years in the period ended August 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
Financial Statements:
  Report of Independent Auditors...........................................................................        F-2
  Consolidated Statements of Operations for the years ended May 31, 1994, 1995 and 1996....................        F-3
  Consolidated Balance Sheets as of May 31, 1995 and 1996..................................................        F-4
  Consolidated Statements of Cash Flows for the years ended May 31, 1994, 1995 and 1996....................        F-5
  Consolidated Statements of Changes in Shareholders' Equity for the years ended May 31, 1994, 1995 and
    1996...................................................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7
  Unaudited Condensed Consolidated Balance Sheets as of May 31, 1996 and November 30, 1996.................       F-24
  Unaudited Condensed Consolidated Statements of Income for the three months and six months ended November
    30, 1995 and 1996......................................................................................       F-25
  Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended November 30, 1995 and
    1996...................................................................................................       F-26
  Notes to Unaudited Condensed Consolidated Financial Statements...........................................       F-27

ORNDA HEALTHCORP AND SUBSIDIARIES
Financial Statements:
  Report of Independent Auditors...........................................................................       F-29
  Consolidated Statements of Operations for the years ended August 31, 1994, 1995 and 1996.................       F-30
  Consolidated Balance Sheets as of August 31, 1995 and 1996...............................................       F-31
  Consolidated Statements of Shareholders' Equity for the years ended August 31, 1994, 1995 and 1996.......       F-32
  Consolidated Statements of Cash Flows for the years ended August 31, 1994, 1995 and 1996.................       F-33
  Notes to Consolidated Financial Statements...............................................................       F-34
  Unaudited Consolidated Statements of Income for the three months ended November 30, 1995 and 1996........       F-52
  Unaudited Consolidated Balance Sheets as of August 31, 1996 and November 30, 1996........................       F-53
  Unaudited Consolidated Statements of Cash Flows for the three months ended November 30, 1995 and 1996....       F-54
  Notes to Unaudited Consolidated Financial Statements.....................................................       F-55

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Tenet Healthcare Corporation:

    We have audited the accompanying consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tenet Healthcare Corporation and subsidiaries as of May 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1996, in conformity with generally accepted accounting principles.

    As discussed in Note 6 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective June 1, 1993.

                                          KPMG Peat Marwick LLP

Los Angeles, California
July 25, 1996

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       YEARS ENDED MAY 31
                                                                                 -------------------------------
                                                                                   1994       1995       1996
                                                                                 ---------  ---------  ---------
                                                                                   (DOLLAR AMOUNTS, EXCEPT PER
                                                                                              SHARE
                                                                                    AMOUNTS, ARE EXPRESSED IN
                                                                                            MILLIONS)
Net operating revenues.........................................................  $   2,943  $   3,318  $   5,559
                                                                                 ---------  ---------  ---------

Operating expenses:
  Salaries and benefits........................................................     (1,293)    (1,367)    (2,194)
  Supplies.....................................................................       (339)      (432)      (764)
  Provision for doubtful accounts..............................................       (107)      (137)      (290)
  Other operating expenses.....................................................       (667)      (759)    (1,212)
  Depreciation.................................................................       (143)      (164)      (240)
  Amortization.................................................................        (18)       (31)       (81)
  Impairment losses............................................................     --         --            (86)
  Restructuring charges........................................................        (77)       (37)    --
                                                                                 ---------  ---------  ---------
Operating income...............................................................        299        391        692
                                                                                 ---------  ---------  ---------
Interest expense, net of capitalized portion...................................        (70)      (138)      (312)
Investment earnings............................................................         28         27         22
Equity in earnings of unconsolidated affiliates................................         23         28         20
Minority interests in income of consolidated subsidiaries......................         (8)        (9)       (22)
Net gain (loss) on disposals of facilities and long-term investments...........         88         (2)       329
Gains on sales of subsidiary's common stock....................................     --             32         17
                                                                                 ---------  ---------  ---------
Income from continuing operations before income taxes..........................        360        329        746
Taxes on income................................................................       (144)      (135)      (348)
                                                                                 ---------  ---------  ---------
Income from continuing operations..............................................        216        194        398
Discontinued operations........................................................       (701)        (9)       (25)
Extraordinary charges from early extinguishment of debt........................     --            (20)       (23)
Cumulative effect of a change in accounting principle..........................         60     --         --
                                                                                 ---------  ---------  ---------
Net income (loss)..............................................................  $    (425) $     165  $     350
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Earnings (loss) per share:
  Primary:
    Continuing operations......................................................  $    1.29  $    1.10  $    1.90
    Discontinued operations....................................................      (4.19)     (0.06)     (0.12)
    Extraordinary charge.......................................................     --          (0.11)     (0.11)
    Cumulative effect of a change in accounting principle......................       0.36     --         --
                                                                                 ---------  ---------  ---------
                                                                                 $   (2.54) $    0.93  $    1.67
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

  Fully diluted:
    Continuing operations......................................................  $    1.23  $    1.06  $    1.86
    Discontinued operations....................................................      (4.10)     (0.05)     (0.12)
    Extraordinary charges......................................................     --          (0.10)     (0.11)
    Cumulative effect of a change in accounting principle......................       0.33     --         --
                                                                                 ---------  ---------  ---------
                                                                                 $   (2.54) $    0.91  $    1.63
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Weighted average shares and share equivalents outstanding (in thousands):
  Primary......................................................................    167,024    176,817    209,492
  Fully diluted................................................................    181,087    190,139    216,676
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

          See accompanying Notes to Consolidated Financial Statements.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                        MAY 31
                                                                                                 --------------------
                                                                                                   1995       1996
                                                                                                 ---------  ---------
                                                                                                   (DOLLAR AMOUNTS
                                                                                                    ARE EXPRESSED
                                                                                                     IN MILLIONS)
Current Assets:
  Cash and cash equivalents....................................................................  $     155  $      89
  Short-term investments in debt securities....................................................        139        112
  Accounts and notes receivable, less allowance for doubtful accounts
    ($184 in 1995 and $156 in 1996)............................................................        565        838
  Inventories of supplies, at cost.............................................................        116        128
  Deferred income taxes........................................................................        410        279
  Assets held for sale.........................................................................        184         39
  Prepaid expenses and other current assets....................................................         55         60
                                                                                                 ---------  ---------
    Total current assets.......................................................................      1,624      1,545
                                                                                                 ---------  ---------
Investments and other assets...................................................................        362        518
Property, plant and equipment, net.............................................................      3,319      3,648
Costs in excess of net assets acquired, less accumulated amortization
  ($21 in 1995 and $86 in 1996)................................................................      2,511      2,574
Other intangible assets, at cost, less accumulated amortization
  ($37 in 1995 and in 1996)....................................................................        102         47
                                                                                                 ---------  ---------
                                                                                                 $   7,918  $   8,332
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt............................................................  $     252  $      60
  Accounts payable.............................................................................        359        380
  Employee compensation and benefits...........................................................        162        120
  Accrued interest payable.....................................................................         57         68
  Income taxes payable.........................................................................          2         33
  Other current liabilities....................................................................        524        473
                                                                                                 ---------  ---------
    Total current liabilities..................................................................      1,356      1,134
                                                                                                 ---------  ---------
Long-term debt, net of current portion.........................................................      3,273      3,191
Other long-term liabilities and minority interests.............................................      1,002        977
Deferred income taxes..........................................................................        301        394

Commitments and contingencies

Shareholders' equity:
  Common stock, $0.075 par value; authorized 450,000,000 shares; 218,713,406 shares issued at
    May 31, 1995 and May 31, 1996..............................................................         16         16
  Additional paid-in capital...................................................................      1,502      1,542
  Unrealized gains on investments in debt and equity securities................................     --             28
  Retained earnings............................................................................        740      1,090
  Less common stock in treasury, at cost, 18,775,274 at May 31, 1995 and 2,790,967 shares at
    May 31, 1996...............................................................................       (272)       (40)
                                                                                                 ---------  ---------
    Total shareholders' equity.................................................................      1,986      2,636
                                                                                                 ---------  ---------
                                                                                                 $   7,918  $   8,332
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

          See accompanying Notes to Consolidated Financial Statements.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             YEARS ENDED MAY 31
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
                                                                                        (DOLLAR AMOUNTS ARE EXPRESSED
                                                                                                IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)....................................................................  $    (425) $     165  $     350
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Depreciation and amortization......................................................        198        195        321
  Deferred income taxes..............................................................       (253)        95        243
  Gains on sales of facilities and long-term investments.............................        (88)       (30)      (346)
  Additions to reserves for discontinued operations, impairment losses and
    restructuring charges............................................................      1,175         51        127
  Extraordinary charges from early extinguishment of debt............................     --             20         23
  Other items........................................................................        (22)        (6)        12
Increase (decrease) in cash from changes in operating assets and liabilities, net of effects from purchases of new businesses:
  Accounts and notes receivable, net.................................................        (65)       (47)      (256)
  Inventories, prepaid expenses and other current assets.............................        (21)         1        (12)
  Accounts payable, accrued expenses and income taxes payable........................        (31)       (28)       (64)
  Noncurrent accrued expenses and other liabilities..................................         (2)         4       (106)
Net expenditures for discontinued operations and restructuring charges...............       (319)      (427)       (97)
                                                                                       ---------  ---------  ---------
  Net cash provided by (used in) operating activities................................        147         (7)       195
                                                                                       ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment...........................................       (185)      (264)      (370)
Purchases of new businesses, net of cash acquired....................................         (5)    (1,429)      (410)
Proceeds from sales of facilities, long-term investments and other assets............        569        172        548
Other items..........................................................................          7          8        (36)
                                                                                       ---------  ---------  ---------
  Net cash provided by (used in) investing activities................................        386     (1,513)      (268)
                                                                                       ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings.............................................................         91      3,445      2,961
Loan payments........................................................................       (428)    (2,091)    (3,187)
Proceeds from exercises of performance investment plan options.......................     --         --            203
Proceeds from exercises of stock options.............................................          1          3         30
Cash dividends paid to shareholders..................................................        (40)    --         --
Other items..........................................................................         15          5     --
                                                                                       ---------  ---------  ---------
  Net cash provided by (used in) financing activities................................       (361)     1,362          7
                                                                                       ---------  ---------  ---------
  Net increase (decrease) in cash and cash equivalents...............................        172       (158)       (66)
  Cash and cash equivalents at beginning of year.....................................        141        313        155
                                                                                       ---------  ---------  ---------
  Cash and cash equivalents at end of year...........................................  $     313  $     155  $      89
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURES

    The Company paid interest (net of amounts capitalized) of $62 million, $113 million, and $279 million for the years ended May 31, 1994, 1995, and 1996, respectively. Income taxes paid during the same years amounted to $30 million, $45 million and $28 million, respectively.

    The fair value of the assets acquired in connection with the AMH merger in 1995 was approximately $4.6 billion, including goodwill of approximately $2.5 billion. Liabilities assumed were approximately $2.6 billion.

          See accompanying Notes to Consolidated Financial Statements.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                         COMMON STOCK
                                                   ------------------------  ADDITIONAL
                                                   OUTSTANDING    ISSUED       PAID-IN     UNREALIZED     RETAINED     TREASURY
                                                     SHARES       AMOUNT       CAPITAL        GAINS       EARNINGS       STOCK
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                                     (DOLLAR AMOUNTS ARE EXPRESSED IN MILLIONS,
                                                                            SHARE AMOUNTS IN THOUSANDS)
BALANCES, MAY 31, 1993...........................     165,898    $      14    $   1,005     $  --         $   1,019    $    (286)
  Net loss.......................................                                                              (425)
  Cash dividends ($0.12 per share)...............                                                               (19)
  Stock options exercised........................         293                        (1)                                       4
  Restricted share cancellations.................        (110)                        9
                                                   -----------         ---   -----------          ---    -----------       -----
BALANCES, MAY 31, 1994...........................     166,081           14        1,013        --               575         (282)
  Net income.....................................                                                               165
  Shares issued in connection with merger........      33,156            2          486
  Stock options exercised........................         705                        (1)                                      10
  Restricted share cancellations.................          (4)                        4
                                                   -----------         ---   -----------          ---    -----------       -----
BALANCES, MAY 31, 1995...........................     199,938           16        1,502        --               740         (272)
  Net income.....................................                                                               350
  Performance investment plan options exercised..      13,499                        39                                      196
  Stock options exercised........................       2,485                         1                                       36
  Unrealized gains from changes in market value
    of investments in debt and equity securities,
    net of income taxes..........................                                                  28
                                                   -----------         ---   -----------          ---    -----------       -----
BALANCES, MAY 31, 1996...........................     215,922    $      16    $   1,542     $      28     $   1,090    $     (40)
                                                   -----------         ---   -----------          ---    -----------       -----
                                                   -----------         ---   -----------          ---    -----------       -----

          See accompanying Notes to Consolidated Financial Statements.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

A.  THE COMPANY

    Tenet Healthcare Corporation is an investor-owned healthcare services company that owns or operates, through its subsidiaries and affiliates, general hospitals and related healthcare facilities serving urban and rural communities in 13 states and holds investments in other healthcare companies. At May 31, 1996, the Company's subsidiaries operated 74 domestic general hospitals, with a total of 16,666 licensed beds, located in Alabama, Arkansas, California, Florida, Georgia, Indiana, Louisiana, Missouri, Nebraska, North Carolina, South Carolina, Tennessee and Texas. The largest concentrations of hospitals are in California, Florida, Louisiana and Texas. At May 31, 1996, the Company's subsidiaries also owned or operated a small number of rehabilitation hospitals, long-term-care facilities and psychiatric facilities located on the same campus as, or nearby, the Company's general hospitals, in addition to numerous other ancillary healthcare operations.

B.  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Tenet Healthcare Corporation and its wholly-owned and majority-owned subsidiaries. Significant investments in other affiliated companies generally are accounted for by the equity method. Intercompany accounts and transactions are eliminated in consolidation.

C.  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

D.  NET OPERATING REVENUES

    Net operating revenues consist primarily of net patient-service revenues, which are based on the hospitals' established billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $2.7 billion, $3.4 billion and $6.2 billion for the years ended May 31, 1994, 1995 and 1996, respectively. Payments under these programs are based on either predetermined rates or the costs of services. Settlements for retrospectively determined rates are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Management believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under these programs. These contractual allowances and discounts are deducted from accounts receivable in the accompanying consolidated balance sheets. Approximately 43% of fiscal 1996 consolidated net operating revenues is from participation of the Company's hospitals in Medicare and Medicaid programs. In 1994 and 1995 it was approximately 40%.

    The Company provides care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than its established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported as gross revenue and are not included in deductions from revenue or in operating and administrative expenses.

E.  CASH EQUIVALENTS

    The Company treats highly liquid investments with an original maturity of three months or less as cash equivalents.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
F.  INVESTMENTS IN DEBT AND EQUITY SECURITIES

    Investments in debt and equity securities are classified as available-for-sale, held-to-maturity or as part of a trading portfolio. The Company has no significant investments in securities classified as either held-to-maturity or trading. Securities classified as available-for-sale are carried at fair value if unrestricted and their unrealized gains and losses, net of tax, are reported as an adjustment to shareholders' equity. Restricted securities are carried at cost, adjusted for dividends in excess of earnings subsequent to the date of investment and for decreases in value that are other than temporary. Realized gains or losses are included in net income on the specific identification method, and are immaterial for all years presented.

G.  LONG-LIVED ASSETS

  PROPERTY, PLANT AND EQUIPMENT

    The Company uses the straight-line method of depreciation for buildings, building improvements and equipment over their estimated useful lives as follows: buildings and improvements--generally 25 to 40 years; equipment--five to 15 years.

  INTANGIBLE ASSETS

    Preopening costs are amortized over one year. Costs in excess of the fair value of the net assets of purchased businesses (goodwill) generally are amortized over 40 years. The straight-line method is used to amortize these intangible assets. Deferred financing costs are amortized over the lives of the related loans using the interest method.

    Impairment of long-lived assets, including goodwill related to such assets, is recognized whenever events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows resulting from use and ultimate disposition of the asset.

H. LEASES

    Capital leases are recorded at the beginning of the lease term as assets and liabilities at the lower of the present value of the minimum lease payments or the fair value of the assets, and such assets are amortized over the shorter of the lease term or their useful life.

I.  INTEREST RATE SWAP AGREEMENTS

    The differentials to be paid or received under interest rate swap agreements are accrued as the interest rates change and are recognized over the lives of the agreements as adjustments to interest expense.

J.  SALES OF COMMON STOCK OF SUBSIDIARIES

    At the time a subsidiary or equity affiliate sells existing or newly issued common stock to unrelated parties at a price in excess of its book value, the Company records a gain reflecting its share of the change in the subsidiary's shareholders' equity resulting from the sale.

K. EARNINGS PER SHARE

    Primary earnings per share of common stock is based on after-tax income applicable to common stock and the weighted average number of shares of common stock and common stock equivalents outstanding

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) during each period as appropriate. Fully diluted earnings-per-share calculations are based on the assumption that all dilutive convertible debentures are converted into shares of common stock as of the beginning of the year, or as of the issue date if later, and (i) that those shares are added to the weighted average number of common shares and share equivalents outstanding used in the calculation of primary earnings per share, and (ii) that after-tax income is adjusted accordingly.

L.  TRANSLATION OF FOREIGN CURRENCIES

    The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Exchange gains and losses on forward exchange contracts designated as hedges of foreign net investments are reported as an adjustment to shareholders' equity. Currency translation adjustments and the effect of transaction gains and losses and exchange gains and losses on forward exchange contracts are insignificant for all years presented. At May 31, 1996, the Company had sold substantially all of its foreign operations.

NOTE 2. ACQUISITIONS AND DISPOSALS OF FACILITIES

  DOMESTIC

    In July 1995, the Company acquired a one-third interest (which subsequently has been increased to a 50% interest) in the leased 82-bed St. Clair Hospital located outside Birmingham, Alabama. In August 1995, the Company acquired Memorial Medical Center (formerly known as Mercy+Baptist Medical Center), a system of two general hospitals with an aggregate of 759 licensed beds located in New Orleans, Louisiana, and a related physician practice. In September 1995, the Company acquired Providence Memorial Hospital, a general hospital located in El Paso, Texas. Providence is licensed for 471 general hospital beds (34 of which may be used as skilled nursing beds) and is licensed for 30 additional rehabilitation and sub-acute care beds. In October 1995, the Company entered into a long-term lease of the 49-bed Medical Center of Manchester in central Tennessee. In November 1995, the Company acquired the 104-bed Methodist Hospital of Jonesboro, a general hospital located in Jonesboro, Arkansas. That hospital is now owned by a limited liability company of which Tenet owns 95% and is the manager. In fiscal 1996 the Company also acquired several other physician practices and other healthcare operations. These acquisitions were all accounted for as purchases. On June 1, 1996, the Company acquired Hialeah Hospital, a 378-bed acute care hospital in Hialeah, Florida. The Company also has entered into a definitive agreement to purchase Lloyd Noland Hospital in Birmingham, Alabama, which purchase the Company expects to complete prior to the end of the second quarter of fiscal 1997.

    In March 1995, in a transaction accounted for as a purchase, the Company acquired all the outstanding common stock of American Medical Holdings, Inc. ("AMH") for $1.5 billion in cash and 33,156,614 shares of the Company's common stock valued at $488 million. The total purchase price was allocated to the assets and liabilities of AMH based on their estimated fair values. The total purchase price exceeded the fair value of the net assets acquired by approximately $2.5 billion.

  INTERNATIONAL

    In June 1995, the Company sold two hospitals and related healthcare businesses in Singapore for approximately $243 million, net of $78 million in debt assumed by the buyer. In October 1995, the Company sold its interest in Australian Medical Enterprises, Limited ("AME") for a net cash consideration of approximately $68 million, and the Company sold its interest in a hospital in Malaysia for net cash consideration of approximately $12 million. In February 1996, the Company also sold its 40% interest in a hospital in Thailand for net cash consideration of approximately $21 million. These transactions resulted in

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 2. ACQUISITIONS AND DISPOSALS OF FACILITIES (CONTINUED) gains of approximately $158 million. The net proceeds from these sales were used to repay secured bank loans under the Company's February 28, 1995 credit agreement. Net operating revenues of the sold facilities were $202 million in 1995 and $51 million in 1996. Operating profits before general corporate overhead costs were $39 million in 1995 and $7 million in 1996.

    In May 1996, the Company also sold its approximately 42% interest in Westminster for a gain of $34 million. Pretax cash proceeds from this transaction were approximately $120 million and were used to repay bank loans.

NOTE 3. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable, short-term borrowings and notes, current portion of long-term debt, accounts payable and interest payable approximate fair value because of the short maturity of these instruments. The carrying values of investments, both short-term and long-term (excluding investments accounted for by the equity method), long-term receivables and long-term debt are not materially different from the estimated fair values of these instruments. The estimated fair values of interest rate swap agreements are not material to the Company's financial position.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost and consists of the following:

                                                                               1995       1996
                                                                             ---------  ---------
                                                                                (IN MILLIONS)
Land.......................................................................  $     238  $     266
Buildings and improvements.................................................      2,593      2,863
Construction in progress...................................................         97        118
Equipment..................................................................      1,215      1,351
                                                                             ---------  ---------
                                                                                 4,143      4,598
Less accumulated depreciation and amortization.............................        824        950
                                                                             ---------  ---------
Net property, plant and equipment..........................................  $   3,319  $   3,648
                                                                             ---------  ---------
                                                                             ---------  ---------

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 5. LONG-TERM DEBT AND LEASE OBLIGATIONS

A.  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                                   1995       1996
                                                                                                 ---------  ---------
                                                                                                    (IN MILLIONS)
Unsecured loans payable to banks...............................................................  $  --      $     975
Secured loans payable to banks.................................................................      1,731     --
9 5/8% Senior Notes due 2002, $300 million face value, net of $5.9 million unamortized
  discount.....................................................................................        293        294
10 1/8% Senior Subordinated Notes due 2005, $900 million face value, net of $21.8 million
  unamortized discount.........................................................................        877        878
8 5/8% Senior Subordinated Notes due 2003, $500 million face value, net of $11.9 million
  unamortized discount.........................................................................     --            488
6% Exchangeable Subordinated Notes due 2005, $320 million face value, net of $9.0 million
  unamortized discount.........................................................................     --            311
13 1/2% Senior Subordinated Notes due 2001.....................................................         16         16
15% Junior Subordinated Notes due 2005.........................................................         26     --
6 1/2% Swiss franc/dollar dual currency debentures due 1997....................................         16         16
5% Swiss franc bonds due 1996..................................................................         18     --
Zero-coupon guaranteed bonds due 1997 and 2002, $130.6 million face value, net of $28.9 million
  unamortized discount.........................................................................         96        102
Notes and capital lease obligations secured by plant and equipment, weighted average interest
  rate of approximately 9.6% in 1995 and 11.2% in 1996, payable in installments to 2009........        153        116
Convertible floating-rate debentures...........................................................        219     --
Unsecured medium-term notes due 1997...........................................................         73         36
Other notes, primarily unsecured...............................................................          7         19
                                                                                                 ---------  ---------
                                                                                                     3,525      3,251
Less current portion...........................................................................        252         60
                                                                                                 ---------  ---------
                                                                                                 $   3,273  $   3,191
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

  LOANS PAYABLE TO BANKS

    In March 1996, a syndicate of banks entered into a new, five-year $1.55 billion unsecured revolving credit agreement with the Company. The agreement replaced the Company's $2.3 billion secured bank term loan and revolving credit agreement dated February 28, 1995. Unamortized costs of issuance written off in connection with the refinancing were $36 million. The write-off is reflected as an extraordinary charge from early extinguishment of debt in the quarter ended May 31, 1996 in the amount of $23 million, which is net of tax benefits of $13 million. The $2.3 billion in secured bank loans was used to finance the AMH merger and repay existing indebtedness. The early extinguishment of debt in 1995 resulted in an extraordinary loss of $20 million, net of tax benefits of $12 million.

    Borrowings under the new agreement are unsecured and will mature on March 1, 2001. The Company generally may repay or prepay loans made under the agreement and may reborrow at any time prior to such maturity date. The Company's unused borrowing capacity under the new agreement was $575 million as of May 31, 1996.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 5. LONG-TERM DEBT AND LEASE OBLIGATIONS (CONTINUED)
    Loans under the new credit agreement generally bear interest at a base rate equal to the prime rate or, if higher, the federal funds rate plus 0.50%, plus an interest margin ranging from zero to 25 basis points, or, at the option of the Company, an adjusted London interbank offered rate ("LIBOR") for one-, two-, three- or six-month periods plus an interest margin of from 30 to 87.5 basis points. The Company has agreed to pay the lenders under the new credit agreement a facility fee on the total loan commitment at rates ranging from 15 to 37.5 basis points. The interest margins and facility fee rates are based on the ratios of the Company's consolidated net earnings before interest, taxes, depreciation and amortization ("EBITDA") to interest expense and the ratio of the Company's consolidated total debt to EBITDA. During the three months ended May 31, 1996 the weighted average interest rates on these borrowings was 6.1%.

  SENIOR NOTES AND SENIOR SUBORDINATED NOTES

    In connection with the AMH merger and related refinancing, the Company sold, on March 1, 1995, $300 million of 9 5/8% Senior Notes due September 1, 2002 and $900 million of 10 1/8% Senior Subordinated Notes due March 1, 2005. The proceeds to the Company were $1.17 billion, after underwriting discounts and commissions. The senior notes are not redeemable by the Company prior to maturity. The senior subordinated notes are redeemable at the option of the Company, in whole or from time to time in part, at any time after March 1, 2000, at redemption prices ranging from 105.063% in 2000 to 100% in 2003 and thereafter.

    The senior notes are unsecured obligations of the Company ranking senior to all subordinated indebtedness of the Company, including the senior subordinated notes, and pari passu in right of payment with all other indebtedness of the Company, including borrowings under the new credit facility described above. The senior subordinated notes also are unsecured obligations of the Company subordinated in right of payment to all existing and future senior debt, including the senior notes and borrowings under the new credit facility.

    In October 1995, the Company sold $500 million of Senior Notes due December 2003. The notes have a coupon of 8 5/8% and were priced at 99.666% of par to yield 8.68%. In January 1996, the Company issued $320 million of 6% Exchangeable Subordinated Notes due 2005 that will be exchangeable at the option of the holder for shares of common stock of Vencor (see Note 12) at any time on or after November 6, 1997 at an exchange rate of 25.9403 shares per $1,000 principal amount of the notes, subject to the Company's right to pay an amount in cash equal to the market price of the shares of Vencor common stock in lieu of delivery of such shares. The notes will be redeemable at the option of the Company at any time on or after January 15, 1999 at the redemption prices set forth in the indenture, plus accrued and unpaid interest. The net proceeds from the notes sold in October 1995 and January 1996 were applied to repay secured bank loans under the Company's February 28, 1995 credit agreement.

    If the fair market value of the Company's investment in common stock of Vencor ever exceeds the carrying value of the notes, the Company will adjust the carrying value of the notes to the fair market value of the investment through a charge or credit to earnings. Corresponding adjustments to the carrying value of the investment in Vencor will be credited or charged directly to shareholders' equity as unrealized gains or losses.

  CONVERTIBLE FLOATING-RATE DEBENTURES

    All of the Company's Convertible Floating-Rate Debentures due in April 1996 were redeemed or converted prior to that date into shares of the Company's common stock through the exercise of

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 5. LONG-TERM DEBT AND LEASE OBLIGATIONS (CONTINUED) performance investment plan options purchased by key employees of the Company. The performance investment plan options permitted the holder to purchase debentures at 95% of their $105,264 face value. The debentures were convertible into preferred stock, which, in turn, was convertible into common stock at an exercise price equivalent to $15.83 per share. The proceeds from the conversions during the year were used to repay bank loans under the Company's credit agreements.

    During 1996, the Company reduced taxable income by the excess of the fair market value of the stock obtained at the date of exercise over the principal amount of the debentures redeemed. The resulting tax benefit of $20 million, was credited to additional paid-in capital.

    As a result of the redemption and/or conversions of all of the Company's convertible floating-rate debentures during fiscal 1996, at May 31, 1996 there are no potentially dilutive securities except for employee stock options, which are common stock equivalents for purposes of calculating earnings per share.

  UNSECURED MEDIUM-TERM NOTES

    The weighted average interest rates on the medium-term notes were 8.1% in 1994, 8.3% during 1995 and 9.0% during 1996.

  LOAN COVENANTS

    The new credit facility and the indentures governing the senior notes and the senior subordinated notes have, among other requirements, limitations on borrowings by, and liens on the assets of, the Company and its subsidiaries, investments, the sale of all or substantially all assets and prepayment of subordinated debt, a prohibition against the Company declaring or paying dividends on or purchasing its stock unless its senior long-term unsecured debt securities are rated BBB- or higher by Standard and Poor's Rating Services and Baa3 or higher by Moody's Investors Service, Inc., and covenants regarding maintenance of specified levels of net worth, debt ratios and fixed-charge coverage ratios. Because of dividend restrictions, all of the Company's retained earnings are restricted. The Company is in compliance with its loan covenants. There are no compensating balance requirements for any credit line or borrowing.

B.  LONG-TERM DEBT MATURITIES AND LEASE OBLIGATIONS

    Future long-term debt cash maturities and minimum operating lease payments are as follows:

                                                                                                        LATER
                                                 1997       1998       1999       2000       2001       YEARS
                                               ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (IN MILLIONS)
Long-term debt...............................  $      62  $     101  $      11  $      30  $     982  $   2,145
Long-term leases.............................        146        138        123         88         78        255

    Rental expense under operating leases, including short-term leases, was approximately $98 million in 1994, $111 million in 1995, and $177 million in 1996.

C.  NOTE REDEMPTION

    On July 15, 1996, the Company announced that it will redeem all its 13 1/2% Senior Subordinated Notes due 2001 for $1,038.60 per $1,000 original principal amount, on August 15, 1996, and will pay accrued interest of $67.50 per $1,000 original principal amount through the redemption date.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 6. INCOME TAXES

    Taxes on income from continuing operations consist of the following amounts:

                                                                          1994       1995       1996
                                                                        ---------  ---------  ---------
                                                                                 (IN MILLIONS)
Currently payable:
  Federal.............................................................  $     159  $     101  $     194
  State...............................................................         31         18         35
  Foreign.............................................................          6          9          5
                                                                        ---------  ---------  ---------
                                                                              196        128        234

Deferred:
  Federal.............................................................        (46)    --             80
  State...............................................................         (6)         2         11
                                                                        ---------  ---------  ---------
                                                                              (52)         2         91
                                                                        ---------  ---------  ---------
Other.................................................................     --              5         23
                                                                        ---------  ---------  ---------
                                                                        $     144  $     135  $     348
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The difference between the Company's effective income tax rate and the statutory federal income tax rate is shown below:

                                                                 1994                      1995                      1996
                                                       ------------------------  ------------------------  ------------------------
                                                         AMOUNT       PERCENT      AMOUNT       PERCENT      AMOUNT       PERCENT
                                                       -----------  -----------  -----------  -----------  -----------  -----------
                                                                             (IN MILLIONS OF DOLLARS AND AS A
                                                                                PERCENT OF PRETAX INCOME)

Tax provision at statutory federal rate..............   $     126         35.0%   $     115         35.0%   $     261         35.0%
State income taxes, net of federal income tax
  benefit............................................          17          4.6%          14          4.2%          29          3.9%
Goodwill amortization................................      --           --                5          1.5%          23          3.0%
Gain on sale of foreign operations...................      --           --           --           --               30          4.1%
Other................................................           1          0.4%           1          0.3%           5          0.6%
                                                            -----          ---        -----          ---        -----          ---
Taxes on income from continuing operations and
  effective tax rates................................   $     144         40.0%   $     135         41.0%   $     348         46.6%
                                                            -----          ---        -----          ---        -----          ---
                                                            -----          ---        -----          ---        -----          ---

    The Company recognized $60 million as income in the fiscal year ended May 31, 1994 for the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 6. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities as of May 31, 1995 and 1996 relate to the following:

                                                                                      1995                      1996
                                                                            ------------------------  ------------------------
                                                                              ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                                            -----------  -----------  -----------  -----------
                                                                                              (IN MILLIONS)

Depreciation and fixed-asset basis differences............................   $  --        $     566    $  --        $     546
Reserves related to discontinued operations & restructuring charges.......          81       --               87       --
Receivables--doubtful accounts and adjustments............................         112       --              118       --
Cash-basis accounting change..............................................      --               16       --                8
Accruals for insurance risks..............................................          81       --               92       --
Intangible assets.........................................................      --                2            4       --
Other long-term liabilities...............................................         121       --               82       --
Benefit plans.............................................................          99       --               78       --
Other accrued liabilities.................................................          53       --               58       --
Investments and other assets..............................................          17       --           --               87
Federal and state net operating loss carryforwards........................         137       --           --           --
Other items...............................................................      --                8            7       --
                                                                                 -----        -----        -----        -----
                                                                             $     701    $     592    $     526    $     641
                                                                                 -----        -----        -----        -----
                                                                                 -----        -----        -----        -----

    Management believes that realization of the deferred tax assets at May 31, 1996 will occur as temporary differences reverse against future taxable income. Accordingly, no valuation alllowance has been established.

NOTE 7. CLAIMS AND LAWSUITS

A.  PROFESSIONAL AND GENERAL LIABILITY INSURANCE

    In the normal course of business the Company is subject to claims and lawsuits relating to injuries arising from patient treatment. The Company believes that its liability for damages resulting from such claims and lawsuits is adequately covered by insurance or is adequately provided for in its consolidated financial statements.

    The Company insures substantially all of its professional and comprehensive general liability risks in excess of self-insured retentions, which vary by hospital and by policy period from $500,000 to $3 million per occurrence, through an insurance company owned by several healthcare companies and in which the Company has a majority equity interest. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. Through May 31, 1994, the Company insured its professional and comprehensive general liability risks related to its psychiatric and rehabilitation hospitals through a wholly-owned insurance subsidiary, which reinsured risks in excess of $500,000 with major independent insurance companies. The Company has reached the policy limits provided by this insurance subsidiary related to the psychiatric hospitals in certain years. In addition, damages, if any, arising from fraud and conspiracy claims in psychiatric malpractice cases may not be insured.

    In addition to the reserves recorded by the above insurance subsidiaries, the Company maintains an unfunded reserve based on actuarial estimates for the self-insured portion of its professional liability risks. Reserves for losses and related expenses are estimated using expected loss-reporting patterns and have

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 7. CLAIMS AND LAWSUITS (CONTINUED)
been discounted to their present value using a weighted average discount rate of approximately 9%. Adjustments to the reserves are included in results of operations.

B.  SIGNIFICANT LEGAL PROCEEDINGS

    The Company has been involved in significant legal proceedings of an unusual nature related principally to its psychiatric business. During the years ended May 31, 1994, 1995 and 1996, the Company recorded provisions to estimate the cost of the ultimate disposition of all of these proceedings and to estimate the legal fees that it expected to incur. The Company has settled the most significant of these matters. The remaining reserves for unusual litigation costs that relate to matters that had not been settled as of May 31, 1996 and an estimate of the legal fees to be incurred subsequent to May 31, 1996 represent management's estimate of the remaining net costs of the ultimate disposition of these matters. There can be no assurance, however, that the ultimate liability will not exceed such estimates. Although, based upon information currently available to it, management believes that the amount of damages, if any, in excess of the reserves for unusual litigation costs that may be awarded in any of the following unresolved legal proceedings cannot reasonably be estimated, management does not believe it is likely that any such damages will have a material adverse effect on the Company's results of operations, liquidity or capital resources. All of the costs associated with these legal proceedings except those relating to the AMH merger are classified in discontinued operations.

    PSYCHIATRIC MALPRACTICE CASES The Company continues to defend a greater than normal level of litigation relating to certain of its subsidiaries' former psychiatric operations. The majority of the lawsuits filed contain allegations of medical malpractice as well as allegations of fraud and conspiracy against the Company and certain of its subsidiaries and former employees. Also named as defendants are numerous doctors and other healthcare professionals. The Company believes that the increase in litigation stems, in whole or in part, from advertisements by certain lawyers seeking former psychiatric patients in order to file claims against the Company and certain of its subsidiaries. The advertisements focus, in many instances, on the Company's settlement of past disputes involving the operations of its psychiatric subsidiaries, including the Company's 1994 resolution of the government's investigation and a corresponding criminal plea agreement involving a psychiatric subsidiary of the Company. Among the suits filed during fiscal 1995 were two lawsuits in Texas state court with approximately 740 individual plaintiffs at present who purport to have been patients in certain Texas psychiatric facilities. During fiscal 1996, 64 plaintiffs voluntarily withdrew from one of the lawsuits, and the Company's motion to recuse the original trial judge in that lawsuit has been granted. In the second lawsuit, the Texas Supreme Court has ruled that lead counsel for the plaintiffs may not continue to represent the plaintiffs due to a conflict of interest as asserted by the defendants. Neither of the two cases currently is set for trial.

    During fiscal 1995 and 1996 lawsuits with approximately 210 individual plaintiffs at present who purport to have been patients in certain Washington, D.C. psychiatric facilities, containing allegations similar to those in the Texas cases described above, were filed in the District of Columbia.

    In addition to the above, a purported class action was filed in Texas state court in May 1995 also containing allegations of fraud and conspiracy similar to those described in the preceding paragraphs. The plaintiff purports to represent all persons who were voluntarily admitted to one of 11 psychiatric hospitals in Texas between January 1, 1981, and December 31, 1991, and who also fit into one or more of eight categories based on such factors as their age at the time of admission, status of their insurance at the time of discharge and whether a certain type of examination was conducted prior to their being admitted. In February 1996, an insurance company that purports to have paid claims on behalf of the potential class intervened in the action and the case was removed to the U.S. District Court in Houston, Texas. A motion

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 7. CLAIMS AND LAWSUITS (CONTINUED)
by the plaintiffs to remand the case to Texas state court currently is pending. The class has not been certified and the Company believes that the class is not capable of being certified.

    The Company expects that additional lawsuits with similar allegations will be filed. The Company believes it has a number of defenses to each of these actions and will defend the litigation vigorously. Until the lawsuits are resolved, however, the Company will continue to incur substantial legal expenses. At May 31, 1996, the reserves for unusual litigation costs related to these actions primarily represent the estimated costs of defending the actions.

    SHAREHOLDER LAWSUITS As a result of mediation, the parties in the shareholder derivative and class action suits filed against the Company in 1991 agreed to a global settlement of all plaintiffs' claims. Pursuant to the settlement, which was approved by the court in January 1996, a total of $63.75 million plus interest was paid by or on behalf of the defendants. Of this amount, Tenet's directors' and officers' liability insurance ("D&O") carriers paid a total of $32.5 million plus interest on behalf of the individual defendants. In addition, one of the D&O carriers reimbursed the Company for $5.5 million in attorneys' fees expended on the litigation.

    Two additional federal class actions filed in August 1993 were consolidated into one action. This consolidated action is on behalf of a purported class of shareholders who purchased or sold stock of the Company between January 14, 1993 and August 26, 1993, and alleges violations of securities laws by the Company and certain of its executive officers. After unsuccessful mediation, the parties agreed in May 1995 to proceed with the litigation. In June 1995, the defendants filed a motion to dismiss and to strike plaintiffs' complaint, which motion is still pending.

C.  LITIGATION RELATING TO THE AMH MERGER

    A total of nine purported class actions were filed challenging the merger in both Delaware and California. In April 1996, the parties to the class actions executed a stipulation of settlement, and the court has issued an order approving the settlement. Under the terms of that settlement, the Company agreed to pay $350,000 for the plaintiffs' attorneys fees and agreed that for a period of one year following final approval of the settlement it will not engage in any transaction that will be dilutive to existing shareholders without that transaction being approved by a majority of its outside directors.

NOTE 8. PREFERRED STOCK PURCHASE RIGHTS AND PREFERRED STOCK

    In 1988 the Company distributed Preferred Stock Purchase Rights to holders of the Company's common stock and authorized the issuance of additional rights for common stock issued after that date. The rights expire in December 1998 unless previously exercised or redeemed and do not entitle the holders thereof to vote as shareholders or receive dividends.

    The Company may redeem the rights at $.025 per right at any time up to the 10th business day after a public announcement that a person has acquired 20% or more of the Company's common stock in a transaction or transactions not approved by the Board of Directors. The rights are not exercisable until after the date on which the Company's right to redeem the rights has expired. When exercisable, each right entitles the holder thereof to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a price of $40.61, subject to adjustment.

    Subject to the foregoing, in the event the Company is acquired in a merger or other business combination transaction in which shares of the Company's common stock are exchanged for shares of another company or more than 50% of the Company's assets are sold, each holder of a right generally will

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 8. PREFERRED STOCK PURCHASE RIGHTS AND PREFERRED STOCK (CONTINUED) be entitled upon exercise to purchase, for the then-current exercise price of the right, common stock of the surviving company having a market value equal to two times the exercise price of the rights. The plan also provides that, in the event of certain other mergers or business combinations, certain self-dealing transactions or the acquisition by a person of stock having 30% or more of the Company's general voting power, each holder of a right generally will be entitled upon exercise to purchase, for the then-current exercise price of the right, the number of shares of Series A Preferred Stock having a market value equal to two times the exercise price of the rights.

    The Series A Junior Participating Preferred Stock for which the Preferred Stock Purchase Rights may be exchanged is nonredeemable and has a par value of $0.15 per share. None of the 225,000 authorized shares are outstanding.

NOTE 9. STOCK BENEFIT PLANS

    Under the Company's 1983, 1991 and 1995 stock incentive plans, stock options and incentive stock awards have been made to certain officers and other key employees. Stock options generally are granted at an exercise price equal to the fair market value of the Company's shares on the date of grant and are normally exercisable at the rate of one-third per year beginning one year from the date of grant. Stock options generally expire 10 years from the date of grant. No incentive stock awards have been granted since 1994.

    All awards granted under the 1983, 1991 and 1995 plans will vest under circumstances defined in the plans or under certain employment arrangements, including, with the consent of the Compensation and Stock Option Committee of the Board of Directors, upon a change in control of the Company.

    Charges to continuing operations associated with these stock benefit plans were $12 million in fiscal 1994, $4 million in 1995, and $2 million in 1996.

    New stock awards may be made only under the 1991 and 1995 plans. At May 31, 1996, there were 295,647 shares of common stock available under the 1991 plan and 9,137,472 shares available under the 1995 plan for future awards. The table below summarizes the transactions in all stock option plans in which employees participate:

                                                                                            1995          1996
                                                                                        ------------  ------------
                                                                                         (SHARES OF COMMON STOCK)

Outstanding at beginning of year (1983 and 1991 plans)................................    15,426,593    19,617,125
Granted ($13.875 to $20.875 per share in 1995 and 1996)...............................     6,241,700     3,619,346
Exercised ($4.405 to $17.50 per share in 1995 and 1996)...............................      (705,022)   (2,459,664)
Canceled and other adjustments........................................................    (1,346,146)   (1,812,579)
                                                                                        ------------  ------------
Outstanding at end of year ($4.405 to $22.438 per share at May 31, 1996)..............    19,617,125    18,964,228
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Exercisable at end of year............................................................     8,967,874     9,800,152
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    In September 1994 a new 1994 Directors Stock Option Plan replaced a 1991 Director Restricted Share Plan which replaced a 1985 Director Stock Option Plan. Awards previously made under the 1985 and 1991 plans remain outstanding, but new awards are made only under the 1994 plan. The plan makes available for issuance to nonemployee directors options to purchase 500,000 shares of common stock. Under the plan each nonemployee director will receive a stock option for 5,000 common shares upon initially being elected to the Board of Directors and on each January thereafter. Awards will have an exercise price equal

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 9. STOCK BENEFIT PLANS (CONTINUED)
to the fair market value of the Company's shares on the date of grant, will vest one year after the date of grant and will expire 10 years after the date of grant. At May 31, 1996, there were options outstanding under the Directors plans for 322,820 shares of common stock at exercise prices of $8.67 to $21.50 per share.

    In November 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123-- "Accounting for Stock-Based Compensation," which establishes a new accounting standard for the measurement and recognition of stock-based awards to employees and others. This standard permits entities to continue to account for stock-based awards using present standards prescribed by APB Opinion No. 25--"Accounting for Stock Issued to Employees." The Company has elected to continue using the provisions of APB Opinion No. 25 in accounting for its stock-based awards. Under this option, however, the Company will be required to disclose the pro forma effect of stock-based awards on net income and earnings per share as if SFAS No. 123 had been adopted. The disclosure requirements of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. The pro forma disclosures will include the effect of all awards granted in fiscal years that began after December 15, 1994.

NOTE 10. EMPLOYEE STOCK PURCHASE PLAN

    On September 27, 1995, the Company's shareholders approved its 1995 Stock Purchase Plan under which the Company is authorized to issue up to 2,000,000 shares of common stock to eligible employees of the Company or its designated subsidiaries who customarily work at least 20 hours per week and six months per year. Under the terms of the plan, employees can elect to have between 1% and 10% of their base earnings withheld each calendar quarter to purchase, on the last day of the quarter, shares of the Company's common stock at a purchase price equal to 85% of the lower of the closing price on the first day of the quarter or its closing price on the last day of the quarter. The plan commenced on April 1, 1996. Under the plan, the Company sold 114,876 shares to 3,666 employees on June 30, 1996 at a price of $17.85 per share.

NOTE 11. EMPLOYEE RETIREMENT PLANS

    Substantially all domestic employees who are employed by the Company or its subsidiaries, upon qualification, are eligible to participate in a defined contribution 401(k) plan. Employees who elect to participate make contributions of from 1% to 16% of their eligible compensation, and the Company matches such contributions up to a maximum of 3% of eligible compensation. Company contributions to the plans for fiscal 1996 were approximately $27 million, they were $17 million in each of 1994 and 1995.

    Substantially all employees who were employed by AMI prior to the merger were eligible to participate in one of AMI's defined benefit pension plans (the "AMI Plans"). The benefits under the plans are based on years of service and the employee's base compensation as defined in the AMI Plans. The Company's policy is to fund pension costs accrued within the limits allowed under federal income tax regulations. Contributions are intended to provide not only for benefits attributed to credited service to date, but also for those expected to be earned in the future. Effective December 31, 1995, the AMI Plans were frozen. As of that date, participants under the AMI Plans ceased accruing new benefits and the AMI Plans ceased accepting new participants. The Company continues to fund benefits accrued prior to that date.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 11. EMPLOYEE RETIREMENT PLANS (CONTINUED)
    The following table sets forth the funded status of the AMI Plans and amounts recognized in the consolidated financial statements as of May 31, 1995 and 1996:

                                                                                 1995       1996
                                                                               ---------  ---------
                                                                                  (IN MILLIONS)
Actuarial present value of accumulated benefit obligation:
  Vested.....................................................................  $     271  $     249
  Accumulated................................................................        282        264
                                                                               ---------  ---------
                                                                               ---------  ---------
Projected benefit obligation.................................................        285        264
Plan assets at fair value, primarily listed stocks and corporate bonds.......       (223)      (296)
                                                                               ---------  ---------
Shortfall/(excess) of plan assets compared to projected benefit obligation...         62        (32)
Unrecognized net gain........................................................         13         80
                                                                               ---------  ---------
Pension liability............................................................  $      75  $      48
                                                                               ---------  ---------
                                                                               ---------  ---------

    Net pension cost for the AMI Plans was $2 million and $4 million for the three months ended May 31, 1995 and for the year ended May 31, 1996, respectively. The discount rate used in determining the actuarial present value of the projected benefit obligation for the AMI Plans approximated 7.0% at May 31, 1995 and 8.0% as of May 31, 1996. The Company does not have a plan that provides any postretirement benefits other than pensions to retired employees.

NOTE 12. INVESTMENTS

    In September 1995, Vencor acquired all of the outstanding common stock of Hillhaven. As a result of the transaction, the shares of Hillhaven common stock that had been owned by the Company were exchanged for 8,301,067 shares of Vencor common stock. In addition, the Company received approximately $92 million in cash for its Hillhaven Series C and Series D preferred stock. The exchange and sale of preferred stock resulted in a gain of approximately $176 million. The Company's investment in Hillhaven previously had been accounted for under the equity method. Following the exchange, the Company owned less than 20% of Vencor's common stock and began to account for its investment in Vencor common stock in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The Company classifies such securities as "available for sale" whereby the carrying value of the unrestricted Vencor shares will be adjusted to market value at the end of each accounting period through a credit or charge, net of income taxes, to shareholders' equity. At May 31, 1996, the market value of the investment was approximately $263 million. (See Note 5)

    The Company is contingently liable under various guarantees for $146 million of Vencor's obligations to third parties, including $139 million of lease obligations and $7 million of long-term debt obligations. The Company is also contingently liable for approximately $75 million in lease obligations relating to certain rehabilitation facilities sold in 1994.

    In August 1994, the Company completed the sale of a controlling interest in TRC, an operator of outpatient renal dialysis centers. This transaction resulted in a $32 million gain to the Company. As part of the transaction, the Company also received a $75 million cash distribution from TRC prior to the sale and retained an approximate 25% minority interest. In October 1995, TRC completed an initial public offering of 6,000,000 shares of its common stock, which resulted in an additional gain to the Company of

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 12. INVESTMENTS (CONTINUED)
approximately $17 million in fiscal 1996. The Company's ownership interest was reduced to approximately 11.6% as a result of a secondary offering by TRC in April 1996.

    Because the Company owned less than 20% of the common shares after the October 1995 stock sale by TRC, and does not exercise significant influence over TRC, the Company began accounting for its investment in accordance with SFAS No.
115. At May 31, 1996, the Company's carrying value in its investment in TRC was $49 million and the market value of this investment was approximately $124 million.

NOTE 13. IMPAIRMENT LOSSES

    In March 1995, the FASB issued SFAS No. 121--"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement is effective for fiscal years beginning after December 15, 1995, but the Company has elected to adopt it for the year ended May 31, 1996. Accordingly, the Company recorded, in the fourth quarter of fiscal 1996, an impairment loss of approximately $86 million, before tax benefits of approximately $32 million ($0.25 per fully diluted share). The assets deemed to be impaired consist of three rehabilitation hospitals, four general hospitals and a parcel of undeveloped land. Two of the seven facilities are being held for sale. In the case of the rehabilitation hospitals, the principal facts and circumstances leading to the impairment include recent and forecast reductions in hospital admissions and payment rates caused by payor-driven shifts in care from traditional rehabilitation services to skilled nursing facilities. The impairment of the general hospitals is the result of (i) a change in the use of one of the facilities from acute care to less-intense specialty care, (ii) lower patient volumes, and (iii) adverse changes in payor mix.

    In determining the amount of the impairment loss, the assets' fair values were determined by specific market appraisals, reference to recent sales prices of comparable facilities, either on a per-bed or earnings multiple basis, or by the present values of discounted expected future cash flows. The two facilities held for sale had operating losses aggregating $5 million in fiscal 1996, have carrying amounts totaling $34 million as of May 31, 1996 and are expected to be sold by December 31, 1996.

NOTE 14. RESTRUCTURING CHARGES

    In connection with the AMH merger, the Company relocated substantially all of its hospital support activities previously located in Southern California and Florida to the former corporate headquarters of AMH located in Dallas, Texas. Severance payments and outplacement services for involuntary terminations of approximately 890 former employees and other related costs in connection with this move were estimated to be $37 million ($0.12 per fully diluted share) and were classified as restructuring charges in the accompanying consolidated statements of operations for the year ended May 31, 1995.

    During the fourth quarter of fiscal 1994, the Company initiated a plan to significantly decrease overhead costs through a reduction in corporate and division staffing levels and to review the resulting office space needs of all corporate operations. The Company decided to sell its Santa Monica, California, corporate headquarters building and to lease substantially less office space in that building or at an alternative site. Costs of the write-down of the building, employee severance benefits for approximately 110 employees and other expenses directly related to the overhead reduction plan were estimated to be approximately $77 million. The Company's corporate headquarters were moved to new leased office space in Santa Barbara, California, in May 1996 and the former headquarters building was sold the following month.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 14. RESTRUCTURING CHARGES (CONTINUED)
    Actual costs incurred and charged against the restructuring reserves were approximately $35 million in 1994, $23 million in 1995 and $32 million in 1996. The balances of the reserves are included in other current liabilities or other long-term liabilities in the Company's consolidated balance sheets at May 31, 1995 and 1996.

NOTE 15. DISCONTINUED OPERATIONS--PSYCHIATRIC HOSPITAL BUSINESS

    In November 1993, the Company decided to discontinue its psychiatric hospital business and adopted a plan to dispose of its psychiatric hospitals and substance abuse recovery facilities. The consolidated statements of operations reflect the operating results of the discontinued business separately from continuing operations. All operating results and gains or losses on disposals of facilities for the discontinued business for periods subsequent to November 30, 1993, have been charged to the reserve for estimated losses during the phase-out period, except for the following: (i) in the fourth quarter of fiscal 1995, the Company recorded an additional $16 million of estimated litigation costs (less income tax benefits of $7 million) and (ii) in the fourth quarter of fiscal 1996, the Company recorded $16 million (less income tax benefits of $6 million) for additional estimated legal costs and $25 million (less tax benefits of $10 million) to increase the reserves of the Company's wholly-owned insurance subsidiary for professional liability claims, all of which related to the former psychiatric hospitals.

    Net operating revenues for the discontinued operations for fiscal 1994 were $476 million. Losses from operations during the year were $266 million, before income tax benefits of $111 million. In fiscal 1994, the Company recognized a charge for estimated losses upon disposal amounting to $414 million, including $379 million of costs to settle federal and state investigations and other unusual legal costs related to the psychiatric hospital business, along with $433 million of estimated operating losses during the phase-out period, less tax benefits of $301 million. By May 31, 1995, substantially all of the assets of the discontinued operations had been sold.

NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. These derivatives are nonleveraged and involve little complexity. They are used to manage well-defined interest risks. The notional amounts of derivatives in the tables below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. There are no cash or collateral requirements in connection with these agreements.

    INTEREST RATE SWAPS These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are lower than those available to the Company if fixed-rate borrowings were made directly. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Cross-currency interest rate swaps allow borrowings to be made in foreign currencies, gaining access to additional sources of financing while limiting foreign exchange risk. The Company's exposure to credit loss under these agreements is limited to the interest rate spread in the event of nonperformance by the other parties. Because the other parties are creditworthy financial institutions, generally commercial banks, the Company does not expect nonperformance.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table shows the Company's interest rate swaps and their weighted average interest rates as of the end of the most recent two fiscal years. Variable interest rates may change significantly, affecting future cash flows.

                                                                          1995       1996
                                                                        ---------  ---------
                                                                           (IN MILLIONS)

Notional amount for agreements under which the Company receives fixed
  rates...............................................................        $29        $29
  Average receive rate................................................        7.0%       7.0%
  Average pay rate....................................................        5.7%       6.0%
  Contract duration...................................................        2 Y ars       1 Year

Notional amount for agreements under which the Company pays fixed
  rates...............................................................       $120        $69
  Average pay rate....................................................        8.5%       8.7%
  Average receive rate................................................        5.6%       5.8%
  Contract duration...................................................      1-5 Y ars     3-4 Years

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                           MAY 31,   NOVEMBER 30,
                                                                                            1996         1996
                                                                                          ---------  ------------
                                                                                           (DOLLARS IN MILLIONS)
Current assets:
  Cash and cash equivalents.............................................................  $    89.2   $     56.8
  Short-term investments, at cost which approximates market.............................      111.8        103.1
  Accounts and notes receivable, less allowance for doubtful accounts ($156.0 at May 31
    and $182.2 at November 30)..........................................................      838.4      1,006.3
  Inventories of supplies, at cost......................................................      127.6        134.7
  Deferred income taxes.................................................................      278.9        253.6
  Prepaid expenses and other current assets.............................................       98.9         81.3
                                                                                          ---------  ------------
    Total current assets................................................................    1,544.8      1,635.8
                                                                                          ---------  ------------
Investments and other assets............................................................      517.7        505.9
Property and equipment, at cost.........................................................    4,597.7      4,789.9
  Less accumulated depreciation and amortization........................................      948.9      1,051.8
                                                                                          ---------  ------------
  Net property and equipment............................................................    3,648.8      3,738.1
                                                                                          ---------  ------------
Intangible assets, at cost less accumulated amortization ($123.0 at May 31 and $160.5 at
  November 30)..........................................................................    2,621.1      2,692.7
                                                                                          ---------  ------------
                                                                                          $ 8,332.4   $  8,572.5
                                                                                          ---------  ------------
                                                                                          ---------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.....................................................  $    60.0   $     41.6
  Short-term borrowings and notes.......................................................        2.0          2.8
  Accounts payable......................................................................      380.4        266.7
  Accrued employee compensation and benefits............................................      120.4        136.2
  Accrued interest payable..............................................................       68.1         71.0
  Income taxes payable..................................................................       32.8         16.0
  Other current liabilities.............................................................      470.8        410.6
                                                                                          ---------  ------------
    Total current liabilities...........................................................    1,134.5        944.9
                                                                                          ---------  ------------
Long-term debt, net of current portion..................................................    3,191.1      3,332.5
Deferred income taxes...................................................................      394.0        424.5
Other long-term liabilities and minority interests......................................      976.5      1,024.4

Shareholders' equity:
  Common stock, $0.075 par value; authorized 450,000,000 shares; 218,713,406 shares
    issued at May 31, 1996 and 219,981,043 shares issued at November 30, 1996...........       16.4         16.5
  Other shareholders' equity............................................................    2,660.3      2,868.4
  Less common stock in treasury, at cost, 2,790,967 shares at May 31, 1996 and 2,676,091
    shares at November 30, 1996.........................................................      (40.4)       (38.7)
                                                                                          ---------  ------------
    Total shareholders' equity..........................................................    2,636.3      2,846.2
                                                                                          ---------  ------------
                                                                                          $ 8,332.4   $  8,572.5
                                                                                          ---------  ------------
                                                                                          ---------  ------------


See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME


          THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 30, 1995 AND 1996



                                                                        THREE MONTHS             SIX MONTHS
                                                                   ----------------------  ----------------------
                                                                      1995        1996        1995        1996
                                                                   ----------  ----------  ----------  ----------
                                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                 AND SHARE AMOUNTS)
Net operating revenues...........................................  $  1,370.9  $  1,476.1  $  2,654.8  $  2,914.7
                                                                   ----------  ----------  ----------  ----------

Operating expenses:
  Salaries and benefits..........................................       544.7       581.4     1,046.9     1,150.1
  Supplies.......................................................       186.0       204.1       364.7       395.1
  Provision for doubtful accounts................................        69.7        78.7       137.0       153.2
  Other operating expenses.......................................       296.7       320.2       578.3       641.9
  Depreciation...................................................        61.3        63.8       122.7       127.0
  Amortization...................................................        21.2        21.7        40.0        42.6
                                                                   ----------  ----------  ----------  ----------
Operating income.................................................       191.3       206.2       365.2       404.8
                                                                   ----------  ----------  ----------  ----------
Interest expense, net of capitalized portion.....................       (81.3)      (70.1)     (158.4)     (141.1)
Investment earnings..............................................         5.4         5.5        12.7        10.3
Equity in earnings of unconsolidated affiliates..................         7.1         0.7        14.0         1.3
Minority interests...............................................        (5.0)       (5.5)      (10.6)      (10.1)
Gains on sales of facilities.....................................       171.1      --           294.6      --
Gains on subsidiary's sale of common stock.......................        17.3      --            17.3      --
                                                                   ----------  ----------  ----------  ----------
Income before income taxes.......................................       305.9       136.8       534.8       265.2
Taxes on income..................................................      (123.1)      (60.0)     (233.7)     (116.0)
                                                                   ----------  ----------  ----------  ----------
Net income.......................................................  $    182.8  $     76.8  $    301.1  $    149.2
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Earnings per share:
  Primary........................................................  $     0.90  $     0.35  $     1.48  $     0.68
  Fully diluted..................................................  $     0.85  $     0.35  $     1.41  $     0.68

Weighted average shares and share equivalents outstanding--fully
  diluted (in thousands).........................................     216,183     220,669     216,175     220,096


See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                  SIX MONTHS ENDED NOVEMBER 30, 1995 AND 1996



                                                                                                1995       1996
                                                                                             ----------  ---------
                                                                                                 (IN MILLIONS)
Net cash provided by (used in) operating activities, including net expenditures for
  discontinued operations and restructuring charges........................................  $     11.1  $   (14.2)
                                                                                             ----------  ---------

Cash flows from investing activities:
  Proceeds from sales of facilities and other assets.......................................       402.8       40.3
  Purchases of property and equipment......................................................      (160.5)     (95.4)
  Purchases of new businesses, net of cash acquired........................................      (367.3)    (159.7)
  Collection of note receivable............................................................      --           67.1
  Other items..............................................................................        (9.9)      (0.8)
                                                                                             ----------  ---------
    Net cash used in investing activities..................................................      (134.9)    (148.5)
                                                                                             ----------  ---------

Cash flows from financing activities:
  Proceeds from borrowings.................................................................     1,079.2      751.4
  Payments of borrowings...................................................................    (1,065.9)    (636.2)
  Proceeds from stock options exercised....................................................         9.4       14.6
  Proceeds from exercises of performance investment options................................        44.9     --
  Sales of common stock under employee stock purchase plan.................................      --            4.8
  Dividends to minority interests..........................................................      --           (4.3)
                                                                                             ----------  ---------
    Net cash provided by financing activities..............................................        67.6      130.3
                                                                                             ----------  ---------
Net decrease in cash and cash equivalents..................................................       (56.2)     (32.4)
Cash and cash equivalents at beginning of period...........................................       155.0       89.2
                                                                                             ----------  ---------
Cash and cash equivalents at end of period.................................................  $     98.8  $    56.8
                                                                                             ----------  ---------
                                                                                             ----------  ---------

Supplemental disclosures:
  Interest paid............................................................................  $    150.4  $   130.9
  Income taxes paid, net of refunds received...............................................        19.7       97.4


See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. The unaudited financial information furnished herein, in the opinion of management, reflects all adjustments that are necessary to fairly state the financial position of Tenet Healthcare Corporation, its cash flows and the results of its operations for the periods indicated. All the adjustments affecting net income are of a normal recurring nature. As used herein, the "Company" means Tenet Healthcare Corporation and its subsidiaries, unless the context requires otherwise.


   The Company presumes that users of this interim financial information have read or have access to the Company's audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnotes and other disclosure which would substantially duplicate the disclosure contained in the Company's most recent annual report to security holders have been omitted. The patient volumes and net operating revenues of the Company's domestic general hospitals are subject to seasonal variations caused by a number of factors, including but not necessarily limited to, seasonal cycles of illness, climate and weather conditions, vacation patterns of both hospital patients and admitting physicians and other factors relating to the timing of elective hospital procedures. Net income also is not necessarily representative of operations for a full year for various reasons, including interest rates, acquisitions and disposals of facilities and long-term assets, revenue allowances and discount fluctuations, the timing of price changes and fluctuations in quarterly tax rates. These same considerations apply to all year-to-year comparisons.


2. On October 17, 1996, the Company announced the signing of a definitive merger agreement with OrNda HealthCorp ("OrNda"). Under the terms of the agreement, OrNda shareholders will receive 1.35 shares of Tenet Healthcare Corporation common stock (approximately 85.9 million shares in the aggregate) for each share of OrNda common stock in a tax-free exchange. The transaction includes the assumption of approximately $1.4 billion in OrNda debt, and is expected to close in late January 1997. Upon completion of the acquisition, which will be accounted for as a pooling of interests, the combined company will operate 125 facilities in 22 states (excluding transactions taking place after November 30, 1996).



   OrNda's net operating revenues and net income for its latest fiscal year ended August 31, 1996 were $2.1 billion and $99.9 million, respectively.



   The following unaudited pro forma data summarizes the combined results of operations of the Company and OrNda restated to reflect the combination as a pooling of interests.



                                                                                    SIX MONTHS ENDED
                                                                                      NOVEMBER 30,
                                                                     YEAR ENDED   --------------------
                                                                    MAY 31, 1996    1995       1996
                                                                    ------------  ---------  ---------
                                                                      (IN MILLIONS, EXCEPT PER SHARE
                                                                                  DATA)
Net operating revenues............................................   $  7,705.7   $ 3,632.4  $ 4,104.7
Net income........................................................        498.2       336.9      198.8
Earnings per share................................................   $     1.70   $    1.14  $    0.66



3. During the three-month and six-month periods ended November 30, 1996, actual costs incurred and charged against the Company's reserves for discontinued operations were approximately $9.7 million and $23.2 million, respectively. Costs incurred and charged against restructuring reserves were approximately $13.4 million for the three months ended November 30, 1996 and $16.5 million for the six months then ended. These reserves are included in other current liabilities or other long-term liabilities in the Company's balance sheets at May 31, 1996 and November 30, 1996.



4. During the quarter ended November 30, 1996, the Company acquired Lloyd Noland Hospital, a 319-bed acute care hospital in Birmingham, Alabama, for $47.0 million in cash. The Company also

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES acquired several physician practices. The results of operations of the acquired businesses have been included in the Company's consolidated statements of income from the dates of acquisition. In January 1997, the Company acquired North Shore Medical Center, a 357-bed acute care hospital in Miami, Florida. All of these transactions have been or will be accounted for as purchases. In December 1996, the Company sold its lease of the Kirksville Osteopathic Medical Center, a 119-bed hospital in Kirksville, Missouri.



5. As a result of the redemption and/or conversion of all of the Company's convertible subordinated floating-rate debentures during the year ended May 31, 1996, there are no potentially dilutive securities except for employee stock options. Consequently, primary and fully-diluted earnings per share for the quarter and six-months ended November 30, 1996 are the same. Fully-diluted earnings per share for the quarter and six-months ended November 30, 1995 include the effects of the convertible subordinated floating-rate debentures which were outstanding during the period.



6. The plaintiffs' motion to remand the Justin Love vs. National Medical Enterprises, et al. case (which case is described in Note 7B of the Notes to Consolidated Financial Statements of the Company for its fiscal year ended May 31, 1996) from the U.S. District Court in Houston, Texas, to Texas state court has been denied. There have been no other material changes to the description of i) Professional and General Liability Insurance set forth in
    Note 7A of the Notes to Consolidated Financial Statements of the Company for its fiscal year ended May 31, 1996 or ii) Significant Legal Proceedings set forth in Note 7B of the Notes to Consolidated Financial Statements of the Company for its fiscal year ended May 31, 1996. Although, based upon information currently available to it, management believes that the amount of damages, if any, in excess of the reserves for unusual litigation costs that may be awarded in any of the unresolved legal proceedings cannot reasonably be esimated, management does not believe it is likely that any such damages will have a material adverse effect on the Company's results of operations, liquidity or capital resources.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
OrNda HealthCorp

    We have audited the accompanying consolidated balance sheets of OrNda HealthCorp and Subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OrNda HealthCorp and Subsidiaries at August 31, 1995 and 1996, and the consolidated results of operations and cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Nashville, Tennessee
October 25, 1996

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   YEAR ENDED AUGUST 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Total Revenue...........................................................  $  1,274,359  $  1,842,701  $  2,147,232

Costs and Expenses:
  Salaries and benefits.................................................       574,152       803,081       935,386
  Supplies..............................................................       158,884       236,189       291,570
  Purchased services....................................................       119,095       207,599       203,219
  Provision for doubtful accounts.......................................        86,249       122,193       141,833
  Other operating expenses..............................................       156,474       211,606       230,786
  Depreciation and amortization.........................................        66,765        85,170       103,828
  Interest expense......................................................        83,428       109,100       107,243
  Interest income.......................................................        (2,862)       (4,582)       (4,399)
  Special executive compensation........................................         2,530       --            --
  Merger transaction expenses...........................................        29,992       --            --
  Loss (gain) on asset sales............................................        45,272          (973)      --
  Minority interests....................................................         3,999           240         7,781
                                                                          ------------  ------------  ------------
                                                                               (49,619)       73,078       129,985
Income from investments in Houston Northwest Medical Center.............         3,634        14,006         5,128
                                                                          ------------  ------------  ------------
Income (loss) before income tax expense and extraordinary items.........       (45,985)       87,084       135,113
Income tax expense......................................................         1,057        15,772        35,242
                                                                          ------------  ------------  ------------
Income (loss) before extraordinary items................................       (47,042)       71,312        99,871
Extraordinary items.....................................................       (12,296)      --            --
                                                                          ------------  ------------  ------------
Net income (loss).......................................................       (59,338)       71,312        99,871
Preferred stock dividend requirements...................................        (1,867)       (2,000)         (332)
                                                                          ------------  ------------  ------------
Net income (loss) applicable to common and common equivalent shares.....  $    (61,205) $     69,312  $     99,539
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Earnings (loss) per common and common equivalent share:
  Income (loss) before extraordinary items..............................  $      (1.29) $       1.53  $       1.73
  Extraordinary items...................................................         (0.33)      --            --
                                                                          ------------  ------------  ------------
  Net income (loss).....................................................  $      (1.62) $       1.53  $       1.73
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Earnings (loss) per share assuming full dilution:
  Income (loss) before extraordinary items..............................  $      (1.29) $       1.51  $       1.72
  Extraordinary items...................................................         (0.33)      --            --
                                                                          ------------  ------------  ------------
  Net income (loss).....................................................  $      (1.62) $       1.51  $       1.72
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average common and dilutive common equivalent shares
  outstanding...........................................................        37,879        45,294        57,509
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average common shares outstanding assuming full dilution.......        37,879        47,382        58,064
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                          See the accompanying notes.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                             AS OF AUGUST 31,
                                                                                        --------------------------
                                                                                            1995          1996
                                                                                        ------------  ------------
Current Assets:
  Cash and cash equivalents...........................................................  $      4,963  $     17,435
  Patient accounts receivable, net of allowance for uncollectible accounts of $58,632
    and $78,447 at August 31, 1995 and 1996, respectively.............................       307,601       379,874
  Supplies, at cost...................................................................        34,097        42,168
  Other...............................................................................        57,052        86,338
                                                                                        ------------  ------------
    Total Current Assets..............................................................       403,713       525,815
Property, Plant and Equipment, at cost:
  Land................................................................................       126,436       152,449
  Buildings and improvements..........................................................       870,352     1,062,953
  Equipment and fixtures..............................................................       359,979       490,498
                                                                                        ------------  ------------
                                                                                           1,356,767     1,705,900
  Less accumulated depreciation and amortization......................................       288,410       370,707
                                                                                        ------------  ------------
                                                                                           1,068,357     1,335,193
Investments in Houston Northwest Medical Center.......................................        73,755       --
Excess of Purchase Price Over Net Assets Acquired, net of accumulated amortization....       318,029       497,806
Other Assets..........................................................................        82,550       107,714
                                                                                        ------------  ------------
                                                                                        $  1,946,404  $  2,466,528
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable....................................................................  $    117,258  $    168,403
  Accrued expenses and other liabilities..............................................       220,851       209,525
  Current maturities of long-term debt................................................        60,182        59,750
                                                                                        ------------  ------------
    Total Current Liabilities.........................................................       398,291       437,678
Long-term Debt........................................................................     1,013,423     1,229,930
Other Liabilities.....................................................................       141,552       158,503

Shareholders' Equity:
  Convertible preferred stock, $.01 par value, 10,000,000 authorized shares, issued
    and outstanding 1,329,701 shares at August 31, 1995...............................        20,112       --
  Common stock, $.01 par value authorized 200,000,000 shares, issued and outstanding
    44,877,804 and 58,250,996 shares at August 31, 1995 and 1996, respectively........           449           583
  Additional paid-in capital..........................................................       414,805       633,983
  Retained earnings (deficit).........................................................       (94,020)        5,851
  Unrealized gains on available-for-sale securities, net of tax.......................        51,792       --
                                                                                        ------------  ------------
                                                                                             393,138       640,417
                                                                                        ------------  ------------
                                                                                        $  1,946,404  $  2,466,528
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                          See the accompanying notes.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                   CONVERTIBLE PREFERRED
                                                COMMON STOCK               STOCK          ADDITIONAL   RETAINED
                                           ----------------------  ---------------------   PAID-IN     EARNINGS
                                            SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     (DEFICIT)     OTHER
                                           ---------  -----------  ---------  ----------  ----------  -----------  ----------
BALANCE AT AUGUST 31, 1993...............     34,483   $     345       1,194  $   18,062  $  299,137  $  (105,436) $   --
  Issuance of common stock...............      8,961          89      --          --         102,416      --           --
  Paid-in-kind dividends on PIK
    preferred............................     --          --             123       1,867      (1,867)     --           --
  Conversion of convertible preferred....          7      --              (7)       (104)        104      --           --
  Stock option compensation..............     --          --          --          --           2,530      --           --
  Net loss...............................     --          --          --          --          --          (59,338)     --
  Net unrealized gain on available-
    for-sale securities, net of tax......     --          --          --          --          --          --           70,859
  Pooling adjustment to conform AHM's
    fiscal year..........................     --          --          --          --          --             (558)     --
                                           ---------       -----   ---------  ----------  ----------  -----------  ----------
BALANCE AT AUGUST 31, 1994...............     43,451         434       1,310      19,825     402,320     (165,332)     70,859
  Issuance of common stock...............      1,313          14      --          --          10,980      --           --
  Paid-in-kind dividend on PIK
    preferred............................     --          --             134       2,000      (2,000)     --           --
  Conversion of convertible preferred....        114           1        (114)     (1,713)      1,712      --           --
  Tax effect of Summit options...........     --          --          --          --           1,793      --           --
  Net income.............................     --          --          --          --          --           71,312      --
  Decrease in unrealized gain on
    available-for-sale securities, net of
    tax..................................     --          --          --          --          --          --          (19,067)
                                           ---------       -----   ---------  ----------  ----------  -----------  ----------
BALANCE AT AUGUST 31, 1995...............     44,878         449       1,330      20,112     414,805      (94,020)     51,792
  Issuance of common stock...............     12,017         120      --          --         199,192      --           --
  Paid-in-kind dividend on PIK
    preferred............................     --          --              33         332        (332)     --           --
  Conversion of convertible preferred....      1,356          14      (1,356)    (20,333)     20,319      --           --
  Redemption of preferred stock..........     --          --              (7)       (111)         (1)     --           --
  Net income.............................     --          --          --          --          --           99,871      --
  Decrease in unrealized gain on
    available-for-sale securities, net of
    tax..................................     --          --          --          --          --          --           (4,791)
  Elimination of unrealized gain on
    investment in HNW upon acquisition of
    HNW..................................     --          --          --          --          --          --          (47,001)
                                           ---------       -----   ---------  ----------  ----------  -----------  ----------
BALANCE AT AUGUST 31, 1996...............     58,251   $     583      --          --      $  633,983  $     5,851      --
                                           ---------       -----   ---------  ----------  ----------  -----------  ----------
                                           ---------       -----   ---------  ----------  ----------  -----------  ----------

                          See the accompanying notes.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                        YEAR ENDED AUGUST 31
                                                                                   -------------------------------
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------
CASH FLOW PROVIDED BY OPERATING ACTIVITIES:
  Net income (loss)..............................................................  $ (59,338) $  71,312  $  99,871
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Non-cash portion of income from investments in Houston Northwest Medical
      Center.....................................................................     (1,049)   (11,344)    (4,213)
    Non-cash portion of special executive compensation...........................      2,530     --         --
    Loss (gain) on asset sales...................................................     45,272       (973)    --
    Extraordinary items..........................................................     12,296     --         --
    Depreciation and amortization................................................     66,765     85,170    103,828
    Provision for doubtful accounts..............................................     86,249    122,193    141,833
    Amortization of debt discount................................................        411         33         13
    Noncash pooling expenses related to AHM Merger...............................     13,166     --         --
    Changes in assets and liabilities net of effects from acquisitions and dispositions of hospitals:
      Net patient accounts receivable............................................    (93,089)  (143,348)  (158,077)
      Other current assets.......................................................      5,943     (9,379)   (19,894)
      Other assets...............................................................     (5,230)    (3,087)       400
      Accounts payable, accrued expenses and other current liabilities...........    (10,744)    18,690    (36,105)
      Other liabilities..........................................................    (25,017)     3,452      6,097
    Other........................................................................     (2,162)    --         --
  Proceeds from sales of trading investment security.............................     --         --         20,625
                                                                                   ---------  ---------  ---------
        Net cash provided by operating activities................................     36,003    132,719    154,378
                                                                                   ---------  ---------  ---------

CASH FLOW USED IN INVESTING ACTIVITIES:
  Acquisitions of hospitals and related assets...................................   (361,475)   (60,251)  (431,193)
  Proceeds from sales of assets..................................................      6,893     18,912      3,037
  Capital expenditures...........................................................    (47,724)   (71,910)  (102,573)
  Issuance of notes receivable...................................................     (7,025)    (2,810)    (6,213)
  Payments received on long-term notes and other receivables.....................      1,572     12,484      6,067
  Other investing activities.....................................................      7,453     (5,789)    (1,719)
                                                                                   ---------  ---------  ---------
        Net cash used in investing activities....................................   (400,306)  (109,364)  (532,594)
                                                                                   ---------  ---------  ---------

CASH FLOW PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Issuance of stock..............................................................      6,293      7,029    199,312
  Principal payments on long-term debt borrowings................................   (486,151)  (142,071)  (120,435)
  Proceeds received on long-term debt borrowings.................................    860,865    101,177    321,000
  Financing costs incurred in connection with long-term borrowings...............    (21,207)      (637)    (3,797)
  Other..........................................................................     (1,147)    (1,264)    (5,392)
                                                                                   ---------  ---------  ---------
        Net cash provided by (used in) financing activities......................    358,653    (35,766)   390,688
                                                                                   ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............................     (5,650)   (12,411)    12,472
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...................................     25,914     17,374      4,963
Pooling adjustment to beginning of period balance to conform AHM's fiscal year...     (2,890)    --         --
                                                                                   ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........................................  $  17,374  $   4,963  $  17,435
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest (net of amount capitalized).........................................  $  86,575  $ 108,598  $ 107,432
    Income taxes.................................................................        387      1,825     28,920

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Preferred stock dividends......................................................      1,867      2,000        332
  Stock issued for acquisitions of hospitals and related assets..................     96,212      3,965     --
  Capital lease obligations incurred.............................................      4,346      2,605        196

                          See the accompanying notes.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                AUGUST 31, 1996

NOTE 1--GENERAL AND ACCOUNTING POLICIES

    REPORTING ENTITY: OrNda HealthCorp ("Company"), which is incorporated in the State of Delaware, is a provider of health care services through the operation of general acute care hospitals located primarily in the southern and western United States. Of the 49 general acute care hospitals operated by the Company at August 31, 1996, 19 hospitals are located in California of which 17 hospitals are located in the southern California area. In addition, 5 hospitals are located in southern Florida and 6 hospitals are located in Arizona. The concentration of hospitals in California, southern Florida and Arizona increases the risk that any adverse economic, regulatory or other developments that may occur in such areas may adversely affect the Company's operations or financial condition.

    CONSOLIDATION: The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries and limited liability corporations and partnerships in which the Company or one of its subsidiaries is a general partner and has a controlling interest. Limited partner distributions are shown as "minority interests" in the Consolidated Statements of Operations. All material intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. The results of hospital operations acquired in purchase transactions are included from their respective acquisition dates.

    USE OF ESTIMATES IN FINANCIAL STATEMENTS: Judgment and estimation is exercised by management in certain areas of the preparation of financial statements. Some of the more significant areas include the allowance for uncollectible accounts, settlement amounts due to or receivable from fiscal intermediaries, reserves for self-insurance risks, and reserves for litigation. Management believes that such estimates are adequate.

    TOTAL REVENUE: Total revenue represents net patient service revenue and other revenue and is reported at the net realizable amounts due from patients, third-party payors, and others for services rendered. Net patient service revenue generated from Medicare and Medicaid/Medi-Cal reimbursement programs accounted for approximately 57%, 51% and 52% of total net patient service revenue for the years ended August 31, 1994, 1995 and 1996, respectively. Settlement amounts due to or receivables from Medicare and Medicaid/Medi-Cal programs are determined by fiscal intermediaries. The difference between the final determination and estimated amounts accrued is accounted for as an adjustment to revenue in the year of final determination. Management believes that adequate provision has been made in the consolidated financial statements for potential adjustments resulting from such examinations. Recapture amounts due to or receivable from the Medicare program are determined by fiscal intermediaries. The difference between the final determination and estimated amounts accrued for recapture related to sold facilities is accounted for as an adjustment to gain or loss on asset sales in the year of final determination. Management believes that adequate provision has been made in the consolidated financial statements for potential adjustments resulting from examinations of such recapture amounts.

    As stated above, the Company derives a substantial portion of its revenue from the Medicare and Medicaid/Medi-Cal programs. Changes in existing governmental reimbursement programs in recent years have resulted in reduced levels of reimbursement for health care services. Additional changes are anticipated which are likely to result in further reductions in the rate of increase in reimbursement levels.

    EARNINGS (LOSS) PER COMMON SHARE: Earnings (loss) per common and common equivalent share is based on the Company's weighted average number of shares of common stock outstanding during the year adjusted to give effect to dilutive stock options and warrants using the treasury stock method. The dilutive

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 1--GENERAL AND ACCOUNTING POLICIES (CONTINUED) effect of stock options and warrants was 1.1 million shares in fiscal 1995 and
1.9 million shares in fiscal 1996. The effect of stock options and warrants was anti-dilutive for fiscal 1994.

    Earnings (loss) per share assuming full dilution also assumes the conversion of the Company's redeemable convertible preferred stock into common shares in fiscal 1995 and 1996. The effect of the redeemable convertible preferred stock was anti-dilutive in fiscal 1994.

    CASH AND CASH EQUIVALENTS: For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

    SUPPLIES: Supplies are priced at cost (first-in, first-out method) and are not in excess of market.

    PROPERTY, PLANT AND EQUIPMENT: Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The range of useful lives estimated for buildings and improvements is 10 to 40 years, and for equipment and fixtures is 3 to 25 years. Assets related to capital leases including improvements are amortized on a straight-line basis over the terms of the leases or the useful lives of the assets, whichever is shorter and the amortization expense is included with depreciation expense. Buildings and Improvements include construction in progress of $27.2 million and $31.0 million at August 31, 1995 and 1996, respectively. The Company capitalized interest costs of $1.3 million, $1.3 million and $1.5 million related to construction in progress for the years ended August 31, 1994, 1995 and 1996, respectively.

    INTANGIBLE ASSETS: Deferred financing costs of $29.8 million and $28.1 million at August 31, 1995 and 1996, respectively, are included in Other Assets in the accompanying Consolidated Balance Sheets and are amortized over the life of the related debt using the effective interest method. Deferred financing costs are net of accumulated amortization of $7.1 million and $12.6 million at August 31, 1995 and 1996, respectively.

    Goodwill is amortized on a straight line basis and the amortization period (20 to 40 years for hospitals and 5 to 10 years for non-hospital acquisitions) is based upon the estimated economic lives of the hospital buildings acquired which range from 25 to 40 years as determined by independent appraisers, the indefinite useful life of any Certificates of Need acquired and competition within the local markets. Goodwill is net of accumulated amortization of $15.9 million and $30.8 million at August 31, 1995 and 1996, respectively. The carrying value of goodwill is reviewed by the Company on a quarterly basis if the facts and circumstances suggest that it may be impaired. Factors considered in evaluating impairment include unexpected or adverse changes in the following:
(i) the economic, competitive or regulatory environments in which the Company operates, (ii) profitability and (iii) cash flows. If the review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

    IMPAIRMENT OF LONG-LIVED ASSETS: In March 1995, the Financial Accounting Standards Board issued
Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 1--GENERAL AND ACCOUNTING POLICIES (CONTINUED)
Company currently plans to adopt SFAS No. 121 in the first quarter of fiscal 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

    PROFESSIONAL LIABILITY INSURANCE: At August 31, 1994, 1995 and 1996, the general and professional liability risks of the Company were self-insured up to $3.0 million on a per-occurrence basis and up to $30.0 million on an aggregate-per-claim-year basis. At August 31, 1996, the Company carried general and professional liability insurance from an unrelated commercial carrier for losses above the self-insurance limits to $50.0 million. Liabilities for self-insured professional and general liability risks at August 31, 1996, for both asserted and unasserted claims, are based on actuarially projected estimates discounted at an average rate of 8.0% to their present value based on historical loss payment patterns. Although the ultimate settlement of these liabilities may vary from such estimates, management believes the amount provided in the Company's financial statements is adequate.

NOTE 2--MERGER, ACQUISITION AND DISPOSITION TRANSACTIONS

FISCAL 1996

  HOUSTON NORTHWEST MEDICAL CENTER

    Houston Northwest Medical Center ("HNW") is a 498-bed acute care facility located in Houston, Texas. Effective January 1, 1996, the Company purchased the controlling equity interests in HNW for a total cash purchase price of $153.9 million and commenced operation of the facility. In connection with the acquisition, the Company recorded assets with a fair value of $90.4 million, liabilities of $36.5 million and goodwill of $100.0 million. Purchase price adjustments have not been finalized as of August 31, 1996, but are not expected to be material.

    Prior to January 1996, the Company's investments in HNW consisted of (i) two classes of mandatorily redeemable preferred stock with a redemption value of $62.5 million; and, (ii) a mortgage note receivable with a balance of $7.4 million at December 31, 1995.

    The Company recognized the following income related to its investments in HNW until January 1996, at which time the Company began consolidating the operations of HNW (in thousands):

                                                                     YEAR ENDED AUGUST 31,
                                                                -------------------------------
                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Accretion of discount on mandatorily redeemable preferred
  stock.......................................................  $   1,918  $   2,086  $     757
Dividend income on mandatorily redeemable preferred stock.....     10,266     11,258      4,123
Equity method losses from common stock investment.............     (9,135)    --         --
Interest income on mortgage note receivable...................        585        662        248
                                                                ---------  ---------  ---------
                                                                $   3,634  $  14,006  $   5,128
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

  CYPRESS FAIRBANKS MEDICAL CENTER

    Effective July 1, 1996, the Company purchased Cypress Fairbanks Medical Center ("Cypress Fairbanks"), a 149-bed acute care hospital in Houston, Texas, and related healthcare facilities for $76.1 million. In connection with the acquisition the Company recorded assets with a fair value of $60.0 million, liabilities

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 2--MERGER, ACQUISITION AND DISPOSITION TRANSACTIONS (CONTINUED) of $8.3 million and goodwill of $24.4 million. Purchase price adjustments have not been finalized as of August 31, 1996, but are not expected to be material.

  CENTINELA HOSPITAL MEDICAL CENTER

    Effective August 1, 1996, the Company purchased Centinela Hospital Medical Center ("Centinela"), a 400-bed acute care hospital in Inglewood, California, and related healthcare businesses for $125.3 million. In connection with the acquisition, the Company recorded assets with a fair value of $94.3 million, liabilities of $21.1 million and goodwill of $52.1 million. Purchase price adjustments have not been finalized as of August 31, 1996, but are not expected to be material.

  OTHERS

    Effective November 1, 1995, the Company completed the acquisition of Universal Medical Center (renamed Florida Medical Center--South), a 202-bed facility located in Plantation, Florida. Effective July 1, 1996, the Company acquired Westside Hospital, a 68-bed facility located in Los Angeles, California. The combined cost of these acquisitions was $32.1 million. In connection with these acquisitions, the Company acquired assets with a fair value of $32.9 million, assumed liabilities of $3.6 million and recorded $2.7 million of goodwill. Purchase price adjustments have not been finalized as of August 31, 1996, but are not expected to be material.

FISCAL 1995

  ST. LUKE'S HEALTH SYSTEM

    Effective February 13, 1995, the Company purchased three hospitals with 417 beds and related businesses that comprise the St. Luke's Health System ("St. Luke's") in the Phoenix, Arizona metropolitan area for $120.3 million including $3.0 million of the Company's common stock (195,122 shares). In connection with the acquisition, the Company acquired assets with a fair value of $45.9 million and assumed liabilities of $26.8 million and recorded $7.1 million of goodwill.

  SUBURBAN

    Effective November 1, 1994, the Company purchased Suburban Medical Center, a 184 licensed-bed hospital located in Paramount, California for $4.6 million. In connection with the acquisition, the Company acquired assets with a fair value or $5.2 million, assumed liabilities of $2.2 million and recorded $1.6 million of goodwill.

  OTHER

    During the third quarter of fiscal 1995, the Company sold all of its common stock interest in Horizon Mental Health Management, Inc. for approximately $8.4 million resulting in a gain on sale of $6.7 million. The gain is included in gain on asset sales in the accompanying statement of operations, net of the loss on the consummation of a sale entered into in fiscal 1994.

    During fiscal 1995, the Company's investment in an independent non-public company previously accounted for under the equity method was exchanged for common stock of a publicly traded entity resulting in a $9.6 million non-cash gain on exchange of securities and the new securities being classified as TRADING under Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 2--MERGER, ACQUISITION AND DISPOSITION TRANSACTIONS (CONTINUED)
Debt and Equity Securities". The Company also recorded non-cash write-downs or reserves on certain non-operating assets of $9.6 million for impairment or declines in value deemed to be other than temporary.

FISCAL 1994

  AHM

    On April 19, 1994, the Company completed a merger with American Healthcare Management, Inc. ("AHM"), a health care services company engaged in the operation of general acute care hospitals. AHM owned or leased 16 hospitals in 9 states, with a total of 2,028 licensed beds. The AHM Merger was accounted for as a pooling of interests in which shareholders of AHM received 0.6 of a share of the Company's common stock, representing 16.6 million additional shares issued, in exchange for each share of AHM common stock held. In connection with the AHM Merger, the Company recorded $30.0 million of nonrecurring charges and an extraordinary loss of $8.4 million as a result of refinancing OrNda's and AHM's senior credit facilities. Prior to the AHM Merger, AHM used a fiscal year ending December 31. Accordingly, the recast operating results of AHM for the year ended September 30, 1993, were combined with the operating results of OrNda for the year ended August 31, 1993, and the AHM balance sheet accounts at September 30, 1993, were combined with OrNda's balance sheet accounts at August 31, 1993, in order to restate the accompanying financial statements for periods prior to the AHM Merger. As a result of this restatement, an adjustment for AHM's net income for the month of September 1993 is reflected as a 1994 adjustment to the consolidated retained earnings (deficit) and the Consolidated Statement of Cash Flows for fiscal 1994 includes an adjustment to the balance at the beginning of the period for AHM's cash activity for the month of September 1993. The effect of the differing fiscal years on the Company's financial statements is not significant.

    The following is a summary of the results of the separate operations of OrNda and AHM included in the Consolidated Statements of Operations (in thousands):

                                                           ORNDA        AHM      CONSOLIDATED
                                                         ----------  ----------  ------------
Seven months ended March 31, 1994:
  Total revenue........................................  $  454,531  $  205,044   $  659,575
  Net income...........................................       1,696       7,546        9,242

    In the third quarter of fiscal 1994, the Company recorded the following nonrecurring charges in connection with the AHM Merger, all of which have been paid as of August 31, 1996 (in thousands):

                                                                 CASH      NONCASH
                                                                EXPENSE    EXPENSE     TOTAL
                                                               ---------  ---------  ---------
Employee benefit and certain severance actions...............  $   8,456  $     999  $   9,455
Investment advisory and professional fees....................      6,077     --          6,077
Costs of information systems consolidations primarily related
  to the write-down of assets................................      1,000     10,260     11,260
Other........................................................      1,293      1,907      3,200
                                                               ---------  ---------  ---------
                                                               $  16,826  $  13,166  $  29,992
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 2--MERGER, ACQUISITION AND DISPOSITION TRANSACTIONS (CONTINUED)
  SUMMIT

    On April 19, 1994, the Company also completed a merger with Summit Health Ltd. ("Summit"), a health care services company engaged in the operation of (i) general acute care hospitals, (ii) a managed care entity contracting to provide services to the Arizona Health Care Cost Containment System, and (iii) outpatient surgery centers. Summit owned or leased 12 acute care hospitals in 4 states with a total of 1,611 licensed beds. The Summit merger was accounted for as a purchase in which Summit shareholders received $5.50 in cash and 0.2157 shares of the Company's common stock for each share of Summit common stock, representing $192.1 million of cash paid and 7.5 million additional shares issued at a market value of $96.2 million. In connection with the Summit Merger, the Company also acquired real estate previously leased by Summit for $60.6 million. Furthermore, the Company assumed or paid $21.9 million of Summit's debt resulting in a total acquisition cost of approximately $370.8 million. In connection with the Summit Merger, the Company acquired assets with a fair value of $320.9 million, assumed liabilities of $161.5 million and recorded $211.4 million of goodwill.

  FOUNTAIN VALLEY

    Effective July 31, 1994, the Company purchased Fountain Valley Regional Hospital and Medical Center ("Fountain Valley"), located in Fountain Valley, California for $105.2 million. The facilities include a 413-bed acute care hospital, a surgery center, an imaging center and four medical office buildings. In connection with the acquisition, the Company acquired assets with a fair value of $104.2 million and assumed liabilities of $20.2 million and recorded $21.2 million of goodwill.

  OTHER

    During fiscal 1994, the Company, in separate transactions, sold or entered into agreements to sell four hospitals, resulting in a loss of $45.3 million.

PRO FORMA INFORMATION

    The following pro forma information reflects the fiscal 1996 acquisitions as if they had occurred on September 1, 1994 and 1995, the fiscal 1995 acquisitions as if they had occurred on September 1, 1993 and 1994, and the fiscal 1994 acquisitions as if they had occurred on September 1, 1993 (in thousands, except per share data):

                                                          1994          1995          1996
                                                      ------------  ------------  ------------
Total revenue.......................................  $  1,828,445  $  2,312,765  $  2,408,507
Net income (loss)...................................       (22,762)       72,955        99,717
Net income (loss) applicable to common shares.......       (24,629)       70,955        98,385
Net income (loss) per common share..................         (0.58)         1.56          1.73
Net income (loss) per common share assuming full
  dilution..........................................  $      (0.58) $       1.54  $       1.72

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 3--INCOME TAXES

    The provision for income taxes for the years ended August 31 is as follows (in thousands):

                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Current federal income tax....................................  $     169  $  14,657  $  23,160
Current state income tax......................................        888      4,750      8,938
Deferred federal income tax benefit...........................     --         (3,635)    --
Deferred state income tax.....................................     --         --          3,144
                                                                ---------  ---------  ---------
                                                                $   1,057  $  15,772  $  35,242
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's federal deferred tax assets and liabilities for the years ended August 31 are tax effected as follows (in thousands):

                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Deferred tax assets:
  Net operating loss carryovers..............................................  $   98,358  $   82,245  $   69,620
  Capital loss carryovers....................................................       1,593      --          --
  Alternative minimum tax credit carryovers..................................      --           1,036       2,691
  General business credit carryovers.........................................       7,652       7,652       6,649
  Excess tax basis over book basis of accounts receivable....................      18,825      19,889      25,837
  Excess tax basis over book basis of other assets...........................      10,051      --          --
  Accrued expenses...........................................................      19,590      18,894      20,745
  Professional liability reserves............................................       8,285       9,422      10,608
  Capital lease liability....................................................       4,786       4,626       4,024
  Other deferred tax assets..................................................         790       6,157       1,166
                                                                               ----------  ----------  ----------
Total deferred tax assets....................................................     169,930     149,921     141,340
  Valuation allowances.......................................................     (53,375)    (48,072)    (41,506)
                                                                               ----------  ----------  ----------
Total deferred tax assets net of allowance...................................     116,555     101,849      99,834
Deferred tax liabilities:....................................................
  Tax in excess of book depreciation.........................................      76,432      79,449     106,185
  Excess book basis over tax basis of certain investments....................      34,779      21,896      --
  Unamortized cash to accrual method adjustments.............................       9,243       4,960       1,249
  Other deferred tax liabilities.............................................       3,232      --          --
                                                                               ----------  ----------  ----------
Total deferred tax liabilities...............................................     123,686     106,305     107,434
                                                                               ----------  ----------  ----------
Net deferred tax liability...................................................  $    7,131  $    4,456  $    7,600
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    At August 31, 1996, the Company had net current deferred federal tax assets of $43.0 million and net noncurrent deferred federal tax liabilities of $50.6 million.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 3--INCOME TAXES (CONTINUED)
    The effective income tax rate before extraordinary items differed from the federal statutory rate for the years ended August 31 as follows:

                                                                                      1994          1995          1996
                                                                                  ------------  ------------  ------------
Income tax expense (benefit) at federal statutory rate..........................      (35.0)%        35.0%         35.0%
  Nondeductible goodwill amortization...........................................       --             3.2           2.9
  Operating loss for which no benefit was recognized............................       35.0          --            --
  Benefit of prior year losses realized.........................................       --           (23.7)        (17.6)
  State income tax..............................................................        1.9           3.6           5.8
  Federal alternative minimum tax...............................................        0.4          --            --
                                                                                      -----         -----         -----
  Effective income tax rate.....................................................        2.3%         18.1%         26.1%
                                                                                      -----         -----         -----
                                                                                      -----         -----         -----

    The following schedule summarizes approximate tax attribute carry forwards from prior tax returns for both OrNda and AHM, which are available on a limited basis to offset federal net taxable income (in thousands):

                                                                                  EXPIRATION
                                                                                    PERIODS
                                                                                  -----------
Net operating loss ("NOL")..........................................  $  198,915    2001-2009
General business credits............................................       6,649    1997-2001
Alternative minimum tax credit......................................       2,691         None

    The AHM Merger caused an "ownership change" within the meaning of Section 382(g) of the Internal Revenue Code for both OrNda and AHM. Consequently, allowable federal deductions relating to NOL's of OrNda and AHM arising in periods prior to the AHM Merger are thereafter subject to annual limitations of approximately $19 million and $16 million for OrNda and AHM, respectively. In addition, approximately $55 million of the NOL's are subject to an annual limitation of approximately $3 million due to prior "ownership changes" of OrNda. The annual limitations may be increased in order to offset certain built-in gains which are recognized during the five year period following an ownership change. In addition, the NOL's from pre-merger tax years of AHM may only be applied against the prospective taxable income of the AHM entities. The limitations described above are not currently expected to significantly affect the ability of the Company to ultimately recognize the benefit of these NOL's in future years.

    The Company's federal income tax returns are not presently under audit by the Internal Revenue Service (the "IRS"), except in respect to Summit as disclosed below. Furthermore, the Company's federal income tax returns for taxable years through August 31, 1991 are no longer subject to IRS audit, except for net operating loss and credit carry forwards for income tax purposes from prior years which may be subject to IRS audit as net operating loss and credit carry forwards are utilized in subsequent tax years. Also, Summit Health has extended the statute of limitations for fiscal years 1987 to 1992 through March 31, 1997.

    In recent years the IRS was examining the federal income tax returns for fiscal years 1984, 1985 and 1986 of Summit Health, which became a wholly-owned subsidiary of the Company in April 1994 and merged into the Company in September 1994. Summit Health received a revenue agent's report from the IRS with proposed adjustments for the years 1984 through 1986 aggregating as of August 31, 1996 approximately $16.6 million of income tax, $66.4 million of interest on the tax, $43.9 million of penalties

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 3--INCOME TAXES (CONTINUED)
and $25.6 million of interest on the penalties. After receiving the revenue agent's report, Summit Health filed a protest contesting the proposed adjustments. On October 28, 1996, the Company entered into a Closing Agreement on Final Determination with the IRS for the above audit period, by agreeing and paying additional tax of $647,000 and interest of $888,000 to close the audit of Summit Health for the fiscal years 1984 through 1986. The Closing Agreement is subject to review by the Joint Congressional Committee on Taxation since the matter relates to a refund of taxes to Summit Health in excess of $1 million.

NOTE 4--OTHER CURRENT ASSETS AND LIABILITIES

    Other current assets and liabilities consist of the following at August 31 (in thousands):

                                                                           1995        1996
                                                                        ----------  ----------
Other Current Assets:.................................................
  Other accounts receivable, net......................................  $   27,021  $   58,040
  Trading security....................................................      14,920      --
  Receivable for surplus rebate on Centinela's bond defeasance........      --          13,755
  Other current assets................................................      15,111      14,543
                                                                        ----------  ----------
                                                                        $   57,052  $   86,338
                                                                        ----------  ----------
                                                                        ----------  ----------
Accrued Expenses and Other Liabilities:
  Due to third-party payors...........................................  $   99,833  $   64,474
  Salaries, benefits and other compensation...........................      34,493      42,435
  Vacation and sick pay...............................................      23,473      25,703
  Interest............................................................      16,018      15,829
  Other...............................................................      47,034      61,084
                                                                        ----------  ----------
                                                                        $  220,851  $  209,525
                                                                        ----------  ----------
                                                                        ----------  ----------

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 5--LONG-TERM DEBT

    A summary of long-term debt at August 31 follows (in thousands):

                                                                        1995          1996
                                                                    ------------  ------------
Parent Company:
  Senior Credit Facilities:
    Revolving Credit Facilities...................................  $    119,000  $    266,000
    Term Loans....................................................       361,175       426,250
  12.25% Senior Subordinated Notes due 2002.......................       400,000       400,000
  10.25% Senior Subordinated Notes due 2003.......................           511           511
  11.375% Senior Subordinated Notes due 2004......................       125,000       125,000

Subsidiaries:
  Secured Debt--other (including capitalized leases); rates, generally fixed, average 11.9%; payable in periodic
    installments through 2023.....................................        67,919        71,919
                                                                    ------------  ------------
                                                                       1,073,605     1,289,680
Less current portions.............................................        60,182        59,750
                                                                    ------------  ------------
                                                                    $  1,013,423  $  1,229,930
                                                                    ------------  ------------
                                                                    ------------  ------------

SENIOR CREDIT FACILITIES

    On October 27, 1995, the Company executed an amended and restated credit agreement (the "Restated Credit Facility") which increased the Company's borrowing capacity under its credit facility from approximately $660.0 million to $900.0 million, of which $692.2 million was outstanding on August 31, 1996 and of which commitment availability had been reduced by issued letters of credit of $27.4 million and scheduled principal payments of $33.8 million, resulting in available credit of $146.6 million. The Restated Credit Facility, which amends the Company's previous credit agreement dated April 19, 1994, will mature on October 30, 2001, and consists of the following facilities (the "Senior Credit Facilities"): (i) revolving commitment of $440.0 million to refinance the debt under the previous credit agreement, for general corporate purposes, to issue up to $50 million of letters of credit, and for strategic acquisitions; and (ii) a $460.0 million term loan to refinance debt under the previous credit agreement payable in incremental quarterly installments.

    Loans under the Restated Credit Facility bear interest, at the option of the Company, at a rate equal to either (i) the "alternate base rate" plus 0.25% or
(ii) LIBOR plus 1.25%, in each case subject to potential decreases or increases dependent on the Company's leverage ratio. Interest is payable quarterly if a rate based on the alternate base rate is elected or at the end of the LIBOR period (but in any event not to exceed 90 days) if a rate based on LIBOR is elected. The weighted average interest rate on the Company's borrowings under the Senior Credit Facilities at August 31, 1996, was 6.7%.

    In certain circumstances, the Company is required to make principal prepayments on the Senior Credit Facilities, including the receipt of proceeds from the issuance of additional subordinated indebtedness, certain asset sale proceeds not used to acquire additional assets within a specified period, and 50% of the proceeds in excess of $50 million from the issuance of additional equity not used to acquire additional assets, fund capital expenditures or repay subordinated debt within one year. The Company may prepay at any time all or part of the outstanding Senior Credit Facilities without penalty.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 5--LONG-TERM DEBT (CONTINUED)
    The Restated Credit Facility limits, under certain circumstances, the Company's ability to incur additional indebtedness, sell material assets, acquire the capital stock or assets of another business, or pay dividends. The Restated Credit Facility also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the Restated Credit Facility is secured by a perfected, first priority security interest in the stock of all existing and future subsidiaries of the Company, intercompany notes of indebtedness, majority-owned partnerships and certain specified investments.

12.25% SENIOR SUBORDINATED NOTES

    In May 1992, OrNda issued $400 million aggregate principal amount of 12.25% senior subordinated notes due May 2002 ( the "12.25% Notes"). The 12.25% Notes are subordinated to the Company's Senior Credit Facilities and to indebtedness of the Company's subsidiaries. Interest on the 12.25% Notes is payable semiannually on May 15 and November 15, commencing November 15, 1992. The 12.25% Notes mature on May 15, 2002, but may be redeemed in whole or in part at the option of the Company on or after June 1, 1997 through June 1, 2000, at specified redemption prices in excess of par and thereafter at par.

10.25% SENIOR SUBORDINATED NOTES

    On July 28, 1993, AHM issued $100 million aggregate principal amount of 10% senior subordinated notes due July 2003 (the "10% Notes"). Interest on the 10% Notes is payable semiannually on February 1 and August 1 of each year. The 10% Notes mature on August 1, 2003, but may be redeemed in whole or in part at the option of the Company on or after August 1, 1998 through July 1, 2000 at specified redemption prices in excess of par and thereafter at par.

    Pursuant to the Waiver and Consent Agreement dated February 3, 1994, by and among the Company and the holders of a majority in principal amount of the 10% Notes, as consideration for their agreement to make certain changes to the Notes' Indenture to effect the AHM Merger (see Note 2) and other matters, the Company (i) paid to the holders on the closing date of the AHM Merger $15.00 for each $1,000 principal amount of outstanding 10% Notes and (ii) increased the rate of interest on the 10% Notes from 10% per annum to 10.25% per annum (redefined as the "10.25% Notes"). The AHM Merger caused a "change of control," as defined in the Notes' Indenture, which required the Company to make a prompt offer to repurchase all or any portion of the 10.25% Notes owned by the holders thereof at 101% of the principal amount, together with accrued interest thereon, to the date of repurchase. Pursuant to the offer, $99.3 million of 10.25% Notes were redeemed through August 31, 1994, resulting in a loss on early extinguishment of debt of $4.1 million. The 10.25% Notes are subordinated to the Company's Senior Credit Facilities and subsidiary indebtedness.

11.375% SENIOR SUBORDINATED NOTES

    On August 23, 1994, the Company issued $125 million aggregate principal amount of 11.375% senior subordinated notes due August 15, 2004 (the "11.375% Notes"). The 11.375% Notes are subordinated to the Company's Senior Credit Facilities and subsidiary indebtedness but rank pari passu in right of payment to the Company's 12.25% Notes and 10.25% Notes. Interest on the 11.375% Notes is payable semiannually on February 15 and August 15 of each year. The 11.375% Notes may be redeemed in whole or in part at the option of the Company on or after August 15, 1999 through August 15, 2002, at specified redemption

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 5--LONG-TERM DEBT (CONTINUED)
prices in excess of par and thereafter at par. Net proceeds of $121.0 million from the sale of the 11.375% Notes were used to reduce the Company's Senior Credit Facilities.

OTHER

    At August 31, 1996, approximately $143.4 million of the Company's assets were subject to mortgage or liens as collateral for approximately $71.9 million of indebtedness, including capital leases.

    Maturities of debt, including capitalized lease obligations, for the next five fiscal years and thereafter are as follows (in thousands):

1997............................................  $  59,750
1998............................................     78,237
1999............................................     89,493
2000............................................     95,158
2001............................................    125,970
Thereafter......................................    841,072
                                                  ---------
                                                  $1,289,680
                                                  ---------
                                                  ---------

    In connection with the Summit merger (see Note 2), the Company acquired a 38.6% interest in Summit Care Corporation ("Summit Care") which operates nursing care and retirement centers. At August 31, 1994, approximately $37.4 million aggregate principal amount of the Company's 7.5% Exchangeable Subordinated Notes due 2003 (the "7.5% Notes"), which were exchangeable, at the option of the holders, into the Company's 38.6% interest in the Summit Care Common Stock, were outstanding. The investment in Summit Care was increased approximately $30.5 million in the Summit merger purchase price allocation to estimated fair value of $37.4 million which was the carrying value of the 7.5% Notes at the merger date. The 7.5% Notes, as well as accrued interest on the 7.5% Notes, and the investment in Summit Care common stock were accounted for as an asset held for sale and the net investment was included in other assets.

    From September 1, 1994 through July 31, 1995, $9.6 million of the 7.5% Notes were voluntarily exchanged for Summit Care common stock. Effective June 1, 1995, with the consent of the holders of the 7.5% Notes, the Indenture in respect of the 7.5% Notes was amended to change the earliest redemption date of the 7.5% Notes from April 1, 1996 to June 1, 1995. The Company issued a redemption notice for 100% of the outstanding 7.5% Notes on August 3, 1995, and the holders of $27.8 million of the 7.5% Notes exchanged for Summit Care common stock prior to the August 28, 1995, redemption date for the balance of the 7.5% Notes. As a result, as of August 31, 1996, the Company owned 1,414 shares, .02% of the common stock of Summit Care.

NOTE 6--LEASES

    The Company leases hospitals, office facilities and equipment under agreements that generally require the Company to pay all maintenance, property taxes and insurance costs and that expire on various dates extending to the year 2023. Certain leases include options to purchase the leased property during or at the end of the lease term at specified amounts. Minimum rental commitments under operating leases having an initial or remaining noncancelable term of more than one year for the next five fiscal years and thereafter; minimum payments under capital leases at August 31, 1996, for the next five fiscal years and

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 6--LEASES (CONTINUED)
thereafter; and the related present value of future minimum payments under capital leases are as follows (in thousands):

                                                                          CAPITAL   OPERATING
                                                                          LEASES      LEASES
                                                                         ---------  ----------
1997...................................................................  $   5,663  $   51,291
1998...................................................................      4,248      43,073
1999...................................................................      2,205      34,632
2000...................................................................      1,337      31,263
2001...................................................................      1,261      28,343
Thereafter.............................................................     17,229     261,534
                                                                         ---------  ----------
Total minimum rental payments..........................................     31,943  $  450,136
                                                                                    ----------
                                                                                    ----------
Less amounts representing interest.....................................     14,838
                                                                         ---------
Present value of future minimum lease payments.........................     17,105
Less current portion...................................................      4,088
                                                                         ---------
                                                                         $  13,017
                                                                         ---------
                                                                         ---------

    Operations for the years ended August 31, 1994, 1995, and 1996, include rent expense on operating leases of $32.9 million, $58.1 million, and $62.2 million, respectively.

    Property under capital lease at August 31 is as follows (in thousands):

                                                                            1995       1996
                                                                          ---------  ---------
Building and improvements...............................................  $  37,220  $  37,880
Equipment and fixtures..................................................     19,603     19,200
                                                                          ---------  ---------
                                                                             56,823     57,080
Less accumulated amortization...........................................     18,707     23,392
                                                                          ---------  ---------
                                                                          $  38,116  $  33,688
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 7--SHAREHOLDERS' EQUITY, WARRANTS AND EMPLOYEE STOCK OPTIONS

COMMON STOCK

    The Company has not paid any dividends on its common stock. Under the terms of the Company's Restated Credit Facility, the Company may not pay dividends on its common stock.

    On November 6, 1995, the Company completed the sale of 10,000,000 shares of its common stock at a $17.625 per share public offering price. On November 9, 1995, the underwriters exercised an option to purchase an additional 1,500,000 shares to cover over-allotments. The net proceeds of approximately $192.7 million, after deducting offering expenses and underwriting discounts, were used to reduce all of the indebtedness under the revolving portion of the Restated Credit Facility in the amount of $27.2 million. The remaining proceeds were used for general corporate purposes.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 7--SHAREHOLDERS' EQUITY, WARRANTS AND EMPLOYEE STOCK OPTIONS (CONTINUED) WARRANTS

    At August 31, 1996, there were warrants outstanding to purchase 92,600 shares of common stock at an exercise price of $17.89 per share. Warrants can be exercised through April 30, 2000.

STOCK OPTIONS AND STOCK BONUS PLANS

    On April 19, 1994, OrNda's shareholders approved the 1994 Management Equity Plan to replace the 1992 Management Equity Plan. No awards were granted under the 1992 Management Equity Plan. The 1994 Management Equity Plan provides for the granting of stock options (either incentive or nonqualified), stock appreciation rights, or limited stock appreciation rights to key employees and consultants of the Company. Under the 1994 Management Equity Plan, the Company may grant awards for up to 6,550,000 shares of common stock. Generally, the 1994 Management Equity Plan provides that options may be outstanding for a period of up to ten years from the date of the grant and may become exercisable at such time or under such conditions as the compensation committee of the Company's Board of Directors shall determine. For incentive stock options granted, the exercise price generally will equal the fair market value of the Company's common stock on the date of the grant.

    Effective November 29, 1995, OrNda's shareholders approved the Outside Directors Stock Option Plan, under which the Company may grant options to outside directors for up to 300,000 shares of common stock.

    On April 19, 1994, the Company's shareholders approved the Incentive Stock Bonus Plan which provides for the payment of cash and issuance of shares of the Company's common stock to key employees as an annual incentive bonus based upon the extent to which the Company achieves certain performance goals specified in advance by the compensation committee of the Company's Board of Directors. Under the Incentive Stock Bonus Plan, the Company may issue up to 600,000 shares of the Company's common stock. As of August 31, 1996, no options have been granted under this plan.

    In addition to the 7,450,000 shares of common stock reserved for issuance under the 1994 Management Equity Plan, the Outside Directors Stock Option Plan and the Incentive Stock Bonus Plan, the Company has reserved 1,434,958 shares of common stock at August 31, 1996, for issuance pursuant to options granted under various stock option plans for OrNda, AHM and Summit prior to the AHM Merger and the Summit merger. No options are available for future grant under the stock option plans established prior to the April 19, 1994 mergers. On December 31, 1993, OrNda granted options to purchase 500,000 shares of common stock to key employees at exercise prices ranging from $7.75 to $10.75 per share. Since the exercise price was below the market value of the Company's common stock on the date of grant, the Company recorded $2,530,000 of noncash stock option compensation in fiscal 1994 with an offsetting increase to Additional Paid-In Capital for the excess of the market price at the date of grant over the exercise price.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 7--SHAREHOLDERS' EQUITY, WARRANTS AND EMPLOYEE STOCK OPTIONS (CONTINUED) The following is a summary of option transactions during fiscal 1994, 1995 and 1996:

                                                                SHARES OF
                                                                  COMMON      OPTION PRICE
                                                                  STOCK           RANGE
                                                                ----------  -----------------
Balance at August 31, 1993....................................   2,823,479  $   1.67 - $11.34

  Options Granted.............................................   3,455,000  $   7.75 - $15.00
  Options Assumed in Summit Merger............................     245,553  $   2.21 - $13.34
  Options Exercised...........................................    (918,808) $   1.67 - $13.34
  Options Forfeited...........................................    (115,002) $   4.80 - $15.00
                                                                ----------
Balance at August 31, 1994....................................   5,490,222  $   1.67 - $15.00

  Options Granted.............................................     175,000             $19.50
  Options Exercised...........................................    (898,334) $   3.92 - $13.34
  Options Forfeited...........................................    (450,542) $   2.97 - $15.00
                                                                ----------
Balance at August 31, 1995....................................   4,316,346

  Options Granted.............................................   1,554,500  $  18.75 - $27.13
  Options Exercised...........................................    (470,280) $   2.21 - $15.00
  Options Forfeited...........................................    (210,108) $  15.00 - $27.13
                                                                ----------
Balance at August 31, 1996....................................   5,190,458  $   3.92 - $27.13
                                                                ----------
                                                                ----------
Exercisable at August 31, 1996................................   2,470,758  $   3.92 - $15.00

Available for Future Grant at August 31, 1996.................   3,479,700

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On October 15, 1991, OrNda issued 1 million shares of $.01 par value Payable in Kind Cumulative Redeemable Convertible Preferred Stock (the "PIK Preferred"). The PIK Preferred has an aggregate liquidation value of $15 million and is entitled to dividends at the rate of 9% of the liquidation value thereof until October 31, 1999, 9.9% from November 1, 1999 through October 31, 2000, 10.8% from November 1, 2000 through October 31, 2001, and 15% thereafter. The Company issued additional shares of PIK Preferred as paid-in-kind dividends of 123,468 in fiscal 1994, 133,474 in fiscal 1995, and 33,234 in fiscal 1996.

    On November 7, 1995, the Company issued a notice of redemption to the holders of its PIK Preferred for $15 per share with a redemption date of December 8, 1995. In the fiscal quarter ended November 30, 1995, 1,355,519 shares of PIK Preferred were converted into 1,355,519 shares of the Company's common stock. On December 8, 1995, the remaining 7,416 shares of PIK Preferred were redeemed for $15 per share plus dividends of $0.16 per share accrued through the redemption date.

NOTE 8--OTHER

    Effective July 1, 1986, OrNda adopted the OrNda HealthCorp Savings and Investment Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution plan whereby employees who have completed one year of service in which they have worked a minimum of 1,000 hours and are age 21 or older are

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 8--OTHER (CONTINUED)
eligible to participate. Through December 31, 1994, the 401(k) Plan allowed eligible employees to make contributions of 2% to 7% of their annual compensation and employer contributions were made at a rate of 50% of the employee contributions up to a maximum of 3.5% of annual compensation. Effective January 1, 1995, through December 31, 1995, the 401(k) Plan was amended to allow eligible employees to make contributions of 2% to 15% of their annual compensation and employer contributions were made at a rate of 50% of the employee contributions up to a maximum of 1.5% of annual compensation. Effective January 1, 1996, the 401(k) Plan was amended such that employer contributions are now made in the Company's common stock at a rate of 50% of the employee contributions up to a maximum of 2.0% of annual compensation. Employer contributions vest 20% after three years of service and continue vesting at 20% per year until fully vested. The Company's matching expense for fiscal years 1994, 1995, and 1996 was approximately $3.2 million, $4.5 million, and $4.8 million, respectively.

    The carrying amounts and fair values of certain financial instruments, disclosed elsewhere, consisted of the following at August 31, 1996 (in thousands):

                                                                  CARRYING AMOUNT   FAIR VALUE
                                                                  ----------------  ----------
Long-Term Debt (see Note 6):
  Senior Credit Facilities......................................    $    692,250    $  692,250
  12.25% Senior Subordinated Notes due 2002.....................         400,000       430,500
  10.25% Senior Subordinated Notes due 2003.....................             511           511
  11.375% Senior Subordinated Notes due 2004....................         125,000       138,750
  Secured Debt--Other...........................................          71,919        71,919

    The carrying amounts of the Company's borrowings at August 31, 1996 approximate their fair value based on discounted cash flow analyses, using the Company's current incremental borrowing rates for similar types of borrowing arrangements or quoted market prices, if available, except that the fair value of the 12.25% Senior Subordinated Notes approximates 107.625% of par value and the fair value of the 11.375% Senior Subordinated Notes approximates 111.0% of par value based on recent bid/ask indications.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    The Company continually evaluates contingencies based upon the best available information. Final determination of amounts earned from certain third-party payors is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

    Broad provisions in the Medicare and Medicaid laws deal with fraud and abuse, false claims and physician self-referrals as well as similar provisions in many state laws. In recent years, government investigations of alleged violations of these laws have become common place in the health care industry. The Company is currently under civil investigation under the direction of the Civil Division of the Department of Justice concerning possible violations of Medicare rules and regulations. The investigation is primarily related to arrangements between physicians and the twelve hospitals which the Company acquired from Summit Health, Ltd. in 1994. The Company is fully cooperating with the government investigation and is voluntarily producing documents related to the investigation. Also, in an apparently unrelated matter, the government has requested and the Company has agreed to provide similar records from a single hospital outside the group acquired from Summit Health, Ltd. in 1994. Although no

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED) proceedings have been instituted, in the event that the Office of the Inspector General of the United States Department of Health and Human Services believes that any wrongdoing has occurred, civil and possibly criminal proceedings could be instituted. If any such proceedings were instituted and the outcome were unfavorable, the Company could be subject to fines, penalties and damages ("Monetary Payments") and also could be excluded from Medicare and other government reimbursement programs. The aggregate amount of the Monetary Payments and any such exclusion could have a material adverse effect on the Company's financial position or results of operations. The result of this investigation and its impact, if any, cannot be predicted or estimated at this time. Based on information currently available to it, management believes that if the investigation remains limited to relationships with physicians, remains civil in nature and, with the single exception noted above, relates to the practices of the hospitals of an acquired corporation, the final outcome of this investigation will not have a material adverse effect on the Company's financial position or results of operations.


    The Company is subject to various legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's financial position or results of operations.


NOTE 10--SUBSEQUENT EVENTS

    Effective September 1, 1996, the Company completed the acquisition of The Fallon Healthcare System's Saint Vincent Healthcare System, located in Worcester, Massachusetts, consisting of a 432-bed acute care teaching hospital, three skilled nursing facilities and other health related companies, and a minority interest in the 280-member multi-specialty group physician practice, The Fallon Clinic. The Company has committed to fund the construction, estimated at $225.0 million, of a new replacement hospital, known as Medical City.

    On October 8, 1996, the Company entered into a definitive agreement with United Western Medical Centers, a not-for-profit corporation headquartered in Santa Ana, California, to acquire substantially all of United's assets which consist primarily of Western Medical Center, a 288-bed acute care hospital in Santa Ana, California; Western Medical Center-Anaheim, a 193-bed acute care hospital in Anaheim, California; and Western Medical Center-Bartlett, a 202-bed skilled nursing facility in Santa Ana, California. United Western Medical Centers has approximately $185 million in annual net revenues in its most recent fiscal year. The closing of this transaction is subject to customary closing conditions, Board of Directors' approvals and review by the California Attorney General.

    On October 16, 1996, the Company entered into a definitive agreement to merge with Tenet Healthcare Corporation ("Tenet"). Under the terms of the definitive agreement, which was unanimously approved by the Board of Directors of both companies, shareholders of OrNda common stock would receive 1.35 shares of Tenet common stock and the associated preferred stock purchase rights for each share of OrNda common stock. The merger transaction will be tax-free and accounted for as a pooling of interests and is expected to close in March 1997. Consummation of the merger is subject to a number of conditions, including shareholder approval of both companies. The merger is also subject to the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, local regulatory approvals, and confirmation that the transaction qualifies as a pooling-of-interests for accounting purposes and as a tax-free reorganization under the Internal Revenue Code.

    As of November 13, 1996, the Company is in discussion with its current syndicate of banks to increase its credit facility to $1.2 billion, an amount sufficient to cover the Company's pending acquisitions.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                AUGUST 31, 1996

NOTE 11--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial information for the years ended August 31, 1995 and 1996 is summarized below (in thousands, except per share data):

                                                                                  QUARTER ENDED
                                                                -------------------------------------------------
                                                                NOVEMBER 30   FEBRUARY 28    MAY 31    AUGUST 31
                                                                ------------  -----------  ----------  ----------
1995
Total revenue.................................................   $  418,021    $ 442,725   $  497,890  $  484,065
Income before income taxes and extraordinary item.............   $   16,104    $  22,571   $   28,837  $   19,572
Net income....................................................   $   13,350    $  19,919   $   22,091  $   15,952
Net income per common and common equivalent share.............   $     0.29    $    0.43   $     0.47  $     0.34
Net income per common share assuming full dilution............   $     0.29    $    0.43   $     0.47  $     0.33

1996
Total revenue.................................................   $  493,565    $ 542,888   $  557,866  $  552,913
Income before income taxes....................................   $   25,869    $  37,782   $   40,123  $   31,339
Net income....................................................   $   19,919    $  27,455   $   29,290  $   23,207
Net income per common and common equivalent share.............   $     0.40    $    0.46   $     0.49  $     0.39
Net income per common share assuming full dilution............   $     0.39    $    0.46   $     0.49  $     0.39

                       ORNDA HEALTHCORP AND SUBSIDIARIES



                       CONSOLIDATED STATEMENTS OF INCOME



                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                              THREE MONTHS ENDED
                                                                                                 NOVEMBER 30,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------
Total Revenue.............................................................................  $  493,565  $  637,091
Costs and Expenses:
  Salaries and benefits...................................................................     210,365     291,799
  Supplies................................................................................      64,890      87,884
  Purchased services......................................................................      52,219      56,971
  Provision for doubtful accounts.........................................................      33,207      32,711
  Other operating expenses................................................................      59,953      66,552
  Depreciation and amortization...........................................................      23,461      31,704
  Interest expense........................................................................      27,186      30,558
  Interest income.........................................................................      (1,154)     (1,179)
  Minority interest.......................................................................       1,353       2,335
                                                                                            ----------  ----------
                                                                                                22,085      37,756
Income from investments in Houston
  Northwest Medical Center................................................................       3,784      --
                                                                                            ----------  ----------
Income before income tax expense..........................................................      25,869      37,756
Income tax expense........................................................................       5,950      11,327
                                                                                            ----------  ----------
Net income................................................................................      19,919      26,429
Preferred stock dividend requirements.....................................................        (332)     --
                                                                                            ----------  ----------
Net income applicable to common shares....................................................  $   19,587  $   26,429
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net income per common and common equivalent share.........................................  $     0.40  $     0.44
Net income per common share assuming full dilution........................................  $     0.39  $     0.44
Weighted average common and dilutive common equivalent shares outstanding.................      49,519      60,509
Weighted average common shares outstanding assuming full dilution.........................      50,763      60,617

                       ORNDA HEALTHCORP AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                  (UNAUDITED)



                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS



                                                                                        AUGUST 31,   NOVEMBER 30,
                                                                                           1996          1996
                                                                                       ------------  ------------
Current Assets:
  Cash and cash equivalents..........................................................  $     17,435   $   10,506
  Patient accounts receivable, net of allowance for uncollectible accounts of $78,447
    at August 31, 1996 and $77,747 at November 30, 1996..............................       379,874      415,640
  Supplies, at cost..................................................................        42,168       44,982
  Other..............................................................................        86,338       88,102
                                                                                       ------------  ------------
    Total Current Assets.............................................................       525,815      559,230
Property, Plant and Equipment, at cost:
  Land...............................................................................       152,449      153,422
  Buildings and improvements.........................................................     1,062,953    1,110,272
  Equipment and fixtures.............................................................       490,498      510,402
                                                                                       ------------  ------------
                                                                                          1,705,900    1,774,096
  Less accumulated depreciation and amortization.....................................       370,707      394,857
                                                                                       ------------  ------------
                                                                                          1,335,193    1,379,239
Excess of Purchase Price Over Net Assets Acquired, net of accumulated amortization...       497,806      501,716
Other Assets.........................................................................       107,714      172,057
                                                                                       ------------  ------------
                                                                                       $  2,466,528   $2,612,242
                                                                                       ------------  ------------
                                       LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities:
  Accounts payable...................................................................  $    168,403   $  155,688
  Accrued expenses and other liabilities.............................................       209,525      228,562
  Current maturities of long-term debt...............................................        59,750       36,864
                                                                                       ------------  ------------
    Total Current Liabilities........................................................       437,678      421,114
Long-term Debt.......................................................................     1,229,930    1,334,861
Other Liabilities....................................................................       158,503      182,038
Shareholders Equity:
  Common stock, $.01 par value authorized 200,000,000 shares, issued and outstanding
    58,250,996 shares at August 31, 1996 and 58,432,525 shares at November 30,
    1996.............................................................................           583          584
  Additional paid-in capital.........................................................       633,983      641,365
                                                                                       ------------  ------------
  Retained earnings..................................................................         5,851       32,280
                                                                                       ------------  ------------
                                                                                            640,417      674,229
                                                                                       ------------  ------------
                                                                                       $  2,466,528   $2,612,242
                                                                                       ------------  ------------

                       ORNDA HEALTHCORP AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                  (UNAUDITED)



                                 (IN THOUSANDS)



                                                                               THREE MONTHS       THREE MONTHS
                                                                              ENDED NOVEMBER     ENDED NOVEMBER
                                                                                 30, 1995           30, 1996
                                                                             -----------------  -----------------
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income.................................................................      $  19,919          $  26,429
  Adjustments to reconcile net income to net cash provided by operating activities:
    Non-cash portion of income from investments in Houston Northwest
      Medical Center.......................................................         (3,160)            --
    Depreciation and amortization..........................................         23,461             31,704
    Provision for doubtful accounts........................................         33,207             32,711
    Changes in assets and liabilities net of effects from acquisitions and dispositions of hospitals:
      Patient accounts receivable..........................................        (45,946)           (46,908)
      Other current assets.................................................        (10,040)             9,404
      Other assets.........................................................            457                376
      Accounts payable, accrued expenses and other current liabilities.....        (53,739)           (22,758)
      Other liabilities....................................................         11,702              1,342
    Proceeds from sales of trading investment security.....................         19,115             --
                                                                                  --------           --------
    Net cash provided by (used in) operating activities....................         (5,024)            32,300
                                                                                  --------           --------
CASH FLOW USED IN INVESTING ACTIVITIES:
    Acquisitions of hospitals and related assets...........................        (29,825)           (81,973)
    Capital expenditures...................................................        (14,096)           (26,147)
    Issuance of notes receivable...........................................         (7,606)            (1,578)
    Payments received on long-term notes and other receivables.............          3,297              1,123
Other investing activities.................................................          1,545             (2,269)
                                                                                  --------           --------
    Net cash used in investing activities                                          (46,685)          (110,844)
                                                                                  --------           --------
CASH FLOW PROVIDED BY FINANCING ACTIVITIES:
    Proceeds from issuance of common stock.................................        193,011              3,046
    Principal payments on long-term debt borrowings........................        (37,636)           (72,706)
    Proceeds received on long-term debt borrowings.........................         15,003            145,000
    Financing costs incurred in connection with long-term borrowings.......         (3,744)            (2,045)
    Other..................................................................            (72)            (1,680)
                                                                                  --------           --------
    Net cash provided by financing activities..............................        166,562             71,615
                                                                                  --------           --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................        114,853             (6,929)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............................          4,963             17,435
                                                                                  --------           --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................................      $ 119,816          $  10,506
                                                                                  --------           --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest (net of amount capitalized)...................................      $  36,362          $  38,694
    Income taxes...........................................................         21,793             11,922
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Preferred stock dividends................................................            332                 --
  Capital lease obligations incurred.......................................             --                 69
  Exchange of minority ownership in hospitals for minority interest
    ownership in physician practices.......................................          9,400             --

                       ORNDA HEALTHCORP AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)



                               NOVEMBER 30, 1996



NOTE 1 - REPORTING ENTITY



    OrNda HealthCorp ("Company"), which is incorporated in the State of Delaware, is a provider of health care services through the operation of general acute care hospitals located primarily in the southern and western United States. Of the 49 general acute care hospitals and one psychiatric hospital operated by the Company at November 30, 1996, 19 hospitals are located in California of which 16 hospitals are located in the southern California area. In addition, 4 hospitals are located in southern Florida and 6 hospitals are located in Arizona. The concentration of hospitals in California, southern Florida and Arizona increases the risk that any adverse economic, regulatory or other developments that may occur in such areas may adversely affect the Company's operations or financial condition.



NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES



    BASIS OF PRESENTATION. The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. Certain prior year amounts have been reclassified to conform to the current year presentation. Operating results for the three months ended November 30, 1996, are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended August 31, 1996.



    EARNINGS PER SHARE. Earnings per common and common equivalent share is based on the Company's weighted average number of shares of common stock outstanding during the period adjusted to give effect to dilutive stock options and warrants using the treasury stock method. The dilutive effect of stock options and warrants was 1.4 million and 2.1 million equivalent shares for the three months ended November 30, 1995 and 1996, respectively. Earnings per common share assuming full dilution for the three months ended November 30, 1995, assumes the conversion of the Company's redeemable convertible preferred stock into common shares.



    ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Effective September 1, 1996, the Company adopted Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," (SFAS No. 121). The effect of adoption was not material to the Company's operations or financial condition.



NOTE 3 - LONG-TERM DEBT



    On November 26, 1996, the Company executed an amendment to its credit agreement (the "Credit Facility") which increased the borrowing capacity under the revolving commitment from $440.0 million to $773.8 million bringing the total credit facility to $1.2 billion. As of November 30, 1996, $767.3 million was outstanding under the Credit Facility, and commitment availability had been reduced by $25.3 million as a result of issued letters of credit. The amendment also postponed the next three quarterly principal payments of the term loan facility. The Credit Facility still matures on October 30, 2001.



    Loans under the Credit Facility bear interest, at the option of the Company, at a rate equal to either (i) the "alternate base rate" or (ii) LIBOR plus 1.0%, in each case subject to potential decreases or increases dependent on the Company's leverage ratio. Interest is payable quarterly if a rate based on the

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                  (UNAUDITED)



                               NOVEMBER 30, 1996



NOTE 3 - LONG-TERM DEBT (CONTINUED)


alternate base rate is elected or at the end of the LIBOR period (but in any event not to exceed 90 days) if a rate based on LIBOR is elected. The weighted average interest rate on the Company's borrowings under the Senior Credit Facilities at November 30, 1996, was 6.4%.



    In certain circumstances, the Company is required to make principal prepayments on the Credit Facility, including the receipt of proceeds from the issuance of additional subordinated indebtedness, certain asset sale proceeds not used to acquire additional assets within a specified period, and 50% of the proceeds in excess of $50 million from the issuance of additional equity not used to acquire additional assets, fund capital expenditures or repay subordinated debt within one year. The Company may prepay at any time all or part of the outstanding Credit Facility without penalty.



    The Credit Facility limits, under certain circumstances, the Company's ability to incur additional indebtedness, sell material assets, acquire the capital stock or assets of another business, or pay dividends. The Credit Facility also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the Credit Facility is secured by a perfected, first priority security interest in the stock of all existing and future subsidiaries of the Company, intercompany notes of indebtedness, majority-owned partnerships and certain specified investments.



NOTE 4 - INCOME TAXES



    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.
109). Under SFAS No. 109, an asset and liability approach for financial accounting and reporting for income taxes is required.



    The 1994 merger with AHM caused an "ownership change" within the meaning of
Section 382(g) of the Internal Revenue Code for both OrNda and AHM. Consequently, allowable federal deductions relating to NOL's of OrNda and AHM arising in periods prior to the AHM Merger are thereafter subject to annual limitations of approximately $19 million and $16 million for OrNda and AHM, respectively. In addition, approximately $55 million of the NOL's are subject to an annual limitation of approximately $3 million due to prior "ownership changes" of OrNda. The annual limitations may be increased in order to offset certain built-in gains which are recognized during the five year period following an ownership change. In addition, the NOL's from pre-merger tax years of AHM may only be applied against the prospective taxable income of the AHM entities. The limitations described above are not currently expected to significantly affect the ability of the Company to ultimately recognize the benefit of these NOL's in future years.



    The Company's federal income tax returns are not presently under audit by the Internal Revenue Service (the "IRS"), except in respect to Summit as disclosed below. Furthermore, the Company's federal income tax returns for taxable years through August 31, 1991 are no longer subject to IRS audit, except for net operating loss and credit carry forwards for income tax purposes from prior years which may be subject to IRS audit as net operating loss and credit carry forwards are utilized in subsequent tax years. Also, Summit Health has extended the statute of limitations for fiscal years 1987 to 1992 through March 31, 1997.



    In recent years the IRS was examining the federal income tax returns for fiscal years 1984, 1985 and 1986 of Summit Health, which became a wholly-owned subsidiary of the Company in April 1994 and merged into the Company in September 1994. Summit Health received a revenue agent's report from the IRS with proposed adjustments for the years 1984 through 1986 aggregating as of August 31, 1996

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                  (UNAUDITED)



                               NOVEMBER 30, 1996



NOTE 4 - INCOME TAXES (CONTINUED)


approximately $16.6 million of income tax, $66.4 million of interest on the tax, $43.9 million of penalties and $25.6 million of interest on the penalties. After receiving the revenue agent's report, Summit Health filed a protest contesting the proposed adjustments. On October 28, 1996, the Company entered into a Closing Agreement on Final Determination with the IRS for the above audit period, by agreeing and paying additional tax of $647,000 and interest of $888,000 to close the audit of Summit Health for the fiscal years 1984 through 1986.



NOTE 5 - ACQUISITIONS



    Effective September 1, 1996, the Company completed the acquisition of The Fallon Healthcare System's Saint Vincent Healthcare System, located in Worcester, Massachusetts ("St. Vincent's"), consisting of a 432-bed acute care teaching hospital, three skilled nursing facilities and other health related companies, and a minority interest in the 280-member multi-specialty group physician practice, The Fallon Clinic. The Company has committed to fund the construction, estimated at $225.0 million, of a new replacement hospital, known as Medical City.



    On December 23, 1996, the Company completed its acquisition of substantially all of the assets of United Western Medical Centers, a not-for-profit corporation headquartered in Santa Ana, California ("UWMC"), which consists primarily of Western Medical Center, a 288-bed acute care hospital in Santa Ana, California; Western Medical Center-Anaheim, a 193-bed acute care hospital in Anaheim, California; and Western Medical Center-Bartlett, a 202-bed skilled nursing facility in Santa Ana, California. UWMC has approximately $185 million in annual net revenues in its most recent fiscal year.



    The following proforma information reflects the fiscal 1996 acquisitions, the St. Vincent's and UWMC acquisitions and the November 1995 offering of common stock as if they occurred on September 1, 1995 and 1996 (in thousands, except per share data):



                                                                                     1995        1996
Total revenue...................................................................  $  677,766  $  683,165
Net income......................................................................      21,106      26,460
Net income applicable to common shares..........................................      20,774      26,460
Net income per common share.....................................................  $     0.36  $     0.44



NOTE 6 - PROPOSED MERGER WITH TENET



    On October 16, 1996, the Company entered into a definitive agreement to merge with Tenet Healthcare Corporation ("Tenet"). Under the terms of the definitive agreement, which was unanimously approved by the Board of Directors of both companies, shareholders of OrNda common stock would receive 1.35 shares of Tenet common stock and the associated preferred stock purchase rights for each share of OrNda common stock. The merger transaction will be tax-free and accounted for as a pooling of interests and is expected to close in January 1997 pending receipt of shareholder and government approvals. Both OrNda and Tenet have announced special shareholder meetings for January 28, 1997, for shareholder approval of the proposed merger.



NOTE 7 - COMMITMENTS AND CONTINGENCIES



    The Company continually evaluates contingencies based upon the best available information. Final determination of amounts earned from certain third-party payors is subject to review by appropriate

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                  (UNAUDITED)



                               NOVEMBER 30, 1996



NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)


governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.



    Broad provisions in the Medicare and Medicaid laws deal with fraud and abuse, false claims and physician self-referrals as well as similar provisions in many state laws. In recent years, government investigations of alleged violations of these laws have become common place in the health care industry.



    In February 1996, the Company's Midway Hospital Medical Center ("Midway") in Los Angeles, California, which was acquired when the Company acquired Summit Health Ltd. ("Summit Health") in April 1994, received an investigative subpoena from the Office of the Inspector General of the United States Department of Health and Human Services (the "OIG"). The subpoena states that it was issued in connection with an investigation being conducted by the OIG concerning possible violations of Medicare rules and regulations (the "OIG Investigation"). The Company believes that the basis for the investigative subpoena from the OIG that was served on Midway was a civil qui tam action that had been filed in July 1995 against Midway Hospital Medical Center, Inc. (a subsidiary of the Company which owns Midway), Summit Health and the Company in the United States District Court for the Central District of California (the "California Action"). The California Action originally was filed under a court-ordered seal that prohibited the Company from disclosing the action prior to this time.



    The California Action alleges, among other things, that there were violations of the federal False Claims Act and the federal fraud and abuse and anti-kickback provisions of the Medicare and Medicaid laws in connection with certain of Midway's compensation arrangements with its physicians. The California Action alleges that as a result of this allegedly wrongful conduct, the United States is entitled to monetary damages and penalties. The California Action also alleges in a second cause of action violations of the fraud and abuse, medical staff and wrongful discharge laws of the State of California and claims as a result of such wrongful conduct compensatory as well as punitive damages.



    The OIG has expanded the California Action, which initially related to only one of OrNda's hospitals (Midway, which was acquired by the Company from Summit Health), and the OIG Investigation to 11 other former Summit Health hospitals owned by the Company. In an apparently unrelated matter, the government has requested and the Company has provided records from a single hospital outside the group acquired from Summit Health. The Company is fully cooperating with the OIG. The Company and its outside counsel have held numerous meetings with government attorneys with respect to this matter and, as a result, the Company believes that the OIG Investigation continues to be a civil investigation focused primarily on arrangements between physicians and the hospitals that may violate Medicare rules and regulations and not on the hospitals' Medicare or Medicaid billing practices. If the outcome of the California Action or OIG Investigation were unfavorable, the Company could be subject to fines, penalties and damages ("Monetary Payments") and also could be excluded from Medicare and other government reimbursement programs, which Monetary Payments or exclusion could have a material adverse effect on the Company's financial condition or results of operations. The result of the California Action, the OIG Investigation and their impact, if any, cannot be predicted or estimated at this time. Based on information currently available to the Company, however, management of the Company believes that if the California Action and the OIG Investigation remain primarily limited to physician arrangements, remain civil in nature and, with the exception of only one of the hospitals, relate only to the practices of the former Summit Health hospitals, the final outcome of the California Action and the OIG Investigation will not have a material adverse effect on the Company's financial condition or results of operations.

                       ORNDA HEALTHCORP AND SUBSIDIARIES

                                  (UNAUDITED)



                               NOVEMBER 30, 1996



NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)


    The Company is not aware of any additional litigation or investigations concerning the matters described in the three paragraphs immediately above. There can be no assurance, however, that in the event any such additional litigation or investigation is instituted and there is an unfavorable outcome, such result would not have a material adverse effect on the Company's financial condition or results of operations.



    The Company is subject to various legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's financial condition or results of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES OFFERED HEREBY OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
Available Information.....................................................    2
Incorporation of Certain Documents
  by Reference............................................................    2
Prospectus Summary........................................................    4
Risk Factors..............................................................   11
Related Transactions......................................................   19
Use of Proceeds...........................................................   21
Historical and Pro Forma Capitalization...................................   22
Pro Forma Financial Information...........................................   23
Selected Operating Statistics.............................................   33
Selected Historical Financial Information
  of Tenet................................................................   34
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations of Tenet..........................................   36
Selected Historical Financial
  Information of OrNda....................................................   47
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations of OrNda.....................................................   49
Business..................................................................   57
Management................................................................   77
Description of Notes......................................................   80
Description of the New Credit Facility....................................  102
Underwriting..............................................................  103
Legal Matters.............................................................  104
Experts...................................................................  104
Index to Financial Statements.............................................  F-1



                                       GH



                                TENET HEALTHCARE
                                  CORPORATION
                                  $200,000,000
                              % SENIOR NOTES DUE 2003



                                  $600,000,000
                              % SENIOR NOTES DUE 2005


                                  $500,000,000
                                      % SENIOR
                          SUBORDINATED NOTES DUE 2007

                                  ------------

                                   PROSPECTUS
                                ---------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION


                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                               SMITH BARNEY INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee and the NASD filing fee. The Company will bear all of such expenses.

SEC registration fee............................................  $ 393,939
NASD filing fee.................................................     30,500
Rating Agency Fee...............................................    100,000
Blue sky fees and expenses......................................     25,000
Printing and engraving expenses.................................    330,000
Legal fees and expenses.........................................  1,250,000
Accounting fees and expenses....................................    150,000
Trustee fees....................................................     10,000
Miscellaneous...................................................    110,561
                                                                  ---------
    Total.......................................................  $2,400,000
                                                                  ---------
                                                                  ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada General Corporation Law ("Nevada Law") provides generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 78.751 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

    Article IX of the Restated By-Laws, as amended, of the Registrant provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada Law. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Nevada Law or the Restated Articles of Incorporation, as amended, of the Registrant. Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Registrant's Restated Articles of Incorporation, as amended.

    Section 78.037 of the Nevada Law provides that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct or a knowing violation of law, or
(ii) under Section 78.300 of the Nevada Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock).
Article X of the Restated Articles of Incorporation contains a provision eliminating the liability of directors and officers to the extent permitted under Section 78.037 of Nevada law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

    (a) Exhibits


 EXHIBIT
 NUMBER    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------

   1.1**   Form of Underwriting Agreement between Tenet Healthcare Corporation (formerly known as National
            Medical Enterprises, Inc., the "Company") and the Underwriters

   2.1     Agreement and Plan of Merger, dated as of October 16, 1996 (the "Merger Agreement"), by and among the Company, OHC Acquisition Co. ("Merger Sub") and OrNda HealthCorp ("OrNda") (Incorporated by
            reference to Exhibit 1 to the Company's Current Report on Form 8-K dated October 17, 1996)

   2.2     Amendment No. 1 to the Merger Agreement, by and among the Company, Merger Sub and OrNda

   4.1     Form of Indenture between the Company and The Bank of New York, as Trustee, relating to the Senior
            Notes due 2005 (including the form of certificate representing the Senior Notes due 2005)

   4.2     Form of Indenture between the Company and The Bank of New York, as Trustee, relating to the Senior
            Subordinated Notes due 2007 (including the form of certificate representing the Senior
            Subordinated Notes due 2007)

   4.3     Form of Indenture between the Company and The Bank of New York, as Trustee, relating to the Senior
            Notes due 2003 (including the form of certificate representing the Senior Notes due 2003)

   4.4     Indenture, dated as of March 1, 1991, between the Company and The Bank of New York, as Trustee, relating to Tenet's Medium Term Notes (Incorporated by reference to Exhibit 4(a) to the Company's
            Annual Report on Form 10-K dated August 26, 1996 for the fiscal year ended May 31, 1996)

   4.5     Indenture, dated as of March 1, 1995, between the Company and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4(a) to the
            Company's Quarterly Report on Form 10-Q dated April 14, 1995, for the fiscal quarter ended
            February 28, 1995)

   4.6     Indenture, dated as of March 1, 1995, between the Company and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(b)
            to the Company's Quarterly Report on Form 10-Q dated April 14, 1995, for the fiscal quarter ended
            February 28, 1995)

   4.7     Indenture, dated as of October 16, 1995, between the Company and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(d) to the
            Company's Annual Report on Form 10-K dated August 26, 1996, for the fiscal year ended May 31,
            1996)

 EXHIBIT
 NUMBER    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------

   4.8     Indenture, dated as of January 10, 1996, between the Company and The Bank of New York, as Trustee, relating to 6% Exchangeable Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(a)
            to the Company's Quarterly Report on Form 10-Q dated January 15, 1996, for the fiscal quarter ended November 30, 1995)

   4.9     Escrow Agreement, dated as of January 10, 1996, among the Company, NME Properties, Inc., NME
            Property Holding Co., Inc. and The Bank of New York, as Escrow Agent (Incorporated by reference to
            Exhibit 4(b) to the Company's Quarterly Report on Form 10-Q, dated as of January 15, 1996, for the fiscal quarter ended November 30, 1995)

   5.1     Opinion of Scott M. Brown, Senior Vice President, Secretary and General Counsel of the Company

  12.1     Statement Re: Computation of Ratio of Earnings to Fixed Charges

  12.2     Statement Re: Computation of Pro Forma Ratio of Earnings to Fixed Charges

  23.1     Consent of Scott M. Brown, Esq. (included in the opinion filed as Exhibit 5.1)

  23.2     Consent of KPMG Peat Marwick LLP

  23.3     Consent of Ernst & Young LLP

  24.1*    Power of Attorney

  25.1     Statement of Eligibility of The Bank of New York, as Trustee with respect to the Notes


------------------------


 *  Previously filed.



**  To be filed by amendment.


ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Nevada Law, the Restated Articles of Incorporation, and the Restated Bylaws, as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California on January 13, 1997.


                                TENET HEALTHCARE CORPORATION

                                By:              /s/ SCOTT M. BROWN
                                     -----------------------------------------
                                                   Scott M. Brown
                                               Senior Vice President


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Executive Vice President
      /s/ TREVOR FETTER*          and Chief Financial
------------------------------    Officer (Principal         January 13, 1997
        Trevor Fetter             Financial Officer)

      /s/ SCOTT M. BROWN
------------------------------  Senior Vice President        January 13, 1997
        Scott M. Brown

                                Senior Vice President and
  /s/ RAYMOND L. MATHIASEN*       Chief Accounting Officer
------------------------------    (Principal Accounting      January 13, 1997
     Raymond L. Mathiasen         Officer)

                                Chairman of the Board of
   /s/ JEFFREY C. BARBAKOW*       Directors and Chief
------------------------------    Executive Officer          January 13, 1997
     Jeffrey C. Barbakow          (Principal Executive
                                  Officer)

  /s/ MICHAEL H. FOCHT, SR.*
------------------------------  President, Chief Operating   January 13, 1997
    Michael H. Focht, Sr.         Officer and Director

   /s/ BERNICE B. BRATTER*
------------------------------  Director                     January 13, 1997
      Bernice B. Bratter

    /s/ MAURICE J. DEWALD*
------------------------------  Director                     January 13, 1997
      Maurice J. DeWald

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ PETER DE WETTER*
------------------------------  Director                     January 13, 1997
       Peter de Wetter

   /s/ EDWARD EGBERT, M.D.*
------------------------------  Director                     January 13, 1997
     Edward Egbert, M.D.

     /s/ RAYMOND A. HAY*
------------------------------  Director                     January 13, 1997
        Raymond A. Hay

     /s/ LESTER B. KORN*
------------------------------  Director                     January 13, 1997
        Lester B. Korn

   /s/ JAMES P. LIVINGSTON*
------------------------------  Director                     January 13, 1997
     James P. Livingston

------------------------------  Director
      Thomas J. Pritzker

  /s/ RICHARD S. SCHWEIKER*
------------------------------  Director                     January 13, 1997
     Richard S. Schweiker



            /s/ SCOTT M. BROWN
      ------------------------------
              Scott M. Brown                                                       January 13, 1997
  *By:       Attorney-in-Fact